UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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TNS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Dear Stockholder:

        You are cordially invited to attend a special meeting of stockholders of TNS, Inc., a Delaware corporation (the "Company," "we," "us" or "our"), to be held on February 15, 2013 at 9:00 a.m. Eastern time, at the Sheraton Reston Hotel located at 11810 Sunrise Valley Drive, Reston, Virginia 20191.

        On December 11, 2012 the Company entered into an Agreement and Plan of Merger (the "merger agreement") with Trident Private Holdings I, LLC, a Delaware limited liability company ("Parent"), and Trident Private Acquisition Corp., a Delaware corporation and an indirect wholly owned subsidiary of Parent ("Merger Sub"), providing for the merger of Merger Sub with and into the Company (the "merger"), with the Company surviving the merger as an indirect wholly owned subsidiary of Parent. Parent and Merger Sub are affiliates of Siris Capital Group, LLC. At the special meeting, we will ask you to consider and vote on a proposal to adopt the merger agreement, as such agreement may be amended from time to time.

        If the merger is completed, you will be entitled to receive $21.00 in cash, without interest and subject to deduction for any required withholding taxes, for each share of our common stock owned by you (unless you have properly exercised your appraisal rights with respect to such shares), which represents a premium of approximately 44% over the closing price of our common stock on December 10, 2012, the last trading day prior to the public announcement of the execution of the merger agreement, and 47% over the volume weighted average share price of our common stock during the 30 days ended December 10, 2012.

        A special committee of our board of directors, consisting entirely of independent and disinterested directors, reviewed and considered the terms and conditions of the merger agreement and the transactions contemplated by the merger agreement, including the merger. This special committee unanimously recommended that the board of directors approve and declare the advisability of the merger agreement and the transactions contemplated by the merger agreement, including the merger, and recommended that our stockholders adopt the merger agreement. The special committee made its recommendations after consultation with its independent legal and financial advisors and consideration of a number of factors as more fully described in the accompanying proxy statement. Our board of directors, after careful consideration and acting on the unanimous recommendation of the special committee, deemed it advisable and in the best interests of the Company and our stockholders that the Company enter into the merger agreement and recommended that our stockholders adopt the merger agreement at the special meeting. Our board of directors recommends that you vote "FOR" approval of the proposal to adopt the merger agreement.

        Approval of the proposal to adopt the merger agreement requires the affirmative vote of a majority of the outstanding shares of our common stock entitled to vote thereon.

        Your vote is very important. Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or submit your proxy by telephone or the Internet, following the instructions on the enclosed proxy card. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. The failure to vote your shares of our common stock will have the same effect as a vote "AGAINST" approval of the proposal to adopt the merger agreement.

        If your shares of our common stock are held in "street name" by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares of our common stock without instructions from you. You should instruct your bank, brokerage firm or other nominee to vote your shares of our common stock in accordance with the procedures provided by your bank, brokerage firm or other nominee. The failure to instruct your bank, brokerage firm or other nominee to vote your shares of our common stock "FOR" approval of the proposal to adopt the merger agreement will have the same effect as voting "AGAINST" the proposal to adopt the merger agreement.

        The accompanying proxy statement provides you with detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement and its annexes, including the merger agreement, carefully. You may also obtain additional information about the Company from documents we have filed with the Securities and Exchange Commission.

        If you have any questions or need assistance voting your shares of our common stock, please contact Alliance Advisors, LLC, our proxy solicitor, by calling (877) 777-4575, or emailing tns@allianceadvisorsllc.com.

        Thank you in advance for your cooperation and continued support.

Sincerely,
Henry H. Graham, Jr. Chief Executive Officer

        The proxy statement is dated January 11, 2013, and is first being mailed, with the form of proxy, to our stockholders on or about January 16, 2013.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE PROPOSED MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

TNS, Inc.
11480 Commerce Park Drive, Suite 600
Reston, Virginia 20191
(703) 453-8300

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
FEBRUARY 15, 2013

DATE:	February 15, 2013
TIME:	9:00 a.m. Eastern time
PLACE:	Sheraton Reston Hotel, 11810 Sunrise Valley Drive, Reston, Virginia 20191
ITEMS OF BUSINESS:	1.

To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of December 11, 2012, among Trident Private Holdings I, LLC, a Delaware limited liability company ("Parent"), Trident Private Acquisition Corp., a Delaware corporation and an indirect wholly owned subsidiary of Parent ("Merger Sub"), and TNS, Inc. (the "Company," "we," "us" or "our"), as it may be amended from time to time (the "merger agreement"), providing for the merger of Merger Sub with and into the Company (the "merger"). A copy of the merger agreement is attached as Annex A to the accompanying proxy statement.

2.

To consider and vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or if a quorum is not present at the special meeting.

	3.	To consider and vote on a proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company's named executive officers in connection with the merger.
4.

To transact any other business that may properly come before the special meeting, or any adjournment or postponement of the special meeting, by or at the direction of the board of directors of the Company.

RECORD DATE:

Only stockholders of record at the close of business on January 11, 2013 are entitled to notice of, and to vote at, the special meeting. All stockholders of record are cordially invited to attend the special meeting in person.

PROXY VOTING:

Your vote is very important, regardless of the number of shares of Company common stock you own. The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of a majority of the outstanding shares of Company common stock entitled to vote thereon. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or submit your proxy by telephone or the Internet prior to the special meeting to ensure that your shares of Company common stock will be represented at the special meeting if you are unable to attend. If you do not attend the special meeting and fail to return your proxy card or fail to submit your proxy by phone or the Internet, your shares of Company common stock will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote "AGAINST" the proposal to adopt the merger agreement.

If you are a stockholder of record, voting in person at the special meeting will revoke any proxy previously submitted.

If you hold your shares of Company common stock through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee, which is considered the stockholder of record, in order to vote. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the special meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the special meeting unless you request and obtain a valid proxy from your broker or other agent.

RECOMMENDATION:

The Company's board of directors has unanimously determined that it is in the best interests of the Company's stockholders to enter into the merger agreement and has unanimously approved and declared advisable the merger agreement. The Company's board of directors made its determination after careful consideration and acting on the unanimous recommendation of a special committee of the Company's board of directors consisting entirely of independent and disinterested directors. The Company's board of directors recommends that you vote "FOR" the proposal to adopt the merger agreement, "FOR" the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, and "FOR" approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company's named executive officers in connection with the merger.

ATTENDANCE; STOCKHOLDER LIST:

Only stockholders of record or their duly authorized proxies have the right to attend the special meeting. To gain admittance, you must present valid photo identification, such as a driver's license or passport. If your shares of Company common stock are held through a bank, brokerage firm or other nominee, please bring to the special meeting a copy of your brokerage statement evidencing your beneficial ownership of Company common stock and valid photo identification. If you are the representative of a corporate or institutional stockholder, you must present valid photo identification along with proof that you are the representative of such stockholder. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting. A list of our stockholders will be available at our principal executive offices at 11480 Commerce Park Drive, Suite 600, Reston, Virginia, during ordinary business hours for ten days prior to the special meeting and kept at the time and place of the meeting during the entire meeting and may be examined by any stockholder who is present.

APPRAISAL:

Stockholders of the Company who do not vote in favor of the proposal to adopt the merger agreement will have the right to seek appraisal of the fair value of their shares of Company common stock if they deliver a written demand for appraisal before the vote is taken on the merger agreement and comply with all the applicable requirements of Delaware law, which are summarized herein and reproduced in their entirety in Annex C to the accompanying proxy statement.

        WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET.

By Order of the board of directors,
James T. McLaughlin
Executive Vice President, General Counsel and Secretary

Dated: January 11, 2013

i

ii

SUMMARY

        The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to, and incorporated by reference, in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under "Where You Can Find More Information" beginning on page 106.

Parties to the Merger (Page 22)

        TNS, Inc. (the "Company," "we," "us" or "our") is a Delaware corporation headquartered in Reston, Virginia, and is a leading global provider of data communications and interoperability solutions. The Company offers a broad range of networks and innovative value-added services which enable transactions and the exchange of information in diverse industries such as retail, banking, payment processing, telecommunications and the financial markets. Founded in 1990 in the United States, the Company has grown steadily and now provides services in over 60 countries across the Americas, Europe and the Asia Pacific region, with its reach extending to many more. The Company has designed and implemented multiple data networks which support a variety of widely accepted communications protocols and are designed to be scalable and accessible by multiple methods.

        Trident Private Holdings I, LLC ("Parent") is a Delaware limited liability company that was formed by Siris Capital Group, LLC ("Siris") solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and related financing transactions. Siris is a private equity firm focused on complex, control equity investments in the telecom, technology and technology-enabled business service sectors. Parent has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement and the related financing transactions. Parent has secured committed financing, consisting of a combination of equity and debt financing, from a group of investors for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement. See "Financing of the Merger" beginning on page 59. Trident Private Holdings II, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent ("Holdings") formed solely for the purpose of transactions contemplated by the merger agreement and related financing transactions, will own all of our outstanding shares of common stock following the merger.

        Trident Private Acquisition Corp. ("Merger Sub") is a Delaware corporation and a wholly owned subsidiary of Holdings that was formed solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and the related financing transactions. Merger Sub has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement and the related financing transactions. Upon completion of the merger, Merger Sub will be merged with and into the Company and cease to exist.

        In this proxy statement, we refer to the Agreement and Plan of Merger, dated as of December 11, 2012, as it may be amended from time to time, among the Company, Parent and Merger Sub, as the "merger agreement," and the merger of Merger Sub with and into the Company, as the "merger."

The Special Meeting (Page 23)

  Date, Time, Place and Purpose of the Special Meeting (Page 23)

        The special meeting will be held on February 15, 2013, starting at 9:00 a.m. Eastern time, at the Sheraton Reston Hotel located at 11810 Sunrise Valley Drive, Reston, Virginia 20191.

        At the special meeting, holders of our common stock, par value $0.001 per share (our "common stock"), will be asked (1) to approve the proposal to adopt the merger agreement, (2) to approve the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or if a quorum is not present at the special meeting, (3) to approve the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company's named executive officers in connection with the merger, and (4) to transact any other business that may properly come before the special meeting, or any adjournment or postponement of the special meeting, by or at the direction of the board of directors of the Company.

  Record Date and Quorum (Page 23)

        You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of our common stock at the close of business on January 11, 2013, which we have set as the record date for the special meeting and which we refer to as the record date. You will have one vote for each share of our common stock that you owned at the close of business on the record date. At the close of business on the record date, there were 24,475,682 shares of our common stock outstanding and entitled to vote at the special meeting. A quorum of stockholders is required in order to transact business at the special meeting. A majority of the shares of our common stock issued and outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting.

  Vote Required (Page 24)

        Approval of the proposal to adopt the merger agreement requires the affirmative vote of a majority of the outstanding shares of our common stock entitled to vote thereon.

        Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of holders of a majority of the shares of our issued and outstanding common stock present and voting, in person or represented by proxy, at the special meeting and entitled to vote on the matter at the special meeting, whether or not a quorum is present.

        Approval, by non-binding, advisory vote, of the proposal to approve certain compensation arrangements for the Company's named executive officers in connection with the merger requires the affirmative vote of holders of a majority of the shares of our issued and outstanding common stock present and voting, in person or represented by proxy, at the special meeting and entitled to vote on the proposal.

        As of the close of business on January 11, 2013, the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, approximately 1,050,716 shares of our common stock (excluding any shares of our common stock deliverable upon exercise or conversion of any options or restricted stock awards), representing approximately 4.3% of the outstanding shares of our common stock on the record date. The directors and officers have informed the Company that they currently intend to vote all such shares of our common stock "FOR" approval of the proposal to adopt the merger agreement, "FOR" approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, and "FOR" approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company's named executive officers in connection with the merger.

  Proxies and Revocation (Page 26)

        Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, or by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person by appearing at the special meeting. If your shares of our common stock are held in "street name" by your bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of our common stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or to vote in person at the special meeting, or do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, your shares of our common stock will not be voted on the proposal to adopt the merger agreement, which will have the same effect as a vote "AGAINST" the proposal to adopt the merger agreement, and your shares of our common stock will not have an effect on approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies or the proposal to approve certain compensation arrangements for the Company's named executive officers in connection with the merger.

        You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, by submitting a proxy again at a later date through any of the methods available to you, by giving written notice of revocation to our Corporate Secretary, which must be filed with the Corporate Secretary, or by attending the special meeting and voting in person. Please note that to be effective, your new proxy card, Internet or telephonic voting instructions or written notice of revocation must be received by our Corporate Secretary prior to the special meeting and, in the case of Internet or telephonic voting instructions, must be received before 11:59 p.m. Eastern time on February 14, 2013.

The Merger (Page 28)

        The merger agreement provides that, upon the terms and subject to the conditions of the merger agreement, Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the merger and will continue to do business following the merger. As a result of the merger, our common stock will cease to be publicly traded. If the merger is completed, you will not own any shares of the capital stock of the surviving corporation. The merger agreement is attached to this proxy statement as Annex A. You should read the merger agreement carefully and in its entirety.

  Merger Consideration (Page 28)

        In the merger, each outstanding share of our common stock (other than shares (i) held by the Company in treasury, (ii) owned directly or indirectly by any of the Company's wholly owned subsidiaries, Parent or Merger Sub, or (iii) held by stockholders who have perfected and not withdrawn a demand for appraisal rights under Delaware law (the "excluded shares")) will be converted into the right to receive $21.00 in cash (the "per share merger consideration"), without interest and subject to deduction for any required withholding taxes. For a discussion of the treatment of equity awards in the merger, see "The Merger Agreement—Treatment of Common Stock, Options and Restricted Stock Awards" beginning on page 73.

Reasons for the Merger; Recommendation of the Board of Directors (Page 43)

        After consideration of various factors described in the section entitled "The Merger—Reasons for the Merger; Recommendation of the Board of Directors," and acting upon the unanimous recommendation of a special committee composed entirely of independent and disinterested directors (the "special committee"), our board of directors unanimously (i) determined that it is in the best interests of our stockholders for the Company to enter into the merger agreement, (ii) approved and declared advisable the merger agreement and (iii) resolved that the merger agreement be submitted for consideration by our stockholders at a special meeting of stockholders and recommended that our stockholders vote to adopt the merger agreement. The special committee made its recommendation after consultation with its independent legal and financial advisors.

        In considering the recommendation of the board of directors with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers may have interests in the merger that are different from, or in addition to, yours. The board of directors was aware of and considered these interests, to the extent such interests existed at the time, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by our stockholders. See the section entitled "The Merger—Interests of Certain Persons in the Merger" beginning on page 63.

        Our board of directors recommends that you vote "FOR" the proposal to adopt the merger agreement, "FOR" the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and "FOR" the proposal to approve certain compensation arrangements for the Company's named executive officers in connection with the merger.

Opinion of Greenhill, Independent Financial Advisor to the Special Committee (Page 48)

        Greenhill & Co., LLC ("Greenhill"), delivered its opinion to the special committee that, as of December 9, 2012 and based upon and subject to the factors and assumptions set forth therein, the per share merger consideration to be received by the holders of Company common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

        The full text of Greenhill's written opinion, dated December 9, 2012, to the special committee, which contains the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. We encourage you to read Greenhill's opinion, and the section "The Merger—Opinion of Greenhill, Independent Financial Advisor to the Special Committee" beginning on page 48, carefully and in its entirety. The summary of Greenhill's opinion in this proxy statement is qualified in its entirety by reference to the full text of the opinion. Greenhill's written opinion was addressed to the special committee for the information of the special committee in connection with its consideration of the merger agreement, and it was not a recommendation to the special committee as to whether the special committee should approve the merger or the merger agreement, nor does it constitute a recommendation as to whether the Company's stockholders should approve the merger agreement or take any other action with respect to the merger at any meeting of the Company's stockholders convened in connection with the merger. Greenhill was not requested to opine as to, and its opinion did not in any manner address, the Company's underlying business decision as to whether to proceed with or effect the merger.

Financing of the Merger (Page 59)

        We anticipate that the total funds needed to complete the merger, including the funds needed to:

  •
  pay our stockholders (and holders of our other equity-based interests) the amounts due to them under the merger agreement, which, based upon the shares of our common stock (and our other equity-based interests) outstanding as of January 11, 2013, would be approximately $535.4 million;

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  refinance certain outstanding indebtedness, including indebtedness that will come due or otherwise be repaid or repurchased as a result of the merger, which, as of January 11, 2013, was approximately $320.0 million in principal amount; and

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  pay fees and expenses related to the merger and the debt that will finance the merger,

will be funded through a combination of:

  •
  equity financing to be provided by an investor group as described below;

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  debt financing to be provided by the debt investors as described below; and

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  cash on hand of the Company.

        Parent has obtained the equity financing commitments and Holdings has obtained the debt financing commitment described below (collectively, the "financing commitments"). In the merger agreement, Parent has agreed to use its reasonable best efforts to arrange the financing on the terms and conditions described in the financing commitments. The funding under those financing commitments is subject to certain conditions, including conditions that do not relate directly to the merger agreement. We cannot assure you that the amounts committed under the financing commitments will be sufficient to complete the merger. Those amounts might be insufficient if, among other things, one or more of the parties to the financing commitments fails to fund the committed amounts in breach of such financing commitments and/or if any of the conditions to such funding are not satisfied. Although obtaining the proceeds of any financing, including the financing under the financing commitments, is not a condition to the completion of the merger, the failure of Parent and Merger Sub to obtain any portion of the committed financing (or alternative financing) is likely to result in the failure of the merger to be completed. In that case, Parent may be obligated to pay the Company a fee of $32.1 million (the "Parent fee") as described under "The Merger Agreement—Termination Fees" beginning on page 91. The obligation of Parent to pay the Parent fee is guaranteed pursuant to the terms of the limited guarantee described under "The Merger—Limited Guarantee" beginning on page 62.

  Equity Financing (Page 60)

        Parent has entered into equity financing letters, each dated December 11, 2012 (the "equity financing letters"), with an investor group consisting of: (1) Siris Partners II, L.P., (2) Trident Co-Invest LP, (3) Kemnay Fund Investors 2012 LLC, (4) WSI Investments, Inc., (5) MIHI LLC, (6) Aetna Life Insurance Company, (7) Gothic Corporation, Gothic JBD LLC, Gothic HSP Corporation and Gothic ERP LLC, (8) CFIG Trident Co-Invest SPV, LLC, (9) SCHF (M) PV, L.P., (10) Commonfund Capital Private Equity Partners VII, L.P. and Commonfund Capital Private Equity Partners VIII, L.P. and (11) WO STNS Holdings, LLC (collectively, the "equity investors"). Pursuant to these equity financing letters, the equity investors have committed to make contributions to Parent at or prior to the closing of the merger in an aggregate amount of up to $246.6 million (the "equity financing commitments").

        The equity investors' respective obligations to make the equity contributions contemplated by their respective equity financing letters are generally subject to (i) the satisfaction in full or waiver by Parent of the conditions precedent to Parent's and Merger Sub's obligations to complete the merger (except those conditions that by their terms are to be satisfied at the closing of the merger), (ii) Merger Sub's prior or substantially simultaneous receipt of the debt financing, (iii) Parent's prior or substantially simultaneous receipt of at least 90% of the equity financing from the other equity investors and (iv) the substantially simultaneous consummation of the merger in accordance with the terms of the merger agreement.

  Debt Financing (Page 60)

        In connection with the entry into the merger agreement, Holdings received a debt financing commitment, dated December 11, 2012 and as amended and restated on December 31, 2012 (the "debt financing commitment letter"), from SunTrust Bank, SunTrust Robinson Humphrey, Inc., MIHI LLC, Macquarie Capital (USA) Inc., Fifth Third Bank and KeyBank National Association (the "debt investors") providing for up to $700 million of debt financing (the "debt financing commitment").

        The facilities contemplated by the debt financing commitment letter are subject to a number of closing conditions included in the debt financing commitment letter, including, among other things, the consummation of the merger on the terms set forth in the merger agreement, the accuracy of certain specified representations and warranties, the absence of a Company material adverse effect (as defined in the merger agreement), receipt of the equity financing, the repayment of certain of the Company's existing third-party debt, the delivery of certain financial statements, the execution and delivery of certain documents necessary for the creation of and certain methods of perfection of security interests, the delivery of certain customary documentation, the payment of all fees and expenses and the expiration of a marketing period of at least 15 consecutive business days following the delivery of certain consolidated and pro forma financial information, which marketing period may not commence until the later (i) of January 2, 2013 and (ii) the expiration of the "go shop" period.

        The debt financing commitment is not subject to due diligence or a "market out" condition, which would allow the debt investors not to fund their financing commitments if the overall financial markets are materially adversely affected. Nonetheless, there is a risk that the conditions to the debt financing will not be satisfied and the debt financing may not be funded when required. Under the merger agreement, if any portion of the financing becomes unavailable on substantially the terms and conditions contemplated in the financing commitments, Parent must use its reasonable best efforts to obtain alternative financing in a like amount and on like terms as promptly as practicable, on terms that are no less favorable to Parent in any material respect than those set forth in the financing commitments. As of the date of this proxy statement, no such alternative financing arrangements have been made.

        The debt investors may invite (in consultation with Holdings) other banks, financial institutions and institutional lenders to participate in the debt financing and to undertake a portion of the commitments to provide such debt financing.

Limited Guarantee (Page 62)

        Pursuant to a limited guarantee dated as of December 11, 2012, provided by Siris Partners II, L.P., an affiliate of Siris (in such capacity, the "guarantor"), to the Company, the guarantor has agreed to guarantee the performance and discharge of certain payment obligations of Parent to the Company under the merger agreement, including (i) the Parent fee of $32.1 million, (ii) Parent's obligation to reimburse certain Company expenses in an amount not to exceed $5.3 million as described in "The Merger Agreement—Termination Fees—Company Expenses" beginning on page 93 and (iii) certain potential expense reimbursement and indemnification obligations of Parent pursuant to the merger agreement, in each case, as and when due pursuant to the merger agreement. See "The Merger Agreement—Termination Fees" beginning on page 91.

Interests of Certain Persons in the Merger (Page 63)

        When considering the recommendation of the board of directors that you vote to approve the proposal to adopt the merger agreement, you should be aware that our directors and executive officers may have interests in the merger that are different from, or in addition to, your interests as a stockholder. The board of directors was aware of and considered these interests, to the extent such interests existed at the time, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. These interests may include the following:

  •
  each outstanding option to purchase shares of our common stock held by our directors and executive officers (as well as other employees generally), whether vested or unvested, will be cancelled and converted into the right to receive a cash payment equal to the excess of the per share merger consideration over the exercise price per share under such option multiplied by the number of shares of our common stock subject to such option;

  •
  each outstanding share of restricted stock or restricted stock unit (each, a "restricted stock award") held by our directors and executive officers (as well as other employees generally), including each performance-based restricted stock award, will be cancelled and converted into the right to receive cash in an amount equal to the per share merger consideration multiplied by the number of shares of our common stock subject to such restricted stock awards;

  •
  outstanding restricted stock awards held by our executive officers that are subject to performance-based vesting criteria will be treated as follows: (i) the number of restricted stock awards for which payment will be made with respect to such an award for which the applicable performance period ends before the effective date of the merger and for which the annual audit of the Company's financial statements has been finalized before the effective date of the merger, will equal the number of restricted stock awards that vested based on actual performance during such period, and (ii) the number of restricted stock awards for which payment will be made with respect to such an award for which either the applicable performance period has not ended or the annual audit of the Company's financial statements has not been finalized before the effective date of the merger will equal the number of restricted stock awards that would have vested based upon achievement of the target level of performance pro rata based upon the number of days during the applicable performance period that lapse prior through the effective date of the merger; and

  •
  pursuant to the Company's Executive Severance Benefit Plan, the provision of "double trigger" severance benefits (i.e., payments upon certain termination events in proximity to a "change in control") in connection with a termination of employment within six months prior to or 24 months following the effective date of the merger.

Certain Material U.S. Federal Income Tax Consequences of the Merger (Page 68)

        The exchange of shares of our common stock for cash in the merger will generally be a taxable transaction to U.S. holders for U.S. federal income tax purposes. In general, a U.S. holder whose shares of our common stock are converted into the right to receive cash in the merger will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes) and the U.S. holder's adjusted tax basis in such shares. The exchange of shares of our common stock for cash in the merger will generally not be a taxable transaction to non-U.S. holders for U.S. federal income tax purposes, unless certain exceptions apply. You should read "The Merger—Certain Material U.S. Federal Income Tax Consequences of the Merger" beginning on page 68 for a more detailed discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor for a complete analysis of the effect of the merger on your U.S. federal, state, local and/or foreign taxes.

Regulatory Approvals and Notices (Page 71)

        Under the terms of the merger agreement, the merger cannot be completed until the waiting period applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") has expired or been terminated. Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the merger cannot be completed until each of the Company and Parent files a notification and report form with the FTC and the Antitrust Division of the Department of Justice (the "DOJ") under the HSR Act and the applicable waiting period has expired or been terminated. Each of the Company and Parent filed such a notification and report form on December 21, 2012 and requested early termination of the waiting period.

The Merger Agreement (Page 72)

  Treatment of Common Stock, Options and Restricted Stock Awards (Page 73)

  •
  Common Stock.  At the effective time of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger (except for the excluded shares) will convert into the right to receive the per share merger consideration of $21.00 in cash, without interest and subject to deduction for any required withholding taxes.

  •
  Options.  Each option to purchase shares of our common stock granted under any equity plan of the Company, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger, will be cancelled and converted into the right to receive, and the Company will pay to each such individual holder, as soon as practicable following the effective time of the merger, an amount in cash equal to the product of (i) the excess of the merger consideration of $21.00 per share over the exercise price per share of such stock option and (ii) the number of shares of common stock subject to such stock option, without interest and subject to deduction for any required withholding taxes.

  •
  Restricted Stock Awards.  Each outstanding time-vested restricted stock award granted under any equity plan of the Company, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger, will be cancelled and converted into the right to receive, and the Company will pay to each such individual holder, as soon as practicable following the effective time of the merger (and in any event, within three business days), an amount in cash equal to the product of (i) the merger consideration of $21.00 per share and (ii) the number of shares subject to such restricted stock award, without interest and subject to deduction for any required withholding taxes.

    With respect to any restricted stock awards that vest in whole or in part based on the satisfaction of performance criteria, (i) if the applicable performance period has ended before the effective date of the merger and the annual audit of the Company's financial statements has been finalized before the effective date of the merger, the number of restricted stock awards for which payment will be made to a holder pursuant to the immediately preceding paragraph will equal the number of restricted stock awards that vested based on actual performance during such period, and (ii) if the applicable performance period has not ended before the effective date of the merger, or if it has ended but the annual audit of the Company's financial statements has not been finalized before the effective date of the merger, the number of restricted stock awards for which payment will be made to a holder pursuant to the immediately preceding paragraph will equal (a) the number of such restricted stock awards that would vest assuming achievement at the applicable target performance level, (b) multiplied by a fraction (x) the numerator of which is the number of days from the beginning of the applicable performance period to the effective date of the merger, and (y) the denominator of which is the number of days in the applicable performance period.

  Solicitation of Acquisition Proposals; Change of Recommendation (Page 81)

        Except as permitted by the terms of the merger agreement described below, we have agreed in the merger agreement that our board of directors (and each of its committees, including the special committee) will not: (i) withhold, withdraw, qualify or modify (or publicly propose to do the foregoing), in a manner adverse to Parent, the recommendation of our board of directors with respect to the merger agreement, or authorize, adopt, approve, recommend or otherwise declare advisable (publicly or otherwise) any acquisition proposal (as defined in "The Merger Agreement—Solicitation of Acquisition Proposals; Change of Recommendation" beginning on page 81) (any of the foregoing actions, a "change of recommendation"); or (ii) cause or permit the Company to enter into any alternative acquisition agreement relating to an acquisition proposal.

        From the date of the merger agreement until 11:59 p.m., Eastern time, on January 10, 2013 (the "go-shop period"), we were permitted to:

  •
  initiate, solicit and encourage any inquiry or the making of acquisition proposals from third parties, including by providing third parties with nonpublic information pursuant to acceptable confidentiality agreements (however, we must promptly make available to Parent and Merger Sub any material nonpublic information concerning the Company or our subsidiaries provided to any such third parties if not previously made available to Parent or Merger Sub); and

  •
  engage or enter into, continue or otherwise participate in discussions or negotiations with any third parties with respect to any acquisition proposals, or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or any effort to make any acquisition proposals, including through the waiver or release by the Company, at the sole discretion of the special committee, of any preexisting standstill or similar agreements with any third parties.

        From and after 12:00 a.m., Eastern time, on January 11, 2013 (the "no-shop period start date"), we are required to (i) immediately cease any activities, discussions or negotiations with any persons that may be ongoing with respect to any acquisition proposals, (ii) demand, to the extent permitted by any applicable confidentiality agreement, that any person in possession of confidential information about the Company that was furnished by the Company return or destroy such information and (iii) immediately terminate access to any data room maintained by the Company with respect to the transactions contemplated by the merger agreement. At any time from and after the no-shop period start date and until the effective time of the merger or, if earlier, the termination of the merger agreement, we, our subsidiaries and our respective officers and directors may not:

  •
  initiate, solicit or knowingly encourage any inquiries or the making of any acquisition proposals;

  •
  engage in or enter into, continue or otherwise participate in discussions or negotiations with, or provide information concerning the Company to, any person with respect to any acquisition proposal; or

  •
  otherwise knowingly facilitate any effort or attempt to make an acquisition proposal, or publicly propose to do any of the foregoing.

        Notwithstanding the foregoing, for a period of 30 days following the no-shop period start date, the Company may continue to engage in the activities described above with any third party that made a written acquisition proposal during the go-shop period that the special committee believes in good faith is, or could reasonably be expected to result in, a superior proposal (as defined in "The Merger Agreement—Solicitation of Acquisition Proposals; Change of Recommendation" beginning on page 81).

        In addition, at any time from and after the no-shop period start date and prior to the time our stockholders adopt the merger agreement, if the Company receives a written acquisition proposal from any person, we may:

  •
  contact such person to clarify the terms and conditions of such proposal; and

  •
  provide non-public information concerning the Company and our subsidiaries requested by such person subject to an acceptable confidentiality agreement (however, we must promptly make available to Parent and Merger Sub any material nonpublic information concerning the Company or our subsidiaries provided to such person if not previously made available to Parent or Merger Sub), and engage or participate in discussions or negotiations with such person, if the special committee, prior to taking any such actions, (i) determines in good faith (after consultation with outside counsel) that failure to take such action could be inconsistent with the directors' fiduciary duties under applicable law, and (ii) determines in good faith (after consultation with its financial advisor and outside counsel) that such acquisition proposal either constitutes a superior proposal or could reasonably be expected to result in a superior proposal.

        At any time before the merger agreement is adopted by our stockholders, our board of directors, acting upon the recommendation of the special committee, may take any of the following actions, if the special committee determines in good faith (after consultation with outside counsel) that failure to take such action could be inconsistent with its fiduciary duties under applicable law:

  •
  (i) withhold, withdraw, qualify or modify (or publicly propose to do the foregoing), in a manner adverse to Parent, the recommendation of our board of directors with respect to the merger agreement or (ii) terminate the merger agreement, in either case, in connection with an event, fact, development or occurrence that affects the business, assets or operations of the Company that is unknown to the board of directors as of the date of the merger agreement and thereafter becomes known to the board of directors (such event, fact, development or occurrence, an "intervening event"); or

  •
  (i) effect a change of recommendation or (ii) terminate the merger agreement to enter into an alternative acquisition agreement with respect to a superior proposal, in either case, with respect to any acquisition proposal that the special committee believes in good faith (after consultation with its financial advisor and outside counsel) is a superior proposal.

        If we terminate the merger agreement for the above reasons, we must pay Parent a termination fee. See "The Merger Agreement—Termination Fees" beginning on page 91. In addition, prior to effecting a change of recommendation or terminating the merger agreement due to an intervening event or in order to enter into an alternative acquisition agreement with respect to a superior proposal, our board of directors must provide Parent with three business days' written notice, the basis for the action and, if applicable, the material terms of any superior proposal. During such three business day period, we must, at Parent's request, engage in certain discussions or negotiations with Parent. After three business days, and taking into account any changes to the terms of the merger agreement, the financing commitments and the limited guarantee proposed in writing by Parent, if our board of directors determines in good faith (after consultation with its financial advisor and outside counsel) that, as applicable, (i) the failure to effect a change of recommendation or termination due to an intervening event would be inconsistent with its fiduciary duties under applicable law or (ii) the superior proposal continues to constitute a superior proposal, then our board of directors may effect a change of recommendation or terminate the merger agreement, as applicable.

  Conditions to the Merger (Page 88)

        The respective obligations of the Company, Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver of certain conditions, including approval of the proposal to adopt the merger agreement by our stockholders, receipt of required antitrust approval, the absence of any legal restraint or prohibition or law that prohibits or makes illegal the consummation of the merger, the accuracy of the representations and warranties of the parties and compliance by the parties with their respective obligations under the merger agreement.

  Termination (Page 89)

        We and Parent may, by mutual written consent, terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger, whether before or after the adoption of the merger agreement by our stockholders.

        The merger agreement may also be terminated and the merger abandoned at any time prior to the effective time of the merger as follows:

  •
  by either Parent or the Company, if:

  •
  the merger has not been consummated by June 11, 2013 (this right will not be available to any party if any action of such party or failure of such party to perform or comply with the covenants and agreements of such party set forth in the merger agreement was the cause of, or resulted in, the failure of the merger to be consummated by the June 11, 2013 and such action or failure to perform or comply constitutes a breach of the merger agreement);

  •
  a judgment, order, injunction, rule, decree or other action restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement has become final and non-appealable (the party seeking to terminate the merger agreement pursuant to this termination right must have used its reasonable best efforts to contest, appeal and remove such judgment, order, injunction, rule, decree, ruling or other action); or

  •
  our stockholders have not approved the merger agreement at the special meeting of stockholders or any adjournment or postponement of such meeting;

  •
  by the Company, if:

  •
  Parent or Merger Sub have breached or failed to perform any of their representations, warranties, covenants or agreements set forth in the merger agreement, which breach or failure to perform (i) would result in the failure of the conditions to the Company's obligation to close and (ii) cannot be cured by June 11, 2013 or, if curable, is not cured prior to the earlier of (a) 30 days following receipt by Parent of written notice of such breach or failure and (b) June 11, 2013 (the Company will not have this termination right if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in the merger agreement);

  •
  at any time before our stockholders have adopted the merger agreement, if (i) our board of directors, after complying with its obligations described in "The Merger Agreement—Solicitation of Acquisition Proposals; Change of Recommendation" beginning on page 81, has authorized the Company to enter into an alternative acquisition agreement with respect to a superior proposal, (ii) concurrently with or immediately following termination of the merger agreement, the Company enters into an alternative acquisition agreement with respect to such superior proposal and (iii) prior to or concurrently with such termination, the Company pays to Parent or Parent's designees the fee due as described under "The Merger Agreement—Termination Fees" beginning on page 91;

  •
  (i) all of the conditions to Parent's and Merger Sub's obligation to close (other than those conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions) have been satisfied or waived in accordance with the merger agreement, (ii) the Company has indicated in writing to Parent and Merger Sub that all certificates to be delivered by the Company at closing will be so delivered and that the Company is ready, willing and able to consummate the closing and (iii) Parent and Merger Sub have failed to consummate the closing on the day that is three business days following the day closing is required to occur under the merger agreement (during the three business day period following the day closing is required to occur under the merger agreement, no party may terminate the merger agreement because the merger has not been consummated by June 11, 2013); or

  •
  at any time before our stockholders have adopted the merger agreement, if (i) our board of directors has effected a change of recommendation due to an intervening event, (ii) the

      Company has complied with certain of its obligations described in "The Merger Agreement—Solicitation of Acquisition Proposals; Change of Recommendation" beginning on page 81 and (iii) prior to or concurrently with such termination, the Company pays to Parent or Parent's designees the fee due as described under "The Merger Agreement—Termination Fees" beginning on page 91;

  •
  by Parent, if:

  •
  the Company has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, which breach or failure to perform (i) would result in the failure of the conditions to Parent's and Merger Sub's obligation to close and (ii) cannot be cured by June 11, 2013 or, if curable, is not cured prior to the earlier of (a) 30 days following receipt by the Company of written notice of such breach or failure and (b) June 11, 2013 (Parent will not have this termination right if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements set forth in the merger agreement);

  •
  our board of directors has effected a change of recommendation;

  •
  the Company has committed a material willful breach of any of its obligations described in "The Merger Agreement—Solicitation of Acquisition Proposals; Change of Recommendation" beginning on page 81; or

  •
  our board of directors has failed to expressly, publicly and unconditionally reaffirm its recommendation that stockholders adopt the merger agreement as promptly as practicable following the written request of Parent (but, in any event, prior to the later of (i) four business days after such written request by Parent or (ii) in the case of an acquisition proposal made pursuant to Rule 14d-2 under the Exchange Act, the close of business as of the tenth business day after the commencement of such acquisition proposal) (Parent may not make such a request on more than one occasion with respect to any particular acquisition proposal (unless such acquisition proposal is materially amended) and any such request (x) may only be made in the event the Company has received an acquisition proposal or there is a material amendment to such an acquisition proposal and (y) may not be made during the period beginning on the date of the merger agreement and continuing until 11:59 p.m. Eastern time on February 9, 2013).

  Termination Fees (Page 91)

        If the merger agreement is terminated in certain circumstances described under "The Merger Agreement—Termination" beginning on page 89:

  •
  the Company may be obligated to pay a termination fee of $18.7 million (or $8.0 million, in the event the merger agreement is terminated in certain circumstances prior to February 9, 2013);

  •
  the Company may be obligated to reimburse third-party expenses incurred by Parent in connection with the merger agreement in an amount not to exceed $5.3 million;

  •
  Parent may be obligated to pay the Company the Parent fee of $32.1 million; or

  •
  Parent may be obligated to reimburse third-party expenses incurred by the Company in connection with the merger agreement in an amount not to exceed $5.3 million.

        Pursuant to the limited guarantee, the guarantor has guaranteed the obligation of Parent to pay the Parent fee and to reimburse third-party expenses incurred by the Company in connection with the merger agreement.

  Remedies (Page 93)

        Subject to our right to specific performance (described below), our right to terminate the merger agreement and receive the Parent fee of $32.1 million from Parent is our sole and exclusive remedy against Parent, Merger Sub, the guarantor, the financing sources and certain related parties for any loss or damage suffered as a result of the failure of the merger to be consummated or for a breach or failure to perform under the merger agreement. Upon payment of such amount, no such party has any further liability or obligation relating to the merger agreement, any other contract executed in connection therewith (including the limited guarantee and the financing commitments) or the transactions contemplated thereby.

        Subject to certain limitations described under "The Merger Agreement—Remedies" beginning on page 93, the parties are entitled to an injunction, specific performance and other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms of the merger agreement in addition to any other remedy to which they are entitled at law or in equity.

Market Price of Our Common Stock (Page 97)

        The closing price of our common stock on the New York Stock Exchange (the "NYSE") on December 10, 2012, the last trading day prior to the Company's press release announcing the execution of the merger agreement, was $14.56 per share of common stock. On January 11, 2013, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price of our common stock on the NYSE was $20.92 per share of our common stock. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of our common stock.

Appraisal Rights (Page 100)

        Stockholders are entitled to appraisal rights under the General Corporation Law of the State of Delaware (the "DGCL") in connection with the merger, so long as the stockholders meet all of the conditions set forth in Section 262 of the DGCL. This means that you are entitled to have the fair value of your shares of our common stock determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the merger agreement.

        To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the adoption of the merger agreement, you must not submit a proxy or otherwise vote in favor of the proposal to adopt the merger agreement and you must continue to hold the shares of our common stock of record through the effective time of the merger. Merely voting against the adoption of the merger agreement will not preserve your appraisal rights, which require you to take all steps provided under Delaware law. Your failure to follow exactly the procedures specified under the DGCL will result in the loss of your appraisal rights. See "Appraisal Rights" beginning on page 100 and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex C to this proxy statement. If you hold your shares of our common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such bank, brokerage firm or nominee. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly.

Delisting and Deregistration of Company Common Stock (Page 104)

        If the merger is completed, our common stock will be delisted from the NYSE and deregistered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Therefore, we would no longer file periodic reports with the Securities and Exchange Commission (the "SEC") on account of our common stock.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

        The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a Company stockholder. Please refer to the "Summary" beginning on page 1 and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement, which you should read carefully and in their entirety. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under "Where You Can Find More Information" beginning on page 106.

Q.
What is the proposed transaction and what effects will it have on the Company?

A.
The proposed transaction is the acquisition of the Company by Parent pursuant to the merger agreement. If the proposal to adopt the merger agreement is approved by our stockholders and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation. As a result of the merger, the Company will become a subsidiary of Parent and our common stock will no longer be publicly traded, and you will no longer have any interest in our future earnings or growth. In addition, our common stock will be delisted from the NYSE and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC on account of our common stock.

Q.
What will I receive if the merger is completed?

A.
Upon completion of the merger, you will be entitled to receive the per share merger consideration of $21.00 in cash, without interest and subject to deduction for any required withholding taxes, for each share of our common stock that you own, unless you have properly exercised and not withdrawn your appraisal rights under the DGCL with respect to such shares. For example, if you own 100 shares of our common stock, you will receive $2,100.00 in cash in exchange for your shares of our common stock, less any applicable withholding taxes. You will not own any shares of the capital stock in the surviving corporation.

Q.
How does the per share merger consideration compare to the market price of Company common stock prior to announcement of the merger?

A.
The per share merger consideration represents a premium of approximately 44% over the closing price of our common stock on December 10, 2012, the last trading day prior to the public announcement of the execution of the merger agreement, and 47% over the volume weighted average share price of our common stock during the 30 days ended December 10, 2012.

Q.
How does the board of directors recommend that I vote?

A.
The board of directors unanimously recommends that you vote "FOR" the proposal to adopt the merger agreement, "FOR" the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and "FOR" the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company's named executive officers in connection with the merger.

Q.
When do you expect the merger to be completed?

A.
Assuming timely satisfaction of necessary closing conditions, including the approval by our stockholders of the proposal to adopt the merger agreement, we anticipate that the merger will be completed in the first quarter of 2013.

Q.
What happens if the merger is not completed?

A.
If the merger agreement is not adopted by our stockholders or if the merger is not completed for any other reason, our stockholders will not receive any payment for their shares of our common stock in connection with the merger. Instead, we will remain an independent public company, our common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act and we will continue to file periodic reports with the SEC on account of our common stock. Under specified circumstances, we may be required to pay to Parent, or may be entitled to receive from Parent, a fee with respect to the termination of the merger agreement, as described under "The Merger Agreement—Termination Fees" beginning on page 91.

Q.
Is the merger expected to be taxable to me?

A.
Yes. The exchange of shares of our common stock for cash pursuant to the merger will generally be a taxable transaction to U.S. holders for U.S. federal income tax purposes. If you are a U.S. holder and your shares of our common stock are converted into the right to receive cash in the merger, you will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares (determined before deduction of any applicable withholding taxes) and your adjusted tax basis in your shares of our common stock. You should read "The Merger—Certain Material U.S. Federal Income Tax Consequences of the Merger" beginning on page 68 for a more detailed discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor for a complete analysis of the effect of the merger on your U.S. federal, state, local and/or foreign taxes.

Q.
Do any of the Company's directors or officers have interests in the merger that may differ from or be in addition to my interests as a stockholder?

A.
Yes. In considering the recommendation of the board of directors with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. The board of directors was aware of and considered these differing interests to the extent such interests existed at the time, among other matters, in evaluating and negotiating the merger agreement and the merger, and in unanimously recommending that the merger agreement be adopted by the Company's stockholders. See "The Merger—Interests of Certain Persons in the Merger" beginning on page 63.

Q.
Why am I receiving this proxy statement and proxy card or voting instruction form?

A.
You are receiving this proxy statement and proxy card or voting instruction form because you own shares of our common stock as of January 11, 2013, which we have set as the record date for the special meeting. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote your shares of our common stock with respect to such matters.

Q.
When and where is the special meeting?

A.
The special meeting of stockholders of the Company will be held on February 15, 2013 at 9:00 a.m. Eastern time, at the Sheraton Reston Hotel located at 11810 Sunrise Valley Drive, Reston, Virginia 20191.

Q.
What am I being asked to vote on at the special meeting?

A.
You are being asked to consider and vote on a proposal to adopt the merger agreement, as amended from time to time, that provides for the acquisition of the Company by Parent to approve a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or if a quorum is not present at the special meeting, and to approve a proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company's named executive officers in connection with the merger.

Q.
What vote of our stockholders is required to approve the proposal to adopt the merger agreement?

A.
The adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of our common stock entitled to vote thereon.

  Because the affirmative vote required to approve the proposal to adopt the merger agreement is based upon the total number of outstanding shares of our common stock, if you fail to submit a proxy or vote in person at the special meeting, or abstain, or if your shares are held in "street name" and you do not provide your bank, brokerage firm or other nominee with voting instructions on the issue (such shares, "broker non-votes"), as applicable, this will have the same effect as a vote "AGAINST" the proposal to adopt the merger agreement.

Q.
What vote of our stockholders is required to approve the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies?

A.
Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of holders of a majority of the shares of our issued and outstanding common stock present and voting, in person or represented by proxy, at the special meeting and entitled to vote on the matter at the special meeting, whether or not a quorum is present.

  If you have given a proxy and abstained on this proposal, if you fail to submit a proxy, or fail to attend in person the special meeting, or if there are broker non-votes on the issue, as applicable, the shares of our common stock held by you or your broker will not be counted in respect of, and will not have an effect on, the proposal to adjourn the special meeting.

Q.
What vote of our stockholders is required to approve the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company's named executive officers in connection with the merger?

A.
Approval, by non-binding, advisory vote, of certain compensation arrangements for the Company's named executive officers in connection with the merger requires the affirmative vote of holders of a majority of the shares of our issued and outstanding common stock present and voting, in person or represented by proxy, at the special meeting and entitled to vote on the proposal to approve such merger-related compensation.

  If you have given a proxy and abstained on this proposal, if you fail to submit a proxy, or fail to attend in person the special meeting, or if there are broker non-votes on the issue, as applicable, the shares of our common stock held by you or your broker will not be counted in respect of, and will not have an effect on, the proposal to approve the merger-related executive compensation.

Q.
What is a quorum?

A.
A quorum of stockholders is required in order to transact business at the special meeting. A majority of the shares of our common stock issued and outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting. Abstentions and broker non-votes, if any, are counted as present for the purpose of determining whether a quorum is present.

Q.
Who can vote at the special meeting?

A.
All of our holders of our common stock of record as of the close of business on January 11, 2013, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. Each holder of our common stock is entitled to cast one vote on each matter properly brought before the special meeting for each share of our common stock that such holder owned as of the record date.

Q.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A.
If your shares of our common stock are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered, with respect to those shares of our common stock, as the "stockholder of record." This proxy statement and your proxy card have been sent directly to you by the Company.

  If your shares are held through a bank, brokerage firm or other nominee, you are considered the "beneficial owner" of shares of our common stock held in street name. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of our common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares of our common stock by following their instructions for voting. You are also invited to attend the special meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the special meeting unless you request and obtain a valid proxy from your broker or other agent.

Q.
How do I vote?

A.
If you are a stockholder of record, you may have your shares of our common stock voted on matters presented at the special meeting in any of the following ways:

•
in person—you may attend the special meeting and cast your vote there;

•
by proxy—stockholders of record have a choice of voting by proxy:

•
over the Internet—the website for Internet voting is on your proxy card;

•
by using a toll-free telephone number noted on your proxy card; or

•
by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope.

  If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the special meeting.

  A control number, located on your proxy card, is designed to verify your identity and allow you to submit a proxy to vote your shares of our common stock, and to confirm that your voting instructions have been properly recorded when submitting a proxy over the Internet or by telephone. Please be aware that if you submit a proxy over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

Q.
If my shares of common stock are held in "street name" by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee vote my shares of common stock for me?

A.
Your bank, brokerage firm or other nominee will only be permitted to vote your shares of our common stock if you instruct your bank, brokerage firm or other nominee how to vote. You should follow the procedures provided by your bank, brokerage firm or other nominee regarding the voting of your shares of our common stock. If you do not instruct your bank, brokerage firm or other nominee to vote your shares of our common stock, your shares of our common stock will not be voted and the effect will be the same as a vote "AGAINST" the proposal to adopt the merger agreement, and your shares of our common stock will not have an effect on the proposal to adjourn the special meeting or on the proposal to approve the merger-related executive compensation.

Q.
How can I change or revoke my vote?

A.
You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, by submitting a later dated proxy using any of the methods to grant a proxy described above, by giving written notice of revocation to our Corporate Secretary, at 11480 Commerce Park Drive, Suite 600, Reston, Virginia 20191, or by attending the special meeting and voting in person. However, attending the special meeting, by itself, will not revoke a previously submitted proxy. Please note that to be effective, your new proxy card, Internet or telephonic voting instructions or written notice of revocation must be received by our Corporate Secretary prior to the special meeting and, in the case of Internet or telephonic voting instructions, must be received before 11:59 p.m. Eastern time on February 14, 2013.

Q.
What is a proxy?

A.
A proxy is your legal designation of another person, referred to as a "proxy," to vote your shares of our common stock. The written document describing the matters to be considered and voted on at the special meeting is called a "proxy statement." The document used to designate a proxy to vote your shares of our common stock is called a "proxy card." Our board of directors has designated Henry H. Graham, Jr., Chief Executive Officer, James T. McLaughlin, Executive Vice President, General Counsel and Corporate Secretary, and Michael R. McCarthy, Senior Vice President, Assistant General Counsel and Assistant Corporate Secretary, and each of them acting individually, with full power of substitution, as proxies for the special meeting.

Q.
If a stockholder gives a proxy, how are the shares of common stock voted?

A.
Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares of our common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of our common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

  If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted "FOR" approval of the proposal to adopt the merger agreement, "FOR" approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and "FOR" the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company's named executive officers in connection with the merger.

Q.
How are votes counted?

A.
For the proposal to adopt the merger agreement, you may vote "FOR," "AGAINST" or "ABSTAIN." Abstentions and broker non-votes will have the same effect as votes "AGAINST" approval of the proposal to adopt the merger agreement.

  For the proposal to adjourn the special meeting, if necessary or appropriate, you may vote "FOR," "AGAINST" or "ABSTAIN." Abstentions and broker non-votes will not have an effect on the proposal.

  For the proposal to approve the merger-related executive compensation, you may vote "FOR," "AGAINST" or "ABSTAIN." Abstentions and broker non-votes will not have an effect on the proposal.

Q.
What do I do if I receive more than one proxy or set of voting instructions?

A.
If you hold shares of our common stock in "street name" and also directly as a record holder or otherwise, you may receive more than one proxy and/or set of voting instructions relating to the special meeting. Each of these should be voted and returned separately in accordance with the instructions provided in this proxy statement in order to ensure that all of your shares of our common stock are voted.

Q.
What happens if I sell my shares of common stock before the special meeting?

A.
The record date for stockholders entitled to vote at the special meeting is earlier than both the date of the special meeting and the consummation of the proposed merger. If you transfer your shares of our common stock after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares and each of you notifies the Company in writing of such special arrangements, you will retain your right to vote such shares at the special meeting but will transfer the right to receive the per share merger consideration to the person to whom you transfer your shares.

  If you transfer your shares after the special meeting but before the effective time of the merger, you will have transferred the right to receive the per share merger consideration to the person to whom you transfer your shares. In order to receive the per share merger consideration, you must hold your shares of common stock through completion of the merger.

Q.
Who will solicit and pay the cost of soliciting proxies?

A.
The Company has engaged Alliance Advisors, LLC to assist in the solicitation of proxies for the special meeting. The Company will pay Alliance Advisors, LLC a fee of $7,500 plus certain fees and out-of-pocket expenses. The Company will also indemnify Alliance Advisors, LLC, and its employees against certain losses, damages, expenses, liabilities and claims. The Company may also reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares of our common stock for their expenses in forwarding soliciting materials to beneficial owners of our common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.
What do I need to do now?

A.
Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, please submit your proxy promptly to ensure that your shares of our common stock are represented at the special meeting. If you hold your shares of our common stock in your own name as the stockholder of record, please submit your proxy to vote your shares of our common stock by (i) completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope, (ii) using the telephone number printed on your proxy card or (iii) using the Internet voting instructions printed on your proxy card. If you decide to attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you.

Q.
Should I send in my stock certificates now?

A.
No. If you hold certificates of our common stock, you will be sent a letter of transmittal promptly, and in any event within two business days, after the completion of the merger, describing how you may exchange your shares of our common stock for the per share merger consideration. Please do NOT return your stock certificate(s) with your proxy.

Q.
Am I entitled to exercise appraisal rights under the DGCL instead of receiving the per share merger consideration for my shares of common stock?

A.
Yes. As a holder of our common stock, you are entitled to exercise appraisal rights under Section 262 of the DGCL in connection with the merger if you take certain actions and meet certain conditions. See "Appraisal Rights" beginning on page 100. In addition, a copy of Section 262 of the DGCL is attached to this proxy statement as Annex C.

Q.
Who can help answer my other questions?

A.
If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of our common stock, or need additional copies of the proxy statement or the enclosed proxy card, please contact Alliance Advisors, LLC, our proxy solicitor, by calling (877) 777-4575, or emailing tns@allianceadvisorsllc.com.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

        This proxy statement, and the documents to which we refer you in this proxy statement, as well as information included in oral statements or other written statements made or to be made by us or on our behalf, contain statements that may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "may," "will," "should," "projects," "estimates," "expects," "plans," "intends," "anticipates," "believes," and similar expressions identify these forward-looking statements, which appear in a number of places in this proxy statement (and the documents to which we refer you in this proxy statement) and include, but are not limited to, all statements relating directly or indirectly to the timing or likelihood of completing the merger to which this proxy statement relates, financing sources and all other statements regarding our intent, plans, beliefs or expectations or those of our directors or officers. Investors are cautioned that such forward-looking statements are not assurances for future performance or events and involve risks and uncertainties that could cause actual results and developments to differ materially from those covered in such forward-looking statements. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including our most recent filings on Forms 10-Q and 10-K, factors and matters contained or incorporated by reference in this document, and the following factors:

  •
  the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including a termination under circumstances that could require us to pay a termination fee;

  •
  Parent's failure to obtain the necessary equity and debt financing set forth in the commitment letters received in connection with the merger, or alternative financing, or the failure of any such financing to be sufficient to complete the merger and the transactions contemplated thereby;

  •
  the inability to complete the merger because of the failure to obtain stockholder approval or the failure to satisfy other conditions to completion of the merger, including required regulatory approvals;

  •
  the failure of the merger to close for any other reason;

  •
  the possibility that competing acquisition proposals will be made;

  •
  the outcome of legal proceedings instituted against the Company and/or others relating to the merger agreement;

  •
  the risk that the proposed transaction disrupts our current plans and operations and the potential difficulties in employee retention as a result of the merger;

  •
  diversion of management's attention from ongoing business concerns;

  •
  limitations placed on our ability to operate our business by the merger agreement;

  •
  the effect of the announcement of the merger on our business relationships, operating results and business generally; and

  •
  the amount of the costs, fees, expenses and charges related to the merger.

Consequently, all of the forward-looking statements we make in this document are qualified by the information contained or incorporated by reference herein, including, but not limited to (i) the information contained under this heading and (ii) the information contained under the headings "Risk Factors" and "Business" and information in our consolidated financial statements and notes thereto included in our most recent filings on Forms 10-Q and 10-K (see "Where You Can Find More Information" beginning on page 106). The forward-looking statements contained herein speak only as of the date of this proxy statement, and we are under no obligation to publicly release any revision to any forward-looking statement contained or incorporated herein to reflect any future events or occurrences. You should carefully consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf.

PARTIES TO THE MERGER

The Company

TNS, Inc.
11480 Commerce Park Drive, Suite 600
Reston, Virginia 20191
(703) 453-8300

        The Company is a Delaware corporation headquartered in Reston, Virginia. The Company is a leading global provider of data communications and interoperability solutions. The Company offers a broad range of networks and innovative value-added services which enable transactions and the exchange of information in diverse industries such as retail, banking, payment processing, telecommunications and the financial markets. Founded in 1990 in the United States, the Company has grown steadily and now provides services in over 60 countries across the Americas, Europe and the Asia Pacific region, with its reach extending to many more. The Company has designed and implemented multiple data networks which support a variety of widely accepted communications protocols and are designed to be scalable and accessible by multiple methods.

        For more information about the Company, please visit our website at http://www.tnsi.com. Our website address is provided as an inactive textual reference only. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. See also "Where You Can Find More Information" beginning on page 106. Our common stock is publicly traded on the NYSE under the symbol "TNS."

Parent

Trident Private Holdings I, LLC
c/o Siris Capital Group, LLC
601 Lexington Avenue, 59th Floor
New York, NY 10022

        Parent is a Delaware limited liability company that was formed by Siris solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and related financing transactions. Siris is a private equity firm focused on complex, control equity investments in the telecom, technology and technology-enabled business service sectors. Parent has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement and the related financing transactions. Following consummation of the merger, Holdings, a Delaware limited liability company and a direct wholly owned subsidiary of Parent formed solely for the purpose of transactions contemplated by the merger agreement and related financing transactions, will own all of our outstanding shares of common stock, and we will be an indirect wholly owned subsidiary of Parent.

Merger Sub

Trident Private Acquisition Corp.
c/o Siris Capital Group, LLC
601 Lexington Avenue, 59th Floor
New York, NY 10022

        Merger Sub is a Delaware corporation that was formed by Holdings solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and the related financing transactions. Merger Sub is a direct wholly owned subsidiary of Holdings and an indirect wholly owned subsidiary of Parent. Merger Sub has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement and the related financing transactions. Upon completion of the merger, Merger Sub will cease to exist, and the Company will continue as the surviving corporation.

THE SPECIAL MEETING

Date, Time, Place and Purpose of the Special Meeting

        This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the board of directors for use at the special meeting to be held on February 15, 2013, starting at 9:00 a.m., Eastern time, at the Sheraton Reston Hotel located at 11810 Sunrise Valley Drive, Reston, Virginia 20191, or at any postponement, recess or adjournment thereof. At the special meeting, holders of our common stock will be asked to approve the proposal to adopt the merger agreement, to approve the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or if a quorum is not present at the special meeting, and to approve the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company's named executive officers in connection with the merger.

        Our stockholders must approve the proposal to adopt the merger agreement in order for the merger to occur. If our stockholders fail to approve the proposal to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement, which we encourage you to read carefully in its entirety.

Record Date and Quorum

        We have fixed the close of business on January 11, 2013 as the record date for the special meeting, and only holders of record of our common stock as of the close of business on the record date are entitled to vote at the special meeting. You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of our common stock at the close of business on the record date. On the record date, there were 24,475,682 shares of our common stock outstanding and entitled to vote. Each share of our common stock entitles its holder to one vote on all matters properly coming before the special meeting.

        A majority of the shares of our common stock issued and outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting. Shares of our common stock represented at the special meeting but not voted, such as shares of our common stock for which a stockholder directs an "abstention" from voting, will be counted for purposes of establishing a quorum. A quorum is necessary to transact business at the special meeting. Once a share of our common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting, unless a new record date is required to be established. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned.

Attendance

        Except as set forth below, only stockholders of record or their duly authorized proxies have the right to attend the special meeting or any postponement or adjournment thereof. To gain admittance, you must present valid photo identification, such as a driver's license or passport. If your shares of our common stock are held through a bank, brokerage firm or other nominee, please bring to the special meeting a copy of your brokerage statement evidencing your beneficial ownership of our common stock and valid photo identification. If you are the representative of a corporate or institutional stockholder, you must present valid photo identification along with proof that you are the representative of such stockholder. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

 Vote Required

        Approval of the proposal to adopt the merger agreement requires the affirmative vote of a majority of the outstanding shares of our common stock entitled to vote thereon. For the proposal to adopt the merger agreement, you may vote "FOR," "AGAINST" or "ABSTAIN." Abstentions will not be counted as votes cast in favor of the proposal to adopt the merger agreement, but they will count for the purpose of determining whether a quorum is present. If you fail to submit a proxy, fail to vote in person at the special meeting, or abstain, it will have the same effect as a vote "AGAINST" the proposal to adopt the merger agreement.

        If your shares of our common stock are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered, with respect to those shares of our common stock, the "stockholder of record." This proxy statement and proxy card have been sent directly to you by the Company.

        If your shares of our common stock are held through a bank, brokerage firm or other nominee, you are considered the "beneficial owner" of shares of our common stock held in street name. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of our common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting. You are also invited to attend the special meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the special meeting unless you request and obtain a valid proxy from your broker or other agent.

        Under the rules of the NYSE, banks, brokerage firms or other nominees who hold shares in street name for customers have the authority to vote on "routine" proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the proposal to adopt the merger agreement. As a result, absent specific instructions from the beneficial owner of such shares of our common stock, banks, brokerage firms and other nominees are not empowered to vote those shares of our common stock on non-routine matters. These broker non-votes, if any, will be counted for purposes of determining a quorum, and will have the same effect as a vote "AGAINST" the proposal to adopt the merger agreement.

        Approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of holders of a majority of the shares of our issued and outstanding common stock present and voting, in person or represented by proxy, at the special meeting and entitled to vote on the matter at the special meeting, whether or not a quorum is present. For the proposal to adjourn the special meeting, if necessary or appropriate, you may vote "FOR," "AGAINST" or "ABSTAIN." If you have given a proxy and abstained on this proposal, if you fail to submit a proxy, or fail to attend in person the special meeting, or if there are broker non-votes on the issue, as applicable, the shares of our common stock held by you or your broker will not be counted in respect of, and will not have an effect on, the proposal to adjourn the special meeting.

        Approval, by non-binding, advisory vote, of the proposal to approve certain compensation arrangements for the Company's named executive officers in connection with the merger requires the affirmative vote of holders of a majority of the shares of our issued and outstanding common stock present and voting, in person or represented by proxy, at the special meeting and entitled to vote on the proposal. For the proposal to approve the merger-related executive compensation, you may vote "FOR," "AGAINST" or "ABSTAIN." If you have given a proxy and abstained on this proposal, if you fail to submit a proxy, or fail to attend in person the special meeting, or if there are broker non-votes on the issue, as applicable, the shares of our common stock held by you or your broker will not be counted in respect of, and will not have an effect on, the proposal to approve the merger-related executive compensation.

        If you are a stockholder of record, you may have your shares of our common stock voted on matters presented at the special meeting in any of the following ways:

  •
  in person—you may attend the special meeting and cast your vote there;

  •
  by proxy—stockholders of record have a choice of voting by proxy:

  •
  over the Internet—the website for Internet voting is on your proxy card;

  •
  by using a toll-free telephone number noted on your proxy card; or

  •
  by signing and dating the proxy card you receive and returning it in the enclosed prepaid reply envelope.

        If you are a beneficial owner, you will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of our common stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee.

        A control number, located on your proxy card, is designed to verify your identity and allow you to submit a proxy to vote your shares of our common stock, and to confirm that your voting instructions have been properly recorded when submitting a proxy to vote over the Internet or by telephone. Please be aware that if you submit a proxy to vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

        Please refer to the instructions on your proxy or voting instruction card to determine the deadlines for submitting a proxy over the Internet or by telephone. If you choose to submit your proxy by mailing a proxy card, your proxy card must be filed with our Corporate Secretary by the time the special meeting begins. Please do NOT send in your stock certificates with your proxy card. If you are a holder of stock certificates, when the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the per share merger consideration in exchange for your stock certificates.

        If you vote by proxy, regardless of the method you choose to vote, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, or your proxies, will vote your shares of our common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of our common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

        If you properly sign your proxy card but do not mark the boxes showing how your shares of our common stock should be voted on a matter, the shares of our common stock represented by your properly signed proxy will be voted "FOR" approval of the proposal to adopt the merger agreement, "FOR" approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, and "FOR" approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company's named executive officers in connection with the merger.

        IT IS IMPORTANT THAT YOU SUBMIT A PROXY TO VOTE YOUR SHARES OF OUR COMMON STOCK PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. STOCKHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.

        As of the close of business on January 11, 2013, the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, approximately 1,050,716 shares of our common stock (excluding any shares of our common stock deliverable upon exercise or conversion of any options or restricted stock awards), representing 4.3% of the outstanding shares of our common stock on the record date. The directors and officers have informed the Company that they currently intend to vote all such shares of our common stock "FOR" approval of the proposal to adopt the merger agreement, "FOR" approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, and "FOR" approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company's named executive officers in connection with the merger.

Proxies and Revocation

        Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person at the special meeting. If your shares of our common stock are held in "street name" by your bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of our common stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or vote in person at the special meeting, or abstain, or do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, your shares of our common stock will not be voted on the proposal to adopt the merger agreement, which will have the same effect as a vote "AGAINST" the proposal to adopt the merger agreement, and your shares of our common stock will not have an effect on the proposal to adjourn the special meeting or on the proposal to approve certain compensation arrangements for the Company's named executive officers in connection with the merger.

        You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, by submitting a later dated proxy through any of the methods available to you, by giving written notice of revocation to our Corporate Secretary, at 11480 Commerce Park Drive, Suite 600, Reston, Virginia 20191, or by attending the special meeting and voting in person. Please note that to be effective, your new proxy card, Internet or telephonic voting instructions or written notice of revocation must be received by our Corporate Secretary prior to the special meeting and, in the case of Internet or telephonic voting instructions, must be received before 11:59 p.m. Eastern time on February 14, 2013. If you have submitted a proxy, your appearance at the special meeting, in the absence of voting in person or submitting an additional proxy or revocation, will not have the effect of revoking your prior proxy.

Adjournments, Recesses and Postponements

        Although it is not currently expected, the special meeting may be adjourned for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or if a quorum is not present at the special meeting. An adjournment may be made with the affirmative vote of the holders of a majority of the shares of our issued and outstanding common stock present and voting, in person or represented by proxy, at the special meeting and entitled to vote on the matter at the special meeting. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow the Company's stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned.

Anticipated Date of Completion of the Merger

        Assuming timely satisfaction of necessary closing conditions, including the approval by our stockholders of the proposal to adopt the merger agreement, we anticipate that the merger will be completed in the first quarter of 2013.

 Rights of Stockholders Who Seek Appraisal

        Stockholders are entitled to appraisal rights under the DGCL in connection with the merger. This means that you are entitled to have the fair value of your shares of our common stock determined by the Delaware Court of Chancery and to receive payment based on that valuation in lieu of the merger consideration if you follow exactly the procedures specified under the DGCL. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the merger agreement.

        To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the merger agreement, you must not vote in favor of the proposal to adopt the merger agreement and you must continuously hold your shares of our common stock from the date you make the demand for appraisal through the effective date of the merger. Merely voting against adoption of the merger agreement will not preserve your appraisal rights, which require you to take all steps provided under Delaware law. Your failure to follow exactly the procedures specified under the DGCL may result in the loss of your appraisal rights. See "Appraisal Rights" beginning on page 100 and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex C to this proxy statement. If you hold your shares of our common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by your bank, brokerage firm or nominee. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

Solicitation of Proxies; Payment of Solicitation Expenses

        The Company has engaged Alliance Advisors, LLC to assist in the solicitation of proxies for the special meeting. The Company will pay Alliance Advisors, LLC a fee of $7,500 plus certain fees and out-of-pocket expenses. The Company will also indemnify Alliance Advisors, LLC, and its employees against certain losses, damages, expenses, liabilities and claims. The Company may also reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares of our common stock for their expenses in forwarding soliciting materials to beneficial owners of our common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Questions and Additional Information

        If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact Alliance Advisors, LLC our proxy solicitor, by calling (877) 777-4575, or emailing tns@allianceadvisorsllc.com.

THE MERGER

        This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

        The merger agreement provides that, upon the terms and subject to the conditions of the merger agreement, Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the merger and will continue to do business following the merger. As a result of the merger, our common stock will cease to be publicly traded. You will not own any shares of the capital stock of the surviving corporation.

Merger Consideration

        In the merger, each outstanding share of our common stock (except for the excluded shares) will be converted into the right to receive the per share merger consideration, without interest, less any amounts required to be withheld under applicable U.S. tax laws.

Background of the Merger

        The Company's board of directors periodically reviews the Company's long-term strategic plan with the goal of maximizing stockholder value. As part of this ongoing process, the board of directors has periodically reviewed strategic alternatives that may be available to the Company. From time to time over the last several years, a number of parties have approached the Company about possible transactions involving the sale of the Company or other strategic investments.

        Beginning in the fourth quarter of 2010, the Company (with the approval of the board of directors) held a series of meetings with approximately eight financial sponsors to discuss the Company's recent acquisitions and how potential investors viewed the Company's relative valuation and available strategic alternatives. The Company continued conversations with the financial sponsors (with the approval of the board of directors) through the first quarter of 2011 pursuant to customary non-disclosure agreements (each, an "NDA") and provided the financial sponsors with additional information regarding the Company's future prospects and management's view of strategic alternatives available to the Company.

        Later in the first quarter of 2011, the Company received non-binding indications of interest to acquire the Company from three of the financial sponsors involved in the discussions regarding the Company's future prospects and strategic alternatives ("Bidder A," "Bidder B" and "Bidder C"). The initial bids ranged from $24.00 to $25.00 and were received between February 18 and 25, 2011, during which period the average closing price of our common stock was $18.58 per share. Upon receipt of the indications of interest, senior management instructed Bidders A, B and C to direct all future communications to the board of directors. Further, in response to the indications of interest, on March 6, 2011 the board of directors formed a special committee (the "2011 special committee") composed of independent and disinterested directors to (i) consider the indications of interest from Bidders A, B and C and to consider any alternative proposal from any other party and (ii) engage independent legal and financial advisors to assist the 2011 special committee (the bidding process, taken as a whole, the "2011 process"). Soon thereafter, certain members of the 2011 special committee interviewed a number of law firms and financial advisors, and on the basis of their respective qualifications, reputation and experience, retained Gibson, Dunn & Crutcher LLP ("Gibson Dunn") as the 2011 special committee's legal advisor and Greenhill & Co., LLC ("Greenhill") as its financial advisor.

        Throughout the rest of the first half of 2011, Greenhill held preliminary introductory discussions with 14 other financial sponsors and four strategic competitors of the Company regarding the Company's ongoing review of strategic alternatives, of which one financial sponsor ("Bidder D") submitted a non-binding indication of interest to acquire the Company within the range of bids received from Bidders A, B and C. The Company thereafter provided Bidder D with additional information regarding the Company's future prospects and management's view of strategic alternatives available to the Company, which was substantially the same information previously provided to Bidders A, B and C. Following additional discussions and diligence, Bidders A, B and C lowered their indications of value to approximately $20.00 to $22.00 per share. The closing price of our common stock on May 23, 2011, the date Bidders A, B and C lowered their indications of value, was $15.95 per share. At the direction of the 2011 special committee, Greenhill informed Bidders A, B and C that their indications of interest did not adequately value the Company and encouraged each of Bidders A, B and C to raise their respective offers. During the course of the process, Bidders B and C indicated that they were unwilling to raise their offers, at which point discussions with Bidders B and C were terminated. Bidder A indicated a willingness to potentially raise its offer by a small amount if additional diligence could support a higher valuation. Between the time of its initial indication of interest and the final review of the auction process by the 2011 special committee, Bidder D informed Greenhill that it was revising its indication of interest down to $20.00 to $22.00 per share. With the aid of Gibson Dunn and Greenhill and after an extensive review of the indications of interest from Bidders A and D and the Company's stand-alone prospects, the 2011 special committee concluded that none of the indications of interest adequately valued the Company on an absolute or relative basis. As a result, the 2011 special committee declined to continue discussions with any of the interested parties and the board of directors formally disbanded the 2011 special committee in July 2011. The average closing price of our common stock during the month of July 2011 was $16.53 per share.

        In early 2012, members of Company management and Tekelec, one of the Company's suppliers, began engaging in conversations regarding potential ways through which the two companies might expand their working relationship. During this time and unrelated to the discussions with Tekelec, Mr. Christopher Penny, the Company's Chief Strategy Officer, met with a contact in the banking community regarding business development opportunities that might be consistent with the Company's generally acquisitive business strategy. Following this meeting, Mr. Penny's contact inquired as to whether Mr. Penny would like to discuss certain business and marketing opportunities with a representative of Tekelec. Mr. Penny agreed and on September 19, 2012, he participated in a teleconference with Mr. Frank Baker, Managing Director of Siris, which acquired Tekelec in January 2012, during which Mr. Baker discussed with Mr. Penny the potential advantages of implementing a joint marketing strategy between Tekelec and the Company. During the teleconference, Mr. Baker did not propose an acquisition of the Company by Siris.

        On September 28, 2012, nine days after the teleconference between Mr. Penny and Mr. Baker, Mr. Henry H. Graham, Jr., the Company's Chief Executive Officer and a director of the Company, received a letter from Siris dated September 28, 2012 regarding a potential acquisition of the Company by Siris. Mr. Baker indicated in his letter to Mr. H. Graham that Siris would be interested in acquiring 100% of the Company at a price range of $20.00 to $21.00 per share. The closing price of our common stock on September 28, 2012 was $14.95 per share. Mr. H. Graham immediately contacted Mr. Stephen X. Graham, the chairman of the Company's board of directors, to discuss the letter. Between September 28 and September 30, 2012, Mr. S. Graham discussed the offer letter with the other members of the Company's board of directors.

        On October 1, 2012, the board of directors held a telephonic meeting to discuss the expression of interest from Siris. Members of the board of directors expressed their views that the potential price range indicated in the letter was sufficiently high to warrant further consideration by the board of directors, particularly in light of the recent performance of the Company's common stock. The board of directors discussed the possibility of forming a special committee to consider the offer. It concluded that under the circumstances, it would form a special committee consisting of the independent and disinterested directors to evaluate the Siris offer, consider strategic alternatives and decide on a course of action.

        The board of directors passed resolutions appointing a special committee consisting of the Company's disinterested and independent directors, Mr. John Benton, Mr. John Sponyoe, Mr. Thomas Wheeler and Mr. Stephen X. Graham (the "special committee"). Other than with respect to Mr. Jay E. Ricks, who no longer serves on the Company's board of directors, the special committee was composed of the same directors who served on the 2011 special committee. The board of directors granted the special committee the power and authority to, among other things: evaluate, review and consider potential strategic transactions that may be available to the Company; establish and direct the procedures related thereto and, if alternatives emerged, discuss and negotiate the terms of any such strategic transactions; and determine whether a specific strategic transaction is fair to, and in the best interests of, the Company and all of its stockholders and consider whether to recommend to the board of directors the approval and adoption of a specific strategic transaction. The special committee also was authorized to engage such legal, financial and other advisors as it deemed necessary or advisable in connection with the performance of its duties. Mr. S. Graham was elected chairman of the special committee.

        Immediately following the meeting of the board of directors on October 1, 2012, the special committee convened a telephonic meeting, at which a representative of Gibson Dunn, as well as the Company's General Counsel, were present, to discuss the letter from Siris. Mr. S. Graham explained that Siris' affiliate, Tekelec, was a supplier of the Company. The Company's General Counsel described the nature of the Company's relationship with Tekelec as well as the Company's recent contacts with Tekelec.

        The special committee determined to further explore the Siris offer and other strategic alternatives. This determination was based on the following factors, among others: the recent trading history of the Company's stock and the fact that the offer represented a significant premium over recent trading prices; the performance of the Company's business over the last year; the recent downward revision to management projections; the challenges of managing the Company as a public company; and the risks associated with management's growth plans.

        The special committee also observed that Siris and its principals have experience investing in and running telecommunications companies with multiple lines of business, having previously acquired other telecommunications companies with a mix of businesses similar to that of the Company (i.e., established lines of business and new lines of business with promising futures) in the past, and that, given the experience of its principals, Siris generally appeared to have a strong understanding of the telecommunications industry.

        The representative from Gibson Dunn advised the special committee regarding its fiduciary duties with respect to the Siris offer. The special committee then discussed the process for engaging with Siris and soliciting and evaluating other bids. The special committee determined that initially it would reach out only to the four private equity sponsors that had indicated a strong interest in acquiring the Company during the 2011 process (Bidders A, B, C and D). In making this decision, the special committee took into account the following factors, among others: the risks inherent in exploring a sale of the Company, particularly the risks associated with disclosing confidential information about the Company's business to competitors, the risk associated with disclosing to competitors the fact that the Company might be sold and the risk of leaks to the marketplace; the broad scope of the marketing efforts that were undertaken in 2011; the fact that after the extended and disruptive auction process undertaken in 2011, only four financial sponsors expressed a strong interest in acquiring the Company; the fact that none of the strategic buyers contacted in 2011 provided indications of interest or made offers; the continuing low likelihood that strategic buyers would be interested in the Company's complete mix of businesses or offer a price higher than the level indicated by Siris (in part because although they may operate in one segment of the Company's business, they may not have insight into the others); and the desire to minimize the expense, delay and management distraction associated with a process that would involve reaching out to large numbers of potential buyers, particularly where the process would not necessarily result in a decision to sell the Company. The special committee also considered the possibility of relying on a post-signing market check and the potential inclusion of a "go-shop" provision in any definitive agreement entered into with a particular bidder, which would permit the Company to continue to solicit acquisition proposals, including proposals from strategic buyers, after the signing of an agreement.

        The special committee discussed the engagement of an independent financial advisor and Mr. S. Graham suggested that the special committee engage Greenhill based on its work during the 2011 process. The special committee considered Greenhill's qualifications and experience, and the fact that Greenhill was familiar with the Company and the special committee members because it had acted as financial advisor to the 2011 special committee. It also considered the potential conflicts of interest that could arise from Greenhill's relationships with competitors or potential buyers. The special committee then authorized Mr. S. Graham to take steps to proceed with the engagement of Greenhill. The special committee also discussed and approved the engagement of Gibson Dunn as its independent legal advisor.

        In further discussions, the special committee members agreed that management's role in the process should be restricted. Specifically, the special committee agreed that as a general rule management should not engage in discussions with Siris or other prospective acquirers regarding the terms of any proposed transaction, that diligence requests by prospective acquirers should be fielded by the special committee's advisors, and that interactions between management and prospective acquirers should be supervised by committee members or the special committee's advisors. Mr. S. Graham, Greenhill and Gibson Dunn later provided instructions to this effect to the management team.

        Pursuant to the authorization of the special committee, Mr. S. Graham, with input from other members of the special committee, negotiated an engagement letter with Greenhill retaining Greenhill's services as the special committee's financial advisor on terms substantially similar to those on which Greenhill was engaged by the 2011 special committee. Mr. S. Graham executed the engagement letter with Greenhill on October 2, 2012, and the special committee adopted resolutions ratifying the terms and provisions of the engagement letter at a special committee meeting on October 29, 2012. During the afternoon of October 2, 2012, Mr. S. Graham contacted Mr. Baker of Siris to inform him that Greenhill would be contacting him regarding the process.

        Between October 2, 2012 and October 8, 2012, Greenhill, at the direction of the special committee, contacted Siris and representatives of Bidders A, B, C and D. On October 3, Greenhill sent Mr. Baker a form of NDA, which Gibson Dunn and Siris' outside counsel, Simpson Thacher & Bartlett, LLP ("Simpson Thacher"), began to negotiate. On October 4, Greenhill contacted Siris to provide a proposed schedule for the bidding process. Greenhill also contacted representatives from Bidder A, Bidder B, Bidder C and Bidder D to communicate the parameters of a process for the potential submission of confidential preliminary indications of interest for an acquisition of 100% of the Company. A representative from Bidder A returned Greenhill's telephone call and, citing its familiarity with the Company acquired during its participation in the 2011 process, informed Greenhill that Bidder A would perform preliminary valuation work and contact Greenhill with its preliminary thoughts in approximately one week. On October 5, a representative from Bidder B returned Greenhill's call to indicate that it too would perform preliminary valuation work and contact Greenhill in approximately one week with its preliminary thoughts. Neither of Bidder C nor Bidder D immediately returned Greenhill's telephone calls. Between October 5 and October 10, Greenhill and Siris representatives communicated several times regarding the provisions of Siris' NDA and the scheduling of an initial meeting with Company management.

        On October 8, 2012, Siris executed an NDA following negotiation with the Company. Additionally, Greenhill representatives reached out a second time, via e-mail, to representatives of both Bidder C and Bidder D to gauge their respective interests in submitting a bid for an acquisition of the Company. Bidder C did not respond to Greenhill's e-mail. Greenhill did not reach out to Bidder C again, nor did Bidder C attempt to contact Greenhill at any time during the bidding process.

        On October 8, the special committee held a telephonic meeting at which representatives of Gibson Dunn and Greenhill, as well as the Company's General Counsel, were present. The special committee discussed and evaluated Greenhill's recommendations and confirmed that it believed that the Siris indication of interest warranted consideration, taking into account the same factors previously considered by the special committee. He outlined the already-ongoing process under which Greenhill would explore Siris' indication of interest and solicit indications of interest from other potential acquirers, noting that, as directed by the special committee, the process was designed to be efficient and controlled, reducing the risk of competitive damage and management distraction without compromising the ability to maximize value. He confirmed that, as instructed by the special committee, Greenhill did not plan to contact possible strategic buyers at this time. He also stated that it was reasonable to believe that the process, as currently designed, represented a reasonable balance of the special committee's objectives.

        The Greenhill representatives presented a brief overview of their preliminary process calendar, under which Greenhill would request that Siris and other interested parties provide oral indications of value by October 31. With the permission of the special committee and following the execution of an NDA, interested parties would be granted access to the Company's virtual data room, which the Company was in the process of assembling. The special committee confirmed its support for the proposed schedule laid out by Greenhill.

        On October 9, 2012, a representative from Bidder D contacted Greenhill to state that Bidder D would contact Greenhill again in a few days regarding whether it expected to move forward with a bid for an acquisition of the Company. Bidder D also indicated that were it to decide to move forward, it would be in a position to do so quickly. At the same time, Bidder D tentatively scheduled a meeting during the week of October 21; however, this conversation ultimately represented Bidder D's final communication with Greenhill as Bidder D did not attempt to contact Greenhill, nor did Greenhill reach out to Bidder D again during the bidding process.

        On October 10, 2012, a representative from Bidder A contacted Greenhill to indicate that Bidder A would like to consider a possible transaction with the Company. Gibson Dunn and Bidder A's outside counsel began negotiating the terms of an NDA, which the parties executed on October 11. On the same date, Mr. S. Graham, in order to facilitate the bidding process, authorized Gibson Dunn to prepare a form of merger agreement to be provided to potential bidders.

        On October 11, 2012, Mr. H. Graham and other members of the Company's management team conducted meetings in Reston, Virginia with Mr. Baker and other Siris representatives. Representatives from Gibson Dunn and Greenhill were also in attendance. During these meetings, the parties reviewed the Company's business structure, operations and financial performance. Earlier in the day, a Greenhill representative spoke with a representative from Bidder B, who indicated that Bidder B was interested in meeting with Company management and would be in a position to provide an indication of value after that time. Gibson Dunn began preparing an NDA for execution by Bidder B.

        Between October 12 and October 19, 2012, Greenhill representatives corresponded with Bidder B regarding the scheduling of a meeting with Company management. During this time, Gibson Dunn and counsel to Bidder B continued to negotiate the terms of Bidder B's NDA. On October 13, Greenhill representatives contacted Mr. Baker to convey the calendar for the bidding process as currently contemplated, which tentatively proposed that bidders provide revised indications of value by October 31, 2012. Throughout the week, Greenhill representatives continued to work with Company management to populate the Company's virtual data room.

        On October 15, 2012, the special committee held a telephonic meeting at which representatives of Greenhill and Gibson Dunn, as well as the Company's General Counsel, were present. A Greenhill representative updated the special committee on the status of Greenhill's communications with Siris and the other bidders. He summarized for the special committee the schedule of upcoming meetings during the week of October 21 between potential acquirers and Company management, including meetings with each of Siris and Bidder A, and tentatively-scheduled meetings with each of Bidder B and Bidder D. He indicated that the potential acquirers would be expected to confirm their interest and provide a preliminary indication of value shortly after their respective meetings.

        The special committee then asked for Greenhill's advice with respect to concluding the bid solicitation process. Greenhill proposed that the bidders be asked to provide a verbal indication of value during the last week of October and that, if a bidder were to provide a verbal indication of value that the special committee determined to be within an acceptable range, the special committee would provide a draft merger agreement for comment by the bidder and would amend the bidder's NDA to permit conversations between the bidder and a limited group of financing sources. Each such bidder would then, by November 12, present an updated indication of value, provide a mark-up of the merger agreement and confirm receipt of a financing commitment. At that point, the special committee would review the bids, negotiate or take other steps as appropriate, and decide whether to proceed with a transaction. The special committee discussed and approved this proposed schedule for soliciting bids.

        On October 18, 2012, each of Siris and Bidder A was provided access to the Company's virtual data room. Later that evening, representatives from Bidder A met with Mr. H. Graham and other members of Company management in Reston, Virginia to review the Company's business structure, operations and financial performance and to update the information received by Bidder A during the 2011 process. Greenhill representatives also attended the meeting.

        On the morning of October 22, 2012, Bidder B executed its NDA with the Company and was granted access to the Company's virtual data room. Later that afternoon, representatives of Bidder B met with Mr. H. Graham and other members of Company management at Greenhill's offices in New York, New York to review the Company's business structure, operations and financial performance and to update the information received by Bidder B during the 2011 process.

        On the afternoon of October 22, 2012, the special committee held a telephonic meeting at which representatives of Greenhill and Gibson Dunn, the Company's General Counsel, Mr. H. Graham and other members of Company management were present. At the request of the special committee, Company management presented its draft financial projections for the coming five years (the "five-year projections"), and described its plan to share the five-year projections with Siris, Bidder A and Bidder B. The special committee and Company management discussed at length the assumptions and reasoning behind the five-year projections, as well as the fact that management's projections had been revised downward from those provided during the 2011 process. The special committee indicated that Company management should proceed with its plan to present the five-year projections to the proposed bidders. A Greenhill representative provided an update on the status of Greenhill's discussions with Siris and the other potential bidders. He also stated that the five-year projections reviewed during the meeting would be distributed to each of Siris, Bidder A and Bidder B following the meeting.

        Starting on October 22 and continuing into October 23, 2012, Greenhill representatives contacted each of Siris, Bidder A and Bidder B and shared with them the five-year projections approved by the special committee at its October 22 meeting.

        On October 23, Siris representatives met with Mr. H. Graham and other members of Company management at Greenhill's offices in New York, New York to discuss the five-year projections and other aspects of the Company's businesses. During this meeting, Mr. Baker approached Greenhill with a request that Siris be permitted to engage in exclusive negotiations with the special committee. Based on prior consultation with Mr. S. Graham, this request was denied. Mr. Baker then requested that the Company reimburse Siris' expenses in connection with its participation in the negotiations. Greenhill indicated that it would take this request back to the special committee.

        That same day, Mr. H. Graham and another member of Company management met with the Chief Executive Officer of a portfolio company of a financial sponsor that had participated in the 2011 process ("Bidder E") regarding ordinary course commercial arrangements and strategic partnerships. At this meeting, the Chief Executive Officer of the portfolio company suggested to Mr. H. Graham that

Bidder E might have an interest in acquiring the Company. Mr. H. Graham relayed this information to Mr. S. Graham, who subsequently contacted a Greenhill representative and instructed him to reach out to Bidder E regarding the expression of interest.

        On October 24, 2012, Greenhill left a message for Bidder E regarding the expression of interest conveyed to Mr. H. Graham by an executive of Bidder E's portfolio company. Greenhill also contacted Bidde B via e-mail to coordinate a teleconference between Company management and Bidder B to discuss the five-year projections. Later that day, Greenhill contacted Mr. Baker and discussed with him the timeline for the bidding process. Mr. Baker expressed his expectation that Siris could provide an updated indication of value by October 29 and a mark-up of a merger agreement by November 12, but stated that Siris would not have a financing commitment until the week of November 26 rather than by November 12, as originally contemplated by the special committee. Greenhill confirmed that the Company would be in a position to provide a draft merger agreement to Siris on October 29 in the event that the special committee deemed Siris' revised indication of value to be within an acceptable range. Also on October 24, Bidder A engaged in a teleconference with Mr. Dennis Randolph, the Company's Chief Financial Officer, as well as Greenhill representatives, to discuss the five-year projections.

        On October 25, 2012, Mr. S. Graham and representatives from Gibson Dunn and Greenhill engaged in a teleconference in which they discussed Mr. Baker's revised timeline for Siris' offer, as well as the current status of Greenhill's discussions with the other bidders. Mr. S. Graham and Gibson Dunn representatives discussed the material terms of a draft merger agreement that Gibson Dunn had prepared.

        Later that day, a representative of Bidder B contacted Greenhill to withdraw from the bidding process. Bidder B's representative was complimentary of Company management, but cited the diminished outlook set forth in the five-year projections, as compared to projections received by Bidder B during the 2011 process, as well as the recent actual performance of the Company. Greenhill was also contacted by a representative of Bidder E who indicated that, at the time its proposal was communicated to Mr. H. Graham, Bidder E had been interested in acquiring only a single division of the Company, but that it might also consider an acquisition of the entire Company. Greenhill advised Bidder E that a special committee of the Company's board of directors was considering the possible sale of the Company. It further advised Bidder E that the special committee was not then considering a sale of only a single division and that a process relating to the possible sale of the Company was underway. The Greenhill representative described the contemplated timeline for that process and explained that the Company would provide Bidder E with more information upon the execution of an NDA with the Company. Ultimately, Bidder E did not contact either Greenhill or the Company to pursue the execution of an NDA, nor did it receive any confidential information about the Company in connection with the bidding process.

        On October 25 and October 26, 2012, Siris representatives engaged in two due diligence teleconferences with members of Company management and representatives from Greenhill. Over the next several weeks, Greenhill worked with the Company to provide documents and information responsive to Siris' due diligence requests.

        On October 29, 2012, Siris sent a revised offer letter to the special committee in which it confirmed its indication of interest in acquiring the Company at a price of $20.50 per share, a 44% premium over the prior trading day's closing share price of $14.27 per share, proposed that the Company agree to reimburse up to $1.5 million in Siris expenses and agreed to provide a mark-up of the merger agreement by November 12 and a financing commitment by the week of November 26.

        On the afternoon of October 29, the special committee held a telephonic meeting, which was attended by representatives of Gibson Dunn and Greenhill, as well as the Company's General Counsel. A Greenhill representative updated the committee on the status of Greenhill's communications with potential acquirers, noting that only Siris and Bidder A remained actively engaged in the bidding process.

        The special committee then discussed the letter that Siris had addressed to the special committee in which it confirmed its indication of interest in the Company at a price of $20.50 per share. The special committee determined that Siris' indication of interest remained sufficiently strong to warrant further exploration. The special committee agreed that a draft merger agreement should be provided to Siris. It further determined that, because the bidders' NDAs prohibited the bidders from discussing the transaction or sharing confidential information with potential financing sources without the Company's consent, Siris' NDA should be amended so that Siris could begin discussions with possible sources of debt and equity financing. The special committee directed Greenhill to inform Siris that the special committee would not grant Siris' request for up to $1.5 million in expense reimbursement. After reviewing the revised timeline proposed by Greenhill for engagement with Siris, the special committee approved the schedule, under which a mark-up of a merger agreement would be due by November 12, 2012.

        On the evening of October 29, 2012, Gibson Dunn delivered a draft merger agreement to Siris and Simpson Thacher. Earlier that day, Greenhill had contacted Bidder A, who indicated that it would be delayed in providing its indication of value.

        On October 31, 2012, representatives of Bidder A contacted Greenhill and explained that Bidder A was withdrawing from the bidding process. Bidder A expressed its respect for Company management, but indicated that it could only offer an indication of value in the $17.00 to $18.00 per share range because it believed that the Company's core business was "flat" and that the growth rates projected for the Company's next-generation businesses were too uncertain. Bidder A also cited the Company's recent history of missing projections and earnings guidance, as well as the substantial decrease in performance set forth in the five-year projections, as compared to the projections provided to Bidder A during the 2011 process.

        Between October 29 and October 31, 2012, Siris representatives and their advisors engaged in three teleconferences with members of the Company's management team and their advisors covering various due diligence items. During this time, Greenhill continued to work with the Company to upload additional information to the Company's virtual data room in response to Siris' due diligence requests.

        On November 1, 2012, Gibson Dunn and Simpson Thacher agreed on the terms of an amendment to Siris' NDA (the "financing waiver"), which the parties then executed. This waiver permitted Siris, for the limited purpose of obtaining debt or equity financing, to discuss the proposed transaction with, and provide confidential information to, several of its limited partners, a potential equity co-investor and seven banks that might be engaged to provide debt financing. The parties subsequently executed several additional waivers permitting Siris to provide information to additional limited partners and financing sources.

        On November 1 and 2, Siris representatives and Siris' advisors engaged in three teleconferences with members of the Company's management team, their advisors and Greenhill regarding certain due diligence items.

        On November 5, 2012, the special committee held a telephonic meeting at which representatives of Greenhill and Gibson Dunn and the Company's General Counsel were present. A Greenhill representative provided an update on the status of the discussions between Siris and Company management and stated that Siris had indicated that it intended, as scheduled, to provide a mark-up of the draft merger agreement by November 12 and a financing commitment by the week of November 26, with the goal of putting the special committee in a position to assess Siris' offer and decide whether to proceed with a transaction during the first week of December. He also informed the special committee that the proposed schedule could be delayed were there to be any significant delay in Siris' receipt of various due diligence materials. Greenhill informed the special committee that Bidder A had provided a maximum indication of value of $17.00 to $18.00 per share and subsequently dropped out of the bidding process, leaving Siris as the only remaining active participant in the bidding process. As he had done with Mr. S. Graham and Greenhill representatives on October 25, a Gibson Dunn representative reviewed with the special committee certain material terms contained in the draft merger agreement provided to Siris on October 29, and highlighted points that would likely receive significant negotiation.

        Between November 6 and November 7, 2012, Siris representatives and their advisors engaged in two due diligence teleconferences with members of the Company's management, their advisors and Greenhill representatives.

        On each of November 8 and 9, 2012, Siris representatives met in Reston, Virginia with Mr. H. Graham and other members of the Company's management team as well as the leadership of each of the Company's various business segments to discuss due diligence items with respect to each business segment. Greenhill representatives were present at each of the meetings.

        On November 12, 2012, the special committee held a telephonic meeting at which representatives of Greenhill and Gibson Dunn, as well as the Company's General Counsel, were present. A Greenhill representative updated the special committee on the status of discussions between Siris and Company management and stated that following the meeting of the special committee, he expected Company management to provide Siris with detailed financial data with respect to the drivers underlying the Company's various operating units, which would allow Siris to develop its financial model for the Company by the end of the week. He further explained that, due to delays in the provision to Siris of certain due diligence items, Siris had requested to extend the timeline for receipt of its financing commitments by one week to the week of December 3, 2012. The special committee approved, and directed Greenhill to proceed under, the revised calendar.

        The members of the special committee then considered the structure of Siris' proposed financing. Greenhill explained that, based on discussions with Siris, it appeared that Siris intended to finance the equity portion of a transaction with a combination of its own funds and funds from its limited partners and certain co-investors. The members of the committee discussed the risk and benefits of this structure.

        Later that evening, Siris and Simpson Thacher returned a mark-up of the draft merger agreement previously provided by Gibson Dunn, which, among other things, removed the Company's proposed "go-shop" provision, modified the scope of the fiduciary out, raised the amounts of the termination fees payable by the Company, placed limits on the buyer's obligation to close if financing was not available, inserted the concept of a reverse termination fee payable by Siris and otherwise restricted the Company's remedies against Siris. Over the next week, Gibson Dunn engaged in several teleconferences with Mr. S. Graham and the Company's General Counsel regarding the mark-up of the merger agreement.

        On November 13, 2012, Greenhill representatives provided to Siris additional financial data regarding the Company's business segments. On November 16, Siris representatives and Siris' advisors engaged in four due diligence teleconferences with members of the Company's management and each of the Company's and the special committee's advisors. Representatives from Greenhill participated in each teleconference and continued, throughout the week, to provide information responsive to Siris' due diligence requests.

        On November 19, 2012, the special committee held a telephonic meeting at which representatives of Greenhill and Gibson Dunn, as well as the Company's General Counsel, were present. Greenhill provided an update on the status of the discussions between Siris and Company management and explained that, subject to the completion of various diligence items, Siris had indicated that it continued to expect to provide a financing commitment during the first week of December. The special committee then discussed the status of the process.

        A representative from Gibson Dunn summarized the positions taken by Simpson Thacher in its mark-up of the merger agreement and identified the key issues that Gibson Dunn proposed to continue to negotiate. The special committee discussed these issues. Shortly after the meeting of the special committee, Gibson Dunn delivered to Simpson Thacher a revised draft of the merger agreement, which re-inserted the "go-shop" provision, accepted the concept of a reverse termination fee and expanded the scope of the Company's remedies against Siris and its financing sources.

        Between November 19 and November 21, 2012, Siris representatives and Siris' advisors participated in six teleconferences with members of the Company's management team, the Company's advisors and the advisors to the special committee covering various due diligence items. Throughout the remainder of the week, Greenhill continued to work with the Company to provide information responsive to Siris' due diligence requests.

        During the afternoon of November 25, 2012, Simpson Thacher delivered to Gibson Dunn a new mark-up of the revised draft of the merger agreement which, among other things, accepted the concept of a "go-shop" provision but rejected other proposals. During the course of the next week, Gibson Dunn and Simpson Thacher engaged in numerous teleconferences to negotiate the terms of the merger agreement and other transaction documents.

        During the morning of November 26, 2012, Mr. H. Graham and other members of Company management met with Siris representatives at Greenhill's offices in New York, New York to review the materials to be presented later that morning at a meeting with six potential sources of Siris' debt financing (the "bank meeting"). Following their morning meeting, the Siris representatives and members of Company management, including Mr. H. Graham, attended the bank meeting at Greenhill's offices. Before and after the completion of the bank meeting, the Siris representatives, Mr. H. Graham and other members of Company management met to discuss certain diligence items and their thoughts regarding the potential sources of debt financing. Greenhill representatives were present at each of the meetings.

        While the bank meeting was ongoing, the special committee held a telephonic meeting at which representatives of Greenhill and Gibson Dunn, as well as the Company's General Counsel, were present. A Greenhill representative provided an update on the status of the discussions between Siris and Company management and informed the special committee that Simpson Thacher was continuing to pursue diligence items and to work with Gibson Dunn to narrow the outstanding issues in the merger agreement. He reviewed with the special committee the slate of meetings to be held at Greenhill's offices on November 26 and 27, indicating that Siris and Company management had already begun to meet with representatives of potential lenders that morning and that the November 27 meeting would involve Siris' limited partners and potential equity co-investors.

        The special committee discussed with Greenhill the prospective timing of a final view on value from Siris. The Greenhill representative informed the special committee that Siris likely would not be in a position to provide a final view on value until after it had secured financing commitments, sometime during the first week of December. The special committee confirmed, as it had in previous meetings, that a definitive decision to sell the Company had not been made, and would not be made until such time as it was presented with a complete offer consisting of a negotiated merger agreement, a final indication of value and a completed financing package. Representatives from Gibson Dunn updated the special committee on the status of the merger agreement negotiations between Gibson Dunn and Simpson Thacher.

        On November 27, 2012, representatives from Siris and members of Company management, including Mr. H. Graham, met at Greenhill's offices in New York, New York with Siris' limited partners and potential equity co-investors to discuss the Company's business and the proposed transaction. Representatives from Greenhill were also in attendance.

        On each of November 28 and 29, 2012, Siris representatives and Siris' advisors engaged in teleconferences with members of the Company's management team and the special committee's advisors regarding due diligence items. Throughout the remainder of the week, Greenhill continued to work with the Company to provide documents and information in response to Siris' due diligence requests.

        On November 30, 2012, Mr. Baker informed a Greenhill representative that he did not believe that Siris would be willing to raise its bid from $20.50 per share. A Greenhill representative told Mr. Baker that he should strongly consider raising his offer if he wished to engage in a transaction with the Company. The closing price of our common stock on November 30, 2012 was $14.60 per share.

        Pursuant to a request previously made by Mr. S. Graham, Greenhill raised with Mr. Baker the possibility of scheduling meetings with Mr. S. Graham during the following week to discuss price and other significant issues. Mr. S. Graham had previously explained to Greenhill that such a meeting would be an efficient way to secure the final offer that the special committee needed for consideration.

        Mr. Baker also raised with Greenhill the possibility of scheduling meetings with Company management to discuss their views on the Company as well as their future roles at the Company if an acquisition were to occur.

        On December 1 and December 2, 2012, Mr. S. Graham and Mr. Baker, as well as representatives of Greenhill, Gibson Dunn and Simpson Thacher had further conversations regarding the proposal for meetings between senior management and Siris. Representatives of Siris indicated that these discussions were an important part of Siris' assessment of the proposed transaction. Mr. S. Graham said that he would propose to the special committee that it approve discussions regarding possible terms of employment and related matters between Siris and company management on December 5, which would put Mr. Baker and Mr. S. Graham in a position to have an effective discussion on December 6 regarding the details of Siris' final offer.

        During the morning of December 3, 2012, Siris representatives engaged in a teleconference with members of Company management and representatives from Greenhill to discuss Siris' remaining outstanding due diligence questions.

        Later that day, the special committee held a telephonic meeting at which representatives of Greenhill and Gibson Dunn, as well as the Company's General Counsel, were present. A Greenhill representative updated the special committee on the status of the discussions with Siris and described the proposals regarding meetings between Siris, Mr. S. Graham and members of management. Mr. S. Graham stated that he was prepared to meet with Mr. Baker on December 6, following Siris' discussions with members of the management team on December 5. He indicated that he expected to negotiate Siris' price offer and address other open issues at that time. Following a discussion, the special committee approved the plan for Mr. S. Graham to meet with Mr. Baker. In the course of this discussion, the special committee members emphasized again that they had not made a decision to sell the Company, and that any decision regarding a sale would not be made until after they had an opportunity to review the terms of a fully developed offer.

        In the same telephonic meeting, the special committee also addressed the request for a December 5 meeting between Siris and Company management, in advance of the meeting between Mr. S. Graham and Mr. Baker. Mr. S. Graham and the representatives from Greenhill and Gibson Dunn explained that discussions between senior management and Siris regarding management's future role and possible terms of employment had been postponed as long as was feasible in the current process, but that Siris had requested to engage the executives in discussions before it began discussions regarding the final terms of its offer to acquire the Company. They further explained that Siris had indicated that its request was driven by its belief that continued service of the executives represented an important part of the Company's value proposition. In addition, they said that Siris did not plan to finalize any prospective compensation arrangement or enter into agreements with the executives, but rather simply to discuss, at a high level, terms of possible arrangements. Following a discussion, the special committee approved of the plan for the executives to meet with Siris representatives on December 5. They indicated that the meetings should be attended by representatives of Greenhill or Gibson Dunn.

        During the course of the same telephonic meeting, the special committee also discussed scheduling a meeting for December 7. A Greenhill representative explained that Greenhill would be in a position to present its preliminary assessment of the fairness of Siris' offer at the December 7 meeting.

        Gibson Dunn representatives summarized the material open issues remaining in the merger agreement, after which the special committee considered possible negotiating positions. The special committee and its advisors also discussed Siris' proposed financing arrangements.

        Beginning on December 3, 2012, Siris representatives traveled to several of the Company's domestic and international offices to perform on-site due diligence. Between December 3 and December 6, Gibson Dunn and Simpson Thacher continued to negotiate and narrow the list of open issues in the merger agreement.

        On December 5, 2012, Siris representatives participated in a due diligence teleconference with members of the Company's management team and Greenhill representatives. Later the same day, in accordance with the previously approved plan, Mr. H. Graham and two other members of the Company's senior management team, Company President Mr. Michael Keegan and Mr. Randolph, individually and collectively met with Mr. Baker and another Siris representative at Gibson Dunn's offices in Washington, D.C. In these discussions, Siris and the members of the management addressed various matters related to the Company's business and strategy, as well as the management team's role at the Company if an acquisition were to occur. A representative from Gibson Dunn was present during these discussions. That evening, Siris representatives and the management team members, together with representatives of Greenhill and Gibson Dunn, met over dinner to discuss possible high-level terms of the future employment arrangements for the members of Company management, including possible equity compensation packages. The parties did not reach any definitive agreements on these issues. The parties also discussed the possibility that management team members might "roll-over" or reinvest a portion of their Company equity in the buyer. They also did not reach definitive agreement on the roll-over or reinvestment issues.

        On the morning of December 6, 2012, Mr. S. Graham and representatives from Greenhill and Gibson Dunn met at Gibson Dunn's offices in Washington, D.C. Gibson Dunn representatives reviewed with Mr. S. Graham the list of open items in the merger agreement in preparation for his negotiation with Mr. Baker. Later that same morning, Mr. S. Graham met with Mr. Baker, in the presence of a Greenhill representative. Mr. S. Graham and Mr. Baker engaged in negotiations regarding Siris' proposed offer for an acquisition of the Company. During this negotiation, Mr. Baker indicated that Siris would raise its offer to $21.00 per share from the $20.50 per share proposal contained in Siris' October 29 letter. The closing price of our common stock on December 6, 2012 was $14.73 per share. Additionally, Mr. S. Graham and Mr. Baker reached agreement regarding certain open items in the merger agreement, including, among other things, the length of the go-shop period and related terms, the size of the termination fees payable by the Company under certain circumstances, the size of Siris' reverse termination fee, and certain other Company remedies.

        On the afternoon of December 6, 2012, the special committee held a telephonic meeting at which representatives of Greenhill and Gibson Dunn, as well as the Company's General Counsel, were present. Mr. S. Graham briefed the special committee on his discussions with Mr. Baker, including the increase in Siris' offer to $21.00 per share from its previous offer of $20.50 per share, the current proposal regarding the "go-shop" period, the termination fees payable by the Company and the reverse termination fee payable by Siris and other matters. Representatives from Gibson Dunn briefed the special committee regarding the status of Siris' debt and equity financing documents, and representatives of Gibson Dunn and Greenhill described the conversations with management that had taken place the previous evening. The special committee then discussed the terms and conditions of the debt and equity financing, including among other things the fact that the equity financing contemplated a group of ten co-investors and that the debt financing commitment would be provided by two or three financing banks.

        During the course of December 6 and the morning of December 7, representatives of Gibson Dunn and Simpson Thacher continued to negotiate open items in the merger agreement. Additionally,

Siris representatives engaged in due diligence teleconferences with three of the Company's largest customers.

        On the afternoon of December 7, 2012, the special committee held a telephonic meeting to review the proposed terms of the merger, as negotiated to date. Representatives of Greenhill and Gibson Dunn, Mr. H. Graham and the Company's General Counsel also attended the meeting. The Greenhill representatives presented to the special committee Greenhill's financial analyses described below under "Opinion of Greenhill & Co., LLC" and noted that Siris' offer of $21.00 per share represented a 43% premium over the Company's closing share price on December 6, 2012. Greenhill representatives summarized the participation of other bidders during the process and reminded the special committee that two bidders had dropped out, one of whom had offered an indication of value of $17.00 to $18.00 per share, two bidders had not responded to Greenhill's outreach efforts, and the final bidder had not executed an NDA with the Company. The special committee then discussed Greenhill's analysis. The committee members observed that the Company's common stock was lightly traded and had not offered exit opportunities for the Company's stockholders at values approaching Siris' offer. Greenhill informed the special committee that it expected to be in a position to render its opinion, if so requested by the special committee, that based on and subject to limitations and assumptions that would be set forth in its opinion, the $21.00 per share cash consideration to be received by the holders of shares of the Company's common stock pursuant to the proposed merger would be fair from a financial point of view to such holders.

        Mr. S. Graham asked the members of Company management to leave the meeting while the special committee discussed the merits of the proposed transaction. Following the departure of Company management, the special committee further discussed the risks and benefits of an acquisition of the Company by Siris, the Company's alternatives, and the presentation by Greenhill.

        The Gibson Dunn representative reviewed the material terms and conditions of the merger agreement as negotiated to date, as well as the material terms and conditions of the form of debt and equity commitment papers that had been provided by Siris. The Gibson Dunn representative also reviewed the special committee's fiduciary duties with respect to the Siris offer under Delaware law and described the factors that the special committee could consider in deciding whether the Company should be sold, and in determining whether to approve the merger and recommend to the board of directors that it also approve the merger.

        The special committee engaged in an additional discussion regarding the terms of the proposed merger, the risks and benefits of a sale and the Company's alternatives. The special committee determined to hold a meeting on the evening of December 9 to decide whether to approve the Siris offer.

        Between December 7 and December 9, 2012, representatives of Gibson Dunn engaged in teleconferences with representatives of the Company, Siris and Simpson Thacher regarding the merger agreement and the related transaction documents. Also during this time, Siris representatives engaged in due diligence teleconferences with three additional large customers of the Company, and Siris and Company representatives engaged with each other regarding due diligence matters related to the Company's Cequint business.

        On December 9, 2012, representatives from Gibson Dunn and Simpson Thacher continued to negotiate the merger agreement and other transaction documents via e-mail and telephone until approximately 4:00 p.m., when a fully negotiated version of the merger agreement was circulated by Simpson Thacher and provided by Gibson Dunn to the members of the special committee and the board of directors.

        At approximately 7:00 p.m. on December 9, 2012, the special committee held a telephonic meeting at which representatives of Greenhill and Gibson Dunn, Mr. H. Graham and the Company's General Counsel were present. The special committee reviewed the status of Siris' ongoing due diligence discussions and Mr. S. Graham relayed that he had spoken with Mr. Baker who had confirmed that Siris' final offer remained at $21.00 per share. Representatives from Gibson Dunn reviewed with the special committee the final terms of the merger agreement and the structure of and conditions to the debt and equity financing. Representatives of Gibson Dunn also reviewed the special committee's fiduciary duties under Delaware law.

        Following this discussion, the members of Company management left the meeting and the special committee engaged in an extended discussion of the merits of the Siris offer. The Greenhill representative then left the meeting. The special committee continued to discuss Siris' offer. The special committee considered a variety of factors in assessing the risks and benefits of Siris' offer, including the reasons for the merger described in "The Merger—Reasons for the Merger; Recommendation of the Board of Directors."

        Following this discussion, the Greenhill representative returned to the special committee meeting and delivered to the special committee Greenhill's written fairness opinion, dated December 9, 2012, that as of that date, and based on and subject to the limitations and assumptions as set forth in its opinion, the $21.00 per share cash consideration to be received by the holders of shares of the Company's common stock pursuant to the merger agreement was fair from a financial point of view to such holders. The full text of the written opinion of Greenhill, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken in rendering its opinion, is attached as Annex B to this proxy statement, and is described in more detail below under "—Opinion of Greenhill, Independent Financial Advisor to the Special Committee."

        Gibson Dunn representatives then reviewed with the special committee the content of the resolutions that would be passed were the special committee to determine to approve the Siris offer and the special committee moved to a vote. The special committee unanimously resolved that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and fair to, and in the best interests of, the Company and its stockholders. The special committee also unanimously recommended that the board of directors approve, adopt and authorize, and declare advisable, the merger agreement and the transactions contemplated thereby, including the merger, and that the board of directors recommend to the stockholders of the Company that they adopt the merger agreement.

        At approximately 8:15 p.m. on December 9, 2012, the board of directors held a telephonic meeting at which representatives of Greenhill and Gibson Dunn, as well as the Company's General Counsel, were present. Mr. S. Graham relayed to the board of directors that the special committee had voted to move forward with the Siris offer of $21.00 per share. A Gibson Dunn representative described the board of directors' fiduciary duties in the context of considering an acquisition proposal. The board then discussed whether to accept the special committee's recommendation to approve the merger agreement. It assessed a number of factors, including the reasons for the merger described in "The Merger—Reasons for the Merger; Recommendation of the Board of Directors" during a detailed review of the terms of Siris' offer. A representative from Gibson Dunn described the resolutions that were proposed to be adopted by the board of directors, were the board of directors to determine to approve the merger agreement with Siris. After additional discussions and deliberations the board of directors moved to a vote on the proposed merger agreement. The board of directors unanimously resolved that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and fair to, and in the best interests of the Company and its stockholders, and the board of directors approved the merger agreement and the transactions contemplated thereby, including the merger. The board of directors also unanimously recommended that the stockholders adopt the merger agreement and resolved that the merger agreement be submitted for adoption by the stockholders at a special meeting of stockholders in accordance with all applicable laws and regulations.

        From the evening of December 9 through the morning of December 11, representatives of Siris, with assistance from certain members of Company management, finalized the terms of the debt commitment letter with the lenders.

        At approximately 2:00 p.m., on December 10, 2012, the special committee convened a telephonic meeting, at which representatives of Greenhill and Gibson Dunn, as well as several members of the Company's management, were present. Mr. S. Graham, together with Mr. H. Graham and Mr. Randolph, reported that Siris was in the process of finalizing its debt commitment letter. Representatives from Greenhill discussed with the special committee the manner in which Greenhill would conduct the market test process during the upcoming "go-shop" period, assuming the merger agreement were executed. The Greenhill representatives suggested that they would reach out to the parties contacted during the 2011 process to gauge their interest in exploring a potential transaction, including several financial sponsors (among them, Bidders A, B, C and D, the private equity sponsors that were contacted at the beginning of the current process) and a number of strategic buyers. Certain of the NDAs that the Company has previously entered into with these parties contain provisions limiting the signing party's right to request waivers of the standstill provisions contained in those NDAs. In connection with the "go-shop" process, the Company intends to waive the restrictions imposed by those standstill provisions and to contact each of these parties, as permitted by the merger agreement.

        On the morning of December 11, 2012, Siris finalized the terms of the debt commitment letter with the lenders and the Company and Siris executed the merger agreement and other related transaction documents. Later that morning, prior to the opening of the NYSE, a press release announcing the merger agreement was issued.

        Under the terms of the merger agreement, until 11:59 p.m., Eastern time, on January 10, 2013, the Company was permitted to initiate, solicit and encourage alternative acquisition proposals from third parties, provide nonpublic information to third parties pursuant to acceptable confidentiality agreements and participate in discussions and negotiations with third parties regarding alternative acquisition proposals. At the direction, and under the oversight, of the special committee, Greenhill conducted the go-shop process on behalf of the Company. During the go-shop period, Greenhill representatives contacted a total of 21 parties, including four strategic parties and 17 financial sponsors (including Bidders A, B, C, D and E), to inquire whether they would be interested in exploring a transaction with the Company. Of those contacted, four parties immediately declined to participate, ten parties did not immediately respond and seven parties indicated that they intended to review publicly available information and respond in accordance with their level of interest. Three of those seven parties later declined to participate in the bidding process and three of the parties ultimately did not provide a response. On the morning of December 17, 2012, the seventh party ("Party F") indicated to Mr. S. Graham that it would like to schedule a discussion with Company management. At a meeting held later that afternoon, the special committee discussed, and approved of, Party F's request and on December 21, Company management engaged in a teleconference with representatives of Party F. No bid was made by, nor was any confidential information provided to, Party F, but Party F's representatives stated that they would advise Greenhill regarding Party F's level of interest, if any, later that week. On December 31, having received no response from Party F, Greenhill sent to Party F a copy of the Company's filed preliminary special meeting proxy statement together with a reminder of the schedule of the go-shop process. On January 7, 2013, Party F informed Greenhill that it had determined not to submit an acquisition proposal. Despite Greenhill's additional follow-up inquiries to other contacted parties during the week of January 6, 2013, no party expressed interest or submitted an acquisition proposal to the Company prior to the expiration of the go-shop period.

 Reasons for the Merger; Recommendation of the Board of Directors and Special Committee

  The Special Committee

        The special committee, acting in consultation with its outside counsel and financial advisor, at a meeting held on December 9, 2012, unanimously determined that it is in the best interests of the Company and our stockholders for the Company to enter into the merger agreement and approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger. The special committee also unanimously recommended to the board of directors that the merger agreement be submitted for consideration by the stockholders of the Company at a special meeting of stockholders, and that the board of directors recommend that our stockholders vote to adopt the merger agreement.

        In evaluating the merger agreement, the merger and the other transactions contemplated thereby, the special committee discussed certain matters relating to the Company with the Company's senior management team, consulted with its own legal and financial advisors, and considered a number of factors, including, but not limited to, the following material factors (not necessarily in order of relative importance):

  •
  our management's projections of our financial performance, the likelihood of achieving those projections, the risks associated with the situation in which we do not achieve those projections, and the fact that our management's projections of our performance in 2012 were materially lower than similar projections prepared by our management in 2011;

  •
  the current and past trading price of our common stock and the fact that the per share merger consideration represents (i) a premium of approximately 43% over the closing price of our common stock on the trading day immediately preceding the day on which the board of directors approved the merger and (ii) a premium of approximately 47% over the volume weighted average share price of our common stock during the 30-day period ended as of the same date;

  •
  the fact that the Company's value, as reflected in (among other indicators) its stock price, in our management's projections and in the indications of interest received from prospective bidders, has declined materially since the 2011 special committee concluded in July 2011 that none of the indications of interest then under consideration adequately valued the Company on an absolute or relative basis;

  •
  the special committee's belief that the merger is more favorable to our stockholders than the alternatives to the merger, which belief was formed based on the special committee's review, with the assistance of our management and the special committee's advisors, of potential strategic alternatives available to the Company;

  •
  that none of our prior discussions with other parties regarding potential business combination transactions in either of 2011 or 2012 had progressed beyond preliminary stages and that, other than the Siris offer, the only indication of value we received in 2012 was in the range of $17.00 to $18.00 per share;

  •
  whether it was likely that we could receive an offer higher than $21.00 per share from a bidder other than Siris;

  •
  that the all-cash per share merger consideration will provide our stockholders with the ability to monetize their investment in the Company in the near future, while avoiding long-term business risk, and while also providing them with certainty of value for their shares of our common stock;

  •
  the special committee's understanding of the nature of our businesses, operations, financial condition, earnings and prospects of the Company, including the prospects of the Company as an independent entity;

  •
  the special committee's understanding of the nature of the telecommunications, payments and financial services industries, the level of competition in those industries and the manner in which those industries are likely to change over time;

  •
  the current projections of financial analysts regarding our common stock, as well as the fact that only two financial analysts currently monitor the performance of our common stock;

  •
  the structure of the bidding process that led to the Siris offer and the procedural safeguards built into that process, including, but not limited to, the use of a special committee composed of independent and disinterested directors and the fact that the special committee, together with its legal advisors, met 14 times, of which its financial advisor was in attendance for 13 meetings, between October 1, 2012 and December 11, 2012, the date the merger agreement was signed;

  •
  the fact that, other than their receipt of board of directors' fees and their interests described under "—Interests of Certain Persons in the Merger," members of the board of directors do not have interests in the merger different from, or in addition to, those of the Company's stockholders generally;

  •
  the financial presentation and opinion, dated December 7, 2012 and December 9, 2012, respectively, of Greenhill presented to the special committee concluding that, as of December 9, 2012, and based on and subject to the limitations and assumptions as set forth in its opinion, the $21.00 per share cash consideration to be received by the holders of shares of our common stock pursuant to the merger agreement was fair from a financial point of view to such holders, as more fully described below under the caption "—Opinion of Greenhill, Independent Financial Advisor to the Special Committee" beginning on page 48;

  •
  the likelihood that the merger would be completed, based on, among other things (not necessarily in order of relative importance):

  •
  Siris' reputation and its ability, together with that of its equity co-investors, to complete an acquisition transaction of this size;

  •
  Siris' understanding of the Company and level of experience with hybrid businesses of a similar nature to the Company;

  •
  the nature of the conditions to the completion of the merger, including the fact that there is no financing or due diligence condition to the completion of the merger in the merger agreement;

  •
  that the merger agreement provides that, in the event of a failure of the merger to be consummated under certain circumstances or if the closing is delayed beyond June 11, 2013 due to a breach of Parent or Merger Sub's representations, warranties, covenants or agreements, or a failure to obtain the financing for the transaction, Parent will pay us a termination fee of $32.1 million, without our having to establish any damages, or up to $5.4 million in expense reimbursements if the failure to consummate the merger is attributable to antitrust related issues, and Siris' guarantee of such payment obligations pursuant to the guarantee;

  •
  the receipt of executed commitment letters from Parent's sources of debt and equity financing for the merger, and the terms of the commitment letters, including the number and nature of conditions to the debt financing, and the reputation of the debt and equity financing sources which, in the reasonable judgment of our special committee, increase the likelihood of such financings being completed;

  •
  the Company's ability, under certain circumstances pursuant to the merger agreement, to seek specific performance of Parent and Merger Sub's obligation to draw down the full proceeds of the equity financing pursuant to the terms and conditions of the equity commitment letters; and

    •
    the Company's ability, pursuant to the merger agreement, to seek specific performance to prevent breaches of the merger agreement by Parent and Merger Sub and to enforce specifically the terms of the merger agreement, subject to certain limitations.

  •
  our ability, under the merger agreement, during the "go-shop" period beginning on the date of the merger agreement and continuing until 11:59 p.m., Eastern time, on January 10, 2013 to initiate, solicit and encourage any inquiry or the making of acquisition proposals from third parties, including by providing third parties with nonpublic information pursuant to acceptable confidentiality agreements, and to engage or enter into, continue or otherwise participate in discussions or negotiations with any person with respect to any acquisition proposal;

  •
  our ability to continue discussions after the end of the go-shop period and until February 9, 2013, with parties from which the Company has received during the go-shop period a written acquisition proposal that the special committee believes in good faith is, or could reasonably be expected to result in, a superior proposal;

  •
  our ability under the merger agreement, after expiration of the go-shop period, to respond to persons submitting acquisition proposals (that did not result from a breach by us of our obligations relating to the solicitation of acquisition proposals) by providing non-public information subject to an acceptable confidentiality agreement, and to engage or participate in discussions or negotiations with such person, if the special committee, prior to taking any such actions, (i) determines in good faith (after consultation with outside counsel) that failure to take such action could be inconsistent with the directors' fiduciary duties under applicable law, and (ii) determines in good faith (after consultation with outside counsel and its financial advisor) that such acquisition proposal either constitutes a superior proposal or could reasonably be expected to result in a superior proposal;

  •
  the ability of the board of directors, under certain circumstances, to change, qualify, withhold, withdraw or modify its recommendation that our stockholders vote to approve the merger agreement;

  •
  our ability to terminate the merger agreement to enter into a superior proposal, subject to certain conditions (including certain rights of Parent to have an opportunity to match the superior proposal), provided that we concurrently pay a $8.0 million termination fee if we enter into a superior proposal prior to February 9, 2013, or $18.7 million if we enter into a superior proposal after February 9, 2013;

  •
  that the reverse termination fee and expense reimbursements would become payable by Parent in certain circumstances, as described under "The Merger Agreement—Termination Fees and Reimbursement of Expenses" and "The Merger Agreement—Remedies";

  •
  the availability of appraisal rights under the DGCL to holders of our common stock who comply with all of the required procedures under the DGCL, which allows such holders to seek appraisal of the "fair value" of their shares of our common stock as determined by the Delaware Court of Chancery;

  •
  that the termination date under the merger agreement allows for sufficient time to complete the merger; and

  •
  the level of effort that Parent must use under the merger agreement to obtain the proceeds of the debt financing on the terms and conditions described in the debt commitment letter, including using its reasonable best efforts to enforce its rights under the agreements relating to the financing in the event that any of the debt financing sources decline to provide any portion of the debt financing.

        The special committee also considered a variety of potentially negative factors in its deliberations concerning the merger agreement and the merger, including, but not limited to, the following (not necessarily in order of relative importance):

  •
  the merger would preclude our stockholders from having the opportunity to participate in the future earnings growth and future appreciation of the value of our common stock;

  •
  the significant costs involved in connection with entering into and completing the merger and the substantial time and effort of our management required to complete the merger and related disruptions to the operation of our business;

  •
  the risk that the proposed merger might not be completed in a timely manner or at all, including the risk that the proposed merger will not occur if the financing contemplated by the acquisition financing commitments, described under "—Financing of the Merger," is not obtained;

  •
  the restrictions on the conduct of our business prior to the completion of the merger, which, subject to specific exceptions, could delay or prevent us from undertaking business opportunities that may arise or certain other actions we would otherwise take with respect to our operations absent the pending completion of the merger;

  •
  the fact that the announcement and pendency of the merger, or failure to complete the merger, may cause harm to relationships with our employees, vendors and customers and may divert management and employee attention away from the day-to-day operation of our business;

  •
  the fact that the price of $21.00 per share is lower than the trading price for our common stock in certain periods prior to May 2012;

  •
  the possibility that the $8.0 million or $18.7 million, as applicable, termination fee payable by the Company upon the termination of the merger agreement under certain circumstances could discourage other potential acquirers from making a competing acquisition proposal;

  •
  the risk that Parent's matching rights under the merger agreement in connection with our right to terminate the agreement to accept a superior proposal might discourage third parties from submitting a competing acquisition proposal;

  •
  the fact that Parent, Holdings and Merger Sub are newly formed corporations with essentially no assets other than the equity commitments of the co-investors and that our remedy in the event of the termination of the merger agreement may be limited to receipt of the $32.1 million termination fee and certain reimbursements, or up to $5.4 million in expense reimbursements if the failure to consummate the merger is attributable to antitrust related issues, which amounts are guaranteed by Siris, and that under certain circumstances we may not be entitled to such termination fee or reimbursements;

  •
  the fact that an all-cash transaction would be taxable to our stockholders that are treated as U.S. holders for U.S. federal income tax purposes;

  •
  the risk that the financing contemplated by the debt financing commitment for the consummation of the merger might not be obtained; and

  •
  the fact that certain of our directors and executive officers may have interests in the merger that are different from, or in addition to, our stockholders. See "—Interests of Certain Persons in the Merger" beginning on page 63.

        The foregoing discussion of certain factors considered by the special committee is not intended to be exhaustive, but rather includes the material factors considered by the special committee. The special committee collectively reached the conclusion to approve the merger agreement, the merger and the transactions contemplated thereby in light of the various factors described above and other factors that the members of the special committee believed were appropriate. In view of the wide variety of factors considered by the special committee in connection with its evaluation of the proposed merger and the complexity of these matters, the special committee did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the special committee. Rather, the special committee made its recommendation based on the totality of information presented to it and the investigation conducted by it. In considering the factors discussed above, individual members of the special committee may have given different weights to different factors.

  Recommendation of the Board of Directors

        The board of directors, acting upon the unanimous recommendation of the special committee, at a meeting on December 9, 2012:

  •
  determined that the merger agreement, the merger (on the terms and subject to the conditions set forth in the merger agreement) and the transactions contemplated by the merger agreement are advisable, fair to and in the best interests of the Company and its stockholders; and

  •
  directed that the adoption of the merger agreement be submitted to a vote at a meeting of the stockholders of the Company with the recommendation of the board of directors that the stockholders of the Company adopt the merger agreement.

        In reaching these determinations, the board of directors considered a number of factors, including the following factors:

  •
  the special committee's analysis, conclusions and unanimous determination, which the board of directors adopted, that the merger agreement, the merger and the other transactions contemplated by the merger agreement were advisable, fair to and in the best interests of the Company and its stockholders and the special committee's unanimous recommendation that the board of directors adopt a resolution approving the merger agreement, the merger and the other transactions contemplated by the merger agreement and recommending that the stockholders of the Company adopt the merger agreement;

  •
  the fact that the special committee is composed of four independent and disinterested directors, none of whom are affiliated with Parent, Holdings, Merger Sub or any of Siris or its affiliates, and none of whom are employees of the Company or any of its subsidiaries; and

  •
  Greenhill's opinion, dated December 9, 2012, to the special committee with respect to the fairness, from a financial point of view and as of the date of the opinion, of the $21.00 per share merger consideration to be received by holders of our common stock (other than excluded holders) collectively as a group, which opinion was based on and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Greenhill in preparing its opinion, and which opinion, at the special committee's request, also was provided to the members of the board of directors for their use and benefit in their capacities as directors in connection with the evaluation of the merger, as more fully described under "—Opinion of Greenhill, Independent Financial Advisor to the Special Committee."

        The foregoing discussion of the factors considered by the board of directors is not intended to be exhaustive, but rather includes the material factors considered by the board of directors. The board of directors collectively reached the conclusion to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement in light of the various factors described above and other factors that the members of the board of directors believed were appropriate. In view of the wide variety of factors considered by the board of directors in connection with its evaluation of the proposed merger and the complexity of these matters, the board of directors did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the board of directors. Rather, the board of directors made its recommendation based on the totality of information presented to it and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weights to different factors. In light of the procedural protections described above, the board of directors did not consider it necessary to retain an unaffiliated representative to act solely on behalf of the Company's unaffiliated stockholders for purposes of negotiating the terms of the merger agreement or preparing a report concerning the fairness of the merger agreement and the merger.

        Our board of directors unanimously recommends that you vote "FOR" the proposal to adopt the merger agreement "FOR" the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and "FOR" the proposal to approve certain compensation arrangements for the Company's named executive officers in connection with the merger.

        In considering the recommendation of the board of directors with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers may have interests in the merger that are different from, or in addition to, yours. The board of directors was aware of and considered these interests, to the extent such interests existed at the time, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. See the section entitled "The Merger—Interests of Certain Persons in the Merger" beginning on page 63.

Opinion of Greenhill, Independent Financial Advisor to the Special Committee

        The special committee retained Greenhill to act as its financial advisor in connection with the special committee's consideration of the proposed terms of the potential merger. On December 9, 2012, at a meeting of the special committee, Greenhill rendered to the special committee an oral opinion, subsequently confirmed by delivery of a written opinion as of December 9, 2012, to the effect that, as of the date of the opinion, and based upon and subject to the limitations and assumptions set forth therein, the consideration to be received by the holders of Company common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

        The full text of Greenhill's written opinion dated December 9, 2012, which contains the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. The summary of Greenhill's opinion in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

        In arriving at its opinion, Greenhill, among other things:

  •
  reviewed the final form of the merger agreement as of December 9, 2012 and certain related documents;

  •
  reviewed certain publicly available financial statements of the Company;

  •
  reviewed certain other publicly available business and financial information relating to the Company that Greenhill deemed relevant;

  •
  reviewed certain information, including financial forecasts and projections and other financial and operating data concerning the Company, prepared by the management of the Company, and discussed such information, including the financial forecasts and projections and other data, with senior executives of the Company;

  •
  discussed the past and present operations and financial condition and the prospects of the Company with senior executives of the Company;

  •
  reviewed the historical market prices and trading activity for Company common stock and analyzed its implied valuation multiples;

  •
  compared the value of the consideration with that received in certain publicly available transactions that Greenhill deemed relevant;

  •
  compared the value of the consideration with the trading valuations of certain publicly traded companies that Greenhill deemed relevant;

  •
  compared the value of the consideration to the valuation derived by discounting projected future cash flows and a terminal value of the business at discount rates Greenhill deemed appropriate;

  •
  compared the value of the consideration to the valuation derived by performing a hypothetical leveraged buyout analysis to determine the prices at which a financial sponsor might effect a leveraged buyout of the Company;

  •
  participated in discussions and negotiations among representatives of the Company and its legal and financial advisors and representatives of Parent and its legal and financial advisors; and

  •
  performed such other analyses and considered such other factors as Greenhill deemed appropriate.

        Greenhill's written opinion was addressed to the special committee in connection with the special committee's consideration of the merger. It was not intended to be and did not constitute a recommendation to the special committee as to whether it should approve the merger or the merger agreement, nor does it constitute a recommendation as to whether the stockholders of the Company should approve or take any other action with respect to the merger or the merger agreement at any meeting of the Company's stockholders convened in connection with the merger. Greenhill was not requested to opine as to, and its opinion did not in any manner address, the underlying business decision as to whether to proceed with or effect the merger. Greenhill has not expressed any opinion as to any aspect of the transactions contemplated by the merger agreement, other than the fairness to the holders of Company common stock, from a financial point of view, of the consideration to be received by them. Greenhill expressed no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of the Company, or any class of such persons relative to the consideration to be received by the holders of Company common stock in the merger or with respect to the fairness of any such compensation.

        In conducting its review and analysis and rendering its opinion, Greenhill assumed and relied upon, without independent verification, the accuracy and completeness of the information publicly available, supplied or otherwise made available to it by representatives and management of the Company for the purposes of its opinion and further relied upon the assurances of the representatives and management of the Company that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial forecasts and projections and other data that was furnished or otherwise provided to Greenhill, Greenhill assumed that such forecasts and data were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of the Company as to those matters, and Greenhill relied upon such financial forecasts and data in arriving at its opinion. Greenhill expressed no opinion with respect to the financial forecasts and other data concerning the Company that were furnished or otherwise provided to Greenhill or the assumptions upon which they were based.

        Greenhill did not make any independent valuation or appraisal of the assets or liabilities of the Company, nor was it furnished with any such appraisals. Greenhill assumed for purposes of its opinion that the merger will be consummated in accordance with the terms set forth in the final form of the merger agreement reviewed by Greenhill, and without adverse waiver of any material terms or conditions set forth in the merger agreement. Greenhill further assumed that all material governmental, regulatory and other consents and approvals necessary for the consummation of the merger will be obtained without any effect on the Company or the merger meaningful to its analysis. Greenhill's opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, December 9, 2012. It should be understood that subsequent developments may affect its opinion, and Greenhill does not have any obligation to update, revise, or reaffirm its opinion.

  Summary of Greenhill's Financial Analyses

        The following is a summary of the material financial analyses presented by Greenhill to the special committee in connection with rendering its opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Greenhill, nor does the order of the analyses described represent the relative importance or weight given to those analyses by Greenhill. Some of the summaries of the financial analyses include information presented in tabular format. In order to fully understand the financial analyses performed by Greenhill, the tables must be read together with the full text of each summary and are not alone a complete description of Greenhill's financial analyses. Considering the data set forth in the tables below without considering the narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Greenhill's financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before December 9, 2012, and is not necessarily indicative of current market conditions.

  Selected Comparable Company Analysis

        Greenhill performed a comparable company analysis of the Company, an analysis that is based on factors such as the then-current market values, capital structure and operating statistics of other publicly traded companies believed to be generally relevant, in order to derive trading multiples for these companies, which could then be applied to the Company to derive an implied per share equity value range for the Company.

        In this analysis, Greenhill reviewed, to the extent publicly available, selected financial data for the publicly traded companies set forth below. The "IP & Network Services" companies, which Greenhill deemed to be most relevant to the Company, are referred to as the "selected companies":

  Payments

  •
  Total System Services, Inc

  •
  GlobalPayments Inc.

  •
  WEX Inc.

  •
  Cardtronics Inc.

  •
  Euronet Worldwide Inc.

  •
  Heartland Payment Systems, Inc.

  IP & Network Services

  •
  Amdocs Limited

  •
  Neustar, Inc.

  •
  EarthLink Inc.

  •
  Synchronoss Technologies, Inc.

  •
  TeleCommunication Systems Inc.

  •
  Inteliquent

  Financial Services

  •
  MarketAxess Holdings Inc.

  •
  Fidessa group plc

  •
  Investment Technology Group Inc.

        Greenhill examined these companies because, among other reasons, they are publicly traded companies with operations or businesses in related sectors or for purposes of analysis may be considered similar or reasonably related to those of the Company. The companies were divided into three subsets, Payments (processors/merchant acquirers), IP & Network Services (which Greenhill deemed most relevant to the Company based in part on their various levels of network infrastructure and service to carriers and enterprises) and Financial Services. Greenhill observed that the Company has historically traded at a discount to these related companies on an enterprise value to EBITDA basis due in part to near-term growth concerns, the Company's unique business mix and recent downward revisions to its 2012 guidance.

        Greenhill believes that none of the selected companies is directly comparable to the Company. Accordingly, Greenhill's analysis of these selected publicly traded companies necessarily involved complex considerations and judgments concerning the differences in financial and operating characteristics and other factors that would necessarily affect the analysis of the operating statistics and trading multiples of the selected publicly traded companies. In evaluating the related companies, Greenhill made judgments and assumptions concerning industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company, such as the impact of competition on the businesses of the Company and the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of the Company or the industry or the financial markets in general. Greenhill also made judgments as to the relative comparability of such companies to the Company and judgments as to the relative comparability of the various valuation parameters with respect to the companies. The numerical results may not in themselves be meaningful in analyzing the contemplated transaction as compared to the related companies.

        Greenhill calculated and compared various financial multiples and ratios based on information it obtained from filings with the SEC, Capital IQ, FactSet, the Institutional Brokers Estimate System (also known as "I/B/E/S"), and other publicly available information as of December 6, 2012. The multiples for each of the selected companies were based on closing share prices on December 6, 2012 and the most recent filings with the SEC and Capital IQ, FactSet and I/B/E/S estimates. Greenhill analyzed the following information for the related companies:

  •
  estimated revenue growth for 2013;

  •
  estimated EBITDA margins for 2013;

  •
  enterprise value as a multiple of estimated EBITDA for 2012 and 2013;(1)

  •
  estimated capital intensity for 2013;

  •
  estimated free cash flow (or FCF, defined as EBITDA less capital expenditures) margins for 2013; and

  •
  enterprise value as a multiple of estimated FCF for 2012 and 2013.(1)

(1)
Excludes Inteliquent and Investment Technology Group Inc. due to various indications of distress that have negatively impacted their public valuations.

        For purposes of this analysis, Greenhill calculated, for each of the selected companies and for the Company, enterprise value as a multiple of estimated free cash flow ("FCF") (estimated FCF is defined as adjusted EBITDA less capital expenditures) for 2012 and 2013 and enterprise value as a multiple of estimated adjusted EBITDA for 2012 and 2013. This analysis indicated the following enterprise value multiples:

	2012E	2013E
EV/FCF
Mean	9.9x	9.2x
EV/Adjusted EBITDA
Mean	6.3x	5.8x

        From this data, Greenhill derived ranges of multiples deemed most meaningful for its analysis, applied such ranges of multiples to the corresponding projections for the Company based on information from I/B/E/S. This analysis implied the ranges of enterprise valuations, equity valuations and prices per share of Company common stock set forth below (dollars in millions, except per share amounts):

		Multiple Range		Enterprise Value		Equity Value		Price Per Share
Metric	Statistic	Low	High	Low	High	Low	High	Low	High
2012E FCF	$85.0	9.0x	11.0x	$765.0	$935.0	$423.2	$593.2	$16.78	$23.13
2013E FCF	$83.7	8.0x	10.0x	$669.6	$837.0	$327.8	$495.2	$13.05	$19.50
Implied Value				$717.3	$886.0	$375.5	$544.2	$14.92	$21.31

2012E Adj. EBITDA	$135.2	5.5x	7.0x	$743.6	$946.4	$401.8	$604.6	$15.95	$23.55
2013E Adj. EBITDA	$134.2	5.0x	6.5x	$671.0	$872.3	$329.2	$530.5	$13.10	$20.81
Implied Value				$707.3	$909.4	$365.5	$567.5	$14.53	$22.18

        The Company's enterprise value was calculated as the sum of the market value of the total number of shares of Company common stock calculated on a fully diluted basis (based on 24.648 million common shares outstanding as of November 6, 2012, 0.450 million restricted stock awards and 2.058 million options outstanding with a weighted average exercise price of $17.04 as of September 30, 2012 with dilution calculated using the treasury stock method) plus $350 million of debt (excluding $1.8 million in remaining original-issue discount) plus $31.3 million in contingent consideration less $39.4 million of cash as of September 30, 2012.

        Based on these analyses, Greenhill determined that the implied equity value per share of Company common stock ranged from approximately $14.92 to $21.31 based on estimated 2012 and 2013 FCF and from approximately $14.53 to $22.18 based on estimated 2012 and 2013 adjusted EBITDA.

  Discounted Cash Flow Analysis

        Greenhill performed a discounted cash flow analysis of the Company on a standalone basis to determine indications of implied equity values per share of Company common stock using financial forecasts and projections prepared by the Company's management, and provided to Greenhill, for 2012 through 2017. These projections are disclosed in "—Certain Company Forecasts" beginning on page 57. Greenhill calculated a range of implied present values per share of Company common stock by discounting to present value as of December 15, 2012 (a) estimates of the standalone, after-tax unlevered free cash flow ("ULFCF") for each of the years 2012 through 2017 calculated by Greenhill from the Company's projections, (b) terminal values for the Company as of December 31, 2017 derived by applying a perpetuity growth rate to the estimate of 2017 ULFCF ranging from 1.5% to 2.5%, and

(c) the projected tax benefits provided by the Company's net operating loss carryforward ("NOLs") balance based on Company management's projections of taxable income and NOL usage. Greenhill calculated ULFCF starting with adjusted EBITDA, less stock based compensation, less taxable depreciation and amortization, the sum of which was reduced by 40.0% to account for the effect of taxes, which calculation yielded tax-effected operating income. From tax-effected operating income, taxable depreciation and amortization as well as decreases / (increases) in net working capital were added while capital expenditures were subtracted to arrive at ULFCF. The perpetuity growth rates were selected based on Greenhill's judgments concerning the future sustainable growth rate of the Company. These unlevered FCFs and terminal values were then discounted to calculate an indication of present values using discount rates ranging from 10.0% to 11.0% based on the Company's weighted average cost of capital ("WACC") of 10.6%. The tax benefits arising from the Company's usage of NOLs were discounted by the Company's cost of equity. Greenhill calculated the Company's WACC and cost of equity based on the calculation of levered beta (which was based on an analysis of the historic betas and capital structures of the Company and of the related companies, capital structure, equity risk premium, size premium, tax rate, cost of debt and a risk free rate of return. Greenhill assumed a tax rate of 40%. The analysis also assumed that the Company's net debt included $350 million of long-term debt (excluding $1.8 million in remaining original-issue discount) plus $31.3 million in contingent consideration liability less $39.4 million of cash as of September 30, 2012, as well as a fully diluted share count based on common shares outstanding of 24.648 million, 0.450 million restricted stock awards and 2.058 million options outstanding at a weighted average exercise price of $17.04 with dilution calculated using the treasury stock method. This analysis resulted in an implied per share equity value range of the Company common stock of approximately $18.48 to $24.90.

  Precedent Transaction Analysis

        Greenhill performed an analysis of selected recent change of control transactions (the "Precedent Transactions"), consisting of selected transactions in the Payments, IP & Network Services, and Financial Services sectors since 2007 with values greater than $100 million. This analysis was based on publicly available information, and the Capital IQ and Thomson One databases. There have been several transactions involving the IP & Network Services industry that were not included because values and multiples have not been publicly disclosed for such transactions.

        Although Greenhill analyzed the multiples implied by the selected transactions, none of these transactions or associated companies is identical to the acquisition of the Company pursuant to the merger agreement. Accordingly, Greenhill's analysis of the selected transactions necessarily involved complex considerations and judgments concerning the differences in financial and operating characteristics, the parties involved and terms of their transactions and other factors that would necessarily affect the implied value of the Company versus the values of the companies in the selected transactions. In evaluating the Precedent Transactions, Greenhill made judgments and assumptions concerning industry performance, general business, economic, market and financial conditions and other matters. Greenhill also made judgments as to the relative comparability of those companies to the Company and judgments as to the relative comparability of the various valuation parameters with respect to the companies.

        Using publicly available information for these selected transactions, Greenhill reviewed the consideration paid in the selected transactions and analyzed the transaction value implied by such consideration as a multiple of FCF for the latest twelve-month period prior to the fiscal quarter in which the transaction was announced, which we refer to as LTM, and as a multiple of LTM Adjusted EBITDA.

        The following table identifies transactions in related industry sectors that were considered in this analysis. The Precedent Transactions included a subset of "IP & Network Services" transactions, which

Greenhill deemed to be most relevant to the merger. The IP & Network Services transactions are referred to as the "selected transactions."

Date Announced	Acquiror / Target
Payments Transactions
8/19/2010	MasterCard / DataCash Group
4/1/2009	Fidelity National Information Services / Metavante Technologies
4/3/2007	Warburg Pincus / Metavante Technologies
IP & Network Services Transactions
10/11/2011	NeuStar / Targus
8/1/2011	Windstream / PAETEC Communications
6/17/2011	Amdocs / Bridgewater Systems
12/20/2010	EarthLink / One Communications
10/28/2010	The Carlyle Group / Syniverse Holdings
10/1/2010	EarthLink / ITC^DeltaCom
9/24/2010	CSG Systems / Intec Telecom Systems
9/13/2010	PAETEC Communications / Cavalier Telephone Corporation
11/3/2009	Windstream / NuVox
7/16/2008	Convergys / Intervoice
2/20/2007	Atlantic Bridge / LogicaCMG, Telecoms Products
Financial Services Transactions
7/9/2012	Thomson Reuters / FX Alliance
12/19/2011	Cidron Intressenter (Nordic Capital) / ORC Group
5/4/2010	Silver Lake, Warburg Pincus / Interactive Data Corporation
1/25/2010	ORC Group / NeoNet
8/27/2009	NYSE Euronext / NYFIX
8/1/2008	SunGard / GL Trade

        Greenhill derived from the selected transactions reference ranges of valuation ratios for the transactions. The median and mean transaction value to LTM FCF ratios were 9.6x to 10.8x, respectively. Based on this, Greenhill derived an enterprise value to LTM FCF multiple range of 9.5x to 11.0x, which it applied to the Company's LTM FCF of $83.8 million. The median and mean transaction value to LTM Adjusted EBITDA ratios were 5.7x and 7.2x, respectively. Based on this, Greenhill derived an enterprise value to LTM Adjusted EBITDA multiple range of 5.5x to 7.5x, which it applied to the Company's LTM adjusted EBITDA (calculated as GAAP net income plus losses from discontinued operations, provisions for income taxes, other expenses (income), interest expense, contingent consideration fair value adjustment, restructuring charges, milestone compensation, depreciation and amortization and stock-based compensation) of $138.1 million. These analyses implied the ranges of enterprise values, equity values and prices per share of Company common stock as set forth below (dollars in millions, except per share amounts):

Metric	Company LTM Adj. EBITDA/FCF(1)	Multiple Range	Enterprise Valuation	Equity Valuation	Price Per Share
LTM FCF	$83.8	9.5x–11.0x	$796.1–921.8	$454.3–580.0	$17.97–22.64
LTM Adj. EBITDA	$138.1	5.5x–7.5x	$759.6–1,035.8	$417.7–693.9	$16.57–26.84

(1)
As of September 30, 2012.

        The Company's enterprise value was calculated as the sum of the market value of the total number of shares of Company common stock calculated on a fully diluted basis (based on 24.648 million common shares outstanding as of November 6, 2012, 0.450 million restricted stock awards and 2.058 million options outstanding at a weighted average exercise price of $17.04 as of September 30, 2012 with dilution calculated using the treasury stock method) plus $350 million of debt (excluding $1.8 million in remaining original-issue discount) plus $31.3 million in contingent consideration less $39.4 million of cash as of September 30, 2012.

        For this selected industry transaction analysis, Greenhill also analyzed the acquisition price per share as a premium to the closing share price one day, one week and one month prior to the announcement of the transaction. Based on the selected industry transaction analysis, the median one-day, one-week and one-month premiums were 29.9%, 34.4% and 34.7%, respectively. The mean one-day, one-week and one-month premiums were 39.9%, 41.0% and 45.3%, respectively. The per share merger consideration implies a premium of 42.6% to the Company common stock price on December 6, 2012, a premium of 45.7% to the Company common stock price on November 29, 2012 and a premium of 44.9% to the Company common stock price on November 6, 2012. As part of this analysis, Greenhill noted that it focused on the selected transactions and compared the premiums paid in the selected transactions, calculated as the percentage by which the share transaction price exceeded the target company's stock price one day, one week, and one month preceding announcement of the transaction. The median one-day, one-week and one-month premiums were 28.5%, 33.4% and 33.4%, respectively. The mean one-day, one-week and one-month premiums were 39.0%, 43.6% and 42.4%, respectively. Based on these values, Greenhill derived a reference range of 25% to 45% for one-day, one-week and one-month premiums. Greenhill then applied these premiums to the Company's share prices on December 6, 2012, November 29, 2012 and November 6, 2012, to derive an implied per share equity value range for the Company. This analysis resulted in an implied per share equity value range of the Company common stock of approximately $18.01 to $21.36.

        Greenhill also reviewed available data from 399 U.S. public company transactions announced in the past five years with transaction values between $250 million and $3.0 billion. Specifically, Greenhill analyzed the acquisition price per share as a percentage premium to the closing share price one day, one week and one month prior to the announcement of the transaction. Greenhill also applied the same criteria to (1) those of the 66 transactions that were sponsor backed acquisitions and (2) those of the 20 transactions involving a target company in the telecommunications sector. In transactions falling into the broad group, the median one-day, one-week and one-month premiums were 31.4%, 32.7% and 36.3% respectively. In transactions that were sponsor backed acquisitions, the median one-day, one-week and one-month premiums were 28.5%, 29.0% and 31.5%, respectively. In transactions where the target was a telecommunications company, the median one-day, one-week and one-month premiums were 32.5%, 44.0% and 48%, respectively.

        Based on these values, Greenhill derived a reference range of 30% to 45% for one-day, one-week and one-month premiums. Greenhill then applied these premiums to the Company's share prices on December 6, 2012, November 29, 2012 and November 6, 2012, to derive an implied per share equity value range for the Company. This analysis resulted in an implied per share equity value range of Company common stock of approximately $18.73 to $21.36. Greenhill noted that none of these transactions or associated companies is identical to the acquisition of the Company pursuant to the merger agreement. Accordingly, Greenhill's analysis of these transactions necessarily involved complex considerations and judgments concerning the differences in financial and operating characteristics, the parties involved and terms of their transactions and other factors that would necessarily affect the implied value of the Company versus the values of the companies in the selected transactions.

  Leveraged Buyout Analysis

        Using the Company management's financial forecasts for years 2012 to 2017, Greenhill performed an illustrative leveraged buyout analysis to determine the prices at which a financial buyer, such as Siris, might effect a leveraged buyout of the Company using a capital structure similar to that proposed for the merger.

        In performing this analysis, Greenhill made several assumptions about the characteristics of such a transaction based on precedent transactions analyses, including such factors as transaction leverage, fees and expenses, financing terms and exit EBITDA multiples. Greenhill assumed transaction leverage of 4.7x the Adjusted EBITDA for the last twelve months preceding September 30, 2012. The analysis also assumed that the Company's current net debt included $350 million of long-term debt (excluding $1.8 million in remaining original-issue discount) and $31.3 million in contingent consideration less $39.4 million of cash as of September 30, 2012, as well as a fully diluted share count based on common shares outstanding of 24.648 million, 0.450 million restricted stock awards and 2.058 million options outstanding at a weighted average exercise price of $17.04 with dilution calculated using the treasury stock method. Greenhill assumed that a financial buyer would value the Company in 2017 at an aggregate value range that represented exit multiples of estimated 2017 EBITDA ranging from 5.9x to 6.9x. Greenhill also assumed, based on its experience, that financial buyers would likely target 5-year internal rates of return ranging from approximately 20% to approximately 25%. As a result of this analysis, Greenhill derived estimated implied values per share that a financial buyer might be willing to pay to acquire the Company ranging from $19.46 to $24.37 per share.

  Historical Share Price Analysis

        In order to provide background information and perspective with respect to the relative historical share price of the Company common stock, Greenhill reviewed historical data with regard to the closing stock prices of the Company common stock for the two-year period ending December 6, 2012. The analysis indicated that the consideration represented a 45.7% premium, based on a price of $14.41 (the closing market price on November 29, 2012), a 44.9% premium, based on a price of $14.49 (the closing market price on November 6, 2012), a premium of 6.2%, based on a price of $19.77 (the closing market price on December 6, 2011), a premium of 8.2%, based on a price of $19.40 (the closing price on December 6, 2010), a premium of 54.5% based on a price of $13.52 (the lowest closing price in the 52 weeks preceding December 6, 2012) and a discount of 8.1%, based on a price of $22.84 (the highest closing price in the 52 weeks preceding December 6, 2012). Greenhill also noted that the per share merger consideration represents a premium to the price at which 98% of the shares of the Company common stock have traded over the preceding two years. The analysis indicated that the consideration represented a 46.0% premium to the 30-day volume weighted average price ("VWAP") of $14.38, a 42.9% premium to the 90-day VWAP of $14.70, a 19.7% premium to the one-year VWAP of $17.55, and a 20.0% premium to the two-year VWAP of $17.49.

  General

        The summary set forth above does not purport to be a complete description of the analyses or data presented by Greenhill, but simply describes, in summary form, the material analyses that Greenhill considered in connection with its opinion. The preparation of an opinion regarding fairness is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. The preparation of an opinion regarding fairness does not involve a mathematical evaluation or weighing of the results of the individual analyses performed, but requires Greenhill to exercise its professional judgment, based on its experience and expertise, in considering a wide variety of analyses taken as a whole. Each of the analyses conducted by Greenhill was carried out in order to provide a different perspective on the financial terms of the merger and add to the total mix of information available. Greenhill did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion about the fairness of the merger consideration to be paid to the holders of Company common stock pursuant to the merger agreement. Rather, in reaching its conclusion, Greenhill considered the results of the analyses in light of each other and without placing particular reliance or weight on any particular analysis, and concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, Greenhill believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, may create an incomplete view of the evaluation process underlying its opinion. In performing its analyses, Greenhill made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by Greenhill are not necessarily indicative of future actual values or results, which may be significantly more or less favorable than suggested by such analyses. The analyses do not purport to be appraisals or to reflect the prices at which the Company might actually be sold.

        The special committee retained Greenhill based on its qualifications and expertise in providing financial advice and on its reputation as an internationally recognized investment banking firm. During the two years preceding the date of Greenhill's written opinion, Greenhill had not been engaged by, performed any services for or received any compensation from the Company, Parent or Merger Sub (other than (x) any amounts that were paid to Greenhill under the letter agreement pursuant to which it was retained as a financial advisor to the special committee in connection with the merger, as described below, and (y) services performed for the Company's 2011 special committee connection with a potential transaction). In addition, a separate group of Greenhill acted in the past for Siris in connection with the formation and capitalization of its fund, Siris Partners II LP, which closed in 2012, and Greenhill was paid approximately $8 million for its services. Under the terms of Greenhill's engagement with the special committee, the Company has agreed to pay Greenhill an aggregate fee of approximately $8 million, of which $75,000 was paid following execution of the engagement letter and $1,075,000 was paid following delivery of Greenhill's written opinion, and approximately $7 million is payable upon the consummation of the merger. The Company has also agreed to reimburse Greenhill for its out-of-pocket expenses (including fees and expenses of its legal counsel) reasonably incurred by it in connection with its services, and to indemnify Greenhill for certain liabilities that may arise out of Greenhill's engagement. Greenhill's opinion was approved by its fairness committee.

        Greenhill's opinion was one of the many factors considered by the special committee in the evaluation of the merger and should not be viewed as determinative of the views of the special committee with respect to the merger.

Certain Company Forecasts

        The Company does not, as a matter of course, publicly disclose financial forecasts as to future financial performance, earnings or other results (other than guidance regarding revenue, adjusted earnings and adjusted earnings per share for current fiscal years) and is especially cautious of making financial forecasts because of the unpredictability of the underlying assumptions and estimates. However, in connection with the evaluation of a possible transaction, we provided our special committee and its advisors with certain non-public financial forecasts that were prepared by our management.

        A summary of these financial forecasts has been included in this proxy statement. This summary is not being included in this document to influence your decision whether to vote for or against the proposal to adopt the merger agreement, but is being included because these financial forecasts were made available to our board of directors, special committee and its advisors. Siris and other bidders were also provided with the forecasts summarized below. The inclusion of this information should not be regarded as an indication that our board of directors, our special committee or its advisors or any other person considered, or now considers, such financial forecasts to be material or to be necessarily predictive of actual future results, and these forecasts should not be relied upon as such. Our management's internal financial forecasts, upon which the financial forecasts were based, are subjective in many respects. There can be no assurance that these financial forecasts will be realized or that actual results will not be significantly higher or lower than forecasted.

        These financial forecasts were not prepared with a view toward public disclosure or toward complying with generally accepted accounting principles ("GAAP"), the published guidelines of the SEC regarding projections and the use of non-GAAP financial measures or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither our independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the financial forecasts contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

        The financial forecasts reflect numerous estimates and assumptions made by us with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to our business, all of which are difficult to predict and many of which are beyond our control. The financial forecasts reflect subjective judgment in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the financial forecasts constitute forward-looking information and are subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such forecasts, including, but not limited to, our performance, industry performance, general business and economic conditions, customer requirements, competition, adverse changes in applicable laws, regulations or rules, and the various risks set forth in our reports filed with the SEC. There can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than forecast. The financial forecasts cover multiple years and such forecasts by their nature become less predictive with each successive year. In addition, the financial forecasts will be affected by our ability to achieve strategic goals, objectives and targets over the applicable periods. The assumptions upon which the financial forecasts were based necessarily involve judgments with respect to, among other things, future economic, competitive and regulatory conditions and financial market conditions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. The financial forecasts also reflect assumptions as to certain business decisions that are subject to change. Such financial forecasts cannot, therefore, be considered a guarantee of future operating results, and these forecasts should not be relied on as such. The inclusion of these financial forecasts should not be regarded as an indication that we, the special committee, Siris, any of their respective affiliates, representatives, advisors or anyone who received these forecasts then considered, or now considers, them to be necessarily predictive of actual future events, and these forecasts should not be relied upon as such. None of we, the special committee, Siris or any of their respective affiliates, representatives or advisors assumes any responsibility for the validity or completeness of the financial forecasts provided below. The Company does not intend, and disclaims any obligation, to update, revise or correct such financial forecasts if they are or become inaccurate (even in the short term).

        The financial forecasts do not take into account any circumstances or events occurring after the date they were prepared, including the merger contemplated by the merger agreement. Further, the financial forecasts do not take into account the effect of any failure of the merger to occur and should not be viewed as accurate or continuing in that context.

        The inclusion of the financial forecasts herein should not be deemed an admission or representation by us, Siris or its affiliates or the special committee that they are viewed by the foregoing parties as material information of the Company, and in fact we, the special committee, and each of Siris and its affiliates view the financial forecasts as non-material because of the inherent risks and uncertainties associated with such long-range forecasts. The financial forecasts should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding the Company contained in our public filings with the SEC. The financial forecasts were reviewed by the Company's management with, and considered by, our special committee in connection with its evaluation and approval of the merger. In light of the foregoing factors and the uncertainties inherent in our financial forecasts, stockholders are cautioned not to place undue, if any, reliance on the financial forecasts included in this proxy statement.

        The financial forecasts included in this proxy statement include adjusted EBITDA, which is a non-GAAP financial measure. Adjusted EBITDA was presented because it is an essential component in how our management team reviews and considers our operating results and we believe that it provides a greater understanding of, and an enhanced level of transparency into, the means by which our management team operates the Company. This non-GAAP measure is not a measurement of our financial performance under GAAP and should not be considered as an alternative to operating income or any other performance measures derived in accordance with GAAP. In addition, our measurement of this non-GAAP measure may not be comparable to that of other companies.

        The following is a summary of the financial forecasts for the Company prepared by our management and provided to our board of directors and advisors (dollars in millions):

	Fiscal Year
	2012E	2013E	2014E	2015E	2016E	2017E
Total Revenue	$548.3	$544.1	$575.3	$607.9	$637.3	$659.7
Gross Profit	$270.5	$270.2	$297.8	$323.9	$346.9	$363.2
Adjusted EBITDA(1)	$136.1	$136.7	$154.5	$170.9	$184.4	$191.9
Stock-Based Compensation	$8.3	$9.1	$10.0	$11.0	$12.1	$13.4
Depreciation & Amortization	$83.6	$78.4	$80.3	$69.3	$66.5	$62.2
Capital Expenditures	$52.5	$49.3	$47.9	$49.4	$50.8	$52.2
Net Working Capital	$39.2	$43.2	$46.7	$50.3	$54.3	$58.5

(1)
Adjusted EBITDA is determined by adding the following items to net income, the closest GAAP financial measure: profit or loss on discontinued operations, income tax provision, other income (expense), interest expense, depreciation and amortization of property and equipment, amortization of intangibles, earnout milestone compensation expense, the change in fair value of contingent consideration, other one-time items and stock compensation expense.

Financing of the Merger

        We anticipate that the total funds needed to complete the merger, including the funds needed to:

  •
  pay our stockholders (and holders of our other equity-based interests) the amounts due to them under the merger agreement, which, based upon the shares of our common stock (and our other equity-based interests) outstanding as of January 11, 2013, would be approximately $535.4 million;

  •
  refinance certain outstanding indebtedness, including indebtedness that will come due or otherwise be repaid or repurchased as a result of the merger, which, as of January 11, 2013, was approximately $320.0 million in principal amount; and

  •
  pay fees and expenses related to the merger and the debt that will finance the merger,

will be funded through a combination of:

  •
  equity financing to be provided by an investor group as described below;

  •
  debt financing to be provided by the debt investors as described below; and

  •
  cash on hand of the Company.

        Parent has obtained the equity financing commitments and Holdings has obtained the debt financing commitment described below. The funding under those financing commitments is subject to certain conditions, including conditions that do not relate directly to the merger agreement. We cannot assure you that the amounts committed under the financing commitments will be sufficient to complete the merger. Those amounts might be insufficient if, among other things, one or more of the parties to the financing commitments fails to fund the committed amounts in breach of such financing commitments and/or if any of the conditions to such funding are not satisfied. Although obtaining the proceeds of any financing, including the financing under the financing commitments, is not a condition to the completion of the merger, the failure of Parent and Merger Sub to obtain any portion of the committed financing (or alternative financing) is likely to result in the failure of the merger to be completed. In that case, Parent may be obligated to pay the Company the Parent fee of $32.1 million. The obligation of Parent to pay the Parent fee is guaranteed by the guarantor referred to below.

  Equity Financing

        Parent has entered into the equity financing letters with the equity investors, each dated December 11, 2012, pursuant to which the equity investors have committed to make contributions to Parent at or prior to the closing of the merger in an aggregate amount of up to $246.6 million. Each equity investor may assign all or a portion of its equity commitment to its affiliates. However, the assignment by any equity investor of any equity financing commitment to other persons will not affect such equity investor's commitment to make capital contributions to Parent pursuant to its equity financing letter.

        The obligation to fund the commitment under each equity financing letter is subject to the following conditions:

  •
  the satisfaction in full or waiver by Parent of the conditions precedent to Parent's and Merger Sub's obligations to complete the merger (except those conditions that by their terms are to be satisfied at the closing of the merger);

  •
  Merger Sub's prior or substantially simultaneous receipt of the debt financing;

  •
  Parent's prior or substantially simultaneous receipt of at least 90% of the equity financing from the other equity investors; and

  •
  the substantially simultaneous consummation of the merger in accordance with the terms of the merger agreement.

        The Company is an express third-party beneficiary of the equity financing letters and has the right to seek specific performance of Parent's obligation to cause an equity investor to fund its equity financing commitment upon the satisfaction of the conditions set forth therein.

  Debt Financing

        In connection with the entry into the merger agreement, Holdings received a debt financing letter, dated December 11, 2012 and as amended and restated on December 31, 2012, from the debt investors providing for up to $700 million of debt financing, consisting of a $550 million first lien term facility, a $50 million first lien revolving facility and a $100 million second lien term facility (the "facilities"). The initial borrower under the facilities (the "Borrower"), prior to the completion of the merger, will be Merger Sub. The Company, as the surviving corporation, will be the Borrower under the facilities after the completion of the merger. The proceeds of borrowings under the facilities will be used on the closing date, subject to applicable flex provisions, to finance, in part, the payment of the amounts payable under the merger agreement, the payment of fees and expenses incurred in connection with the merger and the refinancing or repayment of the Company's existing debt. The debt financing is conditioned on the consummation of the merger on the terms set forth in the merger agreement, as well as other customary conditions, including, but not limited to:

  •
  the accuracy of certain specified representations and warranties in the merger agreement;

  •
  the absence of a Company material adverse effect (as defined in the merger agreement) since October 1, 2012;

  •
  the completion of the equity financing prior to or substantially simultaneously with the initial borrowings under the facilities;

  •
  substantially simultaneously with initial borrowing under the facilities, the repayment of substantially all of the Company's existing third-party debt (other than certain debt that is expressly permitted to survive the merger) with the proceeds from the borrowings under the facilities;

  •
  the delivery to the lead arrangers of certain audited and unaudited consolidated financial statements of the Company and its consolidated subsidiaries;

  •
  the delivery to the lead arrangers of certain consolidated pro forma financial statements of Holdings;

  •
  the execution and delivery of certain documents necessary for the creation of and certain methods of perfection of security interests in certain collateral;

  •
  the delivery to the administrative agents and the lead arrangers of all reasonably requested documentation and other information about the Borrower and the Guarantors (as defined below) needed to comply with "know your customer" and anti-money laundering rules and regulations, including without limitation the PATRIOT Act;

  •
  the execution and delivery by the Borrower and the Guarantors of relevant facilities documentation, customary legal opinions, evidence of insurance, customary closing certificates, organizational documents, customary evidence of authorization and good standing, and a solvency certificate;

  •
  the payment of all fees and reasonable out-of-pocket expenses; and

  •
  the expiration of a marketing period of at least 15 consecutive business days following the delivery of certain consolidated and pro forma financial information, which marketing period may not commence until the later of (i) January 2, 2013 and (ii) the expiration of the "go shop" period.

        The debt financing commitment is not subject to due diligence or a "market out" condition, which would allow the debt investors not to fund their financing commitments if the overall financial markets are materially adversely affected. Nonetheless, there is a risk that the conditions to the debt financing will not be satisfied and the debt financing may not be funded when required. Under the merger agreement, if any portion of the financing becomes unavailable on substantially the terms and conditions contemplated in the financing commitments, Parent must use its reasonable best efforts to obtain alternative financing in a like amount and on like terms as promptly as practicable, on terms that are no less favorable to Parent in any material respect than those set forth in the financing commitments. As of the date of this proxy statement, no such alternative financing arrangements have been made.

        Subject to applicable flex provisions, loans under the first lien term facility will bear interest at a rate of adjusted LIBOR plus 4.25% or ABR plus 3.25%, at the option of the Company. Subject to applicable flex provisions, loans under the first lien revolving facility will bear interest at a rate of adjusted LIBOR plus 4.25% or ABR plus 3.25%, at the option of the Company, subject to step-downs to be agreed upon based on the total leverage ratio. Subject to applicable flex provisions, loans under the second lien term facility will bear interest at a rate of adjusted LIBOR plus 8.25% or ABR plus 7.25%, at the option of the Company.

        All obligations of the Borrower under the facilities are expected to be guaranteed on a senior secured basis by Holdings and by each of Holdings' existing and subsequently acquired or organized direct or indirect U.S. material subsidiaries, subject to certain exceptions (the "Financing Guarantors").

        The obligations of the Borrower and the Financing Guarantors under the facilities are expected to be secured, subject to permitted liens and other agreed upon exceptions, by perfected security interests in substantially all of the present and after acquired assets of the Borrower and each Financing Guarantor and by liens on all of the equity interests of the Borrower and substantially all subsidiaries of the Borrower and of each Financing Guarantor (limited, in the case of foreign subsidiaries, to 100% of the non-voting capital stock and 65% of the voting capital stock of such subsidiaries).

        The documentation governing the debt financing has not been finalized and, accordingly, the actual terms may differ from those described in this proxy statement. There is no plan or arrangement regarding the refinancing or repayment of the debt financing except as described herein.

        The debt investors may invite (in consultation with Holdings) other banks, financial institutions and institutional lenders to participate in the debt financing and to undertake a portion of the commitments to provide such debt financing.

Limited Guarantee

        Pursuant to a limited guarantee delivered by the guarantor in favor of the Company, dated as of December 11, 2012, the guarantor has agreed to guarantee the performance and discharge of certain payment obligations of Parent to the Company under the merger agreement, including (i) the Parent fee of $32.1 million, (ii) Parent's obligation to reimburse certain Company expenses in an amount not to exceed $5.3 million as described in "The Merger Agreement—Termination Fees—Company Expenses" beginning on page 93 and (iii) certain potential expense reimbursement and indemnification obligations of Parent pursuant to the merger agreement (the "guaranteed obligations"), in each case, as and when due pursuant to the merger agreement. See "The Merger Agreement—Termination Fees" beginning on page 91.

        Subject to certain exceptions, the limited guarantee will terminate upon the earliest of (i) the closing of the merger in accordance with the terms of the merger agreement, (ii) the termination of the merger agreement in accordance with its terms under circumstances in which Parent is not required to make payments with respect to any of the guaranteed obligations, (iii) the payment of the full amount of the guaranteed obligations and (iv) the first anniversary of the termination of the merger agreement in accordance with its terms under circumstances in which Parent would be obligated to make payments with respect to any guaranteed obligations, if the Company has not presented a written claim for payment of any guaranteed obligations to Parent or the guarantor.

        If the Company or any of its affiliates asserts a claim other than as permitted under the limited guarantee, including that the limitations on the guarantor's liability under the limited guarantee or that any provision of the limited guarantee is illegal, invalid or unenforceable in whole or in part, then the limited guarantee will immediately terminate and become null and void by its terms.

Closing and Effective Time of Merger

        The closing of the merger will take place on the second business day following the satisfaction or waiver in accordance with the merger agreement of all of the conditions to closing of the merger (described under "The Merger Agreement—Conditions to the Merger" below) (other than the conditions that by their terms cannot be satisfied until the closing of the merger, but subject to satisfaction or waiver of those conditions) unless another date is agreed upon by Parent and the Company. Notwithstanding the immediately preceding sentence, if the marketing period (described under "The Merger Agreement—Marketing Period" beginning on page 73) has not ended prior to such time, then the closing will occur instead on the date that is the earlier to occur of (i) any business day during the marketing period as may be specified by Parent on three business days written notice to the Company and (ii) the first business day immediately following the final day of the marketing period, subject, in each case, to the satisfaction or waiver of the conditions set forth in the merger agreement (other than those conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions).

        Assuming timely satisfaction of the necessary closing conditions, we anticipate that the merger will be completed in the first quarter of 2013. The effective time of the merger will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later date as we and Parent may agree and specify in the certificate of merger).

Payment of Merger Consideration and Surrender of Stock Certificates

        Promptly, and in any event not later than the second business day, after the effective time of the merger, each record holder, as of the effective time of the merger, of a certificate or certificates representing outstanding shares of our common stock will be sent a letter of transmittal describing how it may exchange its certificated shares of our common stock for the per share merger consideration. Upon surrender of a certificate or certificates representing outstanding shares of our common stock to the paying agent, together with the properly completed and executed letter of transmittal, the holder will be entitled to receive the per share merger consideration and the certificate or certificates will be cancelled. You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

        Promptly, and in any event not later than the second business day, after the effective time of the merger, the paying agent will issue and deliver the per share merger consideration to each holder of uncertificated shares of our common stock represented by book entry that delivers a properly completed and executed letter of transmittal to the paying agent. If you are a beneficial owner of our common stock holding your shares in "street name" through your bank, broker or other nominee, you will receive the per share merger consideration in accordance with the procedures of your bank, broker or other nominee.

Interests of Certain Persons in the Merger

        When considering the recommendation of the board of directors that you vote to approve the proposal to adopt the merger agreement, you should be aware that our directors and executive officers may have interests in the merger that are different from, or in addition to, your interests as a stockholder. The board of directors was aware of and considered these interests, to the extent such interests existed at the time, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. In the discussion below, we have quantified payments and benefits to our executive officers and to our non-employee directors.

  Equity Awards/Merger Proceeds

        At the effective time of the merger, each option to purchase shares of our common stock, whether vested or unvested, that is outstanding immediately prior to the consummation of the merger will be cancelled and converted into the right to receive an amount in cash equal to the excess, if any, of $21.00 over the exercise price per share of such option, less any applicable taxes required to be withheld. At the effective time of the merger, each restricted stock award that vests based on the passage of time, whether vested or unvested, will be cancelled and converted into the right to receive an amount in cash equal to $21.00, less any applicable taxes required to be withheld. Restricted stock awards that vest based on the satisfaction of performance criteria for which the applicable performance period has ended and the annual audit of the Company's financial statements has been finalized before the effective date of the merger will be cancelled and converted, taking into account vesting based on actual performance during the applicable performance period, into the right to receive an amount in cash equal to $21.00, less any applicable taxes required to be withheld. Restricted stock awards that vest based on the satisfaction of performance criteria for which either the applicable performance period has not ended or the annual audit of the Company's financial statements has not been finalized before the effective date of the merger will be cancelled and converted, on a pro rata basis based on the time elapsed during the applicable performance period and the total time in the applicable performance period, into the right to receive an amount in cash equal to $21.00, less any applicable taxes required to be withheld.

  Executive Officers

        In addition to proceeds related to outstanding shares currently held by our executive officers, assuming completion of the merger on January 11, 2013, approximate proceeds related to outstanding and unexercised options, vested (i.e., options that previously vested according to their standard terms; not options that become vested by operation of the merger) or unvested with respect to our executive officers are as follows:

Executive	Proceeds from Vested Options ($)	Proceeds from Unvested Options ($)	Total Proceeds from Options ($)
Henry H. Graham, Jr.	$1,156,334	$463,764	$1,620,098
Michael Q. Keegan	$1,002,970	$413,133	$1,416,103
Dennis L. Randolph, Jr.	$612,545	$293,075	$905,620
Mark G. Cole	$255,194	$213,458	$468,652
Craig E. Conway	$44,328	$144,618	$188,946
James T. McLaughlin	$595,330	$277,311	$872,641
Alan R. Schwartz	$89,790	$170,428	$260,218
David A. Neal	$34,606	$118,462	$153,068
Christopher F. Penny	$38,467	$130,994	$169,461

        Assuming completion of the merger on January 11, 2013, the approximate proceeds related to restricted stock awards (including both awards that vest based on the satisfaction of performance criteria and awards that vest based on the passage of time) that would become vested with respect to our executive officers are as follows:

Executive	Proceeds from Restricted Stock Awards that vest based on the passage of time ($)	Proceeds from Restricted Stock Awards that vest based on the satisfaction of performance criteria ($)(1)	Total Proceeds from Restricted Stock Awards ($)
Henry H. Graham, Jr.	$679,959	$904,401	$1,584,360
Michael Q. Keegan	$219,303	$601,737	$821,040
Dennis L. Randolph, Jr.	$128,982	$405,613	$534,595
Mark G. Cole	$163,947	$295,419	$459,366
Craig E. Conway	$315,000	$295,419	$610,419
James T. McLaughlin	$122,052	$383,793	$505,845
Alan R. Schwartz	$34,986	$348,147	$383,133
David A. Neal	$125,979	$240,427	$366,406
Christopher F. Penny	$125,979	$265,891	$391,870

(1)
Represents amounts to be paid at target under the Company's 2011 and 2012 long-term incentive equity plans; however, the target amounts under the 2012 plan are pro rated in accordance with the terms of the merger agreement to reflect the time elapsed under the measurement period for such plan.

  Non-Employee Directors

        In addition to proceeds related to outstanding shares currently held by our non-employee directors, assuming completion of the merger on January 11, 2013, the approximate proceeds related to outstanding and unexercised options, vested (i.e., options that previously vested according to their standard terms; not options that become vested by operation of the merger) or unvested with respect to our non-employee directors are as follows:

Non-Employee Director	Proceeds from Vested Options ($)	Proceeds from Unvested Options ($)	Total Proceeds from Options ($)
John B. Benton	$161,757	$13,753	$175,510
Stephen X. Graham	$77,457	$13,753	$91,210
John V. Sponyoe	$70,864	$13,753	$84,617
Thomas E. Wheeler	$45,039	$13,753	$58,792

        Assuming completion of the merger on January 11, 2013, the approximate proceeds related to restricted stock awards that would become vested with respect to our non-employee directors are as follows:

Non-Employee Director	Proceeds from Restricted Stock Awards ($)
John B. Benton	$31,584
Stephen X. Graham	$31,584
John V. Sponyoe	$31,584
Thomas E. Wheeler	$31,584

        All of the foregoing information is based on such directors' and executives' equity compensation holdings as of January 11, 2013.

  Executive Severance Benefit Plan

        The Company maintains the TNS, Inc. Executive Severance Benefit Plan (the "Severance Plan"), which provides that the benefits described below will be paid to the executive officers in connection with a qualifying termination in connection with the merger.

        The Severance Plan provides that if an executive officer's employment with the Company is terminated without cause or if he resigns for good reason during the period of 24 months after a change in control or during the six months prior to a change in control in connection with or in anticipation of such change in control, he will be entitled to receive (i) payment of accrued compensation, (ii) payment of the pro rata portion of the annual performance bonus he would have otherwise received for the year in which termination occurs, based upon actual achievement of the performance goals, (iii) payment of a multiple (two times for a Tier I Executive and one and one-half times for a Tier II Executive) of the sum of his then current base salary plus the average of his annual performance bonus for the past three years, (iv) continuation of health and life insurance benefits (for two years for a Tier I Executive and for one year for a Tier II Executive) or such earlier date as he obtains other employment providing such coverage, and (v) the immediate vesting of any outstanding stock options, stock appreciation rights, restricted stock, restricted stock units and non-qualified deferred compensation benefits. The named executive officer may elect to have any stock options or stock appreciation rights cashed out for a payment equal to the excess of the fair market value of the subject shares over the exercise or base price of the subject stock options or stock appreciation rights.

        For purposes of the Severance Plan, the merger will constitute a change in control and Messrs. H. Graham and Keegan are designated as "Tier I Executives" and all other executive officers are designated as "Tier II Executives."

        The Severance Plan provides that, if a named executive officer becomes entitled to any payments and benefits related to a termination of employment after the occurrence of a change of control and if such payments and benefits would constitute a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), that would be subject to the excise tax imposed on such payments and benefits, such payments and benefits will be limited to the larger of (i) the largest amount that would result if no portion of the payments and benefits were subject to the excise tax, or (ii) the payments and benefits after taking into account all applicable federal, state, foreign, local and other income, employment and excise taxes. The Company will provide an additional payment equal to the federal, state and local income and employment taxes on the amounts paid by the Company for health and life insurance premiums. In addition, if any payment under the Severance Plan is "deferred compensation" under Section 409A of the Code and not otherwise exempt from Section 409A, the payments to such certain named executive officer may be delayed for up to six months.

        Under the Severance Plan, "good reason" in the context of a change in control means (i) the assignment to the executive of any duties inconsistent with the executive's position or any other action that results in a diminution in such position, (ii) a reduction in the executive's base salary, (iii) a relocation of the executive's principal business office to a location that increases the executive's one-way commute by more than 25 miles, (iv) a failure to maintain a retirement, pension or savings plan or any life insurance, health, dental or disability or other insurance plan providing benefits at least as beneficial in the aggregate as those benefits provided by those benefit plans in which the executive participated immediately before the beginning of the 24 month period after the occurrence of a change of control, or (v) any acquirer, successor or assignee of the Company fails to assume the obligations under the Severance Plan.

        Under the Severance Plan, "cause" means (i) commission of a felony or any crime involving moral turpitude, (ii) any act or omission involving dishonesty or fraud with respect to the company or any of its affiliates or any of their customers or suppliers, (iii) substantial failure on the part of the executive in his performance of the duties of the office held by him as reasonably directed by the board of directors (other than any such failure resulting from the executive's incapacity due to physical or mental illness), after notice to the executive and a reasonable opportunity to cure, (iv) gross negligence or willful misconduct by the executive with respect to the Company or any of its affiliates (including, without limitation, disparagement that adversely affects the Company's reputation or any of its affiliates), or (v) material breach by executive of the sections of any written agreement between the executive and the Company or any of its affiliates, including agreements with respect to non-competition, non-solicitation, confidentiality and proprietary rights.

  Indemnification and D&O Insurance

        Through the sixth anniversary of the effective date of the merger, Parent has agreed that it will or will cause the surviving company to indemnify and hold harmless, to the fullest extent permitted by law, the present and former officers and directors of the Company and its subsidiaries against certain costs, liabilities, and expenses arising out of or pertaining to (i) such person's service as an officer, director fiduciary or agent of the Company or its subsidiaries, or (ii) matters existing or occurring or services performed by such director or officer at the request of the Company at or before the effective time of the merger (including the merger agreement or the transactions contemplated thereby), whether asserted prior to, at or after the effective time of the merger. For a period of six years from the effective date of the merger, Parent also is required to maintain directors' and officers' liability and fiduciary liability coverage containing terms and conditions that are not less advantageous in the aggregate as the Company's directors' and officers' liability and fiduciary liability policies as in effect on the effective date of the merger, subject to certain limits on the policy annual premiums as set forth in the merger agreement. Alternatively, the Company may purchase a six-year prepaid "tail" policy providing substantially equivalent benefits, which Parent must cause to be maintained in full force and effect for its full term and cause the surviving company to honor any obligations thereunder (or if cancelled, which Parent must replace for any remaining term). A more complete description of the indemnification and insurance rights provided to the Company's directors and officers under the merger agreement is under the heading "Merger Agreement—Indemnification; Directors' and Officers' Insurance" beginning on page 86.

  Special Committee Compensation

        In consideration of the time and effort required of the members of the special committee in performing their duties, the board of directors determined that each member of the special committee (other than the chairman) would receive a fee of $12,000 per month and the chairman of the special committee would receive a fee of $14,000 per month (in each case, pro rated for partial months) until the special committee is dissolved (as determined by the board of directors). These fees are payable whether or not the merger is completed. No other meeting fees or other compensation (other than reimbursement for out-of-pocket expenses in connection with attending special committee meetings) will be paid to the members of the special committee in connection with their service on the special committee.

  No Management Agreements

        As of the date of this proxy statement, none of the Company's executive officers has entered into any amendments or modifications to his existing employment arrangements with the Company in connection with the merger, nor has any of the executive officers entered into any employment or other agreement with Parent or its affiliates.

        As described in "—Background of the Merger" beginning on page 28, prior to the execution of the merger agreement, representatives of Siris engaged in preliminary discussions regarding future compensation arrangements with Henry H. Graham, Jr., Michael Q. Keegan and Dennis L. Randolph,

Jr. The parties did not reach any definitive agreements in these discussions. However, during such preliminary discussions, Siris indicated that, following the special meeting and with the prior consent of the special committee, certain executive officers and key employees of the Company may be offered post-closing employment agreements or arrangements, which may include cash, stock or other equity compensation and co-investment opportunities.

  New Management Incentive Plan

        Siris has indicated that following the effective time, it is expected that Parent will establish a new equity incentive plan pursuant to which equity compensation awards will be granted to executive officers and other key employees of the Company. As of the date of this proxy statement, the terms and conditions of the equity incentive plan and related grants have not been determined.

Accounting Treatment

        The merger will be accounted for as a "purchase transaction" for financial accounting purposes.

Certain Material U.S. Federal Income Tax Consequences of the Merger

        The following is a summary of the material U.S. federal income tax consequences of the merger discussed earlier in this proxy statement to holders whose shares of our common stock are converted into the right to receive cash in the merger. This discussion is a summary for general information purposes only and does not consider all aspects of U.S. federal income taxation that might be relevant to our stockholders.

        For purposes of this discussion, a "U.S. holder" is a beneficial owner of shares of our common stock that is, for U.S. federal income tax purposes:

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  an individual citizen or resident of the United States;

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  a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

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  a trust (i) if a U.S. court can exercise primary supervision of the trust's administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

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  an estate, the income of which is subject to U.S. federal income tax regardless of its source.

        For purposes of this discussion, a "non-U.S. holder" is a beneficial owner of shares of our common stock, other than a partnership, that does not qualify as a U.S. holder under the definition above.

        If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of our common stock, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. A partner in a partnership holding shares of our common stock should consult its own tax advisor regarding the U.S. federal income tax consequences of the merger to such partner.

        This discussion is based upon the provisions of the Code, Treasury regulations promulgated thereunder, and currently effective administrative rulings and judicial decisions. Any of these authorities may be changed, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those described below. This discussion applies only to beneficial owners who hold shares of our common stock as capital assets (within the meaning of Section 1221 of the Code), and does not apply to shares of our common stock received in connection with the exercise of employee stock options or otherwise as compensation, stockholders who hold an equity interest, actually or constructively, in Parent or the surviving corporation after the merger, stockholders who validly exercise their rights under the DGCL to object to the merger or to certain types of beneficial owners that may be subject to special rules (such as insurance companies, banks or other financial institutions, tax-exempt organizations, broker-dealers, partnerships, S corporations or other pass-through entities, mutual funds, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, stockholders subject to the alternative minimum tax, U.S. holders that have a functional currency other than the U.S. dollar, stockholders that hold our common stock as part of a hedge, straddle or conversion transaction, regulated investment companies, real estate investment trusts or stockholders deemed to sell our common stock under the constructive sale provisions of the Code). This discussion does not address any state, local or foreign tax consequences of the merger.

  Consequences to U.S. Holders

        In general, a U.S. holder whose shares of our common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes) and the U.S. holder's adjusted tax basis in such shares. A U.S. holder's adjusted tax basis will generally equal the price the U.S. holder paid for such shares. Gain or loss will be determined separately for each block of shares of our common stock (i.e., shares of our common stock acquired at the same cost in a single transaction). Such gain or loss will generally be treated as long-term capital gain or loss if the U.S. holder's holding period in the shares of our common stock exceeds one year at the time of the completion of the merger and short-term capital gain or loss otherwise. Long-term capital gains of non-corporate U.S. holders may be subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes.

        For taxable years beginning after December 31, 2012, U.S. holders that are individuals, estates or certain trusts are required to pay a 3.8% tax on the lesser of (i) the U.S. holder's "net investment income" in the case of an individual, or undistributed "net investment income" in the case of an estate or trust, in each case for the relevant taxable year and (ii) the excess of the U.S. holder's modified adjusted gross income in the case of an individual, or adjusted gross income in the case of an estate or trust, in each case for the relevant taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000 depending on the individual's circumstances). Net investment income generally includes, interest, dividends and capital gains, unless such income or gain is derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. holder that is an individual, trust or estate should consult its tax advisor regarding the applicability of the Medicare tax to its capital gains in respect of its shares of our common stock.

  Consequences to Non-U.S. Holders

        A non-U.S. holder whose shares of our common stock are converted into the right to receive cash in the merger generally will not be subject to U.S. federal income taxation unless:

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  gain resulting from the merger is effectively connected with the conduct of a U.S. trade or business;

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  the non-U.S. holder is an individual who is present in the United States for 183 days or more in the individual's taxable year in which the merger occurs and certain other conditions are satisfied; or

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  the Company is or has been a U.S. real property holding corporation ("USRPHC")as defined in Section 897 of the Code at any time within the five-year period preceding the merger, the non-U.S. holder owned more than five percent of our common stock at any time within that five-year period, and certain other conditions are satisfied.

        Any gain recognized by a non-U.S. holder described in the first bullet above generally will be subject to tax in the same manner as if such holder were a U.S. person as defined under the Code. A non-U.S. holder that is a corporation may also be subject to an additional 30 percent branch profits tax on after-tax profits effectively connected with a U.S. trade or business to the extent that such after-tax profits are not reinvested and maintained in the U.S. business. A non-U.S. holder's ability to use any capital loss to offset other income or gain subject to U.S. federal income taxation is subject to certain limitations.

        Unless gain from the sale or disposition of common stock of an individual who is described in the second bullet is already subject to tax as effectively connected with the conduct of a trade or business, the gain of such non-U.S. holder will be subject to a 30 percent tax on the gross amount of the gain, with limited ability to use other losses to offset such gain.

        In general, a corporation is a USRPHC if the fair market value of its "U.S. real property interests" equals or exceeds 50 percent of the sum of the fair market value of its worldwide (domestic and foreign) real property interests and its other assets used or held for use in a trade or business. We believe that, as of the effective date of the merger, we will not have been a USRPHC at any time within the five-year period ending on the date thereof.

        If a non-U.S. holder is eligible for treaty benefits under an income tax treaty entered into by the United States, the non-U.S. holder may be able to reduce or eliminate certain of the U.S. federal income taxes discussed above, such as the branch profits tax, and the non-U.S. holder may be able to treat gain, even if effectively connected with a U.S. trade or business, as not subject to U.S. federal income taxation provided the trade or business is not conducted through a permanent establishment in the United States. Non-U.S. holders should consult their tax advisors regarding possible relief under an applicable income tax treaty.

  Backup Withholding and Information Reporting

        U.S. federal backup withholding tax may apply to cash payments to a U.S. holder under the merger agreement, unless the U.S. holder (i) furnishes an accurate tax identification number and otherwise complies with applicable U.S. information reporting or certification requirements (typically, by submitting a completed and signed IRS Form W-9) or (ii) is a corporation (other than certain S corporations) or other exempt recipient and, when required, demonstrates such fact. Cash payments made pursuant to the merger will also be subject to information reporting unless an exemption applies.

        In general, a non-U.S. holder will not be subject to U.S. federal backup withholding and information reporting with respect to cash payments to the non-U.S. holder under the merger agreement if the non-U.S. holder has provided an IRS Form W-8BEN, (or an IRS Form W-8ECI if the non-U.S. holder's gain is effectively connected with the conduct of a U.S. trade or business). If shares are held through a foreign partnership or other flow-through entity, certain documentation requirements also apply to the partnership or other flow-through entity.

        The backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a credit against a holder's U.S. federal income tax liability and may entitle such holder to a refund, so long as the required information is timely furnished to the Internal Revenue Service.

        The U.S. federal income tax consequences described above are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each stockholder should consult its own tax advisor regarding the applicability of the rules discussed above to such stockholder and the particular U.S. federal income tax consequences to such stockholder of the merger in light of such stockholder's particular circumstances and the application of state, local and foreign tax laws.

 Regulatory Approvals and Notices

        Under the terms of the merger agreement, the merger cannot be completed until the waiting period applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act, has expired or been terminated. Under the HSR Act and the rules promulgated thereunder by the FTC, the merger cannot be completed until each of the Company and Parent files a notification and report form with the FTC and the Antitrust Division of the DOJ under the HSR Act and the applicable waiting period has expired or been terminated. Each of the Company and Parent filed such a notification and report form on December 21, 2012 and requested early termination of the waiting period.

        At any time before or after consummation of the merger, notwithstanding the termination of the waiting period under the HSR Act, the Antitrust Division of the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, or part of it, seeking divestiture of substantial assets of the Company or Parent, requiring the Company or Parent to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the merger, and notwithstanding the termination of the waiting period under the HSR Act, any state could take such action under state law or the antitrust laws of the United States as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the Company or Parent. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

        There can be no assurance that the antitrust approval described above will be obtained and, if obtained, there can be no assurance as to the timing of such approval, the ability of Parent or the Company to obtain such approval on satisfactory terms or the absence of any litigation challenging such approval. There can also be no assurance that any governmental entity or any private party will not attempt to challenge the merger on antitrust grounds and, if such a challenge is made, there can be no assurance as to its result.

THE MERGER AGREEMENT

        This section describes the material terms of the merger agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety. This section is not intended to provide you with any factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled, "Where You Can Find More Information," beginning on page 106.

Explanatory Note Regarding the Merger Agreement

        The merger agreement is included to provide you with information regarding its terms. Factual disclosures about the Company contained in this proxy statement or in the Company's public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the merger agreement. The representations, warranties and covenants made in the merger agreement by the Company, Parent and Merger Sub were qualified and subject to important limitations agreed to by the Company, Parent and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue because of a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by the matters contained in the disclosure schedule that the Company delivered in connection with the merger agreement, which disclosures were not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws

        The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, set forth in the merger agreement. As the surviving corporation, the Company will continue to exist following the merger.

        The board of directors of the surviving corporation will, from and after the effective time of the merger, consist of the directors of Merger Sub until the earlier of their resignation or removal or until their respective successors are duly elected and qualified. The officers of the Company immediately prior to the effective time of the merger will, from and after the effective time of the merger, be the officers of the surviving corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

        The certificate of incorporation of the surviving corporation will be in the form of the certificate of incorporation attached as an exhibit to the merger agreement, until thereafter amended in accordance with its terms and as provided by applicable law. The bylaws of Merger Sub, as in effect immediately prior to the effective time of the merger (except with respect to the name of the Company) will, by virtue of the merger, be the bylaws of the surviving corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the surviving corporation and as provided by applicable law.

        Following the completion of the merger, our common stock will be delisted from the NYSE and deregistered under the Exchange Act and will cease to be publicly traded.

Closing and Effective Time of the Merger

        The closing of the merger will take place on the second business day following the satisfaction or waiver in accordance with the merger agreement of all of the conditions to closing of the merger (described under "—Conditions to the Merger" below) (other than the conditions that by their terms cannot be satisfied until the closing of the merger, but subject to satisfaction or waiver of those conditions) unless another date is agreed upon by Parent and the Company. Notwithstanding the immediately preceding sentence, if the marketing period (described below) has not ended prior to such time, then the closing will occur instead on the date that is the earlier to occur of (i) any business day during the marketing period as may be specified by Parent on three business days written notice to the Company and (ii) the first business day immediately following the final day of the marketing period, subject, in each case, to the satisfaction or waiver of the conditions set forth in the merger agreement (other than those conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions).

        The effective time of the merger will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later date as we and Parent may agree and specify in the certificate of merger).

Marketing Period

        The marketing period is the first period of 15 consecutive business days commencing on or after January 2, 2013, on the first day of which (i) all of the conditions to each party's obligations to effect the merger have been satisfied and nothing has occurred and no condition exists that would cause any of such conditions not to be satisfied assuming the closing were to be scheduled for any time during such 15 business day period and (ii) Parent has received (a) if the closing has not occurred on or prior to March 31, 2013, the Company's audited consolidated balance sheet as of, and related statements of income and cash flows for, the fiscal year ended December 31, 2012 and (b) if the closing has not occurred on or prior to May 15, 2013, the Company's unaudited consolidated balance sheet as of, and related statements of income and cash flows for, the fiscal quarter ended March 31, 2013.

        The marketing period will not be deemed to commence if, prior to the completion of such 15 business day period, the Company has publicly announced any intention to restate any financial statements or financial information, in which case the marketing period will be deemed not to commence unless and until such restatement has been completed and the applicable financial statements and financial information has been amended or the Company has publicly announced that it has concluded that no restatement is required.

Treatment of Common Stock, Options and Restricted Stock Awards

  Common Stock

        At the effective time of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger (except for the excluded shares) will be converted into the right to receive the per share merger consideration of $21.00 in cash, without interest and subject to deduction for any required withholding taxes. Shares of our common stock held by the Company in treasury or owned by Parent or Merger Sub will be cancelled without payment of consideration. Shares of our common stock owned by any subsidiary of the Company will be converted into such number of shares of the surviving corporation necessary to maintain the subsidiary's current equity ownership in the Company. Each share of common stock of Merger Sub issued and outstanding immediately prior to the effective time of the merger will be converted into and become one validly issued, fully paid and nonassessable share of common stock of the surviving corporation. Company common stock owned by stockholders with respect to which appraisal has been properly demanded under the DGCL, unless such demand has not been perfected or has been withdrawn or lost, will be cancelled without payment of consideration. Such stockholders will instead be entitled to the appraisal rights provided under the DGCL as described under "Appraisal Rights."

  Options

        Each option to purchase shares of our common stock granted under any equity plan of the Company, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger, will be cancelled and converted into the right to receive, and the Company will pay to each such individual holder, as soon as practicable (and in any event, within three business days) following the effective time of the merger, an amount in cash equal to the product of (i) the excess of the merger consideration of $21.00 per share over the exercise price per share of such stock option and (ii) the number of shares of common stock subject to such stock option, without interest and subject to deduction for any required withholding taxes.

  Restricted Stock Awards

        Each outstanding time-vested restricted stock award granted under any equity plan of the Company, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger, will be cancelled and converted into the right to receive, and the Company will pay to each such individual holder, as soon as practicable (and in any event, within three business days) following the effective time of the merger, an amount in cash equal to the product of (i) the merger consideration of $21.00 per share and (ii) the number of shares subject to such restricted stock award, without interest and subject to deduction for any required withholding taxes.

        With respect to any restricted stock awards that vest in whole or in part based on the satisfaction of performance criteria, (i) if the applicable performance period has ended before the effective date of the merger and the annual audit of the Company's financial statements has been finalized before the effective date of the merger, the number of restricted stock awards for which payment will be made to a holder pursuant to the immediately preceding paragraph will equal the number of restricted stock awards that vested based on actual performance during such period, and (ii) if the applicable performance period has not ended before the effective date of the merger, or if it has ended but the annual audit of the Company's financial statements has not been finalized before the effective date of the merger, the number of restricted stock awards for which payment will be made to a holder pursuant to the immediately preceding paragraph will equal (a) the number of such restricted stock awards that would vest assuming achievement at the applicable target performance level, (b) multiplied by a fraction (x) the numerator of which is the number of days from the beginning of the applicable performance period to the effective date of the merger, and (y) the denominator of which is the number of days in the applicable performance period.

Exchange and Payment Procedures

        Prior to the effective time of the merger, Parent will enter into an agreement with a paying agent to receive the aggregate per share merger consideration. At or prior to the effective time of the merger, Parent will deposit, or will cause to be deposited, with the paying agent an amount in cash sufficient to make all payments due to holders of the Company's common stock, options and restricted stock awards. With respect to shares of our common stock held by The Depository Trust Company ("DTC") if the closing of the merger occurs (a) at or prior to 11:30 a.m., New York City time, on the date of the closing of the merger, the paying agent will transmit to DTC an amount in cash in immediately available funds equal to the number of shares of our common stock held of record by DTC (excluding any excluded shares) immediately prior to the effective time of the merger multiplied by the per share merger consideration, which we refer to as the DTC payment, or (b) after 11:30 a.m., New York City time, on the closing date of the merger, the paying agent will transmit the DTC payment to DTC on the first business day after the date of the closing of the merger.

        Promptly, and in any event not later than the second business day after the effective time of the merger, each record holder, as of the effective time of the merger, of a certificate or certificates representing outstanding shares of our common stock will be sent a letter of transmittal describing how it may exchange its certificated shares of our common stock for the per share merger consideration. Upon surrender of a certificate or certificates representing outstanding shares of our common stock to the paying agent, together with the properly completed and executed letter of transmittal, the holder will be entitled to receive the per share merger consideration and the certificate or certificates will be cancelled. You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

        Promptly, and in any event not later than the second business day, after the effective time of the merger, the paying agent will issue and deliver the per share merger consideration to each holder of uncertificated shares of our common stock represented by book entry that delivers a properly completed and executed letter of transmittal to the paying agent. If you are a beneficial owner of our common stock holding your shares in "street name" through your bank, broker or other nominee, you will receive the per share merger consideration in accordance with the procedures of your bank, broker or other nominee.

        No interest will be paid or accrued on the cash payable as the merger consideration. Parent, the surviving corporation and the paying agent will be entitled to deduct and withhold any applicable taxes from the merger consideration. Any sum that is withheld will be treated as having been paid to the person in respect of whom it is withheld.

        After the effective time of the merger, the stock transfer books of the Company will be closed and thereafter there will be no further registration of transfers of shares of our common stock that were outstanding prior to the effective time of the merger. If, after the effective time of the merger, stock certificates are presented to the surviving corporation for transfer, such stock certificates will be cancelled and exchanged for the merger consideration.

        At any time following the date that is 12 months after the effective time of the merger, Parent may require the paying agent to deliver to it or its designee any funds (including any interest received with respect thereto) that have not been disbursed to holders of our common stock, and thereafter such holders will be entitled to look to Parent and the surviving corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the merger consideration payable to them.

        If you have lost a certificate, or if it has been stolen or destroyed, then, before you will be entitled to receive the per share merger consideration, you will have to comply with the replacement requirements established by the paying agent, including, if necessary, posting a bond in a customary amount as indemnity against any claim that may be made against it or the surviving corporation with respect to such certificate. These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.

 Representations and Warranties

        We made customary representations and warranties in the merger agreement that are subject, in some cases, to specific exceptions and qualifications contained in the merger agreement, the Company's

SEC filings and the matters contained in the disclosure schedule delivered by the Company in connection with the merger agreement. These representations and warranties relate to, among other things:

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  due organization, existence, good standing and authority to carry on our business;

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  our certificate of incorporation and bylaws and those of our material subsidiaries;

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  our capitalization;

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  the absence of liens on our ownership of the equity interests of our subsidiaries;

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  our corporate power and authority to enter into, and consummate the transactions under, the merger agreement, and the enforceability of the merger agreement against us;

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  the approval and declaration of advisability of the merger agreement and the transaction contemplated thereby by the board of directors;

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  the absence of violations of, or conflicts with, our governing documents, applicable law and certain agreements as a result of our entering into and performing our obligations under the merger agreement;

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  the required governmental consents, approvals, authorizations, permits, notices and filings relating to the merger;

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  our SEC filings since January 1, 2010 and the financial statements included therein;

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  our disclosure controls and procedures and internal controls over financial reporting;

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  the absence of unresolved comments from the SEC and any ongoing SEC review of our SEC filings;

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  the absence of off-balance sheet arrangements;

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  compliance with the Sarbanes-Oxley Act of 2002;

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  the absence of certain indebtedness and liens;

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  the absence of certain undisclosed liabilities;

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  the conduct of business in accordance with the ordinary course consistent with past practice since October 1, 2012 through the date of the merger agreement;

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  the absence of a Company material adverse effect (as described below) and the absence of certain other changes or events since October 1, 2012 through the date of the merger agreement;

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  the absence of legal proceedings, investigations and governmental orders against us or our subsidiaries;

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  compliance with applicable laws and permits;

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  employee benefit plans;

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  certain employment and labor matters;

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  environmental matters;

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  tax matters;

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  certain contracts and the absence of any violation of or default under any such contract;

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  insurance policies;

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  real property;

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  intellectual property;

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  the inapplicability of any anti-takeover law to the merger;

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  the absence of any undisclosed material contracts or transactions with executive officers or directors of the Company;

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  the absence of any undisclosed brokers' fees; and

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  the receipt of a fairness opinion from Greenhill.

        Many of our representations and warranties are qualified by, among other things, exceptions relating to the absence of a "Company material adverse effect," which means any fact, circumstance, event, change, occurrence or effect that would have a material adverse effect on (i) the business, condition (financial or otherwise), properties, liabilities, assets or results of operations of the Company and its subsidiaries, taken as a whole, or (ii) the ability of the Company to timely perform its obligations under the merger agreement or consummate the transactions contemplated thereby. However, none of the following will constitute or be taken into account in determining whether a Company material adverse effect has occurred or would occur:

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  changes in general economic, financial market, business or geopolitical conditions;

  •
  general changes or developments in any of the telecommunications, payments or financial services industries;

  •
  changes in any applicable laws or applicable accounting regulations or principles or interpretations thereof;

  •
  any change in the price or trading volume of our common stock, in and of itself (the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of "Company material adverse effect" may be taken into account in determining whether there has been a Company material adverse effect);

  •
  any failure by the Company to meet any published analyst estimates or expectations of the Company's revenue, earnings or other financial performance or results of operations for any period, in and of itself (the facts or occurrence giving rise to contributing to such failure that are not otherwise excluded from the definition of "Company material adverse effect" may be taken into account in determining whether there has been a Company material adverse effect);

  •
  any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (the facts or occurrence giving rise to contributing to such failure that are not otherwise excluded from the definition of "Company material adverse effect" may be taken into account in determining whether there has been a Company material adverse effect);

  •
  any outbreak or escalation of hostilities or war or any act of terrorism;

  •
  the announcement of the merger agreement and the transactions contemplated thereby, including the initiation of litigation by any person with respect to the merger agreement, and including termination of, reduction in or similar negative impact on relationships with any customers, suppliers, distributors, partners or employees of the Company due to the announcement and performance of the merger agreement or the identity of the parties to the merger agreement, or the performance of the merger agreement and the transactions contemplated thereby, including compliance with the covenants set forth therein;

  •
  any action taken by the Company which is required or permitted by, resulting from or arising in connection with the merger agreement;

  •
  any actions taken (or omitted to be taken) at the request of Parent; or

  •
  any internal restructuring or reorganization of the Company or its subsidiaries, or divestures of assets or subsidiaries of the Company, or any changes resulting from, or taken to effect, such internal restructuring, reorganization or divestitures.

In the case of each of the first three and the seventh bullets above, the exceptions provided for in each such bullet do not apply, to the extent such facts, circumstances, events, changes, occurrences or effects have a disproportionate adverse impact on the Company and its subsidiaries, taken as a whole, relative to the other participants in the telecommunications, payments or financial services industries.

        The merger agreement also contains certain representations and warranties made by Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement. The representations and warranties of Parent and Merger Sub relate to, among other things:

  •
  Parent's, Holding's and Merger Sub's due organization, existence, good standing and authority to carry on their businesses;

  •
  Parent's, Holding's and Merger Sub's certificate of incorporation and bylaws;

  •
  Parent's, Holding's and Merger Sub's corporate power and authority to enter into, and consummate the transactions under, the merger agreement, and the enforceability of the merger agreement against Parent and Merger Sub;

  •
  the absence of violations of, or conflicts with, Parent's, Holding's and Merger Sub's governing documents, applicable law and certain agreements as a result of Parent and Merger Sub entering into and performing under the merger agreement;

  •
  the required governmental consents, approvals, authorizations, permits, notices and filings relating to the merger;

  •
  the absence of legal proceedings and investigations against Parent and Merger Sub;

  •
  the operations and capitalization of Holdings and Merger Sub;

  •
  the delivery of the financing commitments;

  •
  validity and enforceability of the financing commitments;

  •
  the absence of conditions precedent related to the funding of the financing other than as set forth in the financing commitments;

  •
  the absence of any breach or default under the financing commitments;

  •
  sufficiency of funds;

  •
  the absence of any requirement for any vote or consent by any holder of capital stock of Parent to adopt the merger agreement;

  •
  the absence of ownership of Company common stock by Parent, Holdings and Merger Sub, except pursuant to the merger agreement;

  •
  solvency of the surviving corporation immediately following consummation of the merger;

  •
  the absence of any undisclosed brokers' fees;

  •
  acknowledgement as to uncertainties inherent in any estimates, projections, forecasts, forward-looking statements or business plans provided by the Company;

  •
  the absence of certain agreements or compensation or employee arrangements;

  •
  delivery of the executed limited guarantee;

  •
  the absence of interests owned by Merger Sub or Parent in certain competitors of the Company; and

  •
  Parent's and Merger Sub's access to information regarding the Company and independent investigation of the Company.

Many of the Parent and Merger Sub representations and warranties are qualified by, among other things, exceptions relating to the absence of a "Parent material adverse effect," which means any event, change, occurrence or effect that would prevent, materially delay or materially impede the performance by Parent or Merger Sub of its obligations under the merger agreement or the consummation of the transactions contemplated by the merger agreement.

        The representations and warranties in the merger agreement of each of the Company, Parent and Merger Sub will terminate upon the consummation of the merger or the termination of the merger agreement pursuant to its terms.

Conduct of Our Business Pending the Merger

        Under the merger agreement, we have agreed that, subject to certain exceptions in the merger agreement and the disclosure letter we delivered in connection with the merger agreement or as required by law, between the date of the merger agreement and the effective time of the merger, unless Parent gives its prior written consent (which cannot be unreasonably withheld or delayed), we and our subsidiaries will conduct our businesses in the ordinary course in compliance in all material respects with applicable laws and will use our reasonable best efforts to preserve intact our business organization and to preserve our present relationships and goodwill with governmental entities, customers, suppliers, distributors, creditors, lessors and other persons with which we have material business relations.

        Subject to certain exceptions set forth in the merger agreement and the disclosure letter that we delivered in connection with the merger agreement, or as required by law, we will not, and we will not permit our subsidiaries to, take any of the following actions without Parent's written consent (which cannot be unreasonably withheld or delayed, except with respect to the second bullet point below):

  •
  make changes to organizational documents;

  •
  issue, deliver, sell, pledge, grant, transfer, dispose of or encumber shares of capital stock or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire any shares of capital stock of the Company or its subsidiaries (subject to certain exceptions specified in the merger agreement);

  •
  declare, set aside, establish a record date for, make or pay any dividend or other distribution (other than dividends paid by the Company's subsidiaries to the Company or to its other subsidiaries);

  •
  adjust, split, subdivide, combine, reclassify, redeem, repurchase or otherwise acquire any shares of capital stock or any shares of capital stock or securities convertible or exchangeable into or exercisable for any shares of capital stock of the Company or its subsidiaries;

  •
  merge or consolidate with any other person;

  •
  acquire any corporation, partnership or other business organization or division thereof, or any rights, properties or assets, with a value or purchase price in excess of $1 million in the aggregate, other than purchases of inventory and other rights, properties or assets in the ordinary course of business or pursuant to existing contracts;

  •
  sell or otherwise dispose of any corporation, partnership or other business organization or division thereof, or any rights, properties or assets, with a value or purchase price in excess of $1 million in the aggregate, other than sales or dispositions of inventory and other rights or assets in the ordinary course of business or pursuant to existing contracts;

  •
  other than in the ordinary course of business, enter into, suspend, abrogate, materially amend, fail to renew, cancel or terminate any material contract or any material permit affecting the assets, properties, rights or business of the Company and its subsidiaries;

  •
  authorize any material new capital expenditures that are in the aggregate in excess of the Company's capital expenditure budget disclosed to Parent;

  •
  make any loans, advances or capital contributions to, or investments in, any other person (other than a subsidiary of the Company), incur any indebtedness for borrowed money or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its subsidiaries or assume, guarantee, endorse or otherwise become liable or responsible for the indebtedness or other obligations of another person (other than a guaranty by the Company on behalf of its subsidiaries), in each case, in excess of $1 million in the aggregate;

  •
  increase the compensation or benefits of any director or employee of the Company or any of its subsidiaries, other than increases in base salary in the ordinary course of business consistent with past practice for any employee, and other than with respect to certain excluded employees;

  •
  amend or adopt any compensation or benefit plan with or for the benefit of any current or former director or employee of the Company or any of its subsidiaries;

  •
  accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation;

  •
  make any material change in any accounting principles, policies or practices, except as required by statutory or regulatory accounting rules or GAAP;

  •
  make or change any tax election, adopt or change any accounting method with respect to taxes, file any material amendment to any tax return with respect to any taxes, enter into any closing agreement, settle or compromise any proceeding with respect to any tax claim or assessment, surrender any right to claim a refund of material taxes or consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment;

  •
  adopt or enter into a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation or other reorganization (other than the merger and the internal restructuring described in the merger agreement);

  •
  fail to use reasonable efforts to maintain in full force and effect existing insurance policies or comparable replacement policies to the extent available for a similar reasonable cost;

  •
  create or incur any lien on any material asset other than permitted liens or any immaterial lien incurred in the ordinary course of business consistent with past practice;

  •
  compromise, settle or agree to settle any litigation other than settlements, compromises or agreements in the ordinary course of business consistent with past practice that involve only the payment of money damages not in excess of $1 million in the aggregate or that are consistent with the reserves reflected in the Company's balance sheet at December 31, 2011;

  •
  enter into any new line of business material to the Company and its subsidiaries, taken as a whole;

  •
  effectuate or permit a "plant closing" or "mass layoff" (as defined in the Worker Adjustment and Retraining Notification Act of 1988 and any state or local law equivalent) affecting any employment site or Company employee; or

  •
  agree to take any of the foregoing actions.

        Parent and Merger Sub are prohibited from directly or indirectly taking any action that would reasonably be expected to (i) materially adversely affect or materially delay the ability of Parent or Merger Sub to obtain any necessary approvals of any governmental entity necessary for the consummation of the transactions contemplated by the merger agreement or perform its obligations under the merger agreement, (ii) cause its representations and warranties to be untrue in any material respect, (iii) cause the financing to be unavailable at the closing of the merger or (iv) otherwise, individually or in the aggregate, have a Parent material adverse effect.

Solicitation of Acquisition Proposals; Change of Recommendation

        Except as permitted by the terms of the merger agreement described below, we have agreed in the merger agreement that our board of directors (and each of its committees, including the special committee) will not: (i) withhold, withdraw, qualify or modify (or publicly propose to do the foregoing), in a manner adverse to Parent, the recommendation of our board of directors with respect to the merger agreement, or authorize, adopt, approve, recommend or otherwise declare advisable (publicly or otherwise) any acquisition proposal (any of the foregoing actions, a "change of recommendation"); or (ii) cause or permit the Company to enter into any alternative acquisition agreement relating to an acquisition proposal.

        From the date of the merger agreement until 11:59 p.m., Eastern time, on January 10, 2013 (the "go-shop period"), we were permitted to:

  •
  initiate, solicit and encourage any inquiry or the making of acquisition proposals from third parties, including by providing third parties with nonpublic information pursuant to acceptable confidentiality agreements (however, we must promptly make available to Parent and Merger Sub any material nonpublic information concerning the Company or our subsidiaries provided to any such third parties if not previously made available to Parent or Merger Sub); and

  •
  engage or enter into, continue or otherwise participate in discussions or negotiations with any third parties with respect to any acquisition proposals, or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or any effort to make any acquisition proposals, including through the waiver or release by the Company, at the sole discretion of the special committee, of any preexisting standstill or similar agreements with any third parties.

        From and after 12:00 a.m., Eastern time, on January 11, 2013 (the "no-shop period start date"), we are required to (i) immediately cease any activities, discussions or negotiations with any persons that may be ongoing with respect to any acquisition proposals, (ii) demand, to the extent permitted by any applicable confidentiality agreement, that any person in possession of confidential information about the Company that was furnished by the Company return or destroy such information and (iii) immediately terminate access to any data room maintained by the Company with respect to the transactions contemplated by the merger agreement. At any time from and after the no-shop period start date and until the effective time of the merger or, if earlier, the termination of the merger agreement, we, our subsidiaries and our respective officers and directors may not:

  •
  initiate, solicit or knowingly encourage any inquiries or the making of any acquisition proposals;

  •
  engage in or enter into, continue or otherwise participate in discussions or negotiations with, or provide information concerning the Company to, any person with respect to any acquisition proposal; or

  •
  otherwise knowingly facilitate any effort or attempt to make an acquisition proposal, or publicly propose to do any of the foregoing.

        Notwithstanding the foregoing, for a period of 30 days following the no-shop period start date, the Company may continue to engage in the activities described above with any third party that made a written acquisition proposal during the go-shop period that the special committee believes in good faith is, or could reasonably be expected to result in, a superior proposal.

        In addition, at any time from and after the no-shop period start date and prior to the time our stockholders adopt the merger agreement, if the Company receives a written acquisition proposal from any person, we may:

  •
  contact such person to clarify the terms and conditions of such proposal; and

  •
  provide non-public information concerning the Company and our subsidiaries requested by such person subject to an acceptable confidentiality agreement (however, we must promptly make available to Parent and Merger Sub any material nonpublic information concerning the Company or our subsidiaries provided to such person if not previously made available to Parent or Merger Sub), and engage or participate in discussions or negotiations with such person, if the special committee, prior to taking any such actions, (i) determines in good faith (after consultation with outside counsel) that failure to take such action could be inconsistent with the directors' fiduciary duties under applicable law, and (ii) determines in good faith (after consultation with its financial advisor and outside counsel) that such acquisition proposal either constitutes a superior proposal or could reasonably be expected to result in a superior proposal.

        At any time before the merger agreement is adopted by our stockholders, our board of directors, acting upon the recommendation of the special committee, may take any of the following actions, if the special committee determines in good faith (after consultation with outside counsel) that failure to take such action could be inconsistent with its fiduciary duties under applicable law:

  •
  (i) withhold, withdraw, qualify or modify (or publicly propose to do the foregoing), in a manner adverse to Parent, the recommendation of our board of directors with respect to the merger agreement or (ii) terminate the merger agreement, in either case, in connection with an intervening event; or

  •
  (i) effect a change of recommendation or (ii) terminate the merger agreement to enter into an alternative acquisition agreement with respect to a superior proposal, in either case, with respect to any acquisition proposal that the special committee believes in good faith (after consultation with its financial advisor and outside counsel) is a superior proposal.

        Prior to effecting a change of recommendation or terminating the merger agreement due to an intervening event:

  •
  our board of directors must give Parent at least three business days' written notice of its intention to take such action and a description of the reasons for taking such action;

  •
  upon Parent's request, we must discuss with Parent, and cause our financial and legal advisors and other representatives to discuss with Parent, in good faith and in reasonable detail the facts and circumstances giving rise to the intervening event and provide all information reasonably requested by Parent concerning such facts and circumstances to facilitate Parent's evaluation of whether to improve the terms and conditions of the merger agreement, the financing commitments and the limited guarantee in such a manner that would obviate the need for the taking of such action; and

  •
  following the end of the three business day period, our board of directors must consider in good faith any revisions to the merger agreement, the financing commitments and the limited guarantee proposed in writing by Parent, and must determine in good faith (after consultation with its financial advisor and outside counsel) that failure to take such action would be inconsistent with the directors' fiduciary duties under applicable law.

        Prior to effecting a change of recommendation or terminating the merger agreement in order to enter into an alternative acquisition agreement with respect to a superior proposal:

  •
  our board of directors must determine in good faith (after consultation with its financial advisor and outside legal counsel) that such acquisition proposal is a superior proposal;

  •
  we must give Parent written notice that we intend to take such action and describe the material terms and conditions of the superior proposal that is the basis for the action, and include a copy of the relevant proposed transaction documents related to the superior proposal;

  •
  during the three business day period following Parent's receipt of aforementioned notice, the Company must, and must cause its financial and legal advisors and other representatives to, negotiate with Parent (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of the merger agreement, the financing commitments and the limited guarantee so that the superior proposal ceases to constitute a superior proposal; and

  •
  following the end of such three business day period, our board of directors must determine in good faith, taking into account any changes to the terms of the merger agreement, the financing commitments and the limited guarantee proposed in writing by Parent, that the superior proposal continues to constitute a superior proposal.

In the event of any amendment to the financial terms or any other material amendment of a superior proposal, the Company must deliver to Parent two business days' prior written notice and again comply with the applicable requirements described above.

        Nothing in the provisions of the merger agreement relating to acquisition proposals prevents us from complying with our disclosure obligations under U.S. federal or state law with regard to an acquisition proposal, including taking and disclosing to our stockholders a position contemplated by Rules 14d-9 and 14e-2(a) under the Exchange Act or making any similar communication to our stockholders, or making any "stop-look-and-listen" or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act to our stockholders. However, any such disclosure (other than issuing a "stop, look and listen" statement in accordance with the Exchange Act pending disclosure of the Company's position or an express rejection of any acquisition proposal or an unqualified reaffirmation of the recommendation of our board of directors with respect to the merger agreement) will be deemed to be a change of recommendation, unless our board of directors expressly, publicly and unconditionally reaffirms the recommendation of our board of directors with respect to the merger agreement or within four business days following any request by Parent for such reaffirmation.

        In this proxy statement, we refer to any inquiry, proposal or offer from any person or group of persons other than Parent or one of its subsidiaries for (i) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving an acquisition of the Company (or any subsidiary or subsidiaries of the Company whose business constitutes 20% or more of the revenues or assets of the Company and its subsidiaries, taken as a whole), or (ii) the acquisition in any manner, directly or indirectly, of over 20% of the equity securities or consolidated total assets of the Company and its subsidiaries, in each case other than the merger contemplated by the merger agreement, as an "acquisition proposal."

        In this proxy statement and under the merger agreement, we refer to any bona fide acquisition proposal (with the percentages set forth in the definition of such term changed from 20% to 50%) that the special committee has determined in its good faith judgment, after consultation with its financial advisor and outside counsel, (i) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal, and (ii) if consummated would result in a transaction more favorable to our stockholders from a financial point of view than the transaction contemplated by the merger agreement (including any revisions to the terms of the merger agreement proposed by Parent under the merger agreement) as a "superior proposal."

Stockholders Meeting

        We are required, as soon as reasonably practicable following confirmation by the SEC that it has no further comments regarding this preliminary proxy statement, to take all action necessary to duly call, give notice of, convene and hold a meeting of our stockholders for the purpose of adopting the merger agreement and, except as described under "—Solicitation of Acquisition Proposals; Change of Recommendation" above, to include in the definitive proxy statement the recommendation of our board of directors with respect to the merger agreement and take all commercially reasonable action to solicit proxies approving the merger. The Company will cause the definitive proxy statement to be mailed to stockholders promptly after the date on which the SEC staff advises that it has no further comments on the preliminary proxy statement or that the Company may commence mailing the proxy statement.

Further Action; Efforts

        We, Parent and Merger Sub will use reasonable best efforts to take or cause to be taken all actions and to do or cause to be done, and cooperate with each other in order to do, all things necessary, proper or advisable under applicable law to consummate the merger and the other transactions contemplated by the merger agreement as soon as practicable, including (i) effecting the regulatory filings described under "The Merger—Regulatory Approvals and Notices," (ii) using reasonable best efforts to defend all lawsuits and other proceedings before any governmental entity challenging the merger agreement or the consummation of the merger and (iii) using reasonable best efforts to resolve any objection asserted under any antitrust law raised by any governmental entity and to have vacated any injunction or other action of any governmental entity that would prevent or delay the consummation of the transactions contemplated by the merger agreement. We, Parent and Merger Sub will respond in good faith, as soon as reasonably practicable and after consultation with the other parties, to any request from any governmental entity for information with respect to the merger agreement or the transactions contemplated thereby.

        We, Parent and Merger Sub have agreed to keep each other apprised of the status of matters relating to the completion of the transactions contemplated by the merger agreement and to work cooperatively in connection with obtaining any of the approvals of, or clearances from, each applicable governmental entity, including, but not limited to:

  •
  cooperating with each other in connection with filings required to be made by any party under any antitrust law and liaising with each other in relation to each step of the procedure before the relevant governmental entities and as to the contents of all communications with such governmental entities;

  •
  furnishing to the other party all information in its possession that is required for any application or other filing to be made by such other party under applicable law in connection with the transactions contemplated by the merger agreement;

  •
  promptly notifying each other of any communications from or with any governmental entity with respect to the transactions contemplated by the merger agreement and ensuring to the extent permitted by law or governmental entity that each of the parties is entitled to attend any meetings with or other appearances before any governmental entity with respect to the transactions contemplated by the merger agreement;

  •
  consulting and cooperating with one another in connection with all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the antitrust laws; and

  •
  without prejudice to any rights of the parties under the merger agreement, consulting and cooperating in all respects with the other in defending all lawsuits and other proceedings by or before any governmental entity challenging the merger agreement or the consummation of the transactions contemplated thereby.

        Notwithstanding anything to the contrary in the merger agreement, in no event will Parent or any of its affiliates be required to (i) agree to sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate before or after the effective time of the merger, any material assets, licenses, operations, rights, product lines, businesses or interest therein of Parent, Merger Sub, the Company or any of their respective affiliates (or to consent to any such actions or to any agreement by the Company to take any such actions) or to agree to any material change or restriction on, or other impairment of Parent's ability to own or operate, any such assets, licenses, operations, rights, product lines, businesses or interests therein or Parent's ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the stock of the surviving corporation, (ii) take any other action under the "Further Action; Efforts" section of the merger agreement if the DOJ or the FTC authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the merger, or (iii) make or consent to any material payments, other than filing fees required by law, or provide any other material consideration in connection with any waiver or consent reasonably necessary, proper or advisable to consummate and make effective the merger and the other transactions contemplated by the merger agreement.

Employee Benefit Matters

        Without limiting any additional rights that any of our employees may have under any of our benefits plans, and except as otherwise agreed in writing between Parent and any of our employees, Parent has agreed that it will cause the surviving corporation and each of its subsidiaries, during the period commencing at the effective time of the merger and ending on the first anniversary thereof, to:

  •
  maintain the severance-related provisions of our benefit plans and provide 100% of the severance payments and benefits required thereunder to be provided to any of our employees (other than certain excluded employees) whose employment is terminated during such period;

  •
  maintain cash compensation levels (including salary, bonus opportunities and commissions) that are each no less favorable in the aggregate than the overall cash compensation levels maintained for and provided to our employees (other than certain excluded employees) immediately prior to the effective time of the merger; and

  •
  maintain benefits provided under our benefit plans (including the costs thereof to benefit plan participants) that in the aggregate are no less favorable than such benefits maintained for and provided to our employees (other than certain excluded employees) immediately prior to the effective time of the merger.

        In addition, after the effective time of the merger, Parent will, or will cause the surviving corporation to, give our employees full credit for purposes of eligibility and vesting and benefit accruals

(but not for purposes of benefit accruals under any defined benefit pension plans or for purposes of any equity-based awards), under any employee compensation, incentive and benefit plans, programs, policies and arrangements maintained for the benefit of our employees as of and after the effective time of the merger by Parent, its subsidiaries or the surviving corporation for such employee's service with the Company, its subsidiaries and their predecessor entities, to the same extent recognized by us immediately prior to the effective time of the merger. With respect to each plan that is a welfare benefit plan, Parent and its subsidiaries will (i) cause there to be waived any pre-existing condition or eligibility limitations and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, our employees under similar plans maintained by the Company and its subsidiaries in the plan year in which the merger occurs. From and after the effective time of the merger, Parent will honor and will cause its subsidiaries to honor their respective obligations under our benefit plans in accordance with the terms of such benefit plans.

Indemnification; Directors' and Officers' Insurance

        From the effective time of the merger through the sixth anniversary of the effective time of the merger, Parent will, or will cause the surviving corporation to, indemnify and hold harmless our and our subsidiaries' present and former officers and directors against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses (including attorneys' fees and disbursements) incurred in connection with any suit, claim, action, proceeding, arbitration, mediation or investigation, arising out of or pertaining to (i) the fact that such person is or was an officer, director, fiduciary or agent of the Company or any of our subsidiaries or (ii) matters existing or occurring, or services performed by an indemnified party at the request of the Company or any of our subsidiaries, at or prior to the effective time of the merger (including in connection with transactions contemplated by the merger agreement and actions to enforce the indemnification provision of the merger agreement or any other indemnification or advancement right of any indemnified party), whether asserted or claimed prior to, at or after the effective time of the merger, to the fullest extent permitted under applicable law and our governing documents in effect as of the date of the merger agreement.

        For a period of six years from the effective time of the merger, Parent will either maintain in effect our current policies of directors' and officers' liability insurance and fiduciary liability insurance or provide substitute policies or purchase or cause the surviving corporation to purchase, a "tail policy," in either case of at least the same coverage and amounts containing terms and conditions that are no less advantageous in the aggregate than our existing policies with respect to matters arising on or before the effective time of the merger. This obligation is subject to a cap of 300% of the annual premium amount we are currently paying for such insurance.

        At our option, we may purchase, prior to the effective time of the merger, a six-year prepaid "tail policy" on terms and conditions (in both amount and scope) providing substantially equivalent benefits as our current policies of directors' and officers' liability insurance and fiduciary liability insurance with respect to matters arising on or before the effective time of the merger (covering without limitation the transactions contemplated by the merger agreement). Any such pre-paid "tail policy" will not have a one-time premium in excess of 300% of the last annual premium we paid for such insurance. If we obtain such a prepaid "tail policy," Parent will maintain the policy in full force and effect, for its full term, and cause all obligations thereunder to be honored by the surviving corporation. If this prepaid "tail policy" is cancelled for any reason prior to the sixth anniversary of the effective time of the merger, Parent will obtain a replacement policy for the remaining term of at least the same coverage and amounts containing terms and conditions that are not less advantageous in the aggregate than the cancelled policy, on the terms set forth in the merger agreement.

        The present and former directors and officers of the Company will have the right to enforce the provisions of the merger agreement relating to their indemnification and are express third-party beneficiaries of the merger agreement for this purpose.

Financing Covenant; Company Cooperation

        Parent will use its reasonable best efforts to arrange the financing for the merger on the terms and conditions described in the financing commitments, including using its reasonable best efforts to:

  •
  negotiate definitive agreements on the terms and conditions contained in the financing commitments;

  •
  satisfy, or cause the satisfaction of, on a timely basis all conditions in the financing commitments and the definitive agreements for the financing;

  •
  consummate the financing (including by instructing the financing sources to provide such financing) on or prior to the date on which the closing of the merger is required to occur pursuant to the merger agreement; and

  •
  enforce its rights under the financing commitments.

        In the event any portion of the financing becomes unavailable on the terms and conditions and from the sources contemplated in the financing commitments, Parent will use its reasonable best efforts to obtain alternative financing in a like amount and on like terms as promptly as practicable. Parent will not be required to obtain alternative financing on terms less favorable to Parent in any material respect than those set forth in the financing commitments.

        Parent has the right to amend, replace, supplement or otherwise modify, or waive any of its rights under the financing commitments, or add lenders, co-investors, lead arrangers, bookrunners, syndication agents or similar entities that have not executed financing commitments as of the date of the merger agreement to the financing commitments, as long as any such action does not (i) reduce the aggregate amount of the financing unless such reduction is matched by an increase in the equity financing, (ii) modify or expand upon any of the conditions precedent to the financing from that set forth in the financing commitments in a manner that would delay or prevent the closing of the merger or make funding materially less likely to occur, (iii) be reasonably expected to prevent, impede or delay the availability of the financing or (iv) adversely impact the ability of Parent or Merger Sub to enforce their respective rights under the financing commitments.

        Parent has agreed to keep us reasonably informed on a timely basis of the status of its efforts to obtain the financing and satisfy the conditions thereof, including, among other things, advising and updating us, in a reasonable level of detail, with respect to status, proposed closing date and material terms of the definitive documentation related to the financing, providing copies of then-current drafts of the credit agreement and other primary definitive documents, and giving us prompt notice of any material change (adverse or otherwise) with respect to the financing. We have agreed to use commercially reasonable efforts to provide, and cause our subsidiaries to provide, Parent with all cooperation reasonably requested by Parent in connection with obtaining the financing, including:

  •
  making our senior officers available to participate in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies;

  •
  reasonably cooperating with the financing sources' evaluation of our assets for the purpose of establishing collateral arrangements;

  •
  reasonably cooperating with the marketing efforts of Parent and the financing sources;

  •
  furnishing Parent and the financing sources with the financial information described under "—Marketing Period" beginning on page 73;

  •
  using commercially reasonable efforts to obtain consents customary for financings similar to our financing and assist Parent with obtaining customary legal opinions;

  •
  executing and delivering such documents, instruments, certificates or information, as may be reasonably requested in connection with the debt financing, using commercially reasonable efforts to deliver such officer's certificates as are customary in financings of such type and as are, in the good faith determination of the persons executing such certificates, accurate, and agreeing to pledge, grant security interests in, and otherwise grant liens on, our assets pursuant to such agreements, documents, instruments, certificates as may be reasonably requested; and

  •
  taking all corporate actions reasonably necessary to permit the consummation of the financing.

        Parent has agreed to indemnify us from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties and to reimburse us for all costs and expenses (including reasonable attorney's fees and expenses), in each case incurred by us in connection with the financing. Parent and Merger Sub acknowledge and agree that the obtaining of the financing is not a condition to the closing of the merger.

Conditions to the Merger

        The respective obligations of the Company, Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver of the following conditions:

  •
  approval of the proposal to adopt the merger agreement by the holders of a majority of the issued outstanding shares of our common stock entitled to vote thereon;

  •
  the absence of any temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition, or any law enacted, entered, promulgated, enforced or deemed applicable by any governmental entity, that prohibits or makes illegal the consummation of the merger; and

  •
  the termination or expiration of the waiting period (and any extension thereof) applicable to the merger under the HSR Act.

        The obligations of Parent and Merger Sub to effect the merger are also subject to the satisfaction or waiver by Parent at or prior to the effective time of the merger of the following additional conditions:

  •
  our representation and warranty regarding the absence of any change, event or occurrence since October 1, 2012 which has had, or would, individually or in the aggregate, reasonably be expected to have a Company material adverse effect must be true and correct as of the date of the merger agreement and as of the date of the closing of the merger as if made on and as of such date;

  •
  our representations and warranties regarding our organization, our capitalization, our corporate power and authority, the applicability of any takeover statutes and brokers' fees must be true and correct in all material respects as of the date of the merger agreement and as of the date of the closing of the merger as if made on and as of such date (except to the extent they relate to an earlier date, in which case they must be true and correct as of such earlier date);

  •
  our other representations and warranties, without giving effect to any materiality or material adverse effect qualifications therein, must be true and correct as of the date of the merger agreement and as of the date of the closing of the merger as if made on and as of such date (except to the extent they relate to an earlier date, in which case they must be true and correct as of such earlier date), except where such failures to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Company material adverse effect;

  •
  the Company has performed in all material respects its obligations under the merger agreement at or prior to the effective time of the merger; and

  •
  Parent has received a certificate signed by an executive officer of the Company certifying that all of the above conditions with respect to the representations and warranties and performance of the obligations of the Company have been satisfied.

        Our obligation to effect the merger is subject to the satisfaction or waiver by us at or prior to the effective time of the merger of the following additional conditions:

  •
  the representations and warranties of Parent set forth in the merger agreement, without giving effect to any materiality or material adverse effect qualifications therein, must be true and correct as of the date of the merger agreement and as of the date of the closing of the merger as though made on and as of such date (except to the extent they relate to an earlier date, in which case they must be true and correct as of such earlier date), unless such failures to be true and correct has had, or would reasonably be expected to have, individually or in the aggregate, a Parent material adverse effect;

  •
  each of Parent and Merger Sub has performed in all material respects its obligations under the merger agreement at or prior to the effective time of the merger; and

  •
  Company has received a certificate signed by an executive officer of Parent certifying that all of the above conditions with respect to the representations and warranties and performance of the obligations of Parent and Merger Sub have been satisfied.

        None of the Company, Parent or Merger Sub may rely on the failure of any condition described above to be satisfied if such failure was caused by such party's breach of the merger agreement.

Termination

        We and Parent may, by mutual written consent, terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger, whether before or after the adoption of the merger agreement by our stockholders.

        The merger agreement may also be terminated and the merger abandoned at any time prior to the effective time of the merger as follows:

  •
  by either Parent or the Company, if:

  •
  the merger has not been consummated by June 11, 2013 (this right will not be available to any party if any action of such party or failure of such party to perform or comply with the covenants and agreements of such party set forth in the merger agreement was the cause of, or resulted in, the failure of the merger to be consummated by the June 11, 2013 and such action or failure to perform or comply constitutes a breach of the merger agreement);

  •
  a judgment, order, injunction, rule, decree or other action restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement has become final and non-appealable (the party seeking to terminate the merger agreement pursuant to this termination right must have used its reasonable best efforts to contest, appeal and remove such judgment, order, injunction, rule, decree, ruling or other action); or

  •
  our stockholders have not adopted the merger agreement at the special meeting of stockholders or any adjournment or postponement of such meeting;

  •
  by the Company, if:

  •
  Parent or Merger Sub have breached or failed to perform any of their representations, warranties, covenants or agreements set forth in the merger agreement, which breach or failure to perform (i) would result in the failure of the conditions to the Company's obligation to close and (ii) cannot be cured by June 11, 2013 or, if curable, is not cured prior to the earlier of (a) 30 days following receipt by Parent of written notice of such breach or failure and (b) June 11, 2013 (the Company will not have this termination right if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in the merger agreement);

  •
  at any time before our stockholders have adopted the merger agreement, if (i) our board of directors, after complying with its obligations described in "—Solicitation of Acquisition Proposals; Change of Recommendation" beginning on page 81, has authorized the Company to enter into an alternative acquisition agreement with respect to a superior proposal, (ii) concurrently with or immediately following termination of the merger agreement, the Company enters into an alternative acquisition agreement with respect to such superior proposal and (iii) prior to or concurrently with such termination, the Company pays to Parent or Parent's designees the fee due as described under "—Termination Fees" beginning on page 91;

  •
  (i) all of the conditions to Parent's and Merger Sub's obligation to close (other than those conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions) have been satisfied or waived in accordance with the merger agreement, (ii) the Company has indicated in writing to Parent and Merger Sub that all certificates to be delivered by the Company at closing will be so delivered and that the Company is ready, willing and able to consummate the closing and (iii) Parent and Merger Sub have failed to consummate the closing on the day that is three business days following the day closing is required to occur under the merger agreement (during the three business day period following the day closing is required to occur under the merger agreement, no party may terminate the merger agreement because the merger has not been consummated by June 11, 2013); or

  •
  at any time before our stockholders have adopted the merger agreement, if (i) our board of directors has effected a change of recommendation due to an intervening event, (ii) the Company has complied with certain of its obligations described in "—Solicitation of Acquisition Proposals; Change of Recommendation" beginning on page 81 and (iii) prior to or concurrently with such termination, the Company pays to Parent or Parent's designees the fee due as described under "—Termination Fees" beginning on page 91;

  •
  by Parent, if:

  •
  the Company has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, which breach or failure to perform (i) would result in the failure of the conditions to Parent's and Merger Sub's obligation to close and (ii) cannot be cured by June 11, 2013 or, if curable, is not cured prior to the earlier of (a) 30 days following receipt by the Company of written notice of such breach or failure and (b) June 11, 2013 (Parent will not have this termination right if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements set forth in the merger agreement);

  •
  our board of directors has effected a change of recommendation;

    •
    the Company has committed a material willful breach of any of its obligations described in "—Solicitation of Acquisition Proposals; Change of Recommendation" beginning on page 81; or

    •
    our board of directors has failed to expressly, publicly and unconditionally reaffirm its recommendation that stockholders adopt the merger agreement as promptly as practicable following the written request of Parent (but, in any event, prior to the later of (i) four business days after such written request by Parent or (ii) in the case of an acquisition proposal made pursuant to Rule 14d-2 under the Exchange Act, the close of business as of the tenth business day after the commencement of such acquisition proposal) (Parent may not make such a request on more than one occasion with respect to any particular acquisition proposal (unless such acquisition proposal is materially amended) and any such request (x) may only be made in the event the Company has received an acquisition proposal or there is a material amendment to such an acquisition proposal and (y) may not be made during the period beginning on the date of the merger agreement and continuing until 11:59 p.m. Eastern time on February 9, 2013).

Termination Fees

  Company Termination Fee

        We are required to pay Parent a termination fee if:

  •
  the merger agreement is terminated:

  •
  by Parent or the Company, because the merger has not been consummated by June 11, 2013;

  •
  by Parent or the Company, because our stockholders have not adopted the merger agreement at the special meeting of stockholders or any adjournment or postponement of such meeting; or

  •
  by Parent, because the Company has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, which breach or failure to perform (i) would result in the failure of the condition to Parent's and Merger Sub's obligation to close and (ii) cannot be cured by June 11, 2013 or, if curable, is not cured prior to the earlier of (a) 30 days following receipt by the Company of written notice of such breach or failure and (b) June 11, 2013;

  •
  at any time prior to the date of the merger agreement and prior to the date of termination (or the special meeting of stockholders, in the event that the merger agreement is terminated because of the failure of our stockholders to adopt the merger agreement), an acquisition proposal was communicated to the senior management of the Company or our board of directors, or was publicly announced or publicly made known to our stockholders, and not withdrawn prior to such date; and

  •
  within 12 months after such termination, we entered into a definitive agreement with respect to or consummate an acquisition proposal, whether or not such acquisition proposal is the same one referred to in the immediately preceding bullet (for this purpose, references to 20% in the definition of "acquisition proposal" will be deemed to be references to 50%).

        We are also required to pay Parent a termination fee if the merger agreement is terminated:

  •
  by the Company, because our board of directors has authorized the Company to enter into an alternative acquisition agreement with respect to a superior proposal and concurrently with or immediately following termination of the merger agreement, the Company enters into an alternative acquisition agreement with respect to such superior proposal;

  •
  by the Company, because our board of directors has effected a change of recommendation due to an intervening event;

  •
  by Parent, because our board of directors has effected a change of recommendation; or

  •
  by Parent, because the Company has committed a material willful breach of any of its obligations described in "—Solicitation of Acquisition Proposals; Change of Recommendation" beginning on page 81.

        The Company termination fee will be $8.0 million if the merger agreement is terminated prior to February 9, 2013:

  •
  by the Company, because our board of directors has authorized the Company to enter into an alternative acquisition agreement with respect to a superior proposal and concurrently with or immediately following termination of the merger agreement, the Company enters into an alternative acquisition agreement with respect to such superior proposal;

  •
  by Parent, because our board of directors has effected a change of recommendation; or

  •
  by Parent, because the Company has committed a material willful breach of any of its obligations described in "—Solicitation of Acquisition Proposals; Change of Recommendation" beginning on page 81.

        In all other circumstances in which the Company must pay a termination fee, the termination fee will be $18.7 million.

  Parent Fee

        Parent must pay us the Parent fee of $32.1 million in the event we terminate the merger agreement because:

  •
  Parent or Merger Sub have breached or failed to perform any of their representations, warranties, covenants or agreements set forth in the merger agreement, which breach or failure to perform (i) would result in the failure of the conditions to the Company's obligation to close and (ii) cannot be cured by June 11, 2013 or, if curable, is not cured prior to the earlier of (a) 30 days following receipt by Parent of written notice of such breach or failure and (b) June 11, 2013; or

  •
  (i) all of the conditions to Parent's and Merger Sub's obligation to close (other than those conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions) have been satisfied or waived in accordance with the merger agreement, (ii) the Company has indicated in writing to Parent and Merger Sub that all certificates to be delivered by the Company at closing will be so delivered and that the Company is ready, willing and able to consummate the closing and (iii) Parent and Merger Sub have failed to consummate the closing on the day that is three business days following the day closing is required to occur under the merger agreement.

  Parent Expenses

        We must reimburse Parent the reasonable and documented fees and expenses of counsel, accountants, investment bankers, experts and consultants incurred by Parent and Merger Sub in connection with the merger agreement and the transactions contemplated by the merger agreement in an amount not to exceed $5.3 million if the merger agreement is terminated because our stockholders have not adopted the merger agreement at the special meeting of stockholders or any adjournment or postponement of such meeting (or if we terminated the merger agreement because the merger has not been consummated by June 11, 2013 at a time when the merger agreement was also terminable because our stockholders did not adopt the merger agreement).

  Company Expenses

        Parent must reimburse us the reasonable and documented fees and expenses of counsel, accountants, investment bankers, experts and consultants incurred by us in connection with the merger agreement and the transactions contemplated by the merger agreement in an amount not to exceed $5.3 million if all the conditions to the merger are satisfied (other than the conditions described below and the conditions that by their terms cannot be satisfied until the closing of the merger) and the merger agreement is terminated:

  •
  by the Company or Parent, because the merger has not been consummated by June 11, 2013 due to failure to satisfy either of the following conditions to the merger:

  •
  the absence of any temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition, or any law enacted, entered, promulgated, enforced or deemed applicable by any governmental entity, that prohibits or makes illegal the consummation of the merger (but solely due to a temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition, in each case, under the HSR Act);

  •
  the termination or expiration of the waiting period (and any extension thereof) applicable to the merger under the HSR Act; or

  •
  by the Company or Parent, due to a final, nonappealable judgment, order, injunction, ruling or decree issued by a court of competent jurisdiction or other governmental entity, or other final, nonappealable legal restraint, injunction or prohibition, in each case, preventing the consummation of the merger under the HSR Act.

Expenses

        Except as otherwise described under "—Financing Covenant; Company Cooperation" beginning on page 87 and under "—Termination Fees" beginning on page 91, each party to the merger agreement will bear its own expenses in connection with the merger agreement and the transactions contemplated thereby. Expenses incurred in connection with the printing, filing and mailing of this proxy statement will paid by the Company.

Remedies

        Subject to our right to specific performance (described below), our right to terminate the merger agreement and receive the Parent fee of $32.1 million from Parent is our sole and exclusive remedy against Parent, Merger Sub, the guarantor, the financing sources and certain related parties for any loss or damage suffered as a result of the failure of the merger to be consummated or for a breach or failure to perform under the merger agreement. Upon payment of such amount, no such party has any further liability or obligation relating to the merger agreement, any other contract executed in connection therewith (including the limited guarantee and the financing commitments) or the transactions contemplated thereby.

        The parties are entitled to an injunction, specific performance and other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms of the merger agreement in addition to any other remedy to which they are entitled at law or in equity. The merger agreement allows us to seek specific performance of Parent's obligation to cause the equity financing for the merger (with respect to which we also have certain third-party beneficiary rights) to be funded, if, but only if, (i) all the conditions to the obligations of Parent and Merger Sub to effect the merger have been satisfied or waived, other than those conditions that by their terms are to be satisfied at the closing of the merger, (ii) the debt financing has been funded or is reasonably expected to be funded on the date the closing is required to occur as described under "Closing and Effective Time of Merger"

beginning on page 73, upon delivery of a drawdown notice by Parent or Merger Sub and/or notice from Parent that the equity financing will be funded at such date, (iii) Parent and Merger Sub fail to complete the closing of the merger by the date they are required to close as described under "—Closing and Effective Time of Merger" beginning on page 73, and (iv) we irrevocably confirm in writing to Parent that the conditions to the obligations of the Company to effect the merger have been satisfied (or that we would waive any unsatisfied conditions) and that if such specific performance is granted and the equity and debt financing are funded then the closing of the merger will occur.

        In no event is the Company permitted to obtain both a grant of specific performance that results in the merger occurring and payment of the Parent fee.

Amendment; Waiver

        The merger agreement may be amended by a written agreement signed by us, Parent and Merger Sub at any time prior to the completion of the merger, whether or not our stockholders have adopted the merger agreement. However, after adoption of the merger agreement by our stockholders, no amendment that requires further approval of our stockholders pursuant to applicable law will be made without obtaining that approval. At any time prior to the effective time of the merger, we, Parent or Merger Sub may waive the other party's compliance with certain provisions of the merger agreement. However, after adoption of the merger agreement by our stockholders, no waiver that requires further approval of our stockholders pursuant to applicable law will be made without obtaining that approval.

ADVISORY VOTE ON MERGER-RELATED COMPENSATION
FOR THE COMPANY'S NAMED EXECUTIVE OFFICERS

Golden Parachute Compensation

        This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each named executive officer of the Company that is based on or otherwise relates to the merger. This compensation is referred to as "golden parachute" compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the merger-related compensation payable to our named executive officers. The "golden parachute" compensation payable to these individuals is subject to a nonbinding advisory vote of the Company's stockholders, as described below in this section.

        The terms of the merger agreement provide for accelerated vesting of certain outstanding Company equity awards as described above in "The Merger—Interests of Certain Persons in the Merger" beginning on page 63.

        Each of our current named executive officers is also entitled to certain "double-trigger" severance payments and benefits pursuant to the Severance Plan described above in "The Merger—Interests of Certain Persons in the Merger" beginning on page 63. The payments are conditioned upon the named executive officer's execution of a general waiver and release.

        The amounts set forth in the table below assume the following:

  •
  The effective time occurred on January 11, 2013; and

  •
  For purposes of estimating severance payments, that the Company's named executive officers experienced a qualifying involuntary termination immediately following the effective time of the merger.

        The amounts reported below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement, and do not reflect certain compensation actions that may occur before completion of the merger. As a result, the actual amounts, if any, to be received by a named executive officer may differ materially from the amounts set forth below.

Golden Parachute Compensation

Named Executive Officer (1)	Cash ($)(2)	Equity ($)(3)	Benefits ($)(4)	Total ($)
Henry H. Graham, Jr.	$2,277,600	$3,204,458	$42,352	$5,524,410
Michael Q. Keegan	$1,993,333	$2,237,143	$42,352	$4,272,828
Dennis L. Randolph, Jr.	$910,969	$1,440,215	$31,764	$2,382,948
James T. McLaughlin	$873,469	$1,378,486	$31,764	$2,283,719

(1)
Although Daniel P. Dooley III is a named executive officer for purposes of the applicable SEC disclosure rules, because he terminated employment in 2012 and prior to the completion of the merger, he will not receive any "golden parachute" compensation in connection with the merger. Accordingly, Mr. Dooley is excluded from the preceding table and accompanying footnotes.

(2)
Represents amounts to be paid to the named executive officer under the terms of the Severance Plan upon a qualifying termination of employment. All cash severance amounts reflected in the table above are "double trigger" payments.

(3)
Represents all outstanding stock options, unvested restricted stock options, and unvested restricted stock that will "single trigger" vest, be cancelled and be cashed out at the effective time of the merger.

Single-Trigger Equity Payments

Name	Company Stock Options	Company Restricted Stock Awards ($)	Total ($)
Henry H. Graham, Jr.	$1,620,098	$1,584,360	$3,204,458
Michael Q. Keegan	$1,416,103	$821,040	$2,237,143
Dennis L. Randolph, Jr.	$905,620	$534,595	$1,440,215
James T. McLaughlin	$872,641	$505,845	$1,378,486
(4)
Represents the value of the "double trigger" health and welfare continuation benefits provided to each executive under the terms of the Severance Plan upon a qualifying termination of employment. For purposes of calculating these amounts 2012 COBRA rates were used.

Merger-Related Compensation Proposal

        Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21(c) of the Exchange Act, the Company is seeking a non-binding, advisory stockholder approval of the compensation of the Company's named executive officers that is based on or otherwise relates to the merger as disclosed above in this section. The proposal gives the Company's stockholders the opportunity to express their views on the merger-related compensation of the Company's named executive officers.

        Accordingly, the Company is requesting stockholders to adopt the following resolution, on a non-binding, advisory basis:

        "RESOLVED, that the compensation that may be paid or become payable to the Company's named executive officers, in connection with the merger, and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in "Advisory Vote on Merger-Related Compensation for the Company's Named Executive Officers—Golden Parachute Compensation," are hereby APPROVED."

Vote Required and the Company Board Recommendation

        The vote on this proposal is a vote separate and apart from the vote to adopt the merger agreement. Accordingly, you may vote not to approve this proposal on merger-related named executive officer compensation and vote to adopt the merger agreement and vice versa. Because the vote is advisory in nature, it will not be binding on the Company, regardless of whether the merger agreement is adopted. Approval of the non-binding, advisory proposal with respect to the compensation that may be received by the Company's named executive officers in connection with the merger is not a condition to completion of the merger, and failure to approve this advisory matter will have no effect on the vote to adopt the merger agreement. Because the merger-related named executive officer compensation to be paid in connection with the merger is based on contractual arrangements with the named executive officers, such compensation will be payable, regardless of the outcome of this advisory vote, if the merger agreement is adopted (subject only to the contractual conditions applicable thereto).

        The proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company's named executive officers in connection with the merger requires the affirmative vote of holders of a majority of the shares of our issued and outstanding common stock present and voting, in person or represented by proxy, at the special meeting and entitled to vote on the proposal to approve such merger-related compensation.

        THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION THAT MAY BE RECEIVED BY THE COMPANY'S NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER.

MARKET PRICE OF OUR COMMON STOCK

        Our common stock is listed for trading on the NYSE under the symbol "TNS." The table below shows, for the periods indicated, the high and low intraday trading prices for our common stock, as reported by the NYSE.

	Common Stock Price ($)
	High	Low
Fiscal Year Ended December 31, 2010
First Quarter ended March 31, 2010	$26.87	$21.50
Second Quarter ended June 30, 2010	27.84	17.38
Third Quarter ended September 30, 2010	20.51	14.30
Fourth Quarter ended December 31, 2010	21.31	16.55
Fiscal Year Ended December 31, 2011
First Quarter ended March 31, 2011	$21.14	$14.73
Second Quarter ended June 30, 2011	17.00	14.51
Third Quarter ended September 30, 2011	19.87	13.43
Fourth Quarter ended December 31, 2011	20.86	16.70
Fiscal Year Ended December 31, 2012
First Quarter ended March 31, 2012	$22.84	$16.28
Second Quarter ended June 30, 2012	22.43	16.66
Third Quarter ended September 30, 2012	19.16	14.29
Fourth Quarter ended December 31, 2012	21.00	13.59
Fiscal Year Ending December 31, 2013
First Quarter ending March 31, 2013 (through January 11, 2013)	$20.98	$20.73

        The closing price of our common stock on the NYSE on December 10, 2012, the last trading day prior to the Company's press release announcing the execution of the merger agreement, was $14.56 per share. On January 11, 2013, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for our common stock on the NYSE was $20.92 per share. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of our common stock.

BENEFICIAL OWNERSHIP OF COMPANY COMMON STOCK

        The following table shows the number of shares of our common stock beneficially owned as of January 11, 2013 (unless otherwise indicated) by (i) the only persons known by us to own more than five percent of our outstanding shares of common stock, (ii) our directors, (iii) the executive officers named in the Summary Compensation Table contained in our proxy statement for the 2012 Annual Meeting of Stockholders, filed with the SEC on April 20, 2012, and (iv) all of our directors and executive officers as a group.

        The number of shares beneficially owned by each holder is based upon the rules of the SEC. Under SEC rules, beneficial ownership includes any shares over which a person has sole or shared voting or investment power as well as shares which the person has the right to acquire within 60 days by exercising any stock option or the vesting of any other right. Accordingly, this table includes shares that each person has the right to acquire on or before March 12, 2013. Unless otherwise indicated, to our knowledge, each person has sole investment and voting power (or shares that power with his or her spouse) over the shares in the table. By including in the table shares that he or she might be deemed beneficially to own under SEC rules, a holder does not admit beneficial ownership of those shares for any other purpose. Unless otherwise indicated, the address of the individuals listed below is the Company's principal executive offices. Information with respect to beneficial ownership by five percent stockholders has been based on information filed with the SEC pursuant to Section 13(d) or Section 13(g) of the Exchange Act.

        To compute the percentage ownership of any stockholder or group of stockholders in the following table, the total number of shares of common stock beneficially owned and deemed outstanding as of January 11, 2013 is 24,475,682 shares (which number does not include 217,982 shares held by us as treasury shares), plus any shares that a holder or group of holders could acquire upon exercising any options on or before March 12, 2013, plus restricted stock awards held by that holder or group of holders vesting on or before March 12, 2013.

	Shares of Common Stock Beneficially Owned
Beneficial Owner	Shares	Percent
Stadium Capital(1)	1,600,865	6.54%
BlackRock Inc.(2)	1,413,916	5.78%
Henry H. Graham, Jr.(3)	715,009	2.90%
Michael Q. Keegan(4)	300,635	1.22%
Dennis L. Randolph(5)	184,076	*
James T. McLaughlin(6)	173,517	*
Daniel P. Dooley III(7)	15,819	*
John B. Benton(8)	95,431	*
John V. Sponyoe(9)	60,858	*
Stephen X. Graham(10)	60,768	*
Thomas E. Wheeler(11)	24,279	*
All directors and executive officers as a group (14 persons)(12)	1,934,082	7.63%

*
Percentage is less than 1% of all outstanding shares of common stock

(1)
Based on a Schedule 13G/A filed with the SEC on February 13, 2012. Alexander M. Seaver and Bradley R. Kent are the Managing Members of Stadium Capital Management, LLC. The address for Stadium Capital Management, LLC is 199 Elm Street, New Canaan, CT 06840.

(2)
Based on the Schedule 13G filed with the SEC on February 8, 2012. The address for Blackrock, Inc. is 40 East 52nd Street, New York, NY 10022.

(3)
Includes 195,713 shares issuable to Mr. H. Graham upon exercise of options currently exercisable or exercisable by Mr. H. Graham within 60 days and 13,041 shares issuable to Mr. H. Graham upon vesting of restricted stock awards within 60 days.

(4)
Includes 165,297 shares issuable to Mr. Keegan upon exercise of options currently exercisable or exercisable by Mr. Keegan within 60 days and 8,233 shares issuable to Mr. Keegan upon vesting of restricted stock awards within 60 days.

(5)
Includes 99,372 shares issuable to Mr. Randolph upon exercise of options currently exercisable or exercisable by Mr. Randolph within 60 days and 5,849 shares issuable to Mr. Randolph upon vesting of restricted stock awards within 60 days.

(6)
Includes 94,830 shares issuable to Mr. McLaughlin upon exercise of options currently exercisable or exercisable by Mr. McLaughlin within 60 days and 5,534 shares issuable to Mr. McLaughlin upon vesting of restricted stock awards within 60 days.

(7)
Mr. Dooley terminated employment with the Company on July 25, 2012.

(8)
Includes 53,848 shares issuable to Mr. Benton upon exercise of options currently exercisable or exercisable by Mr. Benton within 60 days and 752 shares issuable to Mr. Benton upon vesting of restricted stock awards within 60 days.

(9)
Includes 23,131 shares issuable to Mr. Sponyoe upon exercise of options currently exercisable or exercisable by Mr. Sponyoe within 60 days and 752 shares issuable to Mr. Sponyoe upon vesting of restricted stock awards within 60 days.

(10)
Includes 25,855 shares issuable to Mr. S. Graham upon exercise of options currently exercisable or exercisable by Mr. S. Graham within 60 days and 752 shares issuable to Mr. S. Graham upon vesting of restricted stock awards within 60 days.

(11)
Includes 14,575 shares issuable to Mr. Wheeler upon exercise of options currently exercisable or exercisable by Mr. Wheeler within 60 days and 752 shares issuable to Mr. Wheeler upon vesting of restricted stock awards within 60 days.

(12)
Includes 798,696 shares issuable to the group upon exercise of options currently exercisable or exercisable by the group within 60 days and 68,851 shares issuable to the group upon vesting of restricted stock awards within 60 days.

APPRAISAL RIGHTS

        Under the DGCL, if you do not wish to accept the per share merger consideration provided for in the merger agreement, you have the right to seek appraisal of your shares of our common stock and to receive payment in cash for the fair value of your shares of our common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value. The "fair value" of your shares of our common stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the $21.00 per share that you are otherwise entitled to receive under the terms of the merger agreement. These rights are known as appraisal rights. The Company's stockholders who do not vote in favor of the proposal to adopt the merger agreement and who properly demand appraisal for their shares in compliance with the provisions of Section 262 of the DGCL will be entitled to appraisal rights. Strict compliance with the statutory procedures in Section 262 is required. Failure to follow precisely any of the statutory requirements will result in the loss of your appraisal rights.

        This section is intended only as a brief summary of the material provisions of the Delaware statutory procedures that a stockholder must follow in order to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex C to this proxy statement. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.

        Under Section 262, when a merger agreement is to be submitted for adoption at a meeting of stockholders, the Company must notify the stockholders that appraisal rights will be available not less than 20 days before the meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes the Company's notice to our stockholders that appraisal rights are available in connection with the merger and the full text of Section 262 is attached to this proxy statement as Annex C, in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C. Failure to comply timely and properly with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of our common stock, the Company believes that if a stockholder is considering exercising such rights, such stockholder should seek the advice of legal counsel.

        If you wish to demand appraisal of your shares of our common stock, you must satisfy each of the following conditions: You must deliver to the Company a written demand for appraisal of your shares of our common stock before the vote is taken to approve the proposal to adopt the merger agreement, which must reasonably inform us of the identity of the holder of record of shares of our common stock who intends to demand appraisal of his, her or its shares of our common stock; and you must not vote or submit a proxy in favor of the proposal to adopt the merger agreement.

        If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive payment for your shares of our common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of our common stock. A holder of shares of our common stock wishing to exercise appraisal rights must hold of record the shares of our common stock on the date the written demand for appraisal is made and must continue to hold the shares of our common stock of record through the effective time of the merger, because appraisal rights will be lost if the shares of our common stock are transferred prior to the effective time of the merger. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the proposal to adopt the merger agreement, and it will constitute a waiver of the stockholder's right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must either submit a proxy containing instructions to vote against the proposal to adopt the merger agreement or abstain from voting on the proposal to adopt the merger agreement. Voting against or failing to vote for the proposal to adopt the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the proposal to adopt the merger agreement.

        All written demands for appraisal of shares of our common stock must be mailed or delivered to the Corporate Secretary, TNS, Inc., 11480 Commerce Park Drive, Suite 600, Reston, Virginia 20191, or should be delivered to the Corporate Secretary at the special meeting, prior to the vote on the adoption of the merger agreement. The demand must reasonably inform the Company of the identity of the stockholder and the intention of the stockholder to demand appraisal of the "fair value" of his, her or its shares of our common stock. A stockholder's failure to make the written demand prior to the taking of the vote on the adoption of the merger agreement at the special meeting of stockholders will constitute a waiver of appraisal rights.

        Only a holder of record of shares of our common stock is entitled to demand an appraisal of the shares registered in that holder's name. Accordingly, to be effective, a demand for appraisal by a stockholder of our common stock must be made by, or in the name of, the record stockholder, fully and correctly, as the stockholder's name appears on the stockholder's stock certificate(s) or in the transfer agent's records, in the case of uncertificated shares, should specify the stockholder's mailing address and the number of shares registered in the stockholder's name, and must state that the person intends thereby to demand appraisal of the stockholder's shares in connection with the merger. The demand cannot be made by the beneficial owner if he or she does not also hold the shares of our common stock of record. The beneficial holder must, in such cases, have the registered owner, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those shares of our common stock. If you hold your shares of our common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

        If shares of our common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity. If the shares of our common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a bank, brokerage firm or other nominee, who holds shares of our common stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of our common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of our common stock as to which appraisal is sought. Where no number of shares of our common stock is expressly mentioned, the demand will be presumed to cover all shares of our common stock held in the name of the record owner.

        Within 10 days after the effective time of the merger, the surviving corporation in the merger must give written notice that the merger has become effective to each of the Company's stockholders who has properly filed a written demand for appraisal and who did not vote in favor of the proposal to adopt the merger agreement. At any time within 60 days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand and accept the consideration specified by the merger agreement for that stockholder's shares of our common stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time of the merger will require written approval of the surviving corporation. Unless the demand is properly withdrawn by the stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party within 60 days after the effective date of the merger, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Court deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder's right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration offered pursuant to the merger agreement.

        Within 120 days after the effective time of the merger, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of our common stock held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition, has no present intention to file a petition and holders should not assume that the surviving corporation will file a petition. Accordingly, it is the obligation of the holders of our common stock to initiate all necessary action to perfect their appraisal rights in respect of shares of our common stock within the time prescribed in Section 262 and the failure of a stockholder to file such a petition within the period specified in Section 262 could nullify the stockholder's previous written demand for appraisal. In addition, within 120 days after the effective time of the merger, any stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement, will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares of our common stock not voted in favor of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within 10 days after such written request has been received by the surviving corporation or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of our common stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition for appraisal or request from the surviving corporation such statement.

        If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, then the surviving corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of our common stock and with whom agreements as to the value of their shares of our common stock have not been reached. After notice to stockholders who have demanded appraisal, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided by Section 262. The Delaware Court of Chancery may require stockholders who have demanded payment for their shares of our common stock to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

        After determination of the stockholders entitled to appraisal of their shares of our common stock, the Delaware Court of Chancery will appraise the shares of our common stock, determining their fair value as of the effective time of the merger after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the fair value has been determined, the Delaware Court of Chancery will direct the payment of such value upon surrender by those stockholders of the certificates representing their shares of our common stock. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment.

        You should be aware that an investment banking opinion as to the fairness from a financial point of view of the consideration to be received in a sale transaction, such as the merger, is not an opinion as to fair value under Section 262. Although we believe that the per share merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the per share merger consideration. Moreover, we do not anticipate offering more than the per share merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the "fair value" of a share of our common stock is less than the per share merger consideration. In determining "fair value," the Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." In addition, the Delaware Courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder's exclusive remedy.

        Costs of the appraisal proceeding (which do not include attorneys' fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of our common stock entitled to appraisal. Any stockholder who demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares of our common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of our common stock, other than with respect to payment as of a record date prior to the effective time of the merger. If no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder otherwise fails to perfect, successfully withdraws or loses such holder's right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder will be deemed to have been converted at the effective time of the merger into the right to receive the $21.00 per share cash payment (without interest) for his, her or its shares of our common stock pursuant to the merger agreement. A stockholder will fail to perfect, or effectively lose, the holder's right to appraisal if no petition for appraisal is filed within 120 days after the effective date of the merger. In addition, as indicated above, a stockholder may withdraw his, her or its demand for appraisal in accordance with Section 262 and accept the merger consideration offered pursuant to the merger agreement.

        Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL will result in the loss of a stockholder's statutory appraisal rights.

        In view of the complexity of Section 262 of the DGCL, the Company's stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

 DELISTING AND DEREGISTRATION OF COMPANY COMMON STOCK

        If the merger is completed, our common stock will be delisted from the NYSE and deregistered under the Exchange Act and therefore we will no longer file periodic reports with the SEC on account of our common stock.

OTHER MATTERS

Other Matters for Action at the Special Meeting

        As of the date of this proxy statement, the Company knows of no other matter to be brought before the special meeting. If any other matter requiring a vote of the stockholders should properly come before the special meeting, or any adjournment or postponement thereof, it is the intention of the persons named in the proxy to vote with respect to any such matter in accordance with their best judgment.

Future Stockholder Proposals in the Event the Merger is Not Consummated

        If the merger is consummated, we will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the merger is not completed, we expect to hold an Annual Meeting of Stockholders in 2013. In accordance with the Company's bylaws, if you wish to submit a proposal for consideration at next year's annual meeting but are not requesting that such proposal be included in next year's proxy materials, or if you wish to nominate a person for election to the board of directors at next year's annual meeting, your notice of such a proposal or nomination must be submitted in writing and delivered to the Corporate Secretary at least 90 days before the date of the anniversary of the previous year's annual meeting. However, if the meeting is scheduled for a date more than 30 days prior to or delayed by more than 60 days after the anniversary of the previous year's meeting, then your notice must be received no later than 90 days prior to the annual meeting or 10 days after notice or disclosure was given. Your notice must describe the proposed business or nominee, identify the stockholder making the proposal or nomination and meet any other requirements as set forth in the Company's bylaws. These requirements are more fully described in Article II, Section 11 and 12 of our bylaws, which are available on our Corporate Governance web page at www.tnsi.com or by writing to TNS, Inc., 11480 Commerce Park Drive, Suite 600, Reston, Virginia 20191, Attn: Corporate Secretary.

        Any proposal you intend to present at the 2013 Annual Meeting of Stockholders must be received by the Company at our principal office at 11480 Commerce Park Drive, Suite 600, Reston, Virginia

20191, Attention: Corporate Secretary, not later than February 16, 2013, if you wish to have it included in the proxy statement and form of proxy for that meeting.

        In addition, if we do not receive your proposal for presentation at the 2013 Annual Meeting of Stockholders by February 16, 2013, then our management proxies will be permitted to use their discretionary voting authority when the proposal is raised at the annual meeting, without having advised stockholders of the proposal in the proxy statement for the 2013 Annual Meeting of Stockholders.

Stockholders Sharing the Same Surname and Address

        In some cases, stockholders holding their shares in a brokerage or bank account who share the same surname and address and have not given contrary instructions may be receiving only one copy of our annual report and proxy statement. This practice is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources. If you would like to have additional copies of our annual report and/or proxy statement mailed to you, please call or write us at our principal executive offices, 11480 Commerce Park Drive, Suite 600, Reston, Virginia 20191, Attn: Corporate Secretary, telephone: 703-453-8300. If you want separate copies of the proxy statement or annual report to be sent to each stockholder in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549. Our SEC filings are available to the public on the SEC's Internet website at http://www.sec.gov.

        The SEC allows us to "incorporate by reference" information into this proxy statement. This means that we are disclosing important business and financial information to you by referring you to another document filed separately with the SEC. These documents contain important information about us and our financial condition. The information incorporated by reference is considered to be part of this proxy statement. Information that we file later with the SEC will automatically update and supersede the information included or incorporated in this proxy statement.

        We incorporate by reference into this proxy statement the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including any filings after the date of this proxy statement. The information incorporated by reference is an important part of this proxy statement. Nothing in this proxy statement shall be deemed to incorporate information furnished to, but not filed with, the SEC. Any statement in a document incorporated by reference into this proxy statement will be deemed to be modified or superseded to the extent a statement contained in (i) this proxy statement, or (ii) any other subsequently filed document that is incorporated by reference into this proxy statement modifies or supersedes such statement.

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (filed with the SEC on March 14, 2012);

  •
  Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2012 (filed with the SEC on May 4, 2012); for the fiscal quarter ended June 30, 2012 (filed with the SEC on August 8, 2012); and for the fiscal quarter ended September 30, 2012 (filed with the SEC on November 9, 2012);

  •
  Current Reports on Form 8-K filed with the SEC on February 6, 2012, March 6, 2012 (accepted at 12:32:48 p.m.), March 6, 2012 (accepted at 16:10:11 p.m.; only with respect to Item 5.02), May 23, 2012, August 1, 2012 (accepted at 07:07:37 a.m.; only with respect to Item 8.01), August 1, 2012 (accepted at 07:54:35 a.m.) and December 11, 2012; and

  •
  Definitive Proxy Statement for our 2012 Annual Meeting of Stockholders filed with the SEC on April 20, 2012.

        Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this proxy statement.

        Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to:

TNS, Inc.
11480 Commerce Park Drive, Suite 600
Reston, VA 20191
Attn: Corporate Secretary
(703) 453-8300

        The information concerning us contained in this document has been provided by us, and the information concerning Parent and Merger Sub included in this document has been provided by Parent.

        THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES OF OUR COMMON STOCK AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED JANUARY 11, 2013. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

among

TRIDENT PRIVATE HOLDINGS I, LLC,

TRIDENT PRIVATE ACQUISITION CORP.

and

TNS, INC.

Dated as of December 11, 2012

A-i

A-ii

A-iii

INDEX OF DEFINED TERMS

Definition	Location
2012 Audited Financial Statements	5.15(f)(iv)
Acceptable Confidentiality Agreement	5.4(d)(iv)
Acquisition Proposal	5.4(d)(i)
Action	3.8
Affiliate	8.3(a)
Agreement	Preamble
Alternative Acquisition Agreement	5.4(e)(ii)
Antitrust Law	5.7(h)
Book-Entry Shares	2.3(b)
Business Day	8.3(b)
Certificate of Merger	1.3
Certificates	2.3(b)
Change of Recommendation	5.4(e)(ii)
Closing	1.2
Closing Date	1.2
Code	2.4
Company	Preamble
Company Board	3.3(b)
Company Bylaws	3.1(b)
Company Charter	3.1(b)
Company Disclosure Letter	Article III
Company Employee	5.8(a)
Company Expenses	7.3(e)
Company Material Adverse Effect	8.3(c)
Company Parties	7.3(c)
Company Plans	3.10(a)
Company Recommendation	3.3(b)
Company Registered IP	3.17
Company RSU	2.2(b)
Company SEC Documents	3.5(a)
Company Stock Option	2.2(a)
Company Stock Plans	2.2(a)
Company Stockholder Approval	3.3(a)
Company Stockholders Meeting	5.4(b)
Company Termination Fee	7.3(b)
Confidentiality Agreement	5.4(b)
Contract	3.4(a)
control	8.3(d)
Credit Agreement	5.20
Credit Facility Termination	5.20
Cut-Off Date	5.4(c)
Debt Financing	4.6(a)
Debt Financing Commitment	4.6(a)
Debt Financing Sources	4.6(a)
Delaware Secretary of State	1.3
DGCL	1.1
Dissenting Shares	2.5
DTC	2.3(e)

A-iv

Definition	Location
DTC Payment	2.3(e)
Effective Time	1.3
Environmental Laws	3.12(b)(i)
Environmental Permits	3.12(b)(ii)
Equity Financing	4.6(a)
Equity Financing Commitments	4.6(a)
Equity Financing Sources	4.6(a)
ERISA	3.10(a)
Exchange Act	3.4(b)
Excluded Employees	5.1(b)(ix)
Excluded Party	5.4(d)(ii)
Financing	4.6(a)
Financing Commitments	4.6(a)
Financing Sources	4.6(a)
Foreign Antitrust Laws	3.4(b)
GAAP	3.5(b)
Go-Shop Period	5.4(a)
Governmental Entity	3.4(b)
Hazardous Materials	3.12(b)(iii)
Holdings	4.2
HSR Act	3.4(b)
Indebtedness	8.3(e)
Indemnified Parties	5.11(a)
Internal Restructuring	5.22
Intervening Event	5.4(e)
IRS	3.10(a)
knowledge	8.3(f)
Law	3.4(a)
Lease	3.16(a)
Leased Real Property	3.16(a)
Liens	3.2(c)
Limited Guarantee	Recitals
Marketing Period	8.3(g)
Material Contract	3.14(a)
Material Subsidiaries	3.1(b)
Merger	Recitals
Merger Sub	Preamble
No-Shop Period Start Date	5.4(b)
Notice of Superior Proposal	5.4(h)(ii)
NYSE	3.4(b)
Owned Real Property	3.16(a)
Parent	Preamble
Parent Expenses	7.3(d)
Parent Material Adverse Effect	4.1(a)
Parent Parties	7.3(c)
Parent Plan	5.8(c)
Paying Agent	2.3(a)
Payment Fund	2.3(a)
Payoff Amount	5.20
PBGC	3.10(e)(iii)

A-v

Definition	Location
Per Share Merger Consideration	8.3(j)
Permits	3.9
Permitted Liens	8.3(h)
Person	8.3(i)
Preferred Stock	3.2(a)
Proxy Statement	5.4(e)(i)
Q1 2013 Unaudited Financial Statements	5.15(f)(iv)
Representatives	8.3(k)
Retained Claims	8.10(c)(v)
Reverse Termination Fee	7.3(c)
Sarbanes-Oxley Act	3.5(a)
SEC	3.5(a)
Securities Act	3.5(a)
Shares	2.1(a)
Solvent	4.10(b)
Special Committee	Recitals
Sponsor	Recitals
Subsidiary	8.3(l)
Superior Proposal	5.4(d)(iii)
Surviving Corporation	1.1
Systems	3.17
Takeover Laws	3.18
Tax Returns	3.13(m)(ii)
Taxes	3.13(m)(i)
Termination Date	7.1(b)(i)
WARN Act	3.11
Willful Breach	8.3(m)

A-vi

AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of December 11, 2012, among Trident Private Holdings I, LLC, a Delaware limited liability company ("Parent"), Trident Private Acquisition Corp., a Delaware corporation and an indirect wholly owned Subsidiary of Parent ("Merger Sub"), and TNS, Inc., a Delaware corporation (the "Company").

RECITALS

        WHEREAS, the Board of Managers of Parent, the Board of Directors of Merger Sub and the Company Board, acting upon the unanimous recommendation of a special committee of the Company Board (the "Special Committee"), have each determined that an acquisition of the Company by Parent is in the best interests of their respective companies and stockholders and, accordingly, have each agreed to consummate the merger (the "Merger") of Merger Sub with and into the Company on the terms and subject to the conditions set forth in this Agreement;

        WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company's willingness to enter into this Agreement, Siris Partners II, L.P., a Delaware limited partnership ("Sponsor"), is entering into a guarantee with the Company (the "Limited Guarantee"), pursuant to which, and subject to the terms and conditions set forth therein, Sponsor is guaranteeing certain obligations of Parent and Merger Sub under this Agreement; and

        WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger as specified herein.

AGREEMENT

        NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I
THE MERGER

        Section 1.1    The Merger.     Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), at the Effective Time, Merger Sub shall be merged with and into the Company. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation") and as a wholly owned subsidiary of Parent.

        Section 1.2    Closing.     The closing of the Merger (the "Closing") shall take place at 10:00 a.m., New York City time, on the second Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), at the offices of Gibson, Dunn & Crutcher LLP, 1050 Connecticut Avenue N.W., Washington, DC 20036, unless another date, time or place is agreed to in writing by Parent and the Company; provided, that in no event shall Parent or Merger Sub be obligated to consummate the Closing if the Marketing Period has not ended prior to the time that the Closing would otherwise have occurred pursuant to the foregoing, in which case the Closing shall not occur until the earlier to occur of (i) a date during the Marketing Period specified by Parent on three (3) Business Days written notice to the Company and (ii) the first Business Day immediately following the final day of the Marketing Period subject in each case to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions) as of the date determined pursuant to this proviso. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date."

        Section 1.3    Effective Time.     Upon the terms and subject to the conditions of this Agreement, as soon as practicable on the Closing Date, the parties shall cause a certificate of merger (the "Certificate of Merger") to be filed with the Secretary of State of the State of Delaware (the "Delaware Secretary of State"), executed in accordance with the relevant provisions of the DGCL, and, as soon as practicable on or after the Closing Date, shall make any and all other filings or recordings required under the DGCL to make the Merger effective. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State or at such other date or time as Parent and the Company shall agree in writing and shall specify in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time").

        Section 1.4    Effects of the Merger.     The Merger shall have the effects set forth in this Agreement and in the relevant provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

        Section 1.5    Certificate of Incorporation; Bylaws.

        (a)   At the Effective Time, the certificate of incorporation of the Company shall be amended so that it reads in its entirety as set forth in Exhibit A hereto, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable Law.

        (b)   At the Effective Time, and without any further action on the part of the Company or Merger Sub, the bylaws of Merger Sub in effect immediately prior to the Merger (except with respect to the name of the Company) shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and as provided by applicable Law.

        Section 1.6    Directors.     The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

        Section 1.7    Officers.     The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

ARTICLE II
EFFECT ON THE CAPITAL STOCK OF THE
CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

        Section 2.1    Conversion of Capital Stock.     At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares of capital stock of the Company, Parent or Merger Sub:

        (a)   Each share of common stock, par value $0.001 per share, of the Company (such shares, collectively, the "Shares") issued and outstanding immediately prior to the Effective Time (other than (i) Shares to be cancelled or converted in accordance with Section 2.1(b) and (ii) any Dissenting Shares) shall thereupon be converted automatically into and shall thereafter represent the right to receive the Per Share Merger Consideration in cash, without interest, and subject to deduction for any required withholding Tax. As of the Effective Time, all Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter only represent the right to receive the Per Share Merger Consideration to be issued or paid in accordance with Section 2.3, without interest.

        (b)   Each Share held in the treasury of the Company or owned, directly or indirectly, by Parent or Merger Sub immediately prior to the Effective Time shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor. Each Share (if any) owned by any direct or indirect Subsidiary of the Company shall be converted in connection with the Merger into such number of shares of the Surviving Corporation to maintain its current percentage equity ownership in the Company after the Closing.

        (c)   Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of the Surviving Corporation.

        (d)   If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company, or securities convertible into or exchangeable into or exercisable for shares of such capital stock, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period (excluding, in each case, normal quarterly cash dividends), merger or other similar transaction, the Per Share Merger Consideration shall be equitably adjusted, without duplication, to reflect such change. For the avoidance of doubt, nothing in this Section 2.1(d) shall relieve the Company or its Subsidiaries from the obligations contained in Sections 5.1(b)(iii) and (b)(iv).

        Section 2.2    Treatment of Options and Other Equity-Based Awards.

        (a)   At the Effective Time, each option (each, a "Company Stock Option") to purchase Shares granted under any employee or director stock option, stock purchase or equity compensation plan, arrangement or agreement of the Company (the "Company Stock Plans"), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be cancelled and, in exchange therefor, the Surviving Corporation shall pay to each former holder of any such cancelled Company Stock Option as soon as practicable following (and in all events no more than three (3) Business Days following) the Effective Time an amount in cash (without interest, and subject to deduction for any required withholding Tax) equal to the product of (i) the excess of the Per Share Merger Consideration over the exercise price per Share under such Company Stock Option and (ii) the number of Shares subject to such Company Stock Option; provided, that if the exercise price per Share of any such Company Stock Option is equal to or greater than the Per Share Merger Consideration, such Company Stock Option shall be cancelled without any cash payment being made in respect thereof.

        (b)   Each outstanding share of restricted stock and restricted stock unit granted under any Company Stock Plan (each, a "Company RSU"), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be cancelled and, in exchange therefor, the Surviving Corporation shall pay to each former holder thereof as soon as practicable following (and in all events no more than three (3) Business Days following) the Effective Time an amount in cash (without interest, and subject to deduction for any required withholding Tax) equal to the product of (i) the Per Share Merger Consideration and (ii) the number of Shares subject to such Company RSU. With respect to any Company RSUs that vest in whole or in part based on the satisfaction of performance criteria, (a) if the applicable performance period has ended before the Effective Date and the annual audit of the Company's financial statements has been finalized before the Effective Date, the number of Company RSUs for which payment shall be made to a holder pursuant to the immediately preceding sentence with respect to such Company RSUs shall equal the number of Company RSUs that vested based on actual performance during such period, and (b) if the applicable performance period has not ended before the Effective Date, or if it has ended but the annual audit of the Company's financial statements has not been finalized before the Effective Date, the number of Company RSUs for which payment shall be made to a holder pursuant to the immediately preceding sentence shall equal (x) the number of such Company RSUs that would vest assuming achievement at the applicable target performance level, (y) multiplied by a fraction (A) the numerator of which is the number of days from the beginning of the applicable performance period to the Effective Date, and (B) the denominator of which is the number of days in the applicable performance period.

        (c)   Prior to the Effective Time, the Company shall adopt such resolutions as may be reasonably required to effectuate the provisions of this Section 2.2.

        Section 2.3    Exchange and Payment.

        (a)   Prior to the Effective Time, Parent shall enter into an agreement (in a form reasonably acceptable to the Company) with a paying agent selected by Parent (that is reasonably satisfactory to the Company) to act as agent for the stockholders of the Company in connection with the Merger (the "Paying Agent") to receive the aggregate amount of Per Share Merger Consideration to which the stockholders of the Company shall become entitled pursuant to Section 2.1. At or prior to the Effective Time, Parent shall deposit (or cause to be deposited) with the Paying Agent cash in an amount sufficient to make all payments pursuant to Section 2.1 (such cash being hereinafter referred to as the "Payment Fund"). The Payment Fund shall not be used for any purpose other than to fund payments due pursuant to this Article II, except as provided in this Agreement. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, incurred by it in connection with the exchange of Shares for the Per Share Merger Consideration and other amounts contemplated by this Article II.

        (b)   Promptly after the Effective Time and in any event not later than the second Business Day following the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each record holder, as of the Effective Time, of an outstanding certificate or outstanding certificates ("Certificates") that immediately prior to the Effective Time represented outstanding Shares that were converted into the right to receive the Per Share Merger Consideration with respect thereto pursuant to Section 2.1(a), (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon proper delivery of the Certificates and a duly completed and validly executed letter of transmittal to the Paying Agent and with such other provisions as Parent and the Company shall reasonably agree) and (ii) instructions for use in effecting the surrender of such Certificates in exchange for the Per Share Merger Consideration payable with respect thereto pursuant to Section 2.1(a). Upon surrender of a Certificate to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor the Per Share Merger Consideration for each Share formerly represented by such Certificate (subject to deduction for any required withholding Tax), and the Certificate so surrendered shall forthwith be cancelled. Promptly after the Effective Time and in any event not later than the second Business Day following the Effective Time, the Paying Agent shall issue and deliver to each holder of uncertificated Shares represented by book entry ("Book-Entry Shares") that delivers to the Paying Agent a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto (or such other evidence of transfer reasonably acceptable to the Paying Agent), a check or wire transfer for the amount of cash that such holder is entitled to receive pursuant to Section 2.1(a) in respect of such Book-Entry Shares, without such holder being required to deliver a Certificate to the Paying Agent, and such Book-Entry Shares shall then be cancelled. No interest will be paid or accrued for the benefit of holders of Certificates or Book-Entry Shares on the Per Share Merger Consideration payable in respect of Certificates or Book-Entry Shares.

        (c)   If payment of the Per Share Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Per Share Merger Consideration to a Person other than the registered holder of the Certificate or Book-Entry Share surrendered or shall have established to the satisfaction of Parent that such Tax either has been paid or is not applicable.

        (d)   Until surrendered as contemplated by this Section 2.3, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Per Share Merger Consideration payable in respect of Shares theretofore represented by such Certificate or Book-Entry Shares, as applicable, pursuant to Section 2.1(a), without any interest thereon.

        (e)   Prior to the Effective Time, Parent and the Company shall cooperate to establish procedures with the Paying Agent and the Depository Trust Company ("DTC") to ensure that (i) if the Closing occurs at or prior to 11:30 a.m. (New York City time) on the Closing Date, the Paying Agent will transmit to DTC or its nominees on the Closing Date an amount in cash in immediately available funds equal to the number of Shares held of record by DTC or such nominee immediately prior to the Effective Time (excluding any Dissenting Shares) multiplied by the Per Share Merger Consideration (such amount, the "DTC Payment"), and (ii) if the Closing occurs after 11:30 a.m. (New York time) on the Closing Date, the Paying Agent will transmit to DTC or its nominee on the first Business Day after the Closing Date an amount in cash in immediately available funds equal to the DTC Payment.

        (f)    All cash paid upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or Book-Entry Shares. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article II, subject to applicable Law in the case of Dissenting Shares.

        (g)   The Paying Agent shall invest any cash included in the Payment Fund as directed by Parent, on a daily basis; provided, that any investment of such cash shall in all events be in short-term obligations of the United States of America with maturities of no more than 30 days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively. If for any reason (including investment losses) the cash in the Payment Fund is insufficient to fully satisfy all of the payment obligations to be made in cash by the Paying Agent hereunder (but subject to Section 2.4), Parent shall promptly deposit cash into the Payment Fund in an amount that is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations. Any interest and other income resulting from such investments shall be payable to Parent or its designee.

        (h)   At any time following the date that is 12 months after the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to Parent or its designee any funds (including any interest received with respect thereto) that have been made available to the Paying Agent and which have not been disbursed to holders of Certificates or Book-Entry Shares, and thereafter such Persons shall be entitled to look to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the Per Share Merger Consideration payable upon due surrender of their Certificate or Book-Entry Shares. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Per Share Merger Consideration.

        (i)    If any Certificate shall have been lost, stolen or destroyed, upon the holder's compliance with the replacement requirements established by the Paying Agent, including, if necessary, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Per Share Merger Consideration payable in respect thereof pursuant to this Agreement.

        Section 2.4    Withholding Rights.     Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Shares, Company Stock Options, Company RSUs or otherwise pursuant to this Agreement such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

        Section 2.5    Dissenting Shares.     Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who has not voted in favor of the adoption of this Agreement and who is entitled to demand and properly demands appraisal of such Shares pursuant to Section 262 of the DGCL ("Dissenting Shares") shall not be converted into the right to receive the Per Share Merger Consideration, unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder's right to appraisal under the DGCL. Dissenting Shares shall be treated in accordance with Section 262 of the DGCL. If any such holder fails to perfect or withdraws or loses any such right to appraisal, each such Share of such holder shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal has been irrevocably lost, withdrawn or expired, the Per Share Merger Consideration in accordance with Section 2.1(a). The Company shall serve prompt notice to Parent of any demands received by the Company for appraisal of any Shares, and Parent shall have the right to control, and make decisions in respect of, and otherwise participate in, all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or compromise or settle, or offer to compromise or settle, any such demands.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except (a) as disclosed or reflected in the Company SEC Documents filed with the SEC prior to the date of this Agreement (but excluding any risk factor disclosures contained under the heading "Risk Factors," any disclosure of risks included in any "forward-looking statements" disclaimer or any other statements that are similarly cautionary, predictive or forward-looking in nature, in each case, other than any specific factual information contained therein) (provided, that nothing in this clause (a) shall be deemed to modify or qualify the representations and warranties set forth in Section 3.2 or Section 3.7), or (b) as set forth in the corresponding sections or subsections of the disclosure letter delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Letter") (it being agreed that disclosure of any information in a particular section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such information is reasonably apparent on the face of the information so disclosed (other than Section 3.2 or Section 3.7, which matters shall only be disclosed by specific disclosure in the respective corresponding section or subsections of the Company Disclosure Letter)), the Company represents and warrants to Parent and Merger Sub as follows:

        Section 3.1    Organization, Standing and Power.

        (a)   Each of the Company and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its assets or properties makes such qualification or licensing necessary, except, with respect to clauses (ii) and (iii), for any such failures to have such power and authority or to be so qualified or licensed or in good standing as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        (b)   The Company has previously furnished or otherwise made available to Parent true and complete copies of the Company's certificate of incorporation (the "Company Charter") and bylaws (the "Company Bylaws") and the certificate of incorporation, bylaws, or comparable organizational documents of each of the Company's material Subsidiaries, which subsidiaries are set forth on Section 3.1(b) of the Company Disclosure Letter (the "Material Subsidiaries"), in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect.

        Section 3.2    Capital Stock.

        (a)   The authorized capital stock of the Company consists of (a) 130,000,000 Shares and (b) 5,000,000 shares of preferred stock, par value $0.001 per share (the "Preferred Stock"). As of December 7, 2012, (i) 24,439,606 Shares were issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable and were free of preemptive rights and not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under applicable Law, the Company Charter, the Company Bylaws, or any agreement or instrument to which the Company is a party or is otherwise bound, (ii) 217,982 Shares were held in treasury, (iii) no shares of Preferred Stock were outstanding, (iv) an aggregate of 1,978,631 Shares were subject to or otherwise deliverable in connection with the exercise of outstanding Company Stock Options and (v) 714,630 restricted stock units issued under the Company Stock Plans were outstanding. As of December 7, 2012, other than an aggregate of 191,033 Shares reserved for issuance under future grants under the Company Stock Plans, the Company has no Shares reserved for issuance. Section 3.2(a) of the Company Disclosure Letter contains a complete and correct list as of December 7, 2012 of (i) each outstanding Company Stock Option, including with respect to each such option, the Company Stock Plan under which such Company Stock Option was granted, the holder, date of grant, exercise price and number of Shares subject thereto, and (ii) all outstanding Company RSUs, including with respect to each such Company RSU, the Company Stock Plan under which such Company RSU was granted, the holder, date of grant, vesting schedule and number of Shares subject thereto. No Shares are held by any Subsidiary of the Company.

        (b)   Except as set forth in this Agreement or in Section 3.2(b) of the Company Disclosure Letter, (A) there are not outstanding any (1) shares of capital stock or other voting securities of the Company or any of its Subsidiaries or other ownership or voting interest in the Company or any of its Subsidiaries, (2) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company or any of its Subsidiaries or other ownership or voting interest in the Company or any of its Subsidiaries, or (3) options or other rights to acquire from the Company or any of its Subsidiaries, and no obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership of voting interest or securities convertible into or exchangeable for capital stock or voting securities of the Company or any of its Subsidiaries or other ownership or voting interest in the Company or any of its Subsidiaries, (B) there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock, voting securities, or other ownership or voting interest or securities convertible into or exchangeable for capital stock or voting securities of the Company or any of its Subsidiaries or other ownership or voting interest in the Company or any of its Subsidiaries, (C) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party, including any agreements granting any preemptive rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any equity or voting securities of or ownership or voting interest in the Company or any of its Subsidiaries, (D) there are no restricted shares, share appreciation rights, performance units, contingent value rights, "phantom" stock or similar securities or rights issued by the Company or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other equity or voting securities of or ownership or voting interests in, the Company or any of its Subsidiaries and (E) neither the Company nor any of its Subsidiaries is party to any agreement, arrangement or understanding (including any voting trusts or proxies, stockholders agreements, "poison pill" or rights agreement or registration rights agreements) with respect to the voting, registration, sale, purchase or transfer of any capital stock or other securities of the Company or any of its Subsidiaries. There are no bonds, debentures, notes or other Indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, exchangeable for, securities or other interests having the right to vote) on any matter on which stockholders of the Company or the equity holders of the Company's Subsidiaries may vote.

        (c)   Each of the issued and outstanding shares of capital stock or other equity interests of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid, nonassessable and not subject to any preemptive rights and was not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under applicable Law, the certificate of incorporation, bylaws or comparable organizational documents of the Company's Subsidiaries, or any agreement or instrument to which the Company's Subsidiaries are a party or is otherwise bound. All such shares are owned by the Company or another wholly owned Subsidiary of the Company and are owned free and clear of all security interests, liens, claims, pledges, restrictions on transfer, right of first offer, right of first refusal, agreements, limitations in voting rights, charges or other encumbrances, adverse right, claim or interest (collectively, "Liens") of any nature whatsoever, other than restrictions imposed by Law. Except for the Company's Subsidiaries, the Company does not own any capital stock or other equity or voting interest in, or any interest convertible into or exercisable or exchangeable for any capital stock of or other equity or voting interest in, any other Person. Section 3.2(c) of the Company Disclosure Letter sets forth (i) a true and complete list of each Subsidiary of the Company as of the date hereof and its jurisdiction of incorporation or organization and (ii) the identity of the holder of each outstanding share of capital stock or other equity interest of each Subsidiary of the Company.

        Section 3.3    Authority.

        (a)   The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the adoption of this Agreement and approval of the transactions contemplated hereby by the holders of at least a majority of the issued and outstanding Shares entitled to vote thereon on the record date for the Company Stockholder Meeting (the "Company Stockholder Approval"), to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company and no stockholder votes are necessary to adopt this Agreement or to approve the consummation of the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to obtaining the Company Stockholder Approval and the filing with the Delaware Secretary of

State of the Certificate of Merger as required by the DGCL. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors' rights generally or by general principles of equity.

        (b)   The Board of Directors of the Company (the "Company Board"), acting upon the unanimous recommendation of the Special Committee, has approved and declared advisable this Agreement and the transactions contemplated hereby and, subject to Section 5.4, has resolved to recommend that the Company's stockholders adopt this Agreement and approve the transactions contemplated hereby (the "Company Recommendation"). The Company Stockholder Approval is the only vote or consent of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement or approve the Merger or the other transactions contemplated hereby.

        Section 3.4    No Conflict; Consents and Approvals.

        (a)   The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, do not and will not (i) conflict with or violate the Company Charter or Company Bylaws or the equivalent organizational documents of any of the Company's Subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any federal, state, local or foreign law, constitution, treaty, convention, ordinance, code, rule, regulation, order, judgment, decree, injunction, ruling or similar requirement enacted, adopted, promulgated or applied by a Governmental Entity (collectively, "Law") applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets are bound or (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation (each, a "Contract") to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets are bound, except, in the case of clauses (ii) and (iii), for any such conflict, breach, violation, default, loss, right or other occurrence that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (without giving effect to the exclusion from the definition of Company Material Adverse Effect contained in clause (8) of such definition insofar as such exclusion relates directly to the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby) or except as set forth on Section 3.4(a)(iii) of the Company Disclosure Letter.

        (b)   The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, do not and will not require any consent, approval, authorization, declaration or permit of, action by, filing with or notification to, any domestic or foreign, federal, state or local governmental, administrative, judicial or regulatory authority (including any stock exchange), agency, court, commission, body, self-regulatory organization or other legislative, judicial or governmental body (each, a "Governmental Entity"), except for (i) such filings as may be required under applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, and under state securities, takeover and "blue sky" laws, (ii) the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and any filings required under the applicable requirements of antitrust or other competition laws of jurisdictions other than the United States or investment laws relating to foreign ownership ("Foreign Antitrust Laws"), (iii) such filings as necessary to comply with the applicable requirements of the New York Stock Exchange (the "NYSE"), (iv) the

filing with the Delaware Secretary of State of the Certificate of Merger as required by the DGCL and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (without giving effect to the exclusion from the definition of Company Material Adverse Effect contained in clause (8) of such definition insofar as such exclusion relates directly to the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby).

        Section 3.5    SEC Reports; Financial Statements.

        (a)   The Company has timely filed or otherwise transmitted all forms, reports, statements, certifications and other documents (including all exhibits, schedules, amendments and supplements thereto and all information incorporated therein by reference) required to be filed by it with the Securities and Exchange Commission (the "SEC") since January 1, 2010 (all such forms, reports, statements, certificates and other documents filed since January 1, 2010, including those that are filed or furnished after the date of this Agreement and any amendments or supplements thereto, collectively, the "Company SEC Documents"). As of their respective dates, or, if amended, as of the date of the last such amendment, each of the Company SEC Documents complied (or will comply) as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act and the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act") as applicable, and the applicable rules and regulations promulgated thereunder, as the case may be, each as in effect on the date so filed. As of their respective filing dates (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such amendment or superseding filing), none of the Company SEC Documents contained (or will contain) any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        (b)   The audited consolidated financial statements of the Company (including any related notes and schedules thereto) included or incorporated by reference in the Company SEC Documents, and the unaudited consolidated interim financial statements of the Company (including any related notes and schedules thereto) included or incorporated by reference in the Company SEC Documents, have been (or will be) prepared in accordance with U.S. generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present (or will fairly present) in all material respects the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the results of their operations and cash flows for the periods indicated.

        (c)   The Company maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) designed to ensure that material information relating to the Company, including its Subsidiaries, is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and is accumulated and made known on a timely basis to the chief executive officer and the chief financial officer of the Company by others within those entities, as appropriate to allow timely decisions regarding required disclosure. The Company maintains internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

        (d)   As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received by the Company from the SEC. To the knowledge of the Company, as of the date of this Agreement, none of the Company SEC Documents is the subject of ongoing SEC review. No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act, and neither the Company nor any of its executive officers has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

        (e)   There are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC that have not been so described in the Company SEC Documents.

        (f)    The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, "extensions of credit" to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act.

        (g)   Except as set forth on Section 3.5(g) of the Company Disclosure Letter, as of the date of this Agreement, neither the Company nor any of its Subsidiaries has any Indebtedness and none of their respective assets or properties is subject to any material Lien (other than Permitted Liens).

        Section 3.6    No Undisclosed Liabilities.     Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of the Company and its Subsidiaries, except for liabilities and obligations (a) reflected or reserved against in the Company's consolidated balance sheet as of September 30, 2012 (or the notes thereto) included in the Company SEC Documents, (b) incurred in the ordinary course of business since September 30, 2012, (c) which have been discharged or paid in full prior to the date of this Agreement, (d) incurred pursuant to the transactions contemplated by this Agreement or (e) that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        Section 3.7    Absence of Certain Changes or Events.     Since October 1, 2012, except as otherwise contemplated or permitted by this Agreement, the businesses of the Company and its Subsidiaries have been conducted in the ordinary course of business consistent with past practice. Since October 1, 2012, there has not been (a) any change, event or occurrence which has had, or would, individually or in the aggregate, reasonably be expected to have, a Company Material Adverse Effect, (b) prior to the date of this Agreement, any declaration, setting aside or payment of any dividend or other distribution in cash, stock, property or otherwise in respect of the Company's or its Subsidiaries capital stock, except for any dividend or distribution of a Company Subsidiary to the Company or a Company Subsidiary, (c) prior to the date of this Agreement, any redemption, repurchase, or other acquisition of any shares of capital stock of the Company or its Subsidiaries (other than the acquisition of Shares (i) pursuant to the Share repurchase program announced by the Company in its Current Report on Form 8-K filed with the SEC on August 1, 2012 and (ii) tendered by employees or former employees in connection with the cashless exercise or vesting of any grants (including Company Stock Options and Company RSUs), (d) prior to the date of this Agreement, any material change by the Company in its accounting principles, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto or (e) prior to the date of this Agreement, any material Tax election made by the Company or its Subsidiaries or any settlement or compromise of any material Tax liability by the Company or its Subsidiaries, other than in the ordinary course of business.

        Section 3.8    Litigation.     Except as set forth as on Section 3.8 of the Company Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) there is no suit, claim, action, proceeding, arbitration, mediation or investigation (each, an "Action") pending or, to the knowledge of the Company, threatened (including cease and desist letters or invitations to take a patent license) against the Company or any of its Subsidiaries or any of their respective rights, assets or properties by or before any Governmental Entity and (b) neither the Company nor any of its Subsidiaries nor any of their respective properties is or are subject to any judgment, order, injunction, rule or decree of any Governmental Entity.

        Section 3.9    Compliance with Laws.     The Company and each of its Subsidiaries is in compliance with all Laws applicable to them or by which any of their respective properties are bound, except where any non-compliance would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries have in effect all permits, licenses, exemptions, authorizations, franchises, orders, approvals, registrations, licenses, accreditations and similar approvals of all Governmental Entities (collectively, "Permits") necessary for them to own, lease or operate their properties and to carry on their businesses as now conducted, except for any Permits the absence of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. All Permits are in full force and effect, except where the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        Section 3.10    Benefit Plans.

        (a)   The Company has provided to Parent a true and complete list of each "employee benefit plan" (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA", whether or not subject to ERISA)), "multiemployer plan" (within the meaning of ERISA section 3(37)), and all other material stock purchase, stock option or other equity-based, severance, employment, individual consulting, change-in-control, fringe benefit, bonus, incentive, deferred compensation and all other material employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, written, legally binding or not, under which any current or former employee, director or individual independent contractor of the Company or its Subsidiaries has any present or future right to benefits or the Company or its Subsidiaries has had or has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "Company Plans." With respect to each Company Plan, the Company has furnished or made available to Parent a current, accurate and complete copy thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter of the Internal Revenue Service (the "IRS"), if applicable, (iii) any summary plan description and other equivalent written communications by the Company or its Subsidiaries to their employees concerning the extent of the benefits provided under a Company Plan and (iv) if applicable, for the two most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation reports and (D) attorney's response to an auditor's request for information. Except as set forth on Section 3.10(a) of the Company Disclosure Letter, each Company Plan is either exempt from or has been established, documented, maintained and operated in all material respects in compliance with Section 409A of the Code and the applicable guidance issued thereunder.

        (b)   None of the Company, its Subsidiaries or any other entity that is, or at any relevant time was, required to be treated as a single employer with the Company under Section 4001(b)(1) of ERISA or Sections 414(b), (c), (m) or (o) of the Code maintains, contributes to, or has any liability, whether contingent or otherwise, with respect to, and has not within the preceding six (6) years maintained, contributed to or had any liability, whether contingent or otherwise, with respect to any employee benefit plan (as defined in Section 3(3) of ERISA) that is or has been (i) subject to Title IV of ERISA or Section 412 of the Code or subject to Section 4063 or 4064 of ERISA, or (ii) a "multiemployer plan" (within the meaning of ERISA section 3(37).

        (c)   No Company Plan provides welfare benefits or coverage beyond termination of employment except to the extent required under Part 6 of Subtitle B of Title I of ERISA or any similar state law.

        (d)   Except as set forth on Section 3.10(d) of the Company Disclosure Letter, none of the Company Plans provides for payment of a benefit, the increase of a benefit amount, the payment of a contingent benefit or the acceleration of the payment or vesting of a benefit determined or occasioned, directly or in combination with any subsequent event, by reason of the execution of this Agreement or the consummation of the transactions contemplated hereby. The consummation of the transactions contemplated by this Agreement will not, alone or when considered in conjunction with any other event, result in the payment of any "excess parachute payment" as that term is defined in Section 280G of the Code.

        (e)   With respect to the Company Plans, except to the extent that the inaccuracy of any of the representations set forth in this Section 3.10(e) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

            (i)  each Company Plan subject to ERISA has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA and the Code, and no prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code has occurred with respect to any Company Plan, and all contributions required to be made under the terms of any Company Plan have been timely made;

           (ii)  each Company Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory or opinion letter, as applicable, from the IRS that it is so qualified (or the deadline for obtaining such a letter has not expired as of the date of this Agreement) and nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of such qualified status of such Company Plan;

          (iii)  there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation (the "PBGC"), the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of the Company, threatened, relating to the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans or the assets of any of the trusts under any of the Company Plans (other than routine claims for benefits) nor are there facts or circumstances that exist that would reasonably be expected to give rise to any such Actions; and

          (iv)  the Company and its Subsidiaries do not maintain any Company Plan that is a "group health plan" (as such term is defined in Section 5000(b)(1) of the Code) that has not been administered and operated in all respects in compliance with the applicable requirements of Section 601 of ERISA and Section 4980B(b) of the Code, and the Company and its Subsidiaries are not subject to any material liability, including additional contributions, fines, penalties or loss of tax deduction as a result of such administration and operation.

        Section 3.11    Labor Matters.     Except as set forth on Section 3.11 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to, or is bound by or negotiating, any collective bargaining agreement with any labor union or labor organization. There is no strike, work stoppage, lockout or similar material labor dispute or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries, nor has there been any such dispute within the past three years. To the knowledge of the Company, there are no current union organizing activities by or with respect to any employees of the Company or any of its Subsidiaries, nor have there been any within the past three years. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) there is no pending or, to the knowledge of the Company, threatened unfair labor practice complaint or labor or employment-related Action against the Company or any of its Subsidiaries; (ii) the Company and each of its Subsidiaries are in compliance with all Laws relating to employment and labor, including without limitation provisions thereof relating to wages, hours, equal opportunity, collective bargaining, employee classification, contractor classification, overtime, meal and rest breaks, terms and conditions of employment and the termination of employment (including any obligations pursuant to the U.S. Worker Adjustment and Retraining Notification Act of 1988 or any similar state or local Law (collectively, the "WARN Act")); and (iii) neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with or citation by any Governmental Entity relating to employees or employment practices, and there are no pending or, to the knowledge of the Company, threatened investigations, audits or similar proceedings alleging breach or violation of any labor or employment Law.

        Section 3.12    Environmental Matters.

        (a)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) the Company and each of its Subsidiaries are, and since January 1, 2007 have been, in compliance with all applicable Environmental Laws, and possess and are in compliance with all applicable Environmental Permits required under such Environmental Laws to operate as they presently operate; (ii) there are no Hazardous Materials at any property or facility currently or formerly owned or operated by the Company or any of its Subsidiaries, except under circumstances that would not reasonably be expected to result in liability of the Company or any of its Subsidiaries under any Environmental Law; (iii) neither the Company nor any of its Subsidiaries has received any written notification alleging that it is liable for, or request for information pursuant to section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar state statute, concerning any release or threatened release of Hazardous Materials at any location except, with respect to any such notification or request for information concerning any such release or threatened release, to the extent such matter has been resolved with the appropriate foreign, federal, state or local regulatory authority or otherwise; (iv) neither the Company nor any of its Subsidiaries has received any written claim or complaint, or is presently subject to any Action or proceeding, relating to any Environmental Laws or any other liabilities pursuant to Environmental Laws, and to the knowledge of the Company, no such matter has been threatened in writing; (v) neither the Company nor any of its Subsidiaries has disposed, arranged to dispose, released, or threatened to release Hazardous Materials in a manner or to a location that could reasonably be expected to result in liability under any Environmental Laws; and (vi) to the knowledge of the Company, neither the Company nor any of its Subsidiaries has contractually assumed or provided indemnity against liabilities of any other Person under Environmental Laws.

        (b)   For purposes of this Agreement, the following terms shall have the meanings assigned below:

            (i)  "Environmental Laws" means all foreign, federal, state, or local laws, common law, statutes, regulations, ordinances, codes, orders, judgments or decrees or other requirements having force of law relating to protecting natural resources or the environment, including the quality of the ambient air, soil, surface water or groundwater, or to the extent relating to exposure to Hazardous Substances, human health or safety.

           (ii)  "Environmental Permits" means all Permits, licenses, registrations, and other authorizations required under applicable Environmental Laws.

          (iii)  "Hazardous Materials" means any wastes, pollutants, contaminants, materials or substances, defined and regulated as hazardous, acutely hazardous, or toxic under applicable Environmental Laws, including the federal Comprehensive Environmental Response, Compensation and Liability Act or the federal Resource Conservation and Recovery Act, or that would otherwise reasonably be expected to result in liability under Environmental Laws, including, without limitation petroleum, petroleum products, asbestos, polychlorinated biphenyls, urea-formaldehyde insulation, toxic mold and radon.

        Section 3.13    Taxes.     Except for failures, violations, inaccuracies, omissions or proceedings that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

        (a)   all Tax Returns required by applicable Law to be filed by or on behalf of the Company or any of its Subsidiaries have been timely filed in accordance with all applicable Laws (after giving effect to any extensions of time in which to make such filings), and all such Tax Returns are true and complete in all material respects;

        (b)   the Company and its Subsidiaries have paid in full all Taxes due and payable and, for Taxes not yet due and payable, have made adequate provision on the latest balance sheet included in the Company's Quarterly Report on Form 10-Q for the fiscal year ended September 30, 2012 in accordance with GAAP;

        (c)   neither the Company nor any of its Subsidiaries is delinquent in the payment of any material Tax;

        (d)   no Liens for Taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for statutory Liens for Taxes not yet delinquent;

        (e)   except as set forth on Section 3.13(e) of the Company Disclosure Letter, as of the date of this Agreement, there are no material audits, examinations or other proceedings now pending, or to the knowledge of the Company, threatened in writing against or with respect to the Company or any of its Subsidiaries with respect to any material Tax or Tax Return; and

        (f)    no assessment of Tax has been proposed in writing against the Company or any of its Subsidiaries or any of their assets or properties and the Company knows of no grounds for any such assessment;

        (g)   there are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to the Company or any of its Subsidiaries for any taxable period;

        (h)   neither the Company nor any of its Subsidiaries (i) is or has ever been a member of an affiliated group of corporations filing a consolidated federal income Tax Return (other than the group to which they are currently members and the common parent of which is the Company), or (ii) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local, or foreign law), as a transferee or successor, by Contract, or otherwise;

        (i)    neither the Company nor any of its Subsidiaries is a party to, or bound by, or has any obligation under, any tax allocation or sharing agreement or similar Contract or arrangement or any agreement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person;

        (j)    neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state or local income Tax Law) executed on or prior to the Closing Date, (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state or local income Tax Law), (iv) installment sale or open transaction entered into on or prior to the Closing Date, (v) prepaid amount received on or prior to the Closing Date or (vi) Section 108(i) of the Code;

        (k)   none of Company or any of its Subsidiaries has been either a "distributing corporation" or a "controlled corporation" in a distribution in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable;

        (l)    neither the Company nor any of its Subsidiaries has engaged in any transaction that could give rise to (i) a registration obligation with respect to any Person under Section 6111 of the Code or the regulations thereunder, (ii) a list maintenance obligation with respect to any Person under Section 6112 of the Code or the regulations thereunder, or (iii) a disclosure obligation as a "reportable transaction" under Section 6011 of the Code and the regulations thereunder; and

        (m)  as used in this Agreement:

            (i)  "Taxes" means any federal, state, provincial, local or foreign taxes of whatever kind or nature imposed by a Governmental Entity, including any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar) unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, and including all interest, penalties and additions imposed with respect to such amounts.

           (ii)  "Tax Returns" means any returns, declarations, statements, reports, schedules, forms and information returns, claims for refund relating to Taxes, including any schedule or attachment thereto, and including any amendment thereto.

        Section 3.14    Contracts.

        (a)   Except for this Agreement and except as filed with the SEC, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or is bound by any Contract that would be required to be filed by the Company as a "material contract" pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or any Contract:

            (i)  in connection with which or pursuant to which the Company or any of its Subsidiaries will spend or receive (or are expected to spend or receive), in the aggregate, more than $5,000,000 during the current fiscal year or during the next fiscal year or that is a Contract with a Governmental Entity;

           (ii)  that contains any non-competition or other covenants that prohibit or otherwise restrict in any material respect the Company or any of its Subsidiaries or Affiliates from freely engaging in business anywhere in the world (including any agreement restricting the Company or any of its Subsidiaries or Affiliates from competing in any line of business or in any geographic area or that grants to any party most-favored nation or similar rights affecting Parent or any of its Affiliates (other than the Surviving Corporation and its direct and indirect Subsidiaries) following the Effective Time);

          (iii)  (A) relating to the disposition or acquisition by the Company or any of its Subsidiaries after the date of this Agreement of a material amount of assets, or (B) pursuant to which the Company or any of its Subsidiaries will acquire after the date of this Agreement any ownership interest in any other Person or other business enterprise;

          (iv)  with respect to any material acquisition pursuant to which the Company or any of its Subsidiaries has (A) any continuing indemnification obligations or (B) any "earn-out" or other contingent payment obligations greater than $1,000,000;

           (v)  relating to the borrowing of money, extension of credit, surety bonds or guarantees of Indebtedness, in each case, in excess of $1,000,000 or that relates to a swap or hedging transaction or other derivative agreement for a net amount in excess of $1,000,000;

          (vi)  that involves any joint venture, partnership or similar arrangement;

         (vii)  that relates to any settlement (A) with a Governmental Entity or (B) pursuant to which the Company or any of its Subsidiaries is obligated to pay consideration in excess of $5,000,000 or that contains any restrictions on the business activities of the Company or any of its Subsidiaries;

        (viii)  that is between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director or officer) of the Company or any of its Subsidiaries, on the other hand; and

          (ix)  under which rights are granted by or to the Company or any of its Subsidiaries in or under material Intellectual Property, excluding any Contract under which (A) commercially available software is licensed to the Company or any of its Subsidiaries on a non-exclusive basis and which Contract has an aggregate annual value of less than $1,000,000 and (B) a non-exclusive license is granted by the Company or any of its Subsidiaries to a customer in the ordinary course of business

(each such Contract as described in this Section 3.14(a), whether or not filed with the SEC, a "Material Contract").

        (b)   Section 3.14(a) of the Company Disclosure Letter sets forth a complete and correct list as of the date of this Agreement of all Material Contracts. Complete and correct copies of each Material Contract have been made available to Parent prior to the date of this Agreement.

        (c)   Each Material Contract is valid and binding on the Company and each of its Subsidiaries party thereto and, to the knowledge of the Company, any other party thereto, except for such failures to be valid and binding or to be in full force and effect that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there is no actual or alleged violation of or default under any Material Contract by the Company or any of its Subsidiaries party thereto or, to the knowledge of the Company, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries party thereto or, to the knowledge of the Company, any other party thereto and neither the Company nor any of its Subsidiaries has received written notice of any such default or event, or of any termination or non-renewal of any Material Contract, except where such default or event, or any such termination or non-renewal would not, individually or in the aggregate, be reasonably expected to constitute a Company Material Adverse Effect.

        Section 3.15    Insurance.

        (a)   Section 3.15 of the Company Disclosure Letter lists each material insurance policy maintained by or for the benefit of the Company and its Subsidiaries. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) all insurance policies of the Company and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law, (b) no written notice of cancellation or modification has been received by the Company or any of its Subsidiaries and (c) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies. The Company has made available to Parent prior to the date hereof a true and complete copy of each insurance policy listed on Section 3.15 of the Company Disclosure Letter.

        Section 3.16    Properties.

        (a)   Section 3.16 of the Company Disclosure Letter sets forth a true and complete list of all real property and interests in real property owned in fee by the Company or one of its Subsidiaries (the

"Owned Real Property"). Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company or a Subsidiary of the Company owns and has good, valid and marketable fee title to all of their respective Owned Real Property and good title to all of its tangible personal property and has valid leasehold interests pursuant to leases (each, a "Lease") in each parcel of real property leased by the Company or its Subsidiaries (the "Leased Real Property"), necessary or material to the conduct of their respective businesses as currently conducted, free and clear of all Liens (except in all cases for those permissible under any applicable loan agreements and indentures and for Liens, whether or not of record, which do not materially impair the value of or materially affect the continued use or occupancy of the property subject to such Lien for the purposes for which the property is currently being used) assuming the timely discharge of all obligations owing under or related to the Owned Real Property, the tangible personal property and the Leased Real Property. No representation is made under this Section 3.16 with respect to any intellectual property or intellectual property rights, which are the subject of Section 3.17.

        (b)   Except as would not, individually or in the aggregate, have a Company Material Adverse Effect: (i) each Lease is valid and binding on the Company or Subsidiary party to such Lease, as applicable, and is in full force and effect; (ii) neither the Company nor any of its Subsidiaries is in material breach or material default under any such Lease; and (iii) no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default by any of the Company or its Subsidiaries or permit the termination, modification or acceleration of rent by any third party under such Lease. The Company has made available to Parent true and complete copies of each material Lease as of the date hereof.

        Section 3.17    Intellectual Property.     Section 3.17 of the Company Disclosure Letter sets forth a true and complete list of all registered trademarks, service marks or trade names, patents, patent applications, registered copyrights, applications to register copyright and domain names owned by the Company or any of its Subsidiaries on the date hereof and that are material to the businesses of the Company and its Subsidiaries, taken as a whole (collectively, "Company Registered IP"). Except as disclosed in Section 3.17 of the Company Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) the Company or one its Subsidiaries exclusively owns, free and clear of all Liens, all of the items on Section 3.17 of the Company Disclosure Letter and all other material proprietary intellectual property, and owns or has been granted a license to use all other intellectual property that the Company or any of its Subsidiaries are using in the conduct of their respective businesses as currently conducted; (b) there are no pending or, to the knowledge of the Company, threatened claims (including "cease and desist" letters or invitations to take a patent license), Actions or proceedings by any person alleging infringement or misappropriation by the Company or any of its Subsidiaries of the intellectual property rights of such person or challenging the validity, enforceability or ownership of, or the right to use, any intellectual property owned by the Company or any of its Subsidiaries; (c) the conduct of the businesses of the Company and its Subsidiaries as currently conducted does not infringe or misappropriate any intellectual property rights of any person; (d) to the knowledge of the Company, no person is infringing or misappropriating any intellectual property owned by the Company or any of its Subsidiaries; (e) the Company and its Subsidiaries have taken reasonable actions to protect the confidentiality of their trade secrets and the operation, continuity and security of their material software, systems and networks (and the data therein) ("Systems"); (f) in the past 18 months there have been no material failures, breaches or interruptions of any material Systems that could not be promptly resolved without material cost or harm; (g) the material Systems are free from material defect, bug, virus, malware, error or other contaminant or corruptant that would materially impair their functionality; and (h) neither the Company nor any Subsidiary has distributed any proprietary software of the Company or such Subsidiary in a manner that subjects such proprietary software to the terms of an "open source" or similar license that would require the Company or such Subsidiary to license or make available the source code of such proprietary software in connection therewith.

        Section 3.18    State Takeover Statutes.     Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.8, no "fair price," "moratorium," "control share acquisition" or similar anti-takeover Law (collectively, "Takeover Laws") enacted under any state Laws in the United States apply to this Agreement or any of the transactions contemplated hereby.

        Section 3.19    Affiliate Transactions.     Except for directors' and employment-related Material Contracts filed or incorporated by reference as an exhibit to a Company SEC Document filed by the Company prior to the date hereof, and for those items set forth on Section 3.19 of the Company Disclosure Letter, no executive officer or director of the Company is a party to any Material Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by the Company or any of its Subsidiaries or has engaged in any material transaction with any of the foregoing within the last 12 months.

        Section 3.20    Brokers.     No broker, investment banker, financial advisor or other Person, other than Greenhill & Co., LLC (the fees and expenses of which are set forth on Section 3.20 of the Company Disclosure Letter and will be paid by the Company), is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries or Representatives.

        Section 3.21    Opinion of Financial Advisor.     Greenhill & Co., LLC has delivered to the Special Committee its written opinion (or oral opinion to be confirmed in writing), dated as of the date of this Agreement, to the effect that, as of such date, the Per Share Merger Consideration is fair, from a financial point of view, to the holders of Shares. The Company has furnished, or promptly after execution of this Agreement will furnish (for informational purposes only), a complete and correct signed copy of such opinion to Parent.

        Section 3.22    No Other Representations or Warranties.     Except for the representations and warranties contained in this Article III, each of Parent and Merger Sub acknowledges that neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries with respect to any other information provided to Parent or Merger Sub in connection with the transactions contemplated by this Agreement. Neither the Company nor any other Person will have or be subject to any liability to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub, or Parent's or Merger Sub's use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain "data rooms" or management presentations in expectation of the transactions contemplated by this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB

        Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

        Section 4.1    Organization, Standing and Power.

        (a)   Each of Parent, Holdings and Merger Sub (i) is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its assets or properties makes such qualification or licensing necessary, except, with respect to clauses (ii) and (iii), for any such failure to be so qualified or licensed or in good standing as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. For purposes of this Agreement, "Parent Material Adverse Effect" means any event, change, occurrence or effect that would prevent, materially delay or materially impede the performance by Parent or Merger Sub of its obligations under this Agreement or the consummation of the transactions contemplated hereby.

        (b)   Parent has previously furnished to the Company a true and complete copy of the certificate of incorporation and bylaws (or similar governing instruments), of each of Parent, Holdings and Merger Sub, in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect.

        Section 4.2    Authority.     Trident Private Holdings II, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of Parent ("Holdings"), as the sole stockholder of Merger Sub, will adopt this Agreement promptly following its execution, and, promptly after execution of this Agreement, Parent will furnish evidence that Holdings has adopted this Agreement. No vote of holders of capital stock of Parent is necessary to approve and adopt this Agreement, the Merger and the other transactions contemplated hereby, including the Financing. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by the Board of Managers of Parent and the Board of Directors of Merger Sub and, subject to Holdings' adoption of this Agreement promptly following its execution, no other corporate proceedings on the part of Parent, Holdings or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject in the case of the consummation of the Merger, to the filing with the Delaware Secretary of State of the Certificate of Merger as required by the DGCL. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors' rights generally or by general principles of equity).

        Section 4.3    No Conflict; Consents and Approvals.

        (a)   The execution, delivery and performance of this Agreement by Parent and Merger Sub, the consummation by Parent and Merger Sub of the transactions contemplated hereby, and the approval by Holdings of the execution, delivery and performance of this Agreement by Merger Sub and of the consummation by Merger Sub of the transactions contemplated hereby, do not and will not (i) conflict with or violate the certificate of incorporation or bylaws or similar governing instruments of Parent, Holdings or Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any Law applicable to Parent, Holdings or Merger Sub or by which any of their respective properties or assets are bound, or (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contract to which Parent, Holdings or Merger Sub is a party or by which Parent, Holdings or Merger Sub or any of their respective properties or assets are bound, except, in the case of clauses (ii) and (iii), for any such conflict, breach, violation, default, loss, right or other occurrence that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

        (b)   The execution, delivery and performance of this Agreement by Parent and Merger Sub, the consummation by Parent and Merger Sub of the transactions contemplated hereby, and the approval by Holdings of the execution, delivery and performance of this Agreement by Merger Sub and of the consummation by Merger Sub of the transactions contemplated hereby, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) such filings as may be required under applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, and under state securities, takeover and "blue sky" laws, (ii) the filings required under the HSR Act and any filings required under Foreign Antitrust Laws, (iii) such filings as necessary to comply with the applicable requirements of the NYSE, (iv) the filing with the Delaware Secretary of State of the Certificate of Merger as required by the DGCL and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

        Section 4.4    Litigation.     Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (a) there is no Action pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, or any of their respective properties or assets, by or before any Governmental Entity and (b) neither Parent nor any of its Subsidiaries nor any of their respective properties or assets, is or are subject to any judgment, order, injunction, rule or decree of any Governmental Entity.

        Section 4.5    Operations of Holdings and Merger Sub.     Each of Holdings and Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein. All of the issued and outstanding limited liability company interests of Holdings are, and at the Effective Time will be, owned by Parent. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, 100 of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Holdings.

        Section 4.6    Financing.

        (a)   Parent has delivered to the Company unredacted copies of (i) an executed debt commitment letter and fee letter, including all annexes, exhibits, schedules and other attachments thereto (other than the fees set forth therein, which have been redacted) (the "Debt Financing Commitment"), pursuant to which the lenders and the other parties thereto (the "Debt Financing Sources") have agreed, subject to the terms and conditions set forth therein, to provide debt financing in an amount set forth therein (the "Debt Financing") and (ii) executed equity commitment letters, including all annexes, exhibits, schedules and other attachments thereto (the "Equity Financing Commitments" and, together with the Debt Financing Commitment, the "Financing Commitments"), pursuant to which Sponsor and the other investors party thereto (collectively, the "Equity Financing Sources" and, together with the Debt Financing Sources, the "Financing Sources") have committed to provide equity financing in the respective amounts, and subject to the terms and conditions, set forth therein (the "Equity Financing" and, together with the Debt Financing, the "Financing").

        (b)   As of the date of this Agreement, none of the Financing Commitments have been amended or modified, and the respective commitments contained therein have not been withdrawn or rescinded, nor is any such amendment, modification, withdrawal or rescission currently contemplated or the subject of current discussions. As of the date of this Agreement, the Financing Commitments are in full force and effect and constitute the legal, valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto, except to the extent enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

        (c)   There are no conditions precedent directly or indirectly related to the funding of the full amount of the Financing other than as expressly set forth in the Financing Commitments. Other than the Financing Commitments, and the Interim Investors Agreement, dated as of the date hereof, by and among the Equity Financing Sources (a copy of which has been provided to the Company), there are no other contracts, arrangements or understandings (written or oral) directly or indirectly related to the Financing (except for customary fee letters and engagement letters relating to the Debt Financing, a copy of each of which has been provided to the Company, with only the fee amounts redacted).

        (d)   As of the date hereof, (i) no event has occurred that (with or without notice or lapse of time, or both) would constitute a breach or default under the Financing Commitments, (ii) Parent is not aware of any fact, event or other occurrence that makes any of the representations or warranties of Parent in any of the Financing Commitments inaccurate in any material respect, and (iii) Parent has no reason to believe that any of the conditions in the Financing Commitments will fail to be timely satisfied or that the full amount of the Financing will not be funded at the Closing.

        (e)   Parent has fully paid any and all commitment fees or other fees required by the terms of the Financing Commitments to be paid on or before the date of this Agreement.

        (f)    As of the date hereof, assuming the accuracy of the representations and warranties set forth in Section 3.2, the aggregate proceeds contemplated by the Financing Commitments, together with up to $10 million of cash or cash equivalents held by the Company as of the Effective Time, will be sufficient for Parent to consummate the transactions contemplated hereby, including the payment of all amounts required to be paid by Parent pursuant to Article II, and the payment of all related fees and expenses.

        Section 4.7    Vote/Approval Required.     No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the other transactions contemplated hereby. The vote or consent of Holdings, as the sole stockholder of Merger Sub (which shall have occurred immediately following the execution of this Agreement) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to adopt this Agreement or approve the Merger or the other transactions contemplated hereby.

        Section 4.8    Ownership of Shares.     Neither Parent, Holdings nor Merger Sub nor any of Parent's Affiliates owns (directly or indirectly, beneficially or of record) any Shares or holds any rights to acquire or vote any Shares, except pursuant to this Agreement.

        Section 4.9    Solvency.

        (a)   Assuming (i) satisfaction of the conditions to Parent's obligation to consummate the Merger, or, to the extent permitted by applicable Law, waiver of such conditions, (ii) the Company is Solvent immediately prior to the Effective Time and (iii) the most recent financial forecasts of the Company and its Subsidiaries made available to Parent have been prepared in good faith upon assumptions that were reasonable at the time such forecasts were prepared and continue to be reasonable, and after giving effect to the transactions contemplated by this Agreement, including the Financing, the payment of the (A) aggregate amount of Per Share Merger Consideration payable to holders of Shares pursuant to Section 2.1, (B) the aggregate amount payable to holders of Company Options pursuant to Section 2.2(a), (C) the aggregate amount payable to holders of Company RSUs pursuant to Section 2.2(b) and (D) all other amounts required to be paid in connection with the consummation of the transactions contemplated hereby (including the payment of all related fees and expenses and the repayment or refinancing of debt contemplated in this Agreement or the Financing Commitments), the Surviving Corporation will be Solvent as of the Effective Time and immediately after the Effective Time.

        (b)   For the purposes of this Agreement, the term "Solvent" when used with respect to any Person, means that, as of any date of determination, (a) the amount of the "fair saleable value" of the assets of such Person will, as of such date, exceed the sum of (i) the value of all "liabilities of such Person, including contingent and other liabilities," as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person, as of such date, on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature. For purposes of this definition, "not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged" and "able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature" means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

        Section 4.10    Brokers.     No broker, investment banker, financial advisor or other Person, other than UBS Securities LLC, Macquarie Capital (USA) Inc. and their respective Affiliates, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

        Section 4.11    Non-reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements.     In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking information, as well as in such business plans, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that Parent and Merger Sub will have no claim against the Company or any of its Subsidiaries, or any of their respective stockholders, Affiliates or Representatives, with respect thereto.

        Section 4.12    Absence of Certain Agreements.     As of the date hereof, neither Parent nor any of its Affiliates has entered into any Contract, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any Contract, arrangement or understanding (in each case, whether oral or written), pursuant to which: (a) any stockholder of the Company would be entitled to receive consideration of a different amount or nature than, on a per Share basis, the Per Share Merger Consideration or amounts owed to such stockholder pursuant to Section 2.2(a) and Section 2.2(b), or pursuant to which any stockholder of the Company agrees to vote to adopt this Agreement or agrees to vote against any Superior Proposal, (b) any Person (other than Sponsor, the other Equity Financing Sources or any of their respective Affiliates or limited partners) has agreed to provide, directly or indirectly, equity capital to Parent or the Company to finance in whole or in part the Merger or (c) any current employee of the Company has agreed to (x) remain as an employee of the Company or any of its Subsidiaries following the Effective Time at compensation levels in excess of levels currently in effect (other than pursuant to any employment Contracts with the Company and its Subsidiaries in effect as of the date hereof), (y) contribute or roll-over any portion of such employee's Shares, Company Stock Options, Company RSUs, or other equity awards to the Company or its

Subsidiaries or Parent of any of its Affiliates or (z) receive any capital stock or equity securities of the Company or any of its Subsidiaries or Parent or its Affiliates.

        Section 4.13    Limited Guarantee.     Concurrently with the execution of this Agreement, Sponsor has delivered to the Company the Limited Guarantee. The execution, delivery and performance by the Sponsor of the Limited Guarantee and the consummation by the Sponsor of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action. The Limited Guarantee has been duly executed and delivered by the Sponsor and constitutes the legal, valid and binding obligations of the Sponsor, enforceable against the Sponsor in accordance with its terms, except to the extent enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

        Section 4.14    Interests in Competitors.     As of the date of this Agreement, neither Parent nor Merger Sub owns any interest, nor do any of their respective Affiliates insofar as such Affiliate-owned interests would be attributed to Parent or Merger Sub under the HSR Act, in any entity or Person that derives a substantial portion of its revenue from a line of business that competes with the Company's principal lines of business. Parent will promptly update the Company concerning any such interest that it or any of its Affiliates acquires after the date hereof.

        Section 4.15    No Other Representations or Warranties.     Except for the representations and warranties contained in this Article IV, the Company acknowledges that none of Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company

        Section 4.16    Access to Information.     Parent and Merger Sub each acknowledges and agrees that it (a) has had an opportunity to discuss and ask questions regarding the business of the Company and its Subsidiaries with the management of the Company, (b) has had access to the books and records of the Company, the "data room" maintained by the Company for purposes of the transactions contemplated by this Agreement and such other information as it has desired or requested to review and (c) has conducted its own independent investigation of the Company and its Subsidiaries and the transactions contemplated hereby, and has not relied on any representation or warranty by any Person regarding the Company and its Subsidiaries, except as expressly set forth in Article III.

ARTICLE V
COVENANTS

        Section 5.1    Conduct of Business of the Company.

        (a)   The Company covenants and agrees that, during the period from the date hereof until the Effective Time, except (i) as expressly contemplated or permitted by this Agreement, (ii) as disclosed in Section 5.1(a) of the Company Disclosure Letter, (iii) as required by applicable Law or (iv) unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), the Company shall, and shall cause each of its Subsidiaries to, (A) conduct its business in the ordinary course in compliance in all material respects with all applicable Laws, and (B) use its reasonable best efforts to preserve intact its business organization and preserve its present relationships and goodwill with Governmental Entities, customers, suppliers, distributors, creditors, lessors and other Persons with which it has material business relations.

        (b)   Between the date of this Agreement and the Effective Time, except (w) as expressly contemplated or permitted by this Agreement, (x) as disclosed in Section 5.1(b) of the Company Disclosure Letter, (y) as required by applicable Law or (z) unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed, except for clause (b)(ii) below, in respect of which Parent may give or withhold its consent in its sole and absolute discretion), neither the Company nor any of its Subsidiaries shall:

            (i)  amend or otherwise change its certificate of incorporation or bylaws or any similar governing instruments;

           (ii)  issue, deliver, sell, pledge, grant, transfer, dispose of or encumber any shares of its capital stock or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire any shares of its capital stock, except (A) pursuant to the exercise of Company Stock Options or settlement of other awards outstanding as of the date hereof (or permitted hereunder to be granted after the date hereof) and in accordance with the terms of such instruments or (B) the issuance of Shares upon the settlement of Company RSUs in accordance with the terms of such instruments;

          (iii)  declare, set aside, establish a record date for, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for any dividend or distribution by a Subsidiary of the Company to the Company or to its other Subsidiaries);

          (iv)  adjust, split, subdivide, combine, reclassify, redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock (except for the acquisition of Shares tendered by employees or former employees in connection with the cashless exercise or surrender of any grants (including Company Stock Options and Company RSUs)), or reclassify, combine, split, subdivide or otherwise amend the terms of its capital stock;

           (v)  (A) merge or consolidate with any other Person, (B) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any rights, properties or assets with a value or purchase price in the aggregate in excess of $1,000,000 in any transaction or series of related transactions, other than purchases of inventory and other rights, properties or assets in the ordinary course of business or pursuant to existing Contracts or (C) sell, abandon, allow to lapse or expire, or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any rights, properties or assets with a value or purchase price in the aggregate in excess of $1,000,000, other than sales or dispositions of inventory and other rights or assets in the ordinary course of business or pursuant to existing Contracts;

          (vi)  other than in the ordinary course of business consistent with past practice or as set forth on Section 5.1(b)(vi) of the Company Disclosure Letter, enter into, suspend, abrogate, materially amend, fail to renew, cancel or terminate any Material Contract or any material Permit affecting (or in any way relating to) the assets, properties, rights or business of the Company and its Subsidiaries;

         (vii)  authorize any material new capital expenditures which are, in the aggregate, in excess of the Company's capital expenditure budget set forth on Section 5.1(b)(vii) of the Company Disclosure Letter;

        (viii)  (A) make any loans, advances or capital contributions to, or investments in, any other Person (other than a Subsidiary of the Company), (B) incur any indebtedness for borrowed money or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its Subsidiaries or (C) assume, guarantee, endorse or otherwise become liable or responsible for the indebtedness or other obligations of another Person (other than a guaranty by the Company on behalf of its Subsidiaries), in each case, in excess of $1,000,000 in the aggregate;

          (ix)  except to the extent required by applicable Law (including Section 409(A) of the Code) or pursuant to any arrangement in effect as of the date hereof, (A) increase the compensation or benefits of any director or employee of the Company or any of its Subsidiaries, other than increases in base salary in the ordinary course of business consistent with past practice for any employee, other than those employees set forth on Section 5.1(b)(ix) of the Company Disclosure Letter (the "Excluded Employees"), (B) amend or adopt any compensation or benefit plan including any Company Plan, pension, retirement, profit-sharing, bonus, severance or other employee benefit or welfare benefit plan with or for the benefit of any current or former director or employee of the Company or any of its Subsidiaries or (C) accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation;

          (x)   implement or adopt any material change in its financial accounting principles, policies or practices, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

          (xi)  (A) make or change any Tax election, (B) adopt or change any accounting method with respect to Taxes, (C) file any material amendment to any Tax Return with respect to any Taxes, (D) enter into any closing agreement, (E) settle or compromise any proceeding with respect to any Tax claim or assessment, (F) surrender any right to claim a refund of material Taxes or (G) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment;

          (xii) adopt or enter into a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation or other reorganization (other than the Merger and the Internal Restructuring);

          (xiii)  fail to use reasonable efforts to maintain in full force and effect existing insurance policies or comparable replacement policies to the extent available for a similar reasonable cost;

          (xiv)   create or incur any Lien on any material asset other than (A) any immaterial Lien incurred in the ordinary course of business consistent with past practice or (B) Permitted Liens;

          (xv) except with respect to the matters set forth on Section 5.1(b)(xv) of the Company Disclosure Letter, compromise, settle or agree to settle any Action (including any Action relating to this Agreement or the transactions contemplated hereby), or consent to the same, other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of money damages (A) not in excess of $1,000,000 in the aggregate or (B) consistent with the reserves reflected in the Company's balance sheet at December 31, 2011;

          (xvi)   enter into any new line of business material to the Company and its Subsidiaries, taken as a whole;

          (xvii)  effectuate or permit a "plant closing" or "mass layoff," as those terms are defined in the WARN Act, affecting in whole or in part any site of employment, facility, operating unit or employee of the Company or any of its Subsidiaries; or

          (xviii)  agree to take any of the actions described in Sections 5.1(b)(i) through 5.1(b)(xvii).

        Section 5.2    Conduct of Business of Parent and Merger Sub Pending the Merger.     From and after the date hereof and prior to the Effective Time, and except as may otherwise be required by applicable Law, each of Parent and Merger Sub agree that it shall not, directly or indirectly, take any action which is intended to or which would reasonably be expected to (a) materially adversely affect or materially delay the ability of Parent or Merger Sub to (i) obtain any necessary approvals of any Governmental Entity necessary for the consummation of the transactions contemplated hereby or (ii) perform its covenants or agreements pursuant to this Agreement, (b) cause its representations and warranties set forth in Article IV to be untrue in any material respect, (c) cause the Financing to be unavailable at the Closing or (d) otherwise, individually or in the aggregate, have a Parent Material Adverse Effect.

        Section 5.3    No Control of Other Party's Business.     Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company's or its Subsidiaries' operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent's or its Subsidiaries' operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries' respective operations.

        Section 5.4    Acquisition Proposals; Go-Shop.

          (a)    Go-Shop Period.    Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (Eastern time) on the 30th calendar day after the date of this Agreement (the "Go-Shop Period"), the Company and its Subsidiaries and their respective Representatives shall have the right to: (i) initiate, solicit and encourage any inquiry or the making of any proposals or offers that could constitute Acquisition Proposals, including by way of providing access to nonpublic information to any Person if the Company receives from such Person an executed Acceptable Confidentiality Agreement (provided, that the Company shall promptly make available to Parent and Merger Sub any material nonpublic information concerning the Company or its Subsidiaries that the Company provides to any Person given such access that was not previously made available to Parent or Merger Sub), and (ii) engage or enter into, continue or otherwise participate in any discussions or negotiations with any Persons or groups of Persons with respect to any Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any Acquisition Proposals, including through the waiver or release by the Company, at the sole discretion of the Special Committee, of any preexisting standstill or similar agreements with any Persons.

          (b)    No Solicitation or Negotiation.    Except as expressly permitted by this Section 5.4 (including Section 5.4(c)) and except as may relate to any Excluded Party (for so long as such Person or group of Persons is an Excluded Party) until the Cut-Off Date, the Company and its Subsidiaries and their respective officers and directors shall, and the Company shall use its reasonable best efforts to instruct and cause its and its Subsidiaries' other Representatives to, (i) at 12:00 a.m. on the 31st calendar day after the date of this Agreement (the "No-Shop Period Start Date") immediately cease and terminate any and all existing activities, discussions or negotiations with any Persons (other than Parent, Merger Sub and their respective Representatives) that may be ongoing with respect to an Acquisition Proposal and (ii) from the No-Shop Period Start Date, (A) to the extent permitted by any applicable confidentiality agreement, demand that any Person (or its Representatives) in possession of confidential information about the Company that was furnished by or on behalf of the Company return or destroy all such information, (B) immediately terminate access to any Person (other than Parent, Merger Sub, Sponsor, the Financing Sources and their respective Representatives) to any data room maintained by the Company with respect to the transactions contemplated by this Agreement, and (C) until the earlier of the Effective Time or the termination of this Agreement in accordance with Article VII, not (1) initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes an Acquisition Proposal, (2) engage in, enter into, continue or otherwise participate in any discussions or negotiations regarding, or provide any information or data concerning the Company or its Subsidiaries to any Person relating to, any Acquisition Proposal, or (3) otherwise knowingly facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt by any Person to make an Acquisition Proposal, or publicly propose to do any of the foregoing.

          (c)    Conduct Following No-Shop Period Start Date.    Notwithstanding anything in Section 5.4(b) to the contrary, but subject to the last sentence of this Section 5.4(c), at any time following the No-Shop Period Start Date and prior to the time, but not after, the Company Stockholder Approval is obtained, if the Company receives a written Acquisition Proposal (that did not result from a breach of this Section 5.4) from any Person, the Company and its Representatives may contact such Person to clarify the terms and conditions thereof and (i) the Company and its Representatives may provide nonpublic information and data concerning the Company and its Subsidiaries in response to a request therefor by such Person if the Company receives from such Person an executed Acceptable Confidentiality Agreement (provided, that the Company shall promptly make available to Parent and Merger Sub any material nonpublic information or data concerning the Company or its Subsidiaries that the Company made available to any Person given such access which was not previously made available to Parent or Merger Sub), and (ii) the Company and its Representatives may engage or participate in any discussions or negotiations with such Person with respect to such Acquisition Proposal, if and only to the extent that prior to taking any action described in clause (i) or (ii) above, (x) the Special Committee determines in good faith (after the Special Committee's consultation with outside legal counsel) that failure to take such action would be inconsistent with the directors' fiduciary duties under applicable Law and (y) the Special Committee determines in good faith (after the Special Committee's consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal. For the avoidance of doubt, notwithstanding the occurrence of the No-Shop Period Start Date, the Company may continue to engage in the activities described in Section 5.4(a) (subject to the limitations and obligations set forth therein) with respect to, and the restrictions in Section 5.4(b) shall not apply to, any Excluded Party (for so long as such Person or group of Persons is an Excluded Party), including with respect to any amended proposal submitted by any Excluded Parties following the No-Shop Period Start Date, until the date that is 30 days following the No-Shop Period Start Date (the "Cut-Off Date").

          (d)    Definitions.    For purposes of this Agreement:

            (i)    "Acquisition Proposal" means any inquiry, proposal or offer from any Person or group of Persons other than Parent or one of its Subsidiaries for (A) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving an acquisition of the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes 20% or more of the revenues or assets of the Company and its Subsidiaries, taken as a whole) or (B) the acquisition in any manner, directly or indirectly, of over 20% of the equity securities or consolidated total assets of the Company and its Subsidiaries, in each case other than the Merger.

            (ii)   "Excluded Party" means any Person, group of Persons or group that includes any Person or group of Persons from whom the Company has received during the Go-Shop Period a written Acquisition Proposal that the Special Committee believes in good faith is, or could reasonably be expected to result in, a Superior Proposal.

            (iii)  "Superior Proposal" means a bona fide Acquisition Proposal (that did not result from a material breach by the Company of this Section 5.4) (with the percentages set forth in the definition of such term changed from 20% to 50%), that the Special Committee has determined in its good faith judgment (after consultation with its financial advisor and outside legal counsel) (A) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of such proposal and the Person making the proposal (including the expected timing and likelihood of consummation, taking into account any governmental and other approval requirements), and (B) if consummated, would result in a transaction more favorable to the Company's stockholders from a financial point of view than the transaction contemplated by this Agreement (including any revisions to the terms of this Agreement proposed by Parent pursuant to Section 5.4(h)).

            (iv)  "Acceptable Confidentiality Agreement" means (A) any confidentiality agreement to which the Company is a party as of the date hereof or (B) a confidentiality agreement containing terms that are not materially more favorable, in the aggregate, than the material terms contained in the Confidentiality Agreement (which confidentiality agreement need not prohibit the making or amendment of an Acquisition Proposal or otherwise contain any standstill or similar provision).

          (e)    No Change in Recommendation or Alternative Acquisition Agreement.    Except as set forth in this Section 5.4(e), Section 5.4(f), Section 7.1(c)(ii) or Section 7.1(c)(iv), the Company Board and each committee thereof, including the Special Committee, shall not:

            (i)    withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation or fail to include the Company Recommendation in the proxy statement to be sent to the stockholders of the Company in connection with the Company Stockholders Meeting (such proxy statement, as amended or supplemented, the "Proxy Statement");

            (ii)   authorize, adopt, approve, recommend or otherwise declare advisable, or propose to authorize, adopt, approve, recommend or declare advisable (publicly or otherwise), an Acquisition Proposal (any of the foregoing in clauses (i) or (ii), a "Change of Recommendation") (it being understood that the Company Board may elect, upon recommendation of the Special Committee, to take no position with respect to an Acquisition Proposal, and shall not be considered to have made a Change in Recommendation; provided, that with respect to the commencement of an Acquisition Proposal pursuant to Rule 14d-2 under the Exchange Act, the Company Board may elect, upon recommendation of the Special Committee, to take no position with respect to such Acquisition Proposal until the close of business as of the tenth Business Day after commencement of such proposal, and shall not be considered to have made a Change in Recommendation); or

            (iii)  cause or permit the Company to enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement (other than an Acceptable Confidentiality Agreement if permitted under Section 5.4(a) or Section 5.4(b)) (an "Alternative Acquisition Agreement") relating to any Acquisition Proposal.

  Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Company Stockholder Approval is obtained, but only after compliance with Section 5.4(h), the Company Board, acting upon the recommendation of the Special Committee, may (1) take the actions specified in Section 5.4(e)(i) or Section 7.1(c)(iv) in connection with an event, fact, development or occurrence that affects the business, assets or operations of the Company that is unknown to the Company Board as of the date of this Agreement and thereafter becomes known to the Company Board (an "Intervening Event") or (2) effect a Change of Recommendation or take the actions specified in Section 7.1(c)(ii) with respect to any Acquisition Proposal that the Special Committee believes in good faith (after consultation with its financial advisor and outside legal counsel) is a Superior Proposal if, in the case of either clause (1) or (2), the Special Committee determines in good faith (after consultation with outside legal counsel) that failure to do so would be inconsistent with its fiduciary obligations under applicable Law.

          (f)    Certain Permitted Disclosure.    Nothing contained in this Section 5.4 shall be deemed to prohibit the Company or the Company Board or any committee thereof, including the Special Committee, from (i) complying with its disclosure obligations under U.S. federal or state law with regard to an Acquisition Proposal, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders), or (ii) making any "stop-look-and-listen" communication to the stockholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communications to the stockholders of the Company); provided, that any such disclosure (other than (x) issuing a "stop, look and listen" statement in accordance with the Exchange Act pending disclosure of its position thereunder or (y) an express rejection of any Acquisition Proposal or an unqualified reaffirmation of the Company Recommendation) shall be deemed to be a Change of Recommendation, unless the Company Board expressly, publicly and unconditionally reaffirms the Company Recommendation within four (4) Business Days following any request by Parent for such reaffirmation (it being agreed that Parent may make only one such request with respect to any single such disclosure).

          (g)    Notice.    Within 48 hours following the No-Shop Period Start Date, the Company shall notify Parent in writing of the identity of each Excluded Party (to the extent not prohibited by any applicable confidentiality agreement) and provide Parent with a description of the status of any discussions with such Excluded Party and provide to Parent an unredacted copy of any written (or a written summary of the material terms and conditions of any non-written) Acquisition Proposal received from such Excluded Party, including any financing commitments (including redacted fee letters) relating thereto (to the extent not prohibited by any applicable confidentiality agreement and such financing commitments). From and after the No-Shop Period Start Date, the Company agrees that it will promptly (and, in any event, within 48 hours) notify Parent if any proposal or offer with respect to an Acquisition Proposal (or any inquiry that would reasonably be expected to lead to an Acquisition Proposal) is received by, any information or access to the Company's properties, assets, books or records is requested from, or any discussions or negotiations are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements and, to the extent not prohibited by any applicable confidentiality agreement, the identity of the Person making the proposal or offer) and thereafter shall keep Parent reasonably informed of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations; it being understood that the foregoing shall also apply to any Acquisition Proposal (including any amendments thereto) submitted by an Excluded Party.

          (h)    Match Right.    Notwithstanding anything to the contrary in this Agreement, the Company Board shall not be permitted to effect a Change of Recommendation or terminate this Agreement pursuant to Section 7.1(c)(ii) or Section 7.1(c)(iv) until it has first taken the following actions:

            (i)    If involving or relating to an Intervening Event: (A) the Company Board shall give Parent at least three (3) Business Days prior written notice of its intention to take such action and a description of the reasons for taking such action, (B) upon Parent's request, the Company shall discuss with Parent, and cause its financial and legal advisors and other Representatives to discuss with Parent, in good faith and in reasonable detail the facts and circumstances giving rise to such Intervening Event during such notice period and provide all information reasonably requested by Parent concerning such facts and circumstances to facilitate Parent's evaluation of whether to improve the terms and conditions of this Agreement, the Equity Financing Commitments, the Debt Financing Commitment and the Limited Guarantee in such a manner that would obviate the need for the taking of such action, and (C) following the end of such three (3) Business Day period, the Company Board shall then have considered in good faith any revisions to this Agreement, the Equity Financing Commitments, the Debt Financing Commitment and the Limited Guarantee proposed in writing by Parent, and shall have determined in good faith (after consultation with its financial advisor and outside legal counsel) that failure to take such action would be inconsistent with the directors' fiduciary duties under applicable Law.

            (ii)   If involving or relating to an Acquisition Proposal or Superior Proposal: (A) such Acquisition Proposal shall not have resulted from a breach of Section 5.4(b) and the Company shall then comply with Section 5.4(c) with respect to such Acquisition Proposal, (B) the Company Board shall then determine in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal is a Superior Proposal, (C) the Company shall then provide a written notice to Parent (a "Notice of Superior Proposal") that the Company intends to take such action and describing the material terms and conditions of the Superior Proposal that is the basis for such action, including with such Notice of Superior Proposal a copy of the relevant proposed transaction document(s) related to the Superior Proposal (including, to the extent not prohibited by any applicable confidentiality agreement, the identity of the Person making the proposal), (D) during the three (3) Business Day period following Parent's receipt of the Notice of Superior Proposal, the Company shall, and shall cause its financial and legal advisors and other Representatives, to negotiate with Parent (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement, the Equity Financing Commitments, the Debt Financing Commitment and the Limited Guarantee so that such Superior Proposal ceases to constitute a Superior Proposal, and (E) following the end of such three (3) Business Day period, the Company Board shall then have determined in good faith, taking into account any changes to the terms of this Agreement, the Equity Financing Commitments, the Debt Financing Commitment and the Limited Guarantee proposed in writing by Parent to the Company in response to the Notice of Superior Proposal or otherwise, that the Superior Proposal giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal. Any amendment to the financial terms or any other material amendment of such Superior Proposal shall require a new Notice of Superior Proposal and the Company shall be required to comply again with the requirements of this Section 5.4(h)(ii) (provided, that references to the three (3) Business Day period above shall be deemed references to a 48 hour period).

        Section 5.5    Preparation of Proxy Statement; Stockholders' Meeting.

        (a)   As promptly as reasonably practicable following the date of this Agreement, the Company shall, with the assistance of Parent, prepare the Proxy Statement and file the Proxy Statement with the SEC. Parent, Merger Sub and the Company will cooperate with each other in the preparation of the Proxy Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. The Company agrees that at the date of mailing to stockholders of the Company and at the time of the Company Stockholders Meeting, (i) the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder and (ii) the Proxy Statement, taken as a whole, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that the Company makes no representation or warranty with respect to statements included or incorporated by reference in the Proxy Statement based on information supplied by or on behalf of Parent or Merger Sub or any of their Affiliates for inclusion or incorporation by reference therein. Parent and Merger Sub agree that the information supplied by either of them or any of their Affiliates for inclusion in the Proxy Statement will not, at the date of mailing to stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that Parent and Merger Sub make no representation or warranty with respect to statements included or incorporated by reference in the Proxy Statement based on information supplied by or on behalf of the Company or any of its Affiliates for inclusion or incorporation by reference therein. The Company shall use its reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof. Each of Parent, Merger Sub and the Company agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading. The Company shall as promptly as practicable notify Parent and Merger Sub of the receipt of (and provide copies to Parent and Merger Sub) any comments or other correspondence from the SEC with respect to the Proxy Statement and any request by the SEC for any amendment or supplement to the Proxy Statement or for additional information. Prior to filing or mailing the Proxy Statement or making any other required filings (or, in each case, any amendment or supplement thereto) or responding to any comments or other correspondence from the SEC with respect thereto, the Company shall provide Parent with a reasonable opportunity to review and comment on such document or response and shall in good faith consider for inclusion in such document or response any reasonable comments proposed by Parent. The Company shall cause the definitive Proxy Statement to be mailed promptly after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement.

        (b)   As promptly as reasonably practicable following the clearance of the Proxy Statement by the SEC, the Company, acting through the Company Board, shall (i) take all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval (the "Company Stockholders Meeting") and (ii) except to the extent that the Company Board, acting upon the recommendation of the Special Committee, shall have effected a Change in Recommendation in accordance with Section 5.4(e), include in the Proxy Statement the Company Recommendation (provided, however, that the Company shall be permitted to delay or postpone convening the Stockholders Meeting (but not beyond the Termination Date) if in the good faith judgment of the Special Committee (after consultation with its legal counsel), failure to effect such delay or postponement would be inconsistent with its fiduciary duties under applicable Law) and take all commercially reasonable action to solicit proxies approving the adoption of this Agreement and to otherwise obtain the Company Stockholder Approval.

        Section 5.6    Access to Information; Confidentiality.

        (a)   From the date hereof to the Effective Time or the earlier termination of this Agreement, upon reasonable notice, the Company shall, and shall use its reasonable best effects to cause its Subsidiaries and its Representatives to, (i) afford to Parent, Merger Sub and each of their respective Representatives reasonable access during normal business hours, consistent with applicable Law, to its officers, employees, properties, offices, other facilities and books, contracts and records, and (ii) furnish or cause to be furnished all financial, operating and other data and information as Parent, Merger Sub or their respective Representatives may reasonably request (it being agreed, however, that the foregoing shall not permit Parent or its officers, employees or representatives to conduct any environmental testing or sampling). Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by the employees of the Company or its Subsidiaries of their normal duties. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would (x) breach any Contract with any third party, (y) constitute a waiver of or jeopardize the attorney-client or other privilege held by the Company or (z) violate any applicable Law; provided, however, the parties hereto shall cooperate in seeking to find a way to allow disclosure of such information (including by providing redacted forms of such information) to the extent doing so would not be reasonably likely to result in the violation of any such Contract or Law, or be reasonably likely to cause such privilege to be undermined with respect to such information.

        (b)   Each of Parent and Merger Sub will hold and treat, and will use reasonable efforts to ensure that its respective Representatives hold and treat, in confidence all documents and information concerning the Company and its Subsidiaries furnished to Parent or Merger Sub in connection with the transactions contemplated by this Agreement in accordance with the Nondisclosure Agreement, dated October 5, 2012, between Siris Capital Group, LLC and the Company (the "Confidentiality Agreement"), which Confidentiality Agreement shall remain in full force and effect in accordance with its terms. The Company hereby consents to include the Financing Sources and other potential financing sources as permitted "Representatives" under the Confidentiality Agreement; provided, that (i) Parent only discloses "Confidential Information" (as such term is defined in the Confidentiality Agreement) to the Financing Sources or such other financing sources for the purpose of obtaining equity or debt financing in connection with the transactions contemplated hereby, (ii) Parent shall not, pursuant to a written agreement or otherwise, engage any of the Financing Sources or such other financing sources on an exclusive basis or in a manner that would otherwise prevent or inhibit a third party from obtaining equity or debt financing from the Financing Sources or such other financing sources on terms consistent with other similar financings; and (iii) the provisions applicable to "Representatives" in the Confidentiality Agreement shall apply to the Financing Sources or such other financing sources as if such Persons were originally included as "Representatives" thereunder. Parent shall notify the Company promptly (and in any event within two (2) Business Days) in writing if Parent discloses any Confidential Information to any Financing Sources or such other financing sources that are not identified as "Specified Financing Sources" in the letter agreement between the Company and Siris Capital Group, LLC, dated as of November 1, 2012 (as amended on November 23, 2012, November 27, 2012, November 29, 2012 and December 3, 2012) and shall disclose in writing to the Company the identity of such Financing Sources or other financing sources; provided, that no such notice shall be required in connection with the syndication of the Debt Financing to other financing sources whose commitments are to become effective simultaneously with or following the initial funding of the Debt Financing, provided that such other financing sources have agreed to customary confidentiality undertakings in connection with such syndication.

        Section 5.7    Further Action; Efforts.

        (a)   Upon the terms and subject to the conditions of this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and cooperate with each other in order to do, all things necessary, proper or advisable under applicable Law (including under any Antitrust Law) to consummate the transactions contemplated by this Agreement at the earliest practicable date, including: (i) causing the preparation and filing of all forms, registrations and notices required to be filed to consummate the Merger and the taking of such actions as are reasonably necessary to obtain any requisite consent or expiration of any applicable waiting period under the HSR Act and other Antitrust Laws; (ii) using reasonable best efforts to defend all Actions by or before any Governmental Entity challenging this Agreement or the consummation of the Merger; and (iii) using reasonable best efforts to resolve any objection asserted with respect to the transactions contemplated under this Agreement under any Antitrust Law raised by any Governmental Entity and to prevent the entry of any court order, and to have vacated, lifted, reversed or overturned any injunction, decree, ruling, order or other action of any Governmental Entity that would prevent, prohibit, restrict or delay the consummation of the transactions contemplated by this Agreement.

        (b)   In furtherance and not in limitation of the provisions of Section 5.7(a), each of the parties, as applicable, agrees to (i) prepare and file as promptly as practicable, and in any event by no later than ten (10) Business Days from the date of this Agreement, an appropriate filing of a Notification and Report Form pursuant to the HSR Act and (ii) prepare and file as promptly as practicable any notification or other form necessary to obtain any consents, clearances or approvals required under or in connection with any other applicable Antitrust Law. Parent shall pay all filing fees and other charges for the filings required under the HSR Act by the Company and Parent.

        (c)   If a party receives a request for information or documentary material from any Governmental Entity with respect to this Agreement or any of the transactions contemplated hereby, including a

Second Request for Information under the HSR Act, then such party shall in good faith make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, a response that is, at a minimum, in substantial compliance with such request.

        (d)   The parties shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and work cooperatively in connection with obtaining the approvals of or clearances from each applicable Governmental Entity, including:

          (i)    cooperating with each other in connection with filings required to be made by any party under any Antitrust Law and liaising with each other in relation to each step of the procedure before the relevant Governmental Entities and as to the contents of all communications with such Governmental Entities. In particular, to the extent permitted by Law or a Governmental Entity, no party will make any notification in relation to the transactions contemplated hereunder without first providing the other party with a copy of such notification in draft form and giving such other party a reasonable opportunity to discuss its content before it is filed with the relevant Governmental Entities, and such first party shall consider and take account of all reasonable comments timely made by the other party in this respect;

          (ii)   furnishing to the other party all information within its possession that is required for any application or other filing to be made by the other party pursuant to the applicable Law in connection with the transactions contemplated by this Agreement;

          (iii)  promptly notifying each other of any communications from or with any Governmental Entity with respect to the transactions contemplated by this Agreement and ensuring to the extent permitted by Law or Governmental Entity that each of the parties is entitled to attend any meetings with or other appearances before any Governmental Entity with respect to the transactions contemplated by this Agreement;

          (iv)  consulting and cooperating with one another in connection with all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the Antitrust Laws; and

          (v)   without prejudice to any rights of the parties hereunder, consulting and cooperating in all respects with the other in defending Actions by or before any Governmental Entity challenging this Agreement or the consummation of the transactions contemplated by this Agreement.

        (e)   The parties shall use their respective reasonable best efforts to (i) take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all Antitrust Laws to consummate the transactions contemplated by this Agreement, including using its reasonable best efforts to obtain the expiration of all waiting periods (including, if permitted by applicable Law, requesting early termination of such waiting periods) and (ii) obtain all other approvals and any other consents required to be obtained in order for the parties to consummate the transactions contemplated by this Agreement.

        (f)    Notwithstanding anything to the contrary set forth in this Agreement, in no event shall Parent or any of its Affiliates be required to (i) proffer to, or agree to, sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate and agree to sell, divest, lease, license, transfer, dispose of or otherwise encumber before or after the Effective Time, any material assets, licenses, operations, rights, product lines, businesses or interest therein of Parent, Merger Sub, the Company or any of their respective Affiliates (or to consent to any sale, divestiture, lease, license, transfer, disposition or other encumbrance by the Company of any of its material assets, licenses, operations, rights, product lines, businesses or interest therein or to any agreement by the Company to take any of the foregoing actions) or to agree to any material change (including without limitation, through a licensing arrangement) or restriction on, or other impairment of Parent's ability to own or operate, any such assets, licenses, operations, rights, product lines, businesses or interests therein or Parent's ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the stock of the Surviving Corporation, (ii) take any other action under this Section 5.7 if the U.S. Department of Justice or the U.S. Federal Trade Commission authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the Merger, or (iii) make any material payments, other than filing fees required by Law, or provide any other material consideration in connection with any waiver or consent reasonably necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated hereby (or to consent to any material payment, other than filing fees required by Law, or provide any other material consideration by the Company or any of its Subsidiaries in connection with such waivers or consents).

        (g)   Notwithstanding the foregoing, commercially or competitively sensitive information and materials of a party will be provided to the other party on an outside counsel-only basis while, to the extent feasible, making a version in which the commercial or competitively sensitive information has been redacted available to the other party.

        (h)   For purposes of this Agreement, "Antitrust Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, Foreign Antitrust Laws and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

        Section 5.8    Employment and Employee Benefits Matters; Other Plans.

        (a)   Without limiting any additional rights that any current or former employee of the Company or any of its Subsidiaries (each, a "Company Employee") may have under any Company Plan, except as otherwise agreed in writing between Parent and a Company Employee, Parent shall cause the Surviving Corporation and each of its Subsidiaries, for a period commencing at the Effective Time and ending on the first anniversary thereof, to maintain the severance-related provisions of existing Company Plans and to provide 100% of the severance payments and benefits required thereunder to be provided any Company Employee (other than the Excluded Employees) terminated during that 12-month period.

        (b)   Without limiting any additional rights that any Company Employee may have under any Company Plan, except as otherwise agreed in writing between Parent and a Company Employee, Parent shall cause the Surviving Corporation and each of its Subsidiaries, for the period commencing at the Effective Time and ending on the first anniversary thereof, to maintain for any Company Employee (other than the Excluded Employees) (i) subject to Section 5.8(a) above, cash compensation levels (such term to include salary, bonus opportunities and commissions) that are each no less favorable in the aggregate than, and (ii) benefits (including the costs thereof to Company Plan participants) provided under Company Plans that in the aggregate are no less favorable than, the overall cash compensation levels and benefits (including the costs thereof to Company Plan participants) maintained for and provided to such Company Employees (other than the Excluded Employees) immediately prior to the Effective Time.

        (c)   As of and after the Effective Time, Parent will, or will cause the Surviving Corporation to, give the Company Employees full credit for purposes of eligibility and vesting and benefit accruals (but not for purposes of benefit accruals under any defined benefit pension plans or for purposes of any equity-based awards), under any employee compensation, incentive, and benefit (including vacation) plans, programs, policies and arrangements maintained for the benefit of Company Employees as of and after the Effective Time by Parent, its Subsidiaries or the Surviving Corporation for the Company Employees' service with the Company, its Subsidiaries and their predecessor entities (each, a "Parent Plan") to the same extent recognized by the Company immediately prior to the Effective Time. With respect to each Parent Plan that is a "welfare benefit plan" (as defined in Section 3(1) of ERISA), Parent and its Subsidiaries shall (i) cause there to be waived any pre-existing condition or eligibility limitations and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Company Employees under similar plans maintained by the Company and its Subsidiaries immediately prior to the Effective Time.

        (d)   From and after the Effective Time, except as otherwise agreed in writing between Parent and a Company Employee or as otherwise provided in this Agreement, Parent will honor, and will cause its Subsidiaries to honor, their respective obligations under the Company Plans in accordance with the terms of such Company Plan.

        Section 5.9    Takeover Laws.     If any Takeover Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, each of the Company and Parent and their respective Board of Directors (in the case of the Company Board, acting upon the unanimous recommendation of the Special Committee) or Board of Managers, as applicable, shall take all action necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Law on this Agreement, the Merger and the other transactions contemplated hereby.

        Section 5.10    Notification of Certain Matters.     The Company and Parent shall promptly notify each other of (a) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated hereby, if the subject matter of such communication could be material to the Company, the Surviving Corporation, Parent, Merger Sub, Holdings, the Merger or the other transactions contemplated hereby, (b) any Action commenced or, to such party's knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Merger or the other transactions contemplated hereby or (c) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause or result in any of the conditions to the Merger set forth in Article VI not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the party receiving such notice; provided further, that failure to give prompt notice pursuant to clause (c) shall not constitute a failure of a condition to the Merger set forth in Article VI, except to the extent that the underlying fact or circumstance not so notified would standing alone constitute such a failure. The parties agree and acknowledge that, except with respect to clause (c) of the first sentence of this Section 5.10, the Company's compliance or failure of compliance with this Section 5.10 shall not be taken into account for purposes of determining whether the condition referred to in Section 6.3(b) shall have been satisfied.

        Section 5.11    Indemnification, Exculpation and Insurance.

        (a)   Without limiting any additional rights that any employee may have under any agreement or Company Plan, from the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, Parent shall, or shall cause the Surviving Corporation to, indemnify and hold harmless, to the fullest extent permitted under applicable Law and the Company Charter and Company Bylaws in effect as of the date hereof, each present (as of the Effective Time) and former officer or director of the Company and its Subsidiaries (the "Indemnified Parties"), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys' fees and disbursements incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Indemnified Party is or was an officer, director, fiduciary or agent of the Company or any of its Subsidiaries or (ii) matters existing or occurring, or services performed by an Indemnified Party at the request of the Company or any of its Subsidiaries, at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including, for the avoidance of doubt, in connection with (x) the transactions contemplated by this Agreement and (y) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party. In the event of any such Action, (A) each Indemnified Party shall be entitled to advancement of expenses incurred in the defense of any Action from Parent or the Surviving Corporation to the fullest extent permitted under applicable Law and the Company Charter and Company Bylaws as at the date hereof, provided, that any Person to whom expenses are advanced provides an undertaking, if and only to the extent required by the DGCL or the Company Charter or Company Bylaws, to repay such advances if it is ultimately determined that such Person is not entitled to indemnification, (B) neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any proceeding or threatened Action (and in which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Action or such Indemnified Party otherwise consents, and (C) the Surviving Corporation shall cooperate in the defense of any such matter.

        (b)   Except as may be required by applicable Law, Parent and the Company agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the Company Charter or Company Bylaws or in any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries shall survive the Merger and continue in full force and effect, and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

        (c)   For a period of six years from the Effective Time, Parent shall either cause to be maintained in effect the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries or cause to be provided substitute policies or purchase or cause the Surviving Corporation to purchase, a "tail policy," in either case of at least the same coverage and amounts containing terms and conditions that are not less advantageous in the aggregate than such policy with respect to matters arising on or before the Effective Time; provided, however, that after the Effective Time, Parent shall not be required to pay with respect to such insurance policies in respect of any one policy year annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date hereof in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount; provided, further, that if the Surviving Corporation purchases a "tail policy" and the coverage thereunder costs more than 300% of such last annual premium, the Surviving Corporation shall purchase the maximum amount of coverage that can be obtained for 300% of such last annual premium. At the Company's option, the Company may purchase, prior to the Effective Time, a six-year prepaid "tail policy" on terms and conditions (in both amount and scope) providing substantially equivalent benefits as the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby; provided, however, that such prepaid "tail policy" shall not have a one-time premium in excess of 300% of the last annual premium paid by the Company prior to the date hereof in respect of the coverage required to be obtained pursuant hereto. If such prepaid "tail policy" has been obtained by the Company prior to the Effective Time, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation. If such prepaid "tail policy" is cancelled for any reason prior to the sixth anniversary of the Effective Time, Parent shall obtain a replacement policy for the remaining term of at least the same coverage and amounts containing terms and conditions that are not less advantageous in the aggregate than the cancelled policy, on the terms set forth in this Section 5.11(c).

        (d)   Notwithstanding anything herein to the contrary, if any Action (whether arising before, at or after the Effective Time) requiring indemnification under this Section 5.11 is instituted against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.11 shall continue in effect until the final disposition of such Action.

        (e)   The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. The provisions of this Section 5.11 shall survive the consummation of the Merger and, notwithstanding any other provision of this Agreement that may be to the contrary, expressly are intended to benefit, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives.

        (f)    In the event that the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent, as the case may be, shall succeed to the obligations set forth in this Section 5.11.

        Section 5.12    Rule 16b-3.     Prior to the Effective Time, the Company shall, and shall be permitted to, take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each Person who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        Section 5.13    Public Announcements.     Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, (i) shall consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Merger and the other transactions contemplated hereby and (ii) shall not issue any such press release or make any public announcement prior to such consultation and review, in each case except as may be permitted pursuant to this Agreement, or as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with the NYSE. Parent and the Company agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of the Sponsor and the Company.

        Section 5.14    Obligations of Merger Sub.     Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement.

        Section 5.15    Financing.

        (a)   Parent shall use its reasonable best efforts to arrange the Financing on the terms and conditions described in the Financing Commitments (taking into account the anticipated timing of the Marketing Period), including using its reasonable best efforts to (i) negotiate definitive agreements on the terms and conditions contained in the Financing Commitments, (ii) satisfy, or cause the satisfaction of, on a timely basis all conditions in the Financing Commitments and the definitive agreements for the Financing, (iii) consummate the Financing (including by instructing the Financing Sources to provide such Financing) on or prior to the date on which the Closing is required to occur pursuant to Section 1.2, and (iv) enforce its rights under the Financing Commitments.

        (b)   In the event any portion of the Financing becomes unavailable on the terms and conditions and from the sources contemplated in the Financing Commitments, Parent shall use its reasonable best efforts to obtain alternative financing in a like amount and on like terms as promptly as practicable; provided, however, that in no event shall Parent be required to obtain alternative financing on terms less favorable to Parent in any material respect than those set forth in the Financing Commitments.

        (c)   Notwithstanding the foregoing, Parent shall have the right from time to time to amend, replace, supplement or otherwise modify, or waive any of its rights under, or add lenders, co-investors, lead arrangers, bookrunners, syndication agents or similar entities that have not executed Financing Commitments as of the date of this Agreement, to the Financing Commitments; provided, however, that any such amendment, replacement, supplement, modification, waiver or addition shall not, without the prior written consent of the Company (i) reduce the aggregate amount of the Financing unless such reduction is matched by an increase in the Equity Financing, (ii) modify or expand upon any of the conditions precedent to the Financing from that set forth in the Financing Commitments in a manner that would delay or prevent the Closing or make funding materially less likely to occur, (iii) be reasonably expected to prevent, impede or delay the availability of the Financing or (iv) adversely impact the ability of Parent or Merger Sub to enforce their respective rights under the Financing Commitments.

        (d)   To the extent Parent obtains alternative financing pursuant to paragraph (b) above, or amends, replaces, supplements, modifies or waives any of the Financing or adds lenders, co-investors, lead arrangers, bookrunners, syndication agents or similar entities pursuant to paragraph (c) above, references to the "Financing," "Financing Commitments" and "Financing Sources" (and other like terms in this Agreement) shall be deemed to refer to such alternative financing, or the Financing as so amended, replaced, supplemented, modified, waived or added.

        (e)   Parent shall keep the Company reasonably informed on a timely basis of the status of Parent's efforts to obtain the Financing and to satisfy the conditions thereof, including advising and updating the Company, in a reasonable level of detail, with respect to status, proposed closing date and material terms of the definitive documentation related to the Financing, providing copies of then-current drafts of the credit agreement and other primary definitive documents, and giving the Company prompt notice of any material change (adverse or otherwise) with respect to the Financing. Without limiting the foregoing, Parent shall notify the Company promptly (and in any event within two (2) Business Days) if at any time prior to the Closing Date:

          (i)    any Financing Commitment expires or is terminated for any reason (or if any Person attempts or purports to terminate any Financing Commitment, whether or not such attempted or purported termination is valid);

          (ii)   Parent obtains knowledge of any breach or default or any threatened breach or default (or any event or circumstance that, with or without due notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by any party to any Financing Commitment;

          (iii)  Parent receives any communication (written or oral) from any Person with respect to any (A) actual or threatened breach, default, termination or repudiation by any party to the Financing Commitments or (B) dispute or disagreement between or among any parties to the Financing Commitments;

          (iv)  any Financing Source refuses to provide or expresses to Parent (orally or in writing) an intent to refuse to provide all or any portion of the Financing contemplated by the Financing Commitments on the terms set forth therein; or

          (v)   Parent, for any reason, no longer believes in good faith that it will be able to obtain all or any portion of the Financing on the terms described in the Financing Commitments.

Notwithstanding the foregoing, Parent shall not be under any obligation to disclose any information that is subject to attorney-client or similar privilege if Parent shall have used reasonable best efforts to disclose such information in a way that would not waive such privilege.

        (f)    The Company shall use commercially reasonable efforts to provide, and to cause its Subsidiaries to provide, to Parent all cooperation reasonably requested by Parent in connection with obtaining the Financing, including:

          (i)    making the Company's senior officers available to participate in a reasonable number of meetings (including customary one-on-one meetings with the Financing Sources and senior management of the Company), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies;

          (ii)   reasonably cooperating with the Financing Sources' evaluation of the Company's assets for the purpose of establishing collateral arrangements;

          (iii)  reasonably cooperating with the marketing efforts of Parent and the Financing Sources, including reasonably assisting with the preparation of rating agency presentations, bank information memoranda, lender presentations, projections, pro formas and similar documents and providing such financial and other information to the extent available as may be reasonably requested in connection therewith;

          (iv)  if the Closing has not occurred (A) on or prior to March 31, 2013, furnishing Parent and the Financing Sources with the audited consolidated balance sheet of the Company and its Subsidiaries as at the end of, and related statements of income and cash flows of the Company and its Subsidiaries for, the fiscal year ended December 31, 2012 (such financial statements, the "2012 Audited Financial Statements") and (B) on or prior to May 15, 2013, furnishing Parent and the Financing Sources with the unaudited consolidated balance sheet of the Company and its Subsidiaries as at the end of, and related statements of income and cash flows of the Company and its Subsidiaries for, the fiscal quarter ended March 31, 2013 (such financial statements, the "Q1 2013 Unaudited Financial Statements");

          (v)   using commercially reasonable efforts to obtain consents customary for financings similar to the Financing and assist Parent with obtaining customary legal opinions;

          (vi)  executing and delivering such documents, instruments, certificates or information, as may be reasonably requested in connection with the Debt Financing (including without limitation (A) documents requested by Parent or its Financing Sources relating to the repayment of the existing Indebtedness of the Company and its Subsidiaries and the release of related Liens, including customary payoff letters and (to the extent required) evidence that notice of such repayment has been timely delivered to the holders of such debt and (B) all documentation and other information required by bank regulatory authorities under applicable "know-your-customer" and anti-money laundering rules and regulations, including the Patriot Act and requested in writing at least 10 days prior to the Closing), using commercially reasonable efforts to deliver such officer's certificates as are customary in financings of such type (including without limitation a certificate of the chief financial officer of the Company with respect to solvency matters in the form set forth as Exhibit D-1 of the Debt Financing Commitment) and as are, in the good faith determination of the Person(s) executing such certificates, accurate, and agreeing to pledge, grant security interests in, and otherwise grant liens on, the Company's assets pursuant to such agreements, documents, instruments, certificates as may be reasonably requested (including without limitation agreements, documents or certificates that facilitate the creation, perfection or enforcement of Liens securing the Debt Financing (including original copies of all certificated securities (with transfer powers executed in blank)) as are reasonably requested by Parent or its Financing Sources, and executing and delivering any pledge and security documents and otherwise facilitating the pledging of collateral); and

          (vii) taking all corporate actions reasonably necessary to permit the consummation of the Financing.

The Company hereby consents to the use of its and its Subsidiaries' logos in connection with the Debt Financing; provided, that such logos shall be used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect the Company or any of its Subsidiaries.

        (g)   Notwithstanding anything to the contrary in this Agreement:

          (i)    no liability or obligation (including any liability or obligation to pay any commitment or other similar fee) of the Company or any of its Subsidiaries under any certificate, document or instrument related to the Financing shall be effective until the Closing and neither the Company nor any of its Subsidiaries shall be required to take any action under any certificate, document or instrument that is not contingent upon consummation of the Closing (including the entry into any agreement that is effective before the Closing) or that would be effective prior to the Closing;

          (ii)   Parent shall, promptly upon request by the Company, reimburse the Company for all costs and expenses (including reasonable attorney's fees and expenses) incurred by the Company or any of its Subsidiaries in connection with performing its obligations under this Section 5.15;

          (iii)  Parent shall and shall cause its Affiliates to indemnify and hold harmless the Company and its Affiliates from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by any of them in connection with the Financing and any information utilized in connection therewith (other than historical information relating to the Company or its Subsidiaries or other information furnished by or on behalf of the Company or its Subsidiaries).

        (h)   Parent and Merger Sub acknowledge and agree that the obtaining of the Financing is not a condition to the Closing.

        Section 5.16    Stock Exchange Delisting.     Prior to the Closing Date, the Company shall cooperate with Parent and use commercially reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and the rules and policies of NYSE to cause the Company's securities to be de-listed from the NYSE and de-registered under the Exchange Act as soon as practicable following the Effective Time.

        Section 5.17    Parent Vote.     Immediately following the execution of this Agreement, Parent shall cause Holdings to execute and deliver, in accordance with Section 228 of the DGCL and in its capacity as the sole stockholder of Merger Sub, a written consent adopting this Agreement.

        Section 5.18    Director Resignations.     The Company shall provide Parent with a correct and complete list of the directors of the Company and each of its Subsidiaries as promptly as practicable after the date of this Agreement. The Company shall obtain and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation, effective as of the Effective Time, of those directors of the Company or any Subsidiary of the Company designated by Parent to the Company in writing at least five (5) Business Days prior to the Closing.

        Section 5.19    Stockholder Litigation.     In the event that any stockholder litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement is brought against the Company and/or the members of the Company Board prior to the Effective Time, the Company shall promptly notify Parent and keep Parent reasonably informed with respect to the status thereof. The Company shall reasonably consult with Parent with respect to the defense or settlement of any such stockholder litigation. Neither the Company nor any Subsidiary or Representative of the Company shall compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any such stockholder litigation or consent to the same unless Parent shall have consented in writing (which consent shall not be unreasonably withheld, conditioned or delayed).

        Section 5.20    Pay-Off Letter.     On or prior to the fifth Business Day prior to the Effective Time, the Company shall deliver to Parent a fully executed copy of a payoff letter, in customary form, from

SunTrust Bank, as administrative agent under that certain Credit Agreement, dated as of February 3, 2012 (the "Credit Agreement"), by and among the Company, certain Affiliates of the Company, the lenders and other agents from time to time party thereto, and SunTrust Bank, as administrative agent, which payoff letter shall (i) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or similar obligations related to any Obligations (as defined in the Credit Agreement) as of the anticipated Closing Date (and the daily accrual thereafter) (the "Payoff Amount"), (ii) state that upon receipt of the Payoff Amount, the Credit Agreement and related instruments evidencing the Credit Agreement shall be terminated and any stock certificates and other physical collateral shall be returned, and (iii) state that all Liens and all guarantees in connection therewith relating to the assets and properties of the Company or any of its Subsidiaries securing such Obligations shall be, upon the payment of the Payoff Amount on the Closing Date, released and terminated. The Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to deliver all notices and take all other actions, including with respect to the backstop or termination of any letters of credit issued under the Credit Agreement and any hedging or swap obligations secured under the Credit Agreement, to facilitate the termination of commitments under the Credit Agreement, the repayment in full of all Obligations then outstanding thereunder (using funds arranged by Parent or Merger Sub) and the release of all Liens and termination of all guarantees in connection therewith on the Closing Date (such termination, repayment and release, the "Credit Facility Termination"); provided, that in no event shall this Section 5.20 require the Company or any of its Subsidiaries to cause such Credit Facility Termination unless the Closing shall occur substantially concurrently and the Company or its Subsidiaries have received funds from Parent to pay in full the Payoff Amount.

        Section 5.21    Stockholders' and Other Agreements.     As soon as reasonably practicable after the date hereof, and in any event, prior to the Effective Time, the Company shall use commercially reasonable efforts to enter into agreements with those stockholders of the Company that are party to the (a) Registration Rights Agreement, dated August 24, 2012, by and between the Company and Transydian, LLC and (b) Amended and Restated Registration Rights Agreement, dated March 19, 2004, by and among the Company, GTCR Fund VII, L.P., GTCR Fund VII/A, L.P., GTCR Co-Invest, L.P., GTCR Capital Partners, L.P. and the other stockholder parties thereto, in each case, providing for (subject to and conditioned upon the occurrence of the Effective Time) the termination of such agreements with no continuing obligations or liabilities on the part of the Company or any of its Subsidiaries.

        Section 5.22    Internal Restructuring.     To the extent requested by Parent, the Company shall, and shall cause its Subsidiaries and their respective Representatives to, reasonably cooperate with and to otherwise provide reasonable assistance to Parent and its Representatives in connection with Parent's review of and planning for any internal structuring or reorganization of the Company or its Subsidiaries or divestures of assets or Subsidiaries of the Company or any of its Subsidiaries (the "Internal Restructuring").

ARTICLE VI
CONDITIONS PRECEDENT

        Section 6.1    Conditions to Each Party's Obligation to Effect the Merger.     The obligation of each party to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a)    Stockholder Approval.    The Company Stockholder Approval shall have been obtained.

          (b)    No Injunctions or Legal Restraints; Illegality.    No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any case, prohibits or makes illegal the consummation of the Merger.

          (c)    HSR Act; Antitrust.    Any applicable waiting period (and any extension thereof) under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated.

        Section 6.2    Conditions to the Obligations of the Company.     The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time of the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of Parent and Merger Sub set forth in this Agreement, without giving effect to any materiality or "Parent Material Adverse Effect" qualifications therein, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where such failures to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (b)    Performance of Obligations of Parent and Merger Sub.    Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time.

          (c)    Officers' Certificate.    The Company shall have received a certificate signed by an executive officer of Parent certifying as to the matters set forth in Sections 6.2(a) and 6.2(b).

        Section 6.3    Conditions to the Obligations of Parent and Merger Sub.     The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time of the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of the Company (i) set forth in Section 3.7(a) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date, (ii) set forth in Sections 3.1, 3.2, 3.3, 3.18 and 3.20 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) and (iii) set forth in this Agreement other than those Sections specifically identified in clause (i) or (ii) of this Section 6.3(a), without giving effect to any materiality or "Company Material Adverse Effect" qualifications therein, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where such failures to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (b)    Performance of Obligations of the Company.    The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

          (c)    Officers' Certificate.    Parent shall have received a certificate signed by an executive officer of the Company certifying as to the matters set forth in Sections 6.3(a) and 6.3(b).

        Section 6.4    Frustration of Closing Conditions.     None of Parent, Merger Sub or the Company may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party's breach of this Agreement.

 ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

        Section 7.1    Termination.     This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval has been obtained (with any termination by Parent also being an effective termination by Merger Sub):

        (a)   by mutual written consent of Parent and the Company;

        (b)   by either Parent or the Company:

          (i)    if the Merger shall not have been consummated on or before June 11, 2013 (the "Termination Date"); provided, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party if any action of such party or failure of such party to perform or comply with the covenants and agreements of such party set forth in this Agreement shall have been the cause of, or resulted in, the failure of the Merger to be consummated by the Termination Date and such action or failure to perform or comply constitutes a breach of this Agreement;

          (ii)   if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have used its reasonable best efforts to contest, appeal and remove such judgment, order, injunction, rule, decree, ruling or other action in accordance with Section 5.7; or

          (iii)  if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken;

        (c)   by the Company:

          (i)    if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 6.1 or 6.2 and (B) cannot be cured by the Termination Date or, if curable, is not cured prior to the earlier of (1) 30 days following receipt by Parent of written notice of such breach or failure and (2) the Termination Date; provided, further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement;

          (ii)   at any time prior to the receipt of the Company Stockholder Approval, if (A) the Company Board has, after complying with Section 5.4, authorized the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, (B) concurrently with or immediately following termination of this Agreement, the Company enters into an Alternative Acquisition Agreement with respect to such Superior Proposal and (C) prior to or concurrently with such termination, the Company pays to Parent or Parent's designee(s) the fee due under Section 7.3;

          (iii)  if (A) all of the conditions set forth in Sections 6.1 and 6.3 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions) have been satisfied or, to the extent permitted by applicable Law, waived in accordance with this Agreement, (B) the Company has indicated in writing to Parent and Merger Sub that all certificates to be delivered by the Company at Closing will be so delivered and that the Company is ready, willing and able to consummate the Closing and (C) Parent and Merger Sub shall have failed to consummate the Closing on the day that is three (3) Business Days following the day Closing is required to occur under Section 1.2; provided, that during such three (3) Business Day period following the date the Closing should have occurred pursuant to Section 1.2, no party shall be entitled to terminate this Agreement pursuant to Section 7.1(b)(i); or

          (iv)  if at any time prior to the receipt of the Company Stockholder Approval, (A) the Company Board has effected a Change in Recommendation due to an Intervening Event, (B) the Company has complied with Sections 5.4(c), 5.4(e) and 5.4(h), and (C) prior to or concurrently with such termination, the Company pays to Parent or Parent's designee(s) the fee due under Section 7.3;

        (d)   by Parent:

          (i)    if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 6.1 or 6.3 and (B) cannot be cured by the Termination Date or, if curable, is not cured prior to the earlier of (1) 30 days following receipt by the Company of written notice of such breach or failure and (2) the Termination Date; provided, further, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement; or

          (ii)   if (A) the Company Board shall have effected a Change of Recommendation, (B) the Company shall have committed a material Willful Breach of any of its obligations under Section 5.4 or (C) the Company Board shall have failed to expressly, publicly and unconditionally reaffirm the Company Recommendation as promptly as practicable following the written request of Parent (but, in any event, prior to the later of (1) four (4) Business Days after such written request by Parent or (2) in the case of an Acquisition Proposal made pursuant to Rule 14d-2 under the Exchange Act, the close of business as of the tenth Business Day after the commencement of such Acquisition Proposal); provided, that, with respect to Section 7.1(d)(ii)(C), Parent may not make such a request on more than one occasion with respect to any particular Acquisition Proposal (unless such Acquisition Proposal is materially amended) and that any such request (x) may only be made in the event the Company has received an Acquisition Proposal or there is a material amendment to such an Acquisition Proposal and (y) may not be made during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (Eastern time) on the Cut-Off Date.

        The party desiring to terminate this Agreement pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall give written notice of such termination to the other party specifying the provision or provisions hereof pursuant to which such termination is being effected.

        Section 7.2    Effect of Termination.     In the event of the termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub, the Company or any of their respective Affiliates or Representatives, except that the Confidentiality Agreement (to the extent set forth therein), the Limited Guarantee (to the extent set forth therein), and the provisions of Section 5.13 (Public Announcements), this Section 7.2, Section 7.3 (Fees and Expenses) and Article VIII of this Agreement shall survive the termination hereof.

        Section 7.3    Fees and Expenses.

        (a)   Except as otherwise provided in this Section 7.3 and Section 5.15(g)(ii), all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, including the expenses incurred in connection with the filing, printing and mailing of the

Proxy Statement (including applicable SEC filing fees) and the solicitation of the Company Stockholder Approval, which shall be borne solely by the Company.

        (b)   In the event that:

          (i)    this Agreement is terminated by either Parent or the Company pursuant to Section 7.1(b)(i) or Section 7.1(b)(iii) or by Parent pursuant to Section 7.1(d)(i) and (A) at any time after the date of this Agreement and prior to the date of such termination (or of the Company Stockholders Meeting in the case of termination pursuant to Section 7.1(b)(iii)), an Acquisition Proposal shall have been communicated to the senior management of the Company or the Company Board or shall have been publicly announced or publicly made known to the stockholders of the Company, and not withdrawn prior to such date and (B) within twelve (12) months after such termination, the Company shall have entered into a definitive agreement with respect to, or shall have consummated, an Acquisition Proposal (which, for the avoidance of doubt, need not be the same Acquisition Proposal as set forth in subclause (A) above); provided, that for purposes of this Section 7.3(b)(i), the references to "20% or more" in the definition of Acquisition Proposal shall be deemed to be references to "more than 50%");

          (ii)   this Agreement is terminated by the Company pursuant to Section 7.1(c)(ii) or Section 7.1(c)(iv); or

          (iii)  this Agreement is terminated by Parent pursuant to Section 7.1(d)(ii)(A) or Section 7.1(d)(ii)(B);

then, in any such case, the Company shall pay Parent or its designee(s) the Company Termination Fee, it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion. "Company Termination Fee" shall mean an amount in cash equal to $18,711,500, except if this Agreement is terminated by the Company pursuant to Section 7.1(c)(ii) or Parent pursuant to Section 7.1(d)(ii)(A) or Section 7.1(d)(ii)(B), in each such case, prior to the Cut-Off Date, then the Company Termination Fee means an amount in cash equal to $8,019,250.

        Any payments required to be made under this Section 7.3(b) shall be made by wire transfer of same day funds to the account or accounts designated by Parent, (x) in the case of clause (i) above, on the same day as the earlier to occur of the execution of a definitive agreement or Alternative Acquisition Agreement with respect to, or consummation of, any transaction contemplated by an Acquisition Proposal, as applicable, (y) in the case of clause (ii) above, immediately prior to or substantially concurrently with such termination and (z) in the case of clause (iii) above, promptly, but in no event later than three (3) Business Days after the date of such termination.

        (c)   In the event that this Agreement is terminated by the Company pursuant to Section 7.1(c)(i) or Section 7.1(c)(iii), then, in either such case, Parent shall pay the Company an amount in cash equal to $32,076,750 (the "Reverse Termination Fee"), it being understood that in no event shall Parent or Merger Sub be required to pay the Reverse Termination Fee on more than one occasion. Payment of the Reverse Termination Fee, if applicable, shall be made by wire transfer of same day funds to the account or accounts designated by the Company promptly, but in no event later than three (3) Business Days after the date of such termination. In the event that this Agreement is terminated and a Reverse Termination Fee is payable under this Section 7.3(c), the Company's receipt of the Reverse Termination Fee pursuant to this Section 7.3(c) (and any amounts payable under Section 7.3(f)) shall be (i) deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Company, its Subsidiaries and each of their respective former, current and future Representatives, stockholders, Affiliates and assignees and each former, current or future Representative, stockholder, Affiliate or assignee of any of the foregoing (collectively, the "Company Parties") in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for the termination giving rise to the payment of such Reverse

Termination Fee, and (ii) the sole and exclusive remedy of the Company against Parent, Merger Sub, Sponsor, the Financing Sources and each of their respective former, current and future Representatives, stockholders, general and limited partners, managers, members, Affiliates and assignees and each former, current or future Representative, stockholder, general or limited partner, manager, member, Affiliate or assignee of any of the foregoing (collectively, the "Parent Parties") for any loss or damage suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder, and no Parent Party shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby; provided, however, that in the event that this Agreement is terminated and a Reverse Termination Fee is payable under this Section 7.3(c), this Section 7.3(c) shall not limit the ability of the Company to recover indemnification under Section 5.15(g)(iii). For the avoidance of doubt, the amount of the Reverse Termination Fee is intended to serve as a cap on the maximum aggregate liability of Parent, Merger Sub and any Parent Party under this Agreement in the event Parent and Merger Sub fail to effect the Closing in accordance with Section 1.2 of this Agreement or otherwise breach this Agreement or fail to perform hereunder; provided, that the Reverse Termination Fee shall not serve as a cap on any indemnification owed by Parent to any Company Parties under Section 5.11 or Section 5.15(g)(iii), nor shall any such indemnification amounts reduce the amount of the Reverse Termination Fee; provided, further, that any costs or expenses of the Company that are actually reimbursed by Parent or Merger Sub pursuant to this Agreement (including any expenses reimbursed pursuant to Section 5.15(g)(ii)) shall reduce, on a dollar for dollar basis, any Reverse Termination Fee that becomes due and payable under this Section 7.3(c).

        (d)   In the event this Agreement is terminated pursuant to Section 7.1(b)(iii) (or is terminated by the Company pursuant to Section 7.1(b)(i) at a time when the Agreement was terminable pursuant to Section 7.1(b)(iii)), then the Company shall pay Parent (by wire transfer of immediately available funds) the reasonable and documented fees and expenses of counsel, accountants, investment bankers, experts and consultants incurred by Parent and Merger Sub in connection with this Agreement and the transactions contemplated by this Agreement (including any filing fees actually paid by Parent under Section 5.7(b)) in an amount not to exceed $5,346,000 (the "Parent Expenses"); provided, that any payment of the Parent Expenses shall not affect Parent's right to receive the Company Termination Fee under Section 7.3(b), but shall reduce, on a dollar for dollar basis, any Company Termination Fee that becomes due and payable under Section 7.3(b).

        (e)   In the event this Agreement is terminated (i) by the Company or Parent pursuant to Section 7.1(b)(i) due to the failure to satisfy the conditions set forth in Section 6.1(b) or Section 6.1(c) (but solely, in the case of Section 6.1(b), due to a temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition , in each case, under the HSR Act), or (ii) by the Company or Parent pursuant to Section 7.1(b)(ii) due to a final, nonappealable judgment, order, injunction, ruling or decree issued by a court of competent jurisdiction or other Governmental Entity, or other final, nonappealable legal restraint, injunction or prohibition, in each case, preventing the consummation of the Merger under the HSR Act, and in the case of either clause (i) or (ii), the conditions set forth in Section 6.1 and Section 6.3 (other than the conditions set forth in Section 6.1(b) or Section 6.1(c) (but solely, in the case of Section 6.1(b), due to a temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition, in each case, under the HSR Act) and those conditions that by their terms are to be satisfied at Closing but which conditions would reasonably be expected to be satisfied if the Closing were the date of such termination) have been satisfied, then Parent shall pay the Company (by wire transfer of immediately available funds) the reasonable and documented fees and expenses of counsel, accountants, investment bankers, experts and consultants incurred by the Company in connection with this Agreement and the transactions contemplated by this Agreement in an amount not to exceed $5,346,000 (the "Company Expenses"); provided, that in the event that this Agreement is terminated and Company Expenses are payable under this Section 7.3(e), this Section 7.3(e) shall not limit the ability of the Company to recover indemnification under Section 5.15(g)(iii) or the Reverse Termination Fee under Section 7.3(c); provided, however, that, in the case of the Reverse Termination Fee, any payment of the Company Expenses shall reduce, on a dollar for dollar basis, any Reverse Termination Fee that becomes due under Section 7.3(c).

        (f)    The parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements Parent and Merger Sub would not enter into this Agreement; accordingly, (i) if the Company fails promptly to pay any amounts due pursuant to this Section 7.3, and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amounts set forth in this Section 7.3, the Company shall pay to Parent its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 7.3 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made and (ii) if Parent fails promptly to pay any amounts due pursuant to this Section 7.3, and, in order to obtain such payment, the Company commences a suit that results in a judgment against Parent for the amounts set forth in this Section 7.3, Parent shall pay to the Company its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 7.3 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

        (g)   Notwithstanding anything to the contrary set forth in this Agreement, in the event Parent and Merger Sub fail to effect the Closing or otherwise breach this Agreement or fail to perform hereunder, then, except as and only to the extent expressly permitted by Section 7.3(e) or Section 8.10, the Company's sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against Parent, Merger Sub, Sponsor, the Financing Sources or any other Parent Party in respect of this Agreement, any Contract executed in connection herewith (including the Limited Guarantee and the Financing Commitments) and the transactions contemplated hereby and thereby shall be to terminate this Agreement in accordance with (and subject to the conditions of) Article VII and collect, if due, the Reverse Termination Fee, and upon payment of such Reverse Termination Fee in accordance with Section 7.3(c) (and any amounts payable under Section 7.3(f)), none of the Parent Parties shall have any further liability or obligation relating to or arising out of this Agreement, any Contract executed in connection herewith (including the Limited Guarantee and the Financing Commitments) or any of the transactions contemplated hereby or thereby.

        Section 7.4    Amendment or Supplement.     This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective Boards of Directors (in the case of the Company, acting upon recommendation of the Special Committee) or Board of Managers, as applicable, at any time prior to the Effective Time, whether before or after the Company Stockholder Approval has been obtained; provided, however, that after the Company Stockholder Approval has been obtained, no amendment may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

        Section 7.5    Extension of Time; Waiver.     At any time prior to the Effective Time, the parties may, by action taken or authorized by their respective Boards of Directors (in the case of the Company, acting upon recommendation of the Special Committee) or Board of Managers, as applicable, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein; provided, however, that after the Company Stockholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.

ARTICLE VIII
GENERAL PROVISIONS

        Section 8.1    Nonsurvival of Representations and Warranties.     None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

        Section 8.2    Notices.     All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or electronic mail, upon written confirmation of receipt by facsimile or electronic mail, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

    (i)
    if to Parent, Merger Sub or the Surviving Corporation, to:

    c/o Siris Capital Group, LLC
    601 Lexington Avenue, 59th Floor
    New York, NY 10022
    Attention: Peter Berger
    Facsimile: (212) 231-2680
    E-mail: berger@siriscapital.com

    with a copy (which shall not constitute notice) to:

    Simpson Thacher & Bartlett LLP
    1999 Avenue of the Stars, 29th Floor
    Los Angeles, CA 90067
    Attention: Daniel Clivner, Esq.
    Facsimile: (212) 310-7502
    E-mail: dclivner@stblaw.com

    (ii)
    if to the Company, to:

    TNS, Inc.
    11480 Commerce Park Drive, Suite 600
    Reston, VA 20191
    Attention: James T. McLaughlin, Esq.
    Facsimile: (703) 453-8397
    E-mail: jmclaughlin@tnsi.com

    with a copy (which shall not constitute notice) to:

    Gibson, Dunn & Crutcher LLP
    1050 Connecticut Avenue, N.W.
    Washington, DC 20036
    Attention: Stephen I. Glover, Esq.
    Facsimile: (202) 530-9598
    E-mail: SIGlover@gibsondunn.com

        Section 8.3    Certain Definitions.     For purposes of this Agreement:

        (a)   "Affiliate" of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

        (b)   "Business Day" means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required by applicable Law to be closed;

        (c)   "Company Material Adverse Effect" means any fact, circumstance, event, change, occurrence or effect that would have a material adverse effect on (i) the business, condition (financial or otherwise), properties, liabilities, assets or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company to timely perform its obligations under this Agreement or consummate the transactions contemplated hereby; provided, that none of the following shall constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred or would occur: (1) changes in general economic, financial market, business or geopolitical conditions, (2) general changes or developments in any of the telecommunications, payments or financial services industries, (3) changes in any applicable Laws or applicable accounting regulations or principles or interpretations thereof, (4) any change in the price or trading volume of the Company's stock, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of "Company Material Adverse Effect" may be taken into account in determining whether there has been a Company Material Adverse Effect), (5) any failure by the Company to meet any published analyst estimates or expectations of the Company's revenue, earnings or other financial performance or results of operations for any period, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of "Company Material Adverse Effect" may be taken into account in determining whether there has been a Company Material Adverse Effect), (6) any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of "Company Material Adverse Effect" may be taken into account in determining whether there has been a Company Material Adverse Effect), (7) any outbreak or escalation of hostilities or war or any act of terrorism, (8) the announcement of this Agreement and the transactions contemplated hereby, including the initiation of litigation by any Person with respect to this Agreement, and including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Company and its Subsidiaries due to the announcement and performance of this Agreement or the identity of the parties to this Agreement, or the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein, (9) any action taken by the Company, or which the Company causes to be taken by any of its Subsidiaries, in each case which is required or permitted by or resulting from or arising in connection with this Agreement, (10) any actions taken (or omitted to be taken) at the request of Parent or (11) the Internal Restructuring or any changes resulting from, or taken to effect, the Internal Restructuring; provided, that the facts, circumstances, events, changes, occurrences or effects set forth in clauses (1), (2), (3) and/or (7) above shall be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent

(but only to such extent) such facts, circumstances, events, changes, occurrences or effects have a disproportionate adverse impact on the Company and its Subsidiaries, taken as a whole, relative to the other participants in the telecommunications, payments or financial services industries;

        (d)   "control" (including the terms "controlled," "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

        (e)   "Indebtedness" means (i) indebtedness for borrowed money, whether secured or unsecured, (ii) all obligations evidenced by notes, bonds, debentures or similar Contracts, (iii) all obligations in respect of the deferred purchase price of goods or services to the extent such obligations exceed the unpaid balance of the purchase price therefor (it being agreed that vendor financing in connection with the purchase of goods or services which does not exceed the unpaid balance of the purchase price of such goods or services shall not constitute Indebtedness), (iv) obligations evidenced by letters of credit or (v) any guarantee or any such Indebtedness of any other Person.

        (f)    "knowledge" of the Company means the actual knowledge of the individuals listed in Section 8.3(f) of the Company Disclosure Letter;

        (g)   "Marketing Period" shall mean the first period of fifteen (15) consecutive Business Days, commencing on or after January 2, 2013, on the first day of which (a) all of the conditions set forth in Section 6.1 have been satisfied and nothing has occurred and no condition exists that would cause any of such conditions not to be satisfied assuming the Closing were to be scheduled for any time during such fifteen (15) Business Day period, and (b) if the Closing has not occurred (i) on or prior to March 31, 2013, Parent shall have received the 2012 Audited Financial Statements and (ii) on or prior to May 15, 2013, Parent shall have received the Q1 2013 Unaudited Financial Statements. Notwithstanding the foregoing, the "Marketing Period" shall not commence and shall be deemed not to have commenced if, on or prior to the completion of such fifteen (15) Business Day period, the Company shall have publicly announced any intention to restate any financial statements or financial information, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the applicable financial statements and financial information has been amended or the Company has publicly announced that it has concluded that no restatement shall be required, and the requirements in clauses (a) and (b) above would be satisfied on the first day, throughout and on the last day of such new fifteen (15) Business Day period.

        (h)   "Permitted Liens" means (i) statutory liens for current Taxes not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings (and for which adequate reserves have been established in accordance with GAAP), (ii) mechanics', carriers', workers', repairers' and other similar liens arising or incurred in the ordinary course of business, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers' compensation, unemployment insurance or other social security legislation), (iii) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Entities, (iv) exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Liens that do not materially interfere with the present use of the assets of the Company and its Subsidiaries taken as a whole and (v) any Lien in respect of the Credit Agreement.

        (i)    "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity;

        (j)    "Per Share Merger Consideration" means $21.00;

        (k)   "Representatives" means, with respect to any Person, such Person's directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives;

        (l)    "Subsidiary" means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the Board of Directors or other governing body are owned, directly or indirectly, by such first Person; and

        (m)  "Willful Breach" shall mean a deliberate act or a deliberate failure to act, which act or failure to act constitutes in and of itself a breach of this Agreement, regardless of whether breaching was the conscious object of the act or failure to act.

        Section 8.4    Interpretation.     When a reference is made in this Agreement to a Section, Article or Exhibit such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning set forth in this Agreement. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word "including" and words of similar import when used in this Agreement will mean "including, without limitation," unless otherwise specified. The words "or", "any" and "either" are not exclusive. The word "will" shall be construed to have the same meaning as the word "shall." The words "herein", "hereof" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this agreement.

        Section 8.5    Entire Agreement.     This Agreement (including the Exhibits hereto), the Company Disclosure Letter, the Limited Guarantee and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

        Section 8.6    Parties in Interest.     This Agreement is not intended to, and shall not, confer upon any other Person other than the parties and their respective successors and permitted assigns any rights or remedies hereunder, except (a) with respect to Section 5.11 which shall inure to the benefit of the Persons benefiting therefrom who are intended to be third-party beneficiaries thereof, (b) with respect to the indemnification obligations of Parent pursuant to Section 5.15(g)(iii), (c) from and after the Effective Time, the rights of holders of Shares to receive the aggregate Per Share Merger Consideration set forth in Article II, (d) from and after the Effective Time, the rights of holders of Company Stock Options and Company RSUs to receive the payments contemplated by the applicable provisions of Section 2.2 in accordance with the terms and conditions of this Agreement and (e) with respect to Sections 7.2, 7.3(c), 7.3(g), 8.8, 8.10(c), 8.11, 8.12 and this Section 8.6, which shall inure to the benefit of the Persons benefiting therefrom (including the Financing Sources) who are intended to be third-party beneficiaries thereof and shall be entitled to rely thereupon. Notwithstanding anything to the contrary in this Agreement, Sections 7.2, 7.3(c), 7.3(g), 8.8, 8.10(c), 8.11, 8.12 and this Section 8.6 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of such sections) may not be modified, waived or terminated in a manner that impacts or is adverse in any respect to the Financing Sources without the prior written consent of the Financing Sources. The representations and warranties in this Agreement are the product of negotiations among the parties hereto. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement or the characterization of actual facts or circumstances as of the date of this Agreement or as of any other date.

        Section 8.7    Governing Law.     This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

        Section 8.8    Submission to Jurisdiction.     Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware, provided that if jurisdiction is not then available in any federal court located in the State of Delaware, then any such legal action or proceeding may be brought in any other Delaware state court. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties further agrees that New York state court or any federal court sitting in the borough of Manhattan, City of New York shall have exclusive jurisdiction over any action brought against any Debt Financing Source (and/or any of their Affiliates or Representatives) relating to this Agreement, the Debt Financing Commitment, the Debt Financing or the transactions contemplated hereby or thereby.

        Section 8.9    Assignment; Successors.     Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

        Section 8.10    Remedies.

        (a)   The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Company (on behalf of itself and on behalf of the holders of Shares, Company Options and Company RSUs as third-party beneficiaries under Section 8.6), Parent and Merger Sub shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware, provided that if jurisdiction is not then available in any federal court located in the State of Delaware, then any such legal action or proceeding may be brought in any other Delaware state court, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

        (b)   Notwithstanding Section 8.10(a) or anything else to the contrary in this Agreement, the parties hereby acknowledge and agree that the Company shall be entitled to seek specific performance to cause Parent and/or Merger Sub to draw down the full proceeds of the Equity Financing pursuant to the terms and conditions of the Equity Financing Commitments and/or to cause Parent and/or Merger Sub to consummate the transactions contemplated hereby and to effect the Closing in accordance with Section 1.2, in each case if, and only if, all of the following conditions have been satisfied:

          (i)    all of the conditions set forth in Sections 6.1 and 6.3 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions) have been satisfied or, to the extent permitted by applicable Law, waived in accordance with this Agreement;

          (ii)   the Debt Financing has been funded or is reasonably expected to be funded on the date the Closing is required to have occurred pursuant to Section 1.2 upon delivery of a drawdown notice by Parent or Merger Sub and/or notice from Parent that the Equity Financing will be funded at such date;

          (iii)  Parent and Merger Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.2; and

          (iv)  the Company has irrevocably confirmed in writing to Parent that all conditions set forth in Section 6.2 have been satisfied or that it would waive any unsatisfied conditions in Section 6.2 for purposes of consummating the Merger, and that if specific performance is granted and the Equity Financing and Debt Financing are funded, then it would take such actions required of it under this Agreement to cause the Closing to occur.

        (c)   The Company hereby covenants and agrees that it shall not, and shall cause the Company Parties not to, institute any proceeding or bring any other claim arising under, or in connection with, this Agreement, the Financing Commitments, the Limited Guarantee or the negotiation, execution, performance, abandonment or termination of the transactions contemplated hereby or thereby (whether at law or in equity, under any theory of liability (including without limitation by attempting to pierce a corporate, limited liability company or partnership veil), by attempting to compel any Person to enforce any rights that they may have against any other Person, by attempting to enforce any assessment, or whether sounding in contract, tort, statute or otherwise), against Parent, Merger Sub, Sponsor, the Financing Sources or any other Parent Party except for claims that the Company may assert:

          (i)    against Parent or Merger Sub in accordance with and pursuant to the terms of this Agreement (including this Section 8.10);

          (ii)   against Parent or Merger Sub for indemnification or expense reimbursement under Section 5.11, Section 5.15(g), Section 7.3(e) or Section 7.3(f);

          (iii)  against the Sponsor under the Limited Guarantee, subject to the terms and limitations thereof;

          (iv)  against the Equity Financing Sources for specific performance of their respective obligations under the Equity Financing Commitments to fund their respective commitments thereunder, subject to the terms and limitations thereof if, and only if, the conditions of Section 8.10(b) have been satisfied; and

          (v)   against Siris Capital Group, LLC under the Confidentiality Agreement, subject to the terms and limitations thereof (the claims described in clauses (i) through (v) collectively, the "Retained Claims").

For the avoidance of doubt, (A) under no circumstances shall the Company be permitted or entitled to receive both (1) a grant of specific performance of the obligation to close contemplated by Section 8.10 that results in the Merger occurring and (2) any money damages, including the Reverse Termination Fee, (B) in no event shall the Company seek equitable relief or to recover money damages from Parent, Merger Sub, Sponsor, the Financing Sources or any other Parent Party in connection with the transactions contemplated by this Agreement other than as expressly set forth in this Section 8.10(c) and (C) in no event shall the Company or any Company Party seek to recover any money damages in excess of the Reverse Termination Fee (and any amounts payable under Section 7.3(f)) from Parent, Merger Sub, Sponsor, the Financing Sources or any other Parent Party; provided, that the Reverse Termination Fee shall not serve as a cap on any indemnification owed by Parent to any Company Party under Section 5.11 or Section 5.15(g)(iii), nor shall any such indemnification amounts reduce the amount of the Reverse Termination Fee.

        Section 8.11    Severability.     Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein; provided, that the parties intend that the remedies and limitations thereon (including limitations on the right to specifically enforce the terms hereof) shall be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any manner that increases the liability of any party (including any Parent Party) or the obligations of any Parent Party hereunder.

        Section 8.12    Waiver of Jury Trial.     EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING THE DEBT FINANCING). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12.

        Section 8.13    Counterparts.     This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

        Section 8.14    Facsimile Signature.     This Agreement may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.

        Section 8.15    No Presumption Against Drafting Party.     Each of Parent, Merger Sub and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

[The remainder of this page is intentionally left blank.]

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

TNS, INC.
By:	/s/ HENRY H. GRAHAM, JR.
	Name:	Henry H. Graham, Jr.
	Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

TRIDENT PRIVATE HOLDINGS I, LLC
By:	/s/ PETER BERGER
	Name:	Peter Berger
	Title:	Chairman
TRIDENT PRIVATE ACQUISITION CORP.
By:	/s/ PETER BERGER
	Name:	Peter Berger
	Title:	Chairman

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TNS, INC.

(a Delaware corporation)

ARTICLE ONE

        The name of the corporation is TNS, Inc. (the "Corporation").

ARTICLE TWO

        The address of the Corporation's registered office in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the registered agent at such address is The Corporation Trust Company.

ARTICLE THREE

        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (as amended, the "DGCL").

ARTICLE FOUR

        The total number of shares of stock which the Corporation has authority to issue is one thousand (1,000) shares of common stock, with a par value of $0.01 per share.

ARTICLE FIVE

        The Corporation is to have perpetual existence.

ARTICLE SIX

        In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to make, alter or repeal the bylaws of the Corporation.

ARTICLE SEVEN

        Meetings of stockholders may be held within or without the State of Delaware, as the bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the Corporation. Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

ARTICLE EIGHT

        To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and agents (and any other persons to which Delaware law permits the Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to the Corporation, its stockholders and others.

        No director of the Corporation shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director shall be liable under Section 174 of the DGCL or any amendment thereto or shall be liable by reason that, in addition to any and all other requirements for such liability, such director (1) shall have breached the director's duty of loyalty to the Corporation or its stockholders, (2) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law, or (3) shall have derived an improper personal benefit. If the DGCL is hereafter amended to authorize the further elimination or limitation of the liability of a director, the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

        Each person who was or is made a party or is threatened to be made a party to or is in any way involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), including any appeal therefrom, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or a direct or indirect subsidiary of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another entity or enterprise, or was a director or officer of a foreign or domestic Corporation which was a predecessor corporation of the Corporation or of another entity or enterprise at the request of such predecessor corporation, shall be indemnified and held harmless by the Corporation, and the Corporation shall advance all expenses incurred by any such person in defense of any such proceeding prior to its final determination, to the fullest extent authorized by the DGCL. In any proceeding against the Corporation to enforce these rights, such person shall be presumed to be entitled to indemnification and the Corporation shall have the burden of proving that such person has not met the standards of conduct for permissible indemnification set forth in the DGCL. Any person serving as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture or other enterprise, at least 50% of whose equity interests are owned by the Corporation shall be conclusively presumed to be serving in such capacity at the request of the Corporation. The rights to indemnification and advancement of expenses conferred by this ARTICLE EIGHT shall be presumed to have been relied upon by the directors and officers of the Corporation in serving or continuing to serve the Corporation and shall be enforceable as contract rights. Said rights shall not be exclusive of any other rights to which those seeking indemnification may otherwise be entitled. The Corporation may, upon written demand presented by a director or officer of the Corporation or of a direct or indirect subsidiary of the Corporation, or by a person serving at the request of the Corporation as a director or officer of another entity or enterprise, enter into contracts to provide such persons with specified rights to indemnification, which contracts may confer rights and protections to the maximum extent permitted by the DGCL, as amended and in effect from time to time.

        If a claim under this ARTICLE EIGHT is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expenses of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce the right to be advanced expenses incurred in defending any proceeding prior to its final disposition where the required undertaking, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the claimant shall be presumed to be entitled to indemnification and the Corporation shall have the burden of proving that the claimant has not met the standards of conduct for permissible indemnification set forth in the DGCL.

        If the DGCL is hereafter amended to permit the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment, the indemnification rights conferred by this ARTICLE EIGHT shall be broadened to the fullest extent permitted by the DGCL, as so amended.

 ARTICLE NINE

        The Corporation expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE TEN

        The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

* * * * *

Annex B

Greenhill & Co., LLC
300 Park Avenue
New York, NY 10022
(212) 389-1500
(212) 389-1700 Fax

CONFIDENTIAL

December 9, 2012

Special Committee of the Board of Directors
TNS, Inc.
11480 Commerce Park Drive, Suite 600 Reston, VA 20191

Members of the Special Committee:

        We understand that TNS, Inc., a Delaware corporation (the "Company"), Trident Private Holdings I, LLC, a Delaware limited liability company ("Parent"), and Trident Private Acquisition Corp., a Delaware corporation and an indirect wholly-owned subsidiary of Parent ("Merger Sub"), propose to enter into an Agreement and Plan of Merger (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Merger Sub with and into the Company, as a result of which the Company will become an indirect whollyowned subsidiary of Parent. In the Merger, each share of common stock, par value $0.001 per share, of the Company (the "Common Stock") issued and outstanding immediately prior to effective time of the Merger, other than shares of Common Stock held in the treasury of the Company, shares of Common Stock owned by any direct or indirect subsidiary of the Company, shares of Common Stock owned, directly or indirectly, by Parent or Merger Sub, and any Dissenting Shares (as such term is defined in the Merger Agreement), shall be converted into the right to receive an amount equal to $21.00 per share in cash (the "Consideration"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement. We understand that Parent is an affiliate of Siris Capital Group, LLC ("Siris").

        You have asked for our opinion as to whether, as of the date hereof, the Consideration to be received by the holders of Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders. We have not been requested to opine as to, and our opinion does not in any manner address, the underlying business decision regarding whether to proceed with or effect the Merger.

        For purposes of the opinion set forth herein, we have:

  1.
  reviewed the final form of the Merger Agreement as of December 9, 2012 and certain related documents;

  2.
  reviewed certain publicly available financial statements of the Company;

  3.
  reviewed certain other publicly available business and financial information relating to the Company that we deemed relevant;

  4.
  reviewed certain information, including financial forecasts and projections and other financial and operating data concerning the Company, prepared by the management of the Company,

    and discussed such information, including the financial forecasts and projections and other data, with senior executives of the Company;

  5.
  discussed the past and present operations and financial condition and the prospects of the Company with senior executives of the Company;

  6.
  reviewed the historical market prices and trading activity for the Common Stock and analyzed its implied valuation multiples;

  7.
  compared the value of the Consideration with that received in certain publicly available transactions that we deemed relevant;

  8.
  compared the value of the Consideration with the trading valuations of certain publicly traded companies that we deemed relevant;

  9.
  compared the value of the Consideration to the valuation derived by discounting projected future cash flows and a terminal value of the business at discount rates we deemed appropriate;

  10.
  compared the value of the Consideration to the valuation derived by performing a hypothetical leveraged buyout analysis to determine the prices at which a financial sponsor might effect a leveraged buyout of the Company;

  11.
  participated in discussions and negotiations among representatives of the Company and its legal and financial advisors and representatives of Parent and its legal and financial advisors; and

  12.
  performed such other analyses and considered such other factors as we deemed appropriate.

        We have assumed and relied upon, without independent verification, the accuracy and completeness of the information publicly available, supplied or otherwise made available to us by representatives and management of the Company for the purposes of this opinion and have further relied upon the assurances of the representatives and management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading in any respect which would impact our analysis. With respect to the financial forecasts and projections of the Company and other data with respect to the Company that have been furnished or otherwise provided to us, we have assumed that such forecasts, projections and other data were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of the Company as to those matters, and we have relied upon such forecasts, projections and other data to perform the analyses utilized in arriving at our opinion. We express no opinion with respect to such forecasts, projections and other data or the assumptions upon which they are based. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. We have assumed that the Merger will be consummated in accordance with the terms set forth in the final form of the Merger Agreement reviewed by us, and without adverse waiver of any material terms or conditions set forth in the Merger Agreement. We have further assumed that all material governmental, regulatory and other consents and approvals necessary for the consummation of the Merger will be obtained without any effect on the Company or the Merger meaningful to our analysis. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion.

        We have acted as financial advisor to the Special Committee of the Board of Directors (the "Special Committee") in connection with the Merger and will receive fees for rendering this opinion to the Special Committee and for other services rendered in connection with the Merger, a portion of which is contingent on the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We have not been engaged by, performed any services for or received any compensation from the Company or any other parties to the Merger (other than (x) any amounts that were paid to us under the letter agreement pursuant to which we were retained as a financial advisor to the Special Committee in connection with the Merger and (y) services performed for the 2011 Special Committee in connection with a potential transaction). In addition, we note for your consideration that a separate group of our firm acted in the past for Siris in connection with the formation and capitalization of its fund, Siris Partners II, which closed in 2012, and was paid a fee for its services.

        It is understood that this letter is for the information of the Special Committee and is rendered to the Special Committee in connection with its consideration of the Merger and may not be used for any other purpose without our prior written consent, except that this opinion may, if required by law, be included in its entirety in any proxy or other information statement or registration statement to be mailed to the stockholders of the Company in connection with the Merger. We are not expressing an opinion as to any aspect of the Merger, other than the fairness to the holders of Common Stock, from a financial point of view, of the Consideration to be received by them. We express no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of the Company, or any class of such persons relative to the Consideration to be received by the holders of the Common Stock of the Company in the Merger or with respect to the fairness of any such compensation. This opinion has been approved by our fairness committee. This opinion is not intended to be and does not constitute a recommendation to the members of the Special Committee or the Board of Directors of the Company as to whether they should recommend or approve the Merger or the Merger Agreement, nor does it constitute a recommendation as to whether the stockholders of the Company should approve or take any other action in respect of the Merger at any meeting of the stockholders convened in connection with the Merger.

        Based on and subject to the foregoing, including the limitations and assumptions set forth herein, we are of the opinion that as of the date hereof the Consideration to be received by the holders of Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Very best regards,
GREENHILL & CO., LLC
By: /s/ LAWRENCE S. CHU Lawrence S. Chu Managing Director

Annex C

§ 262. Appraisal rights

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

          (1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

          (2)   Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)   After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. To adopt the Agreement and Plan of Merger, dated as of December 11, 2012, as it may be amended from time to time, among TNS, Inc., Trident Private Holdings I, LLC, and Trident Private Acquisition Corp. 2. To adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Agreement and Plan of Merger or if a quorum is not present at the special meeting. 3. To approve, by non-binding, advisory vote, certain compensation arrangements for TNS, Inc.'s named executive officers in connection with the merger contemplated by the Agreement and Plan of Merger. 4. To transact any other business that may properly come before the special meeting, or any adjournment or postponement of the special meeting, by or at the direction of the board of directors of TNS, Inc. In their discretion, the proxies are authorized to vote upon such other matters of which TNS, Inc. does not have advance notice that may properly come before the Special Meeting and any and all postponements, recesses or adjournments thereof, and upon matters incidental to the conduct of the Special Meeting and any and all postponements, recesses or adjournments thereof. FOR AGAINST ABSTAIN INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 PM EST on February 14, 2013. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Special Meeting. PROXY VOTING INSTRUCTIONS Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x --------------- ---------------- 00030300300000001000 4 021513 COMPANY NUMBER ACCOUNT NUMBER NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=25362 MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ELECTRONIC ACCESS TO FUTURE DOCUMENTS If you would like to receive future shareholder communications over the internet exclusively, and no longer receive any material by mail, please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.

14475 TNS, INC. This proxy is solicited on behalf of the Board of Directors of TNS, Inc. for the Special Meeting of Stockholders to be held on February 15, 2013 The undersigned stockholder of TNS, Inc. hereby appoints Henry H. Graham, Jr., James T. McLaughlin and Michael R. McCarthy, and each of them acting individually, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of TNS, Inc. Common Stock that the undersigned may be entitled to vote at the Special Meeting of Stockholders to be held on February 15, 2013 at 9:00 a.m. Eastern Time at the Sheraton Reston Hotel located at 11810 Sunrise Valley Drive, Reston, Virginia 20191, and at any and all adjournments, recesses or postponements thereof, as indicated on the reverse side. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted FOR Proposals 1, 2 and 3. This proxy also delegates discretionary authority to vote upon such other matters of which TNS, Inc. does not have advance notice that may properly come before the Special Meeting and any and all postponements, recesses or adjournments thereof, and upon matters incidental to the conduct of the Special Meeting and any and all postponements, recesses or adjournments thereof. (Continued and to be signed on the reverse side.) TNS, INC. Special Meeting of Stockholders Friday, February 15, 2013, at 9:00 a.m. Sheraton Reston Hotel 11810 Sunrise Valley Drive, Reston, Virginia 20191